As filed with the Securities and Exchange Commission on May 14, 2024.

Registration Statement No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

KWESST MICRO SYSTEMS INC.

(Exact name of registrant as specified in its charter)

British Columbia	3080	98-1650180
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

155 Terence Matthews Crescent,
Unit #1, Ottawa, Ontario, K2M 2A8
 (613) 241-1849
(Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

C T Corporation System

1015 15th Street N.W., Suite 1000

Washington, DC 20005

(202) 572-3133

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard Raymer Dorsey & Whitney LLP 161 Bay Street, Unit #4310 Toronto, ON M5J 2S1, Canada (416) 367-7370	Rob Condon Dentons US LLP 1221 Avenue of the Americas New York, NY 10020 (212) 768-6700

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act.

Emerging growth company ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.† ☐

† The term "new or revised financial accounting standard" refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the United States Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION	DATED MAY 14, 2024

Up to 6,105,006 Common Shares

Up to 6,105,006 Pre-funded Warrants

KWESST Micro Systems Inc.

We are offering (the "Offering") common shares, no par value per share (each, a "Common Share") in a firm commitment underwritten offering at an assumed public offering price of USD$0.819 per Common Share.

We are also offering to those purchasers, if any, whose purchase of Common Shares in this Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Shares immediately following the consummation of this Offering, the opportunity to purchase, if the purchaser so chooses, pre-funded warrants to purchase Common Shares at an exercise price of USD$0.001 per share (each a "Pre-funded Warrant").  The purchase price of each Pre-funded Warrant is equal to the price per Common Share being sold to the public in this Offering, minus USD$0.001. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time. For each Pre-funded Warrant we sell, the number of Common Shares we are offering will be decreased on a one-for-one basis. The Offering also includes the Common Shares issuable from time to time upon exercise of the Pre-funded Warrants.

Our Common Shares are listed for trading on the Nasdaq Capital Market (the "Nasdaq") under the stock symbol "KWE", listed for trading on the TSX Venture Exchange (the "TSXV") under the stock symbol "KWE.V", and listed on the Frankfurt Stock Exchange under the stock symbol of "62U". Certain of our outstanding warrants are listed for trading on Nasdaq under the trading symbol "KWESW" and on the TSXV under the trading symbol "KWE.WT.U". We do not intend to apply for the listing of the Pre-funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Pre-funded Warrants will be limited.

On May 9, 2024, the closing price for our Common Shares on Nasdaq was USD$0.819. We have assumed a public offering price of USD$0.819 per Common Share. The actual public offering price per Common Share will not be determined by any particular formula but will rather be determined through negotiations between us and the underwriters at the time of pricing. Therefore, the assumed public offering price used through this Prospectus may not be indicative of the final offering price.

We are an "emerging growth company" and a "foreign private issuer" as defined under United States federal securities laws and elect to comply with reduced public company reporting requirements. Please read Implications of Being an Emerging Growth Company and Foreign Private Issuer Status beginning on page 9 of this Prospectus for more information.

Investing in our securities involves a high degree of risk, including the risk of losing your entire investment. See Risk Factors beginning on page 13 to read about factors you should consider before buying our securities.

Neither the United States Securities and Exchange Commission nor any state securities commission nor any other regulatory body has approved or disapproved of these securities or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Common Share	Per Pre-funded Warrant	Total
Public offering price
Underwriting discounts and commissions(1)
Proceeds to us, before expenses

(1) Underwriting discounts and commissions do not include a non-accountable expense allowance equal to 0.5% of the public offering price payable to the underwriters. We have also agreed to issue warrants to purchase up to 351,037 Common Shares to the representative of the underwriters ("Underwriter Warrants"). See "Underwriting" for a description of compensation payable to the underwriters.

We have granted a 45-day option to the representatives of the underwriters to purchase up to an additional 915,750 Common Shares and/or Pre-funded Warrants or any combination thereof, solely to cover over-allotments, if any.

The underwriters expect to deliver the securities to the investors on or about      , 2024.

ThinkEquity

The date of this Prospectus is      , 2024

ABOUT THIS PROSPECTUS

This Prospectus is part of a registration statement on Form F-1 that we filed with the United States Securities and Exchange Commission (the "SEC"). You should read this Prospectus and the related registration statement carefully. This Prospectus and registration statement contain important information you should consider when making your investment decision.

You should rely only on the information that we have provided in this Prospectus and any applicable prospectus supplement. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Prospectus and any applicable prospectus supplement. You must not rely on any unauthorized information or representation. This Prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this Prospectus and any applicable prospectus supplement is accurate only as of the date on the front of the document, regardless of the time of delivery of this Prospectus, any applicable prospectus supplement, or any sale of a security.

Except as otherwise indicated, references in this Prospectus to "KWESST," "Company," "we," "us" and "our"  refer to KWESST Micro Systems Inc. and its consolidated subsidiaries.

Enforceability of Civil Liabilities

We are incorporated under the laws of British Columbia. Some of our directors and officers, and the experts named in this Prospectus, are residents of Canada or otherwise reside outside of the United States, and all or a substantial portion of their assets, and all or a substantial portion of our assets, are located outside of the United States. We have appointed an agent for service of process in the United States, but it may be difficult for shareholders who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for shareholders who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon our civil liability and the civil liability of our directors, officers and experts under the United States federal securities laws. Furthermore, because substantially all of our assets and substantially all of our directors and officers are located outside the United States, any judgment obtained in the United States against us or any of our directors and officers may not be collectible within the United States. There can be no assurance that United States investors will be able to enforce against us, members of our Board of Directors, officers or certain experts named herein who are residents of Canada or other countries outside the United States, any judgments in civil and commercial matters, including judgments under the federal securities laws.

Market, Industry and Other Data

This Prospectus contains estimates, projections and other information concerning our industry, our business, and the markets for our products. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties, and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. Unless otherwise expressly stated, we obtained this industry, business, market and other data from our own internal estimates and research as well as from reports, research surveys, studies and similar data prepared by market research firms and other third parties, industry, medical and general publications, government data, and similar sources.

In addition, assumptions and estimates of our and our industry's future performance are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in Risk Factors. These and other factors could cause our future performance to differ materially from our assumptions and estimates. See Forward-Looking Statements.

Trademarks

We own or have rights to various trademarks, service marks and trade names that we use in connection with the operation of our business. This Prospectus also contains additional trademarks, trade names and service marks belonging to other companies. Solely for convenience, trademarks, trade names and service marks referred to in this Prospectus may appear without the ®, ™ or SM symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the right of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other parties' trademarks, trade names or service marks to imply, and such use or display should not be construed to imply, a relationship with, or endorsement or sponsorship of us by, these other parties.

Financial Information and Currency

Our financial statements appearing in this Prospectus are prepared in Canadian dollars and in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB"), as described in Note 2 to the unaudited condensed consolidated interim financial statements for the three and six months ended March 31, 2024 ("Q2 Fiscal 2024") and Note 2 to the audited condensed consolidated financial statements for the fiscal year ended September 30, 2023 ("Fiscal 2023"), the fiscal year ended September 30, 2022 ("Fiscal 2022"), and the fiscal year ended September 30, 2021  ("Fiscal 2021").

Unless otherwise indicated, all references in this Prospectus to "dollars" or "CAD" or "$" are to Canadian dollars and all references to "USD" or "USD$" are to United States dollars.

Exchange Rates

The following tables set forth the annual average exchange rates for the year ended September 30, 2023, the year ended September 30, 2022, and the year ended September 30, 2021, and the monthly average exchange rates for each month during the previous twelve months, as supplied by the Bank of Canada. These exchange rates are expressed as one United States dollar converted into Canadian dollars.

Period	Average
Year Ended September 30, 2023	1.3486
Year Ended September 30, 2022	1.2772
Year Ended September 30, 2021	1.2644

Month Ended	Average
April 30, 2024	1.3674
March 31, 2024	1.3541
February 29, 2024	1.3501
January 31, 2024	1.3425
December 31, 2023	1.3431
November 30, 2023	1.3709
October 31, 2023	1.3707
September 30, 2023	1.3535
August 31, 2023	1.3485
July 31, 2023	1.3216
June 30, 2023	1.3288
May 31, 2023	1.3520

The daily average exchange rate on May 9, 2024 as reported by the Bank of Canada for the conversion of USD into CAD was USD$1.00 equals CAD$1.3692.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this Prospectus. This summary does not contain all of the information that may be important to you. You should read and carefully consider the following summary together with the entire Prospectus, including the sections of this Prospectus entitled "Risk Factors" and "Operating and Financial Review and Prospects" and our consolidated financial statements and the related notes included elsewhere in this Prospectus, before deciding to invest in our securities.

Overview of the Company

KWESST Micro Systems Inc. is an early-stage technology company that develops and commercializes next-generation tactical systems for military and security forces and public safety markets.

Our product development has focused on three niche market segments as follows:

Our core mission is to protect and save lives.  At the end of Fiscal 2023, we began to group our offerings for commercialization purposes into Military and Public Safety missions.

KWESST's Military offerings are comprised of:

  Digitization: real-time data sharing at the tactical level, including integration with Battlefield Management Applications ("BMS") including Android Team Awareness Kit ("ATAK") and Team Awareness Kit ("TAK").

  Digitized firing platforms.

  Battlefield Laser Detection Systems ("BLDS").

  Digitized Electro Magnetic Spectrum Operations.

KWESST's Public Safety offerings are comprised of:

  KWESST Lightning™:  leverages the Company's military digitization technology to provide responders to any type of incident with instant onboarding to the mission and TAK-enabled real-time situational awareness software as a service ("SaaS"). KWESST Lightning™ is not yet commercially available.

  Non-Lethal Munitions Systems

    PARA OPS, a next-generation non-lethal system just being introduced to market now.

    ARWEN 37mm system, plus a new 40mm munition.

Strategy

Our strategy is to pursue and win large defense contracts for multi-year revenue visibility with prime defense contractors for next-generation situational awareness, with a particular focus on ATAK applications that can be leveraged to address similar requirements in the Public Safety Market complemented by our proprietary ARWEN and PARA OPSTM  non-lethal products, where it is possible to drive sales and where the sales cycle is typically shorter than the more programmatic defense market.

The following is a summary of our main product and service categories for each business line:

Non-Lethal	Digitization	Counter-Threat

PARA OPS products:

Non-reciprocating devices:

  A single-shot device
  A five-shot device
  12-gauge shotgun (planning stage; not yet commercially available)

Reciprocating devices

  Replica pistol
  AR style rifle

Ammunition

  Blunt / training
  Inert marking powder
  Irritant powder

ARWEN products:

  Single shot 37mm launcher
  Multi-round 37mm launcher
  Baton blunt impact

Products:

  TASCS Indirect Fire Modules System ("TASCS IFM")
  TASCS Networked Observation and Reconnaissance System ("TASCS NORS")
  New T-SAS Tactical Surveillance And Sniper system

Services:

  ATAK Centre of Excellence
  Lightning SaaS for Critical Incident Management System ("CIMS") (not yet commercially available)
Products: BLDS Phantom Electronic Warfare device

Risk Factors

Our business is subject to a number of risks which you should be aware of before making an investment decision. You should carefully consider all of the information set forth in this Prospectus and, in particular, should evaluate the specific factors set forth under "Risk Factors" in deciding whether to invest in our securities. These risks include but are not limited to the following:

• You will experience immediate and substantial dilution as a result of this Offering and may experience additional dilution in the future.

• Management will have broad discretion as to the use of the proceeds from this Offering, and we may not use the proceeds effectively.

• The market price of our Common Shares may be adversely impacted by the release of certain of our securities that are currently escrowed if the holders immediately trade these securities upon release.

• We have limited operating experience as a publicly traded company in the United States.

• We incur significantly increased costs and devote substantial management time as a result of operating as a United States public company.

• Global inflationary pressure may result in lower gross margins on our future product sales if we are unable to pass on the related increase in cost to our customers through an increase in the price of our products.

• We may incur higher costs or unavailability of components, materials and accessories.

• Our inability to comply with Nasdaq's continued listing requirements could result in our Common Shares being delisted, which could affect the market price and liquidity of our securities and reduce our ability to raise capital.

• We are an "emerging growth company," and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our securities less attractive to investors.

• There can be no certainty that we will ever achieve or sustain profitability or positive cash flow from our operating activities.

• Our ability to generate substantial revenue growth, or to sustain any revenue growth that is achieved.

• Reliance on third-party suppliers may create risks related to our potential inability to obtain an adequate supply of components or materials and reduced control over pricing and timing of delivery of components and materials.

• Potential cancellation or loss of customer contracts if we are unable to meet contract performance requirements.

• We will be reliant on information technology systems and may be subject to damaging cyber-attacks.

• Protecting and defending against intellectual property claims may have a material adverse effect on our business.

• Our business is subject to certain risks inherent in international business, including regional conflicts that may impact our operations and may be beyond our control.

• Our directors, officers or members of management may have conflicts of interest and it may not be possible for foreign investors to enforce actions against us, and our directors and officers.

• Our insurance policies may be inadequate to fully protect us from material judgments and expenses.

• Our Common Shares may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares.

• We are subject to extensive government regulation in the United States for our products and may not be able to comply with changes in government policies and legislation.

• Rapidly changing technology and evolving industry standards could result in product obsolescence or short product life cycles.

• If we are unable to satisfy the requirements of Sarbanes-Oxley Act of 2002, as amended ("Sarbanes-Oxley") or our internal controls over financial reporting are not effective, the reliability of our financial statements may be questioned.

      •      We may lose foreign private issuer status in the future, which could result in additional costs and expenses.

Implications of Being an Emerging Growth Company

As a company with less than USD$1.235 billion in revenue for our last fiscal year, we qualify as an "emerging growth company" pursuant to the Jumpstart Our Business Startups Act of 2012, as amended (the "JOBS Act"). An emerging growth company may take advantage of specified reduced reporting and other requirements compared to those that are otherwise applicable generally to public companies. These provisions include:

  reduced executive compensation disclosure;

  exemptions from the requirement to hold a non-binding advisory vote on executive compensation, including golden parachute compensation; and

  an exemption from the auditor attestation requirement under Section 404 of Sarbanes-Oxley ("Section 404") in the assessment of the emerging growth company's internal control over financial reporting.

We will remain an emerging growth company until the earliest of (a) the last day of the fiscal year during which we have total annual gross revenues of at least USD$1.235 billion; (b) the last day of our fiscal year following the fifth anniversary of the completion of this Offering; (c) the date on which we have, during the preceding three-year period, issued more than USD$1.0 billion in non-convertible debt; or (d) the date on which we are deemed to be a "large accelerated filer" under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which would occur if the market value of our Common Shares that are held by non-affiliates exceeds USD$700 million. Once we cease to be an emerging growth company, we will not be entitled to the exemptions provided in the JOBS Act discussed above.

Foreign Private Issuer Status

We are a foreign private issuer within the meaning of the rules under the Exchange Act. As such, we are exempt from certain provisions applicable to United States domestic public companies. For example:

  we are not required to provide as many Exchange Act reports, or as frequently, as a domestic public company;

  for interim reporting, we are permitted to comply solely with our home country requirements, which may be less rigorous than the rules that apply to domestic public companies;

  we are not required to provide the same level of disclosure on certain issues, such as executive compensation;

  we are exempt from provisions of Regulation FD aimed at preventing issuers from making selective disclosures of material information;

  we are not required to comply with the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act; and

  we are not required to comply with Section 16 of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and establishing insider liability for profits realized from any "short-swing" trading transaction.

Corporate Information

We are a corporation domiciled in Canada and were incorporated under the Business Corporations Act (British Columbia) (the "BCBCA") on November 28, 2017. Our registered and head office is located at 2900 - 550 Burrard Street, Vancouver, British Columbia V6C 0A3 and our principal place of business is located at 155 Terence Matthews Crescent, Unit #1, Ottawa, Ontario, Canada, K2M 2A8. Our internet site is https://www.kwesst.com; our telephone number is (613) 319-0537.

The information contained on our website is not incorporated by reference into this Prospectus, and you should not consider any information contained on, or that can be accessed through, our website as part of this Prospectus in deciding whether to purchase Common Shares or Pre-funded Warrants.

Our registered agent in the United States is C T Corporation System, located at 1015 15th Street N.W., Suite 1000 and its telephone number is (202)572-3133.

THE OFFERING

Issuer	KWESST Micro Systems Inc.
Common Shares offered by us	Up to 6,105,006 Common Shares
Pre-funded Warrants offered by us

We are also offering to those purchasers, if any, whose purchase of Common Shares in this Offering would otherwise result in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding Common Shares immediately following the consummation of this Offering, the opportunity to purchase, if the purchaser so chooses, Pre-funded Warrants in lieu of Common Shares.

Each Pre-funded Warrant is exercisable to purchase one Common Share at an exercise price of USD$0.001. The purchase price of each Pre-funded Warrant is equal to the price per Common Share being sold to the public in this Offering, minus USD$0.001. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time.  For each Pre-funded Warrant we sell, the number of Common Shares we are offering will be decreased on a one-for-one basis.

A holder will not have the right to exercise any portion of a Pre-funded Warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or, at the election of the holder prior to issuance, 9.99%) of the number of Common Shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the Pre-funded Warrants. However, any holder may increase or decrease such percentage to any other percentage not in excess of 9.99% upon at least 61 days' prior notice from the holder to us.

This Prospectus also relates to the offering of the Common Shares issuable upon exercise of the Pre-funded Warrants.

Neither Company insiders nor Company affiliates have indicated an intention to purchase Pre-funded Warrants.

Underwriters' over-allotment option

We have granted a 45-day option to the representative of the underwriters, exercisable one or more times in whole or in part, to purchase up to an additional 915,750 Common Shares and/or up to 915,750 Pre-funded Warrants, representing 15% of the Common Shares and Pre-funded Warrants sold in the Offering.

The over-allotment option  purchase price to be paid per additional Common Share or Pre-funded Warrant by the underwriters shall be equal to the public offering price of one Common Share or one Pre-funded Warrant, as applicable, less the underwriting discount.

Common Shares to be outstanding after this Offering(1)	13,692,710 Common Shares, assuming the full exercise of the Pre-funded Warrants (or 14,608,460 Common Shares if the over-allotment option is exercised in full).

Symbol and Listing

Our Common Shares are listed for trading on Nasdaq under the stock symbol "KWE", listed for trading on the TSXV under the stock symbol "KWE.V", and listed on the Frankfurt Stock Exchange under the stock symbol of "62U".

We do not intend to apply for the listing of the Pre-funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Pre-funded Warrants will be limited.

Use of proceeds

We expect to receive approximately USD$4.0 million in net proceeds from the sale of securities offered by us in this Offering, after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us of approximately USD$1.0 million, based on an assumed offering price of USD$0.819 per Common Share.

If the over-allotment option is exercised in full, we will receive total approximate gross proceeds of USD$0.7 million, after deducting estimated underwriting discounts and commissions.

We intend to use the net proceeds from this Offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds from this Offering for acquisitions or strategic investments in complementary businesses or technologies.  We have not allocated specific amounts of net proceeds for any of these purposes.

Lock-up

Our directors and executive officers have agreed with the underwriters to not offer, issue, sell, contract to sell, encumber, grant any option for the sale of or otherwise dispose of any of our securities for a period of ninety (90) from the date of the offering. See Underwriting for additional information.

Risk Factors	Investing in our securities involves a high degree of risk. See Risk Factors in this Prospectus for a discussion of factors you should carefully consider before investing in our securities.

(1) The number of Common Shares shown above to be outstanding after this offering is based on 7,587,704 Common Shares outstanding as of May 9, 2024 and excludes as of such date (USD$ equivalent is based on a conversion rate of CAD$1.3692):

  8,935,239 warrants to purchase 5,583,808 Common Shares at a weighted average exercise price of $5.92 (USD$4.39) per share;

  743,832 pre-funded warrants to purchase 743,382 Common Shares at an exercise price of USD$0.001 per share;

  389,907 Common Shares issuable upon the exercise of outstanding but unexercised stock options to purchase Common Shares, under our Long-Term Performance Incentive Plan as approved by our shareholders on March 31, 2023 ("LTIP") at a weighted average exercise price of $2.80 (USD$2.04) per share;

  3,728 Common Shares issuable upon the conversion of 1,071 restricted stock units ("RSUs") and 2,657 share appreciation rights ("SARs"), under our LTIP;

  Up to 6,105,006 Common Shares issuable upon the exercise of the Pre-funded Warrants; and

  Up to 351,037 Common Shares issuable upon the exercise of Underwriter Warrants.

NON-IFRS FINANCIAL MEASURES

In this Prospectus, we have presented earnings before interest, taxes, depreciation and amortization ("EBITDA") and EBITDA that has been adjusted for the removal of one-time, irregular and nonrecurring items ("Adjusted EBITDA") to provide readers with a supplemental measure of our operating performance and thus highlight trends in our core business that may not otherwise be apparent when relying solely on IFRS financial measures. Management also uses non-IFRS measures, in addition to IFRS financial measures, to understand and compare operating results across accounting periods, for financial and operational decision making, for planning and forecasting purposes, and to evaluate our financial performance. We believe that these non-IFRS financial measures enable us to identify underlying trends in our business that could otherwise by hidden by the effect of certain expenses that we exclude in the calculations of the non-IFRS financial measures.

Accordingly, we believe that these non-IFRS financial measures reflect our ongoing business in a manner that allows for meaningful comparisons and analysis in the business and provides useful information to investors and securities analysts, and other interested parties in understanding and evaluating our operating results, enhancing their overall understanding of our past performance and future prospects.

We caution readers that these non-IFRS financial measures do not replace the presentation of our IFRS financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with IFRS. There are limitations in the use of non-IFRS measures because they do not include all the expenses that must be included under IFRS as well as they involve the exercise of judgment concerning exclusions of items from the comparable non-IFRS financial measure. Furthermore, other peers may use other non-IFRS measures to evaluate their performance, or may calculate non-IFRS measures differently, all of which could reduce the usefulness of our non-IFRS financial measures as tools for comparison.

SUMMARY FINANCIAL DATA

The following tables provide a summary consolidated financial data and should be read in conjunction with our consolidated financial statements, the related notes and other financial information included elsewhere in this Prospectus and the section of this Prospectus entitled Operating and Financial Review and Prospects. We have derived the following selected financial information from our audited consolidated financial statements for Fiscal 2021, 2022, and 2023 as well as from our unaudited condensed consolidated interim financial statements for Q2 Fiscal 2024. As an early-stage company, our historical results will not be indicative of the results to be expected in the future, and the results for any interim period are not necessarily indicative expected in any full year.

($ in thousands, except per share)
Consolidated Statements of Operations and Comprehensive Loss Data	Year ended September 30, 2021	Year ended September 30, 2022	Year ended September 30, 2023	Six months ended March 31, 2023 (Unaudited)	Six months ended March 31, 2024 (Unaudited)
REVENUE	$1,276	$722	$1, 234	$479	$615
Cost of sales	(799)	(537)	1, 426	(268)	(427)
Gross profit	477	185	191	211	188
Gross margin %	37%	25.6%	(15.5%)	44.1%	30.6%
Operating expenses	9,679	10,276	11,914	4,821	5,641
Operating loss	(9,203)	(10,091)	(12, 105)	(4,611)	(5,453)
NET LOSS	(9,315)	(10,520)	(9,306)	(3,435)	(3,939)
Net finance costs	108	506	668	555	75
Depreciation	141	326	953	324	641
Deferred tax recovery	-	(49)	-	-	-
EBITDA LOSS (1)	(9,067)	(9,737)	(7,686)	(2,556)	(3,223)
Non-cash M&A costs (2)	-	-	-	-	-
Share issuance costs	-	-	1,985	1,310	98
Stock-based compensation	2,463	1,960	374	277	124
Professional fees relating to U.S. financing	-	500	-	-	-
Gain on change in fair value of derivative liabilities	-	-	(5,841)	(3,189)	(1,498)
Foreign exchange loss (gain)	4	(29)	98	150	(91)
Loss on disposal	1	-	291	-	-
ADJUSTED EBITDA LOSS (1)	(6,599)	(7,305)	(10,779)	(4,009)	(4,590)
Loss per Common Share, Basic and Diluted, as reported	$14.72	$14.41	$2.28	$1.17	$0.69

(1) EBITDA Loss and Adjusted EBITDA Loss are non-IFRS financial measures. These non-IFRS financial measures do not replace the presentation of our IFRS financial results and should only be used as a supplement to, not as a substitute for, our financial results presented in accordance with IFRS.

(2) M&A means merger and acquisition.

The following as adjusted consolidated statement of financial position as of March 31, 2024, gives effect to (i) the April 2024 Offering (as defined below) and (ii) the April 2024 Offering and the sale by us of 6,105,006 Common Shares (assuming no sale of any Pre-funded Warrants) offered by us in this Prospectus (excluding the underwriters’ over-allotment option), after deducting the estimated underwriting discounts and other offering expenses.

(CAD$ in thousands)
Consolidated Statements of Financial Position Data	March 31, 2024 (Unaudited)	March 31, 2024 As adjusted for the April 2024 Offering (Unaudited)	March 31, 2024 As adjusted for the April 2024 Offering and this Offering (Unaudited)
Cash	$264	$1,031	$6,462
Working capital	(2,179)	(1,412)	4,019
Total assets	6,517	7,284	12,715
Total liabilities	(5,804)	(5,804)	(5,804)
Accumulated deficit	(39,155)	(39,155)	(39,155)
Total shareholders' equity	$712	$1,479	$6,910

RISK FACTORS

There are a number of risks that may have a material and adverse impact on our future operating and financial performance and could cause our operating and financial performance to differ materially from the estimates described in our forward-looking statements. These include widespread risks associated with any form of business and specific risks associated with our business and our involvement in the defense technology industry.

This section describes risk factors identified as being potentially significant to us. In addition, other risks and uncertainties not discussed to date or not known to management could have material and adverse effects on the valuation of our securities, existing business activities, financial condition, results of operations, plans and prospects.

Risks Relating to This Offering

You will experience immediate and substantial dilution as a result of this Offering.

You will incur immediate and substantial dilution as a result of this Offering. After giving effect to the April 2024 Offering and the assumed sale by us of 6,105,006 Common Shares at an assumed public offering price of USD$0.819 per Common Share (assuming no sale of any Pre-funded Warrants in lieu of Common Shares), excluding the exercise of the underwriters’ over-allotment option to purchase additional Common Shares and Pre-funded Warrants, and after deducting underwriting discounts, commissions and estimated offering expenses payable by us, investors in this Offering can expect an immediate dilution of USD$0.559 per Common Share (see Dilution).

In addition, you may experience further dilution (i) if the underwriters exercise their over-allotment option to purchase additional Common Shares and/or Pre-funded Warrants, (ii) upon the exercise of the Underwriter Warrants issued to the underwriter, (iii) upon the exercise of the Pre-Funded Warrants, if applicable, and (iv) upon the exercise of outstanding warrants and options.

Management will have broad discretion as to the use of the proceeds from this Offering and may not use the proceeds effectively.

Our management will have broad discretion as to the use of the net proceeds from any offering by us and could use them for purposes other than those contemplated at the time of this Offering. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

We have limited operating experience as a publicly traded company in the United States.

We have limited operating experience as a publicly traded company in the United States. Although the individuals who now constitute our management team have experience managing a publicly traded company, there is no assurance that the past experience of our management team will be sufficient to operate our company as a publicly traded company in the United States, including timely compliance with the disclosure requirements of the SEC. As an SEC registrant, we are required to maintain internal control systems and procedures in order to satisfy the periodic and current reporting requirements under applicable SEC regulations and comply with the Nasdaq listing standards. These requirements place significant strain on our management team, infrastructure and other resources. In addition, our management team may not be able to successfully or efficiently manage our company as a United States public reporting company that is recently subject to significant regulatory oversight and reporting obligations.

We incur significantly increased costs and devote substantial management time as a result of operating as a United States public company.

As a United States public company, we incur significant legal, accounting and other expenses that we did not incur as a private company or as a Canadian public company. For example, we are subject to the reporting requirements of the Exchange Act and will be required to comply with the applicable requirements of Sarbanes-Oxley and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as rules and regulations subsequently implemented by the SEC and the including the establishment and maintenance of effective disclosure and financial controls and changes in corporate governance practices. Compliance with these requirements increases our legal and financial compliance costs and makes some activities more time-consuming and costly. In addition, management and other personnel need to divert attention from operational and other business matters to devote substantial time to these public company requirements. In particular, we incur significant expenses and devote substantial management effort toward ensuring compliance with the requirements of Section 404, which involves annual assessments of a company’s internal controls over financial reporting. We plan to hire additional accounting and financial staff with appropriate public company experience and technical accounting knowledge and may need to establish an internal audit function.

As a foreign private issuer, we follow certain home country corporate governance practices instead of certain Nasdaq corporate governance requirements applicable to United States domestic companies.

As a foreign private issuer whose securities are listed on Nasdaq, we are permitted to follow certain home country corporate governance practices instead of certain corporate governance requirements of Nasdaq. We follow the TSXV listing rules in respect of private placements instead of Nasdaq requirements to obtain shareholder approval for certain dilutive events (such as issuances that will result in a change of control, certain transactions other than a public offering involving issuances of a 20% or greater interest in us and certain acquisitions of the stock or assets of another company) and the minimum quorum requirement for a shareholders meeting. Under Nasdaq listing rules, the required minimum quorum for a shareholders meeting is 33 1/3% of the outstanding Common Shares. Under Canadian law and pursuant to our notice of articles, a quorum shall be present at a shareholder meeting if two or more holders of Common Shares representing at least 5% of the total number of voting rights attaching to the said Common Shares entitled to be voted at the meeting are present or represented by proxy. Accordingly, our shareholders may not be afforded the same protection as provided under Nasdaq corporate governance rules for domestic issuers.

The Form of Pre-funded Warrant Certificate designates the state and federal courts sitting in the City of New York, Borough of Manhattan as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of Pre-funded Warrants. The forum provision could limit the ability of holders of Pre-funded Warrants to obtain a favorable judicial forum for disputes with the Company.

The Form of Pre-funded Warrant Certificate provides that (i) all questions concerning the construction, validity, enforcement and interpretation of the Pre-funded Warrant shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflict of laws thereof, (ii) all legal proceedings concerning the interpretation, enforcement and defense of the Pre-funded Warrant shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the "New York Courts") and (iii) that each party to the Pre-funded Warrant irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute under the Pre-funded Warrant or in connection therewith or with any transaction contemplated thereby or discussed therein (including with respect to the enforcement of any provision under the Pre-funded Warrant), and irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such New York Courts, or such New York Courts are improper or inconvenient venue for such Proceeding.

Notwithstanding the foregoing, this provision will not apply to suits brought to enforce any liability or duty created by the Securities Act of 1933, as amended (the "Securities Act"), Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum.

Any person or entity purchasing or otherwise acquiring any interest in the Pre-funded Warrants will be deemed to have notice of and to have consented to the forum provisions in the applicable agreement. If any action, the subject matter of which is within the scope the forum provisions of the applicable agreement, is filed in a court other than a court of the State of New York (a "foreign action") in the name of any holder of the Pre-funded Warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the New York Courts in connection with any action brought in any such court to enforce the forum provisions (an "enforcement action"), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder's counsel in the foreign action as agent for such warrant holder.

These forum provisions may limit a warrant holder's ability to bring a claim in a judicial forum that it finds favorable for disputes with the Company, which may discourage such lawsuits. Alternatively, if a court were to find these provisions inapplicable or unenforceable with respect to one or more actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations. See "Description of our Securities" and "Market for our Common Shares."

Risks Relating to Our Business

We are an early-stage company.

We are an early-stage company and as such, we are subject to many risks including under-capitalization, cash shortages, and limitations with respect to personnel, financial and other resources and the lack of revenue. There is no assurance that we will be successful in achieving a return on shareholders' investment and the likelihood of success must be considered in light of our early stage of operations. Our prospects must be considered speculative in light of the risks, expenses, and difficulties frequently encountered by companies in their early stages of operations, particularly in the highly competitive and rapidly evolving markets in which we operate. To attempt to address these risks, we must, among other things, successfully implement our business plan, marketing, and commercialization strategies, respond to competitive developments, and attract, retain, and motivate qualified personnel. A substantial risk is involved in investing in us because, as a smaller commercial enterprise that has fewer resources than an established company, our management may be more likely to make mistakes, and we may be more vulnerable operationally and financially to any mistakes that may be made, as well as to external factors beyond our control.

We currently have negative operating cash flows.

Since inception, we have generated significant negative cash flow from operations, financed in great part through equity financing. There can be no certainty that we will ever achieve or sustain profitability or positive cash flow from our operating activities. In addition, our working capital and funding needs may vary significantly depending upon a number of factors including, but not limited to:

• progress of our manufacturing, licensing, and distribution activities;

• the commercialization of PARA OPS;

• collaborative license agreements with third parties;

• opportunities to license-in beneficial technologies or potential acquisitions;

• potential milestone or other payments that we may make to licensors or corporate partners;

• technological and market consumption and distribution models or alternative forms of proprietary technology for game-changing applications in the military and homeland security market that affect our potential revenue levels or competitive position in the marketplace;

• the level of sales and gross profit;

• costs associated with production, labor, and services costs, and our ability to realize operation and production efficiencies;

• fluctuations in certain working capital items, including product inventory, short-term loans, and accounts receivable, that may be necessary to support the growth of our business; and

• expenses associated with litigation.

There is no guarantee that we will ever become profitable. To date, we have generated limited revenues and a large portion of our expenses are fixed, including expenses related to facilities, equipment, contractual commitments and personnel. With the anticipated commercialization for certain of our product offerings during Fiscal 2024, we expect our net losses from operations will improve. Our ability to generate additional revenues and potential to become profitable will depend largely on the timely productization of our products, coupled with securing timely, cost-effective outsourced manufacturing arrangements and marketing our products. There can be no assurance that any such events will occur or that we will ever become profitable. Even if we achieve profitability, we cannot predict the level of such profitability. If we sustain losses over an extended period of time, we may be unable to continue our business.

Global inflationary pressure may have an adverse impact on our gross margins and our business.

Since December 31, 2021, we have experienced increases in global inflation, resulting in an increase in cost for some of the raw materials (batons / custom chemicals and casings) that we source to manufacture the ammunition for our ARWEN launchers. However, this increase in cost had a small negative impact to the overall gross margin earned from the sales of ARWEN ammunition.

As we are not yet in the production phase for digitization and counter-threat business lines, we do not currently procure large volume of raw materials and therefore the current inflation is negligible for these business lines except for labor costs relating to research and development ("R&D") activities. During Fiscal 2023, we incurred significant payroll cost increases for some of our employees in order to retain and hire engineers given the strong local demand for experienced software and hardware engineers.  While we believe we will be able to pass on this inflation cost to our prospect military customers, there is no assurance that we will succeed.  Accordingly, continued inflationary pressure may have an adverse impact on our gross margins and could have a material adverse effect on our business, financial condition, results of operations or cash flows.

We may not be able to successfully execute our business plan.

The execution of our business plan poses many challenges and is based on a number of assumptions. We may not be able to successfully execute our business plan. If we experience significant cost overruns, or if our business plan is more costly than we anticipate, certain activities may be delayed or eliminated, resulting in changes or delays to our current plans. Also, we may be compelled to secure additional funding (which may or may not be available or available at conditions unfavorable to us) to execute our business plan. We cannot predict with certainty our future revenues or results from our operations. If the assumptions on which our revenues or expenditures forecasts are based change, the benefits of our business plan may change as well. In addition, we may consider expanding our business beyond what is currently contemplated in our business plan. Depending on the financing requirements of a potential business expansion, we may be required to raise additional capital through the issuance of equity or debt. If we are unable to raise additional capital on acceptable terms, we may be unable to pursue a potential business expansion.

A significant portion of our revenues are non-recurring.

A significant portion of our revenue for Fiscal 2023 is prior to commercialization of our significant projects and is considered to be non-recurring. We have significantly reduced our reliance on non-recurring revenues during Fiscal 2023 with the Arwen business line, the hiring of Directorate Land Command Systems Program Management Software Engineering Facility ("DSEF") resources, the ramp up of the Para Ops division and the monthly Ground Search And Rescue services.

There is uncertainty with respect to our revenue growth.

There can be no assurance that we can generate substantial revenue growth, or that any revenue growth that is achieved can be sustained. Revenue growth that we have achieved or may achieve may not be indicative of future operating results. In addition, we may further increase our operating expenses in order to fund higher levels of research and development, increase our sales and marketing efforts and increase our administrative resources in anticipation of future growth. To the extent that increases in such expenses precede or are not subsequently followed by increased revenues, our business, operating results and financial condition will be materially adversely affected.

We may not be able to fully develop our products, which could prevent us from ever becoming profitable.

If we experience difficulties in the development process, such as capacity constraints, quality control problems or other disruptions, we may not be able to fully develop market-ready commercial products at acceptable costs, which would adversely affect our ability to effectively enter the market. A failure by us to achieve a low-cost structure through economies of scale or improvements in manufacturing processes would have a material adverse effect on our commercialization plans and our business, prospects, results of operations and financial condition.

We may experience delays in product sales due to marketing and distribution capabilities.

In order to successfully commercialize our products, we must continue to develop our internal marketing and sales force with technical expertise and with supporting distribution capabilities or arrange for third parties to perform these services. In order to successfully commercialize any of our products, we must have an experienced sales and distribution infrastructure. The continued development of our sales and distribution infrastructure will require substantial resources, which may divert the attention of our management and key personnel and defer our product development and commercialization efforts. To the extent that we enter into marketing and sales arrangements with other companies, our revenues will depend on the efforts of others.

Additionally, in marketing our products, we would likely compete with companies that currently have extensive and well-funded marketing and sales operations. Despite marketing and sales efforts, we may be unable to compete successfully against these companies. We may not be able to do so on favorable terms.

In the event we fail to develop substantial sales, marketing and distribution channels, or to enter into arrangements with third parties for those purposes, we will experience delays in product sales, which could have a material adverse effect on prospects, results of operations, financial condition and cash flows.

There is no assurance that our products will be accepted in the marketplace or that we will turn a profit or generate immediate revenues.

There is no assurance as to whether our products will be accepted in the marketplace. While we believe our products address customer needs, the acceptance of our products may be delayed or not materialize. We have incurred and anticipate incurring substantial expenses relating to the development of our products, the marketing of our products and initial operations of our business. Our revenues and possible profits will depend upon, among other things, our ability to successfully market our products to customers. There is no assurance that revenues and profits will be generated.

Strategic alliances may not be achieved or achieve their goals.

To achieve a scalable operating model with minimal capital expenditures, we plan to rely upon strategic alliances with Original Equipment Manufacturers ("OEMs") for the manufacturing and distribution of our products. There can be no assurance that such strategic alliances can be achieved or will achieve their goals.

We are dependent on key suppliers for our ARWEN product line.

We are only able to purchase certain key components of our products from a limited number of suppliers for our ARWEN product line within our non-lethal business line. As of the date of this Prospectus, we do not have any commercial or financial contracts with any key suppliers who we have procured raw materials from.  Procurement is done in the form of individual, non-related standard purchase orders. As a result, there is no contract in place to ensure sufficient quantities are available timely on favorable terms and consequently this could result in possible lost sales or uncompetitive product pricing.

We may incur higher costs or unavailability of components, materials and accessories.

As we expect to commercialize certain of our product lines in Fiscal 2024, we may depend on certain domestic and international suppliers for the delivery of components and materials used in the assembly of our products and certain accessories including ammunition, used with our products. Further, any reliance on third-party suppliers may create risks related to our potential inability to obtain an adequate supply of components or materials and reduced control over pricing and timing of delivery of components and materials. We currently have no long-term agreements with any of our suppliers and there is no guarantee the supply will not be interrupted.

In light of the current global supply chain challenges caused by Russia's invasion of Ukraine, components used in the manufacture of our products may be delayed, become unavailable or discontinued. Any delays may take weeks or months to resolve. Further, parts obsolescence may require us to redesign our product to ensure quality replacement components. While we have not been impacted significantly from the above events to date, there is no assurance that we will not experience significant setback in operations if the global supply chain challenges worsen or continue to persist for a longer period of time.  Accordingly, supply chain delays could cause significant delays in manufacturing and loss of sales, leading to adverse effects significantly impacting our financial condition or results of operations.

Additionally, our shipping costs and the timely delivery of our products could be adversely impacted by a number of factors which could reduce the profitability of our operations, including: higher fuel costs, potential port closures, customs clearance issues, increased government regulation or changes for imports of foreign products into Canada, delays created by terrorist attacks or threats, public health issues and pandemics and epidemics, national disasters or work stoppages, and other matters. Any interruption of supply for any material components of our products could significantly delay the shipment of our products and have a material adverse effect on our revenues, profitability, and financial condition.

We rely upon a limited number of third parties for manufacturing, shipping, transportation, logistics, marketing and sales of our products.

We rely on third parties to ship, transport, and provide logistics for our products. Further, we plan on relying on third parties to manufacture, market and sell our PARA OPS system products. Our dependence on a limited number of third parties for these services leaves us vulnerable due to our need to secure these parties' services on favorable terms. Loss of, or an adverse effect on, any of these relationships or failure of any of these third parties to perform as expected could have a material and adverse effect on our business, sales, results of operations, financial condition, and reputation.

We may be subject to product liability proceedings or claims.

We may be subject to proceedings or claims that may arise in the ordinary conduct of the business, which could include product and service warranty claims, which could be substantial. Product liability for us is a major risk as some of our products will be used by military personnel in theaters-of-war (for the Tactical and Counter-Threat product offerings) and by consumers and law enforcement (for the non-lethal systems). The occurrence of product defects due to non-compliance of our manufacturing specifications and the inability to correct errors could result in the delay or loss of market acceptance of our products, material warranty expense, diversion of technological and other resources from our product development efforts, and the loss of credibility with customers, manufacturers' representatives, distributors, value-added resellers, systems integrators, OEMs and end-users, any of which could have a material adverse effect on our business, operating results and financial conditions. To mitigate product liability risk, our products will be sold with a liability disclaimer for misuse of the product.

If we are unable to successfully design and develop or acquire new products, our business may be harmed.

To maintain and increase sales we must continue to introduce new products and improve or enhance our existing products or new products. The success of our new and enhanced products depends on many factors, including anticipating consumer preferences, finding innovative solutions to consumer problems or acquiring new solutions through mergers and acquisitions, differentiating our products from those of our competitors, and maintaining the strength of our brand. The design and development of our products as well as acquisitions of other businesses.

Our business could be harmed if we are unable to accurately forecast demand for our products or our results of operations.

To ensure adequate inventory supply, we forecast inventory needs and often place orders with our manufacturers before we receive firm orders from our retail partners or customers. If we fail to accurately forecast demand, we may experience excess inventory levels or a shortage of products.

If we underestimate the demand for our products, we or our suppliers may not be able to scale to meet our demand, and this could result in delays in the shipment of our products and our failure to satisfy demand, as well as damage to our reputation and retail partner relationships. If we overestimate the demand for our products, we could face inventory levels in excess of demand, which could result in inventory write-downs or write-offs and the sale of excess inventory at discounted prices, which would harm our gross margins. In addition, failures to accurately predict the level of demand for our products could cause a decline in sales and harm our results of operations and financial condition.

In addition, we may not be able to accurately forecast our results of operations and growth rate. Forecasts may be particularly challenging as we expand into new markets and geographies and develop and market new products for which we have no or limited historical data. Our historical sales, expense levels, and profitability may not be an appropriate basis for forecasting future results. Our lack of historical data related to new products makes it particularly difficult to make forecasts related to such products. These effects are expected to last through the remainder of the pandemic. Pandemic related variances require a very quick pivot and adjustments to the supply chain, production and marketing. If we are unable to make these changes quickly or at all our inventory, production and sales may be materially affected.

Failure to accurately forecast our results of operations and growth rate could cause us to make poor operating decisions that we may not be able to correct in a timely manner. Consequently, actual results could be materially different than anticipated. Even if the markets in which we compete expand, we cannot assure you that our business will grow at similar rates, if at all.

Undetected flaws may be discovered in our products.

There can be no assurance that, despite testing by us, flaws will not be found in our products and services, resulting in loss of, or delay in, market acceptance. We may be unable, for technological or other reasons, to introduce products and services in a timely manner or at all in response to changing customer requirements. In addition, there can be no assurance that while we are attempting to finish the development of our technologies, products and services, a competitor will not introduce similar or superior technologies, products and services, thus diminishing our advantage, rendering our technologies, products and services partially or wholly obsolete, or at least requiring substantial re-engineering in order to become commercially acceptable. Failure by us to maintain technology, product and service introduction schedules, avoid cost overruns and undetected errors, or introduce technologies, products and services that are superior to competing technologies, products and services would have a materially adverse effect on our business, prospects, financial condition, and results of operations.

We will be reliant on information technology systems and may be subject to damaging cyber-attacks.

We use third parties for certain hardware, software, telecommunications and other information technology ("IT") services in connection with our operations. Our operations depend, in part, on how well we and our suppliers protect networks, equipment, IT systems and software against damage from a number of threats, including, but not limited to, cable cuts, damage to physical plants, natural disasters, intentional damage and destruction, fire, power loss, hacking, computer viruses, vandalism and theft. Our operations also depend on the timely maintenance, upgrade and replacement of networks, equipment, IT systems and software, as well as pre-emptive expenses to mitigate the risks of failures. Any of these and other events could result in information system failures, delays and/or increase in capital expenses. The failure of information systems or a component of information systems could, depending on the nature of any such failure, adversely impact our reputation and results of operations. Moreover, failure to meet the minimum cybersecurity requirements for defense contracts may disqualify us from participating in the tendering process. To date, we have not experienced any losses relating to cyber-attacks or other information security breaches, but there can be no assurance that we will not incur such losses in the future. Our risk and exposure to these matters cannot be fully mitigated because of, among other things, the evolving nature of these threats. As a result, cybersecurity and the continued development and enhancement of controls, processes and practices designed to protect systems, computers, software, data and networks from attack, damage or unauthorized access is a priority. As cyber threats continue to evolve, we may be required to expend additional resources to continue to modify or enhance protective measures or to investigate and remediate any security vulnerabilities.

In certain circumstances, our reputation could be damaged.

Damage to our reputation can be the result of the actual or perceived occurrence of any number of events, and could include any negative publicity, whether true or not. Reputational risk for us is a major risk as some of our products will be used by military personnel in theaters-of-war or by law enforcement personnel. The increased usage of social media and other web-based tools used to generate, publish and discuss user-generated content and to connect with other users has made it increasingly easier for individuals and groups to communicate and share opinions and views regarding us and our activities, whether true or not. Although we believe that we operate in a manner that is respectful to all stakeholders and that we take care in protecting our image and reputation, we do not ultimately have direct control over how we are perceived by others. Reputational loss may result in decreased investor confidence, increased challenges in developing and maintaining community relations and an impediment to our overall ability to advance our projects, thereby having a material adverse impact on financial performance, financial condition, cash flows and growth prospects.

Our results of operations are difficult to predict and depend on a variety of factors.

There is no assurance that the production, technology acquisitions, and the commercialization of proprietary technology for game-changing applications in the military, security forces and personal defense markets will be managed successfully. Any inability to achieve such commercial success could have a material adverse effect on our business, financial condition, operating results, liquidity, and prospects. In addition, the comparability of results may be affected by changes in accounting guidance or changes in our ownership of certain assets. Accordingly, the results of operations from year to year may not be directly comparable to prior reporting periods. As a result of the foregoing and other factors, the results of operations may fluctuate significantly from period to period, and the results of any one period may not be indicative of the results for any future period.

Protecting and defending against intellectual property claims may have a material adverse effect on our business.

Our ability to compete depends, in part, upon successful protection of our intellectual property. While we have some patents and trademarks, we also rely on trade secrets to protect our technology, which is inherently risky. Going forward, we will attempt to protect proprietary and intellectual property rights to our technologies through available copyright and trademark laws, patents and licensing and distribution arrangements with reputable international companies in specific territories and media for limited durations. Despite these precautions, existing copyright, trademark and patent laws afford only limited practical protection in certain countries where we distribute our products. As a result, it may be possible for unauthorized third parties to copy and distribute our products or certain portions or applications of our intended products, which could have a material adverse effect on our business, financial condition, operating results, liquidity, and prospects.

Litigation may also be necessary to enforce our intellectual property rights, to protect our trade secrets, or to determine the validity and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Any such litigation, infringement or invalidity claims could result in substantial costs and the diversion of resources and could have a material adverse effect on our business, financial condition, operating results, liquidity, and prospects.

We face risks from doing business internationally.

Our commercialization strategies for our products include sales efforts outside Canada and deriving revenues from international sources. As a result, our business is subject to certain risks inherent in international business, many of which are beyond our control.

These risks may include:

• laws and policies affecting trade, investment and taxes, including laws and policies relating to the repatriation of funds and withholding taxes, and changes in these laws;

• anti-corruption laws and regulations such as the Foreign Corrupt Practices Act that impose strict requirements on how we conduct our foreign operations and changes in these laws and regulations;

• changes in local regulatory requirements, including restrictions on content and differing cultural tastes and attitudes;

• international jurisdictions where laws are less protective of intellectual property and varying attitudes towards the piracy of intellectual property;

• financial instability and increased market concentration of buyers in foreign markets;

• the instability of foreign economies and governments;

• fluctuating foreign exchange rates;

• the spread of communicable diseases in such jurisdictions, which may impact business in such jurisdictions; and

• war and acts of terrorism.

Events or developments related to these and other risks associated with international trade could adversely affect our revenues from non-Canadian sources, which could have a material adverse effect on our business, financial condition, operating results, liquidity, and prospects. Protection of electronically stored data is costly and if our data is compromised in spite of this protection, we may incur additional costs, lost opportunities, and damage to our reputation.

We maintain information in digital form as necessary to conduct our business, including confidential and proprietary information and personal information regarding our employees.

Data maintained in digital form is subject to the risk of intrusion, tampering, and theft. We develop and maintain systems to prevent this from occurring, but it is costly and requires ongoing monitoring and updating as technologies change and efforts to overcome security measures become more sophisticated. Moreover, despite our efforts, the possibility of intrusion, tampering, and theft cannot be eliminated entirely, and risks associated with each of these acts remain. In addition, we provide confidential information, digital content and personal information to third parties when it is necessary to pursue business objectives. While we obtain assurances that these third parties will protect this information and, where appropriate, monitor the protections employed by these third parties, there is a risk that data systems of these third parties may be compromised. If our data systems or data systems of these third parties are compromised, our ability to conduct our business may be impaired, we may lose profitable opportunities or the value of those opportunities may be diminished and we may lose revenue as a result of unlicensed use of our intellectual property. A breach of our network security or other theft or misuse of confidential and proprietary information, digital content or personal employee information could subject us to business, regulatory, litigation, and reputation risk, which could have a materially adverse effect on our business, financial condition, and results of operations.

Our success depends on management and key personnel.

Our success depends largely upon the continued services of our executive officers and other key employees. From time to time, there may be changes in our executive management team resulting from the hiring or departure of executives, which could disrupt our business. If we are unable to attract and retain top talent, our ability to compete may be harmed. Our success is also highly dependent on our continuing ability to identify, hire, train, retain and motivate highly qualified personnel. Competition for highly skilled executives and other employees is high in our industry, especially from larger and better capitalized defense and security companies. We may not be successful in attracting and retaining such personnel. Failure to attract and retain qualified executive officers and other key employees could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.

Our directors, officers or members of management may have conflicts of interest.

Certain of our directors, officers, and other members of management serve (and may in the future serve) as directors, officers, and members of management of other companies and therefore, it is possible that a conflict may arise between their duties as one of our directors, officers or members of management and their duties as a director, officer or member of management of such other companies. Our directors and officers are aware of the existence of laws governing accountability of directors and officers for corporate opportunity and requiring disclosures by directors of conflicts of interest and we will rely upon such laws in respect of any directors' and officers' conflicts of interest or in respect of any breaches of duty by any of our directors or officers. All such conflicts will be disclosed by such directors or officers in accordance with the BCBCA and they will govern themselves in respect thereof to the best of their ability in accordance with the obligations imposed upon them by law.

It may not be possible for foreign investors to enforce actions against us, and our directors and officers.

We are a corporation organized under the laws of the Province of British Columbia and our Canadian subsidiaries are organized under the laws of the Province of Ontario and our United States subsidiaries are organized under the laws of Delaware. All of our directors and executive officers reside principally in Canada. Because all or a substantial portion of our assets and the assets of these persons are located in Canada, it may not be possible for foreign investors, including United States investors, to effect service of process from outside of Canada upon us or those persons, or to realize in the United States upon judgments of United States courts predicted upon civil liabilities under the Exchange Act or other United States laws. Furthermore, it may not be possible to enforce against us foreign judgments obtained in courts outside of Canada based upon the civil liability provisions of the securities laws or other laws in those jurisdictions.

The loss of services of members of our management team may have a material adverse effect on our business, financial condition, and results of operations.

Our success depends in large part upon the continued service of key members of our management team. Because we do not maintain "key person" life insurance on any of our executive officers, employees or consultants, any delay in replacing such persons, or an inability to replace them with persons of similar expertise, may have a material adverse effect on our business, financial condition, and results of operations.

Our internal computer systems are vulnerable to damage and failure.

Despite the implementation of security measures and backup storage, our internal computer systems are vulnerable to damage from computer viruses, unauthorized access, natural disasters, terrorism, war, and telecommunication and electrical failure. Any system failure, accident or security breach that causes interruption in our operations could result in a material disruption of our projects. To the extent that any disruption or security breach results in a loss or damage to our data or applications, or inappropriate disclosure of confidential or proprietary information, we may incur liability as a result. In addition, our technology program may be adversely affected and the further development of our technology may be delayed. We may also incur additional costs to remedy the damages caused by these disruptions or security breaches.

Business interruptions could adversely affect our operations.

Our operations are vulnerable to outages and interruptions due to fire, floods, power loss, telecommunications failures, and similar events beyond our control. Although we have developed certain plans to respond in the event of a disaster, there can be no assurance that they will be effective in the event of a specific disaster. Any losses or damages incurred by us could have a material adverse effect on our business and results of operations.

We are subject to risks associated with possible acquisitions, licensing, business combinations, or joint ventures.

While to date we have mainly focused on developing our own products, from time to time, we could be engaged in discussions and activities with respect to possible business and/or technology acquisitions or licensing, sale of assets, business combinations, or joint ventures with the view of either complementing or expanding our internally developed products. These acquisitions and licensing activities are not crucial to our long-term business success. The anticipated benefit from any of the transactions we may pursue may not be realized as expected. Regardless of whether any such transaction is consummated, the negotiation of a potential transaction and the integration of the acquired business or technology, acquired or licensed, could incur significant costs and cause diversion of management's time and resources. Any such transaction could also result in impairment of goodwill and other intangibles, development write-offs, and other related expenses. Such transactions may pose challenges in the consolidation and integration of information technology, accounting systems, personnel, and operations. We may have difficulty managing the combined entity in the short term if we experience a significant loss of management personnel during the transition period after a significant acquisition. We may also have difficulty managing the product development and commercialization following a technology acquisition or licensing. No assurance can be given that expansion, licensing or acquisition opportunities will be successful, completed on time, or that we will realize expected operating efficiencies, cost savings, revenue enhancements, synergies or other benefits. Any of the foregoing could have a material adverse effect on our business, financial condition, operating results, liquidity, and prospects.

Claims against us relating to any acquisition, licensing or business combination may necessitate seeking claims against the seller for which the seller may not indemnify us or that may exceed the seller's or licensor's indemnification obligations.

There may be liabilities assumed in any technology acquisition or licensing or business combination that we did not discover or that we underestimated in the course of performing our due diligence. Although a seller or licensor generally will have indemnification obligations to us under a licensing, acquisition or merger agreement, these obligations usually will be subject to financial limitations, such as general deductibles and maximum recovery amounts, as well as time limitations. There is no assurance that our right to indemnification from any seller or licensors will be enforceable, collectible or sufficient in amount, scope or duration to fully offset the amount of any undiscovered or underestimated liabilities that we may incur. Any such liabilities could have a material adverse effect on our business, financial condition, operating results, liquidity, and prospects.

Growth may cause pressure on our management and systems.

Our future growth may cause significant pressure on our management, and our operational, financial, and other resources and systems. Our ability to manage our growth effectively will require that we implement and improve our operational, financial, manufacturing, and management information systems, hire new personnel and then train, manage, and motivate these new employees. These demands may require the hiring of additional management personnel and the development of additional expertise within the existing management team. Any increase in resources devoted to production, business development, and distribution efforts without a corresponding increase in our operational, financial, and management information systems could have a material adverse effect on our business, financial condition, and results of operations.

We may infringe intellectual property rights of third parties.

For certain of our product lines, we have elected to protect our technology and products as trade secrets as opposed to seeking patent protection. We may, in future, elect to seek patent protection for some of our future products. While we believe that our products and other intellectual property do not infringe upon the proprietary rights of third parties, our commercial success depends, in part, upon us not infringing intellectual property rights of others. A number of our competitors and other third parties have been issued or may have filed patent applications or may obtain additional patents and proprietary rights for technologies similar to those utilized by us. Some of these patents may grant very broad protection to the owners of the patents. While we have engaged external intellectual property legal counsels to undertake an extensive review of existing third-party patents and prepare our patent applications for some of our products (see Business Overview), there is no assurance that their reviews and conclusion will not prevail if challenged by a third party of an alleged infringement of their intellectual properties. We may become subject to claims by third parties that our technology infringes their intellectual property rights due to the growth of products in our target markets, the overlap in functionality of those products and the prevalence of products. We may become subject to these claims either directly or through indemnities against these claims that we provide to end-users, manufacturer's representatives, distributors, value-added resellers, system integrators and original equipment manufacturers. Litigation may be necessary to determine the scope, enforceability and validity of third-party proprietary rights or to establish our proprietary rights. Some of our competitors have, or are affiliated with companies having, substantially greater resources than we and these competitors may be able to sustain the costs of complex intellectual property litigation to a greater degree and for a longer period of time than us. Regardless of their merit, any such claims could be time consuming to evaluate and defend, result in costly litigation, cause product shipment delays or stoppages, divert management's attention and focus away from the business, subject us to significant liabilities and equitable remedies, including injunctions, require that we enter into costly royalty or licensing agreements and require that we modify or stop using infringing technology.

We may be prohibited from developing or commercializing certain technologies and products unless we obtain a license from a third party. There can be no assurance that we will be able to obtain any such license on commercially favorable terms or at all. If we do not obtain such a license, we could be required to cease the sale of certain of our products.

Risks Relating to Our Industry

The following risks relate specifically to Digitization and Counter-Threat business lines:

We are subject to extensive government regulation in the United States for our products designed for the military market.

Our customers in the United States are global defense contractors and they are subject to various United States government regulations which some may be passed on to us in order for them to be compliant. The most significant regulations and regulatory authorities that may affect our future business include the following:

• the Federal Acquisition Regulations and supplemental agency regulations, which comprehensively regulate the formation and administration of, and performance under, United States government contracts;

• the Truth in Negotiations Act, which requires certification and disclosure of all factual cost and pricing data in connection with contract negotiations;

• the False Claims Act and the False Statements Act, which impose penalties for payments made on the basis of false facts provided to the government and on the basis of false statements made to the government, respectively;

• the Foreign Corrupt Practices Act, which prohibits United States companies from providing anything of value to a foreign official to help obtain, retain or direct business, or obtain any unfair advantage; and

• laws, regulations and executive orders restricting the use and dissemination of information classified for national security purposes or determined to be "controlled unclassified information" and the exportation of certain products and technical data.

Our failure to comply with applicable regulations, rules and approvals; changes in the United States government's interpretation of such regulations, rules and approvals as have been and are applied to our contracts, proposals or business or misconduct by any of our employees could result in the imposition of fines and penalties, the loss of security clearances, a decrease in profitability, or the loss of our subcontract contracts with United States defense contractors generally, any of which could harm our business, financial condition and results of operations.

A decline in the United States, Canadian and other government budgets, changes in spending or budgetary priorities, or delays in contract awards may significantly and adversely affect our future revenue.

Since inception, except for Fiscal 2022, most of our revenue was driven by contracts from the United States government, through United States prime defense contractors. Our results of operations could be adversely affected by government spending caps or changes in government budgetary priorities, as well by delays in the government budget process, program starts, or the award of contracts or orders under existing contracts. As a result, the market for our military solutions may be impacted due to shifts in the political environment and changes in the government and agency leadership positions under any new United States administration. If annual budget appropriations or continuing resolutions are not enacted in a timely fashion, we could face a continuing resolution in the United States or government shutdown, which could adversely impact our business and our ability to receive timely payment from United States government entities or partners on future contracts.

United States government contracts are generally not fully funded at inception and contain certain provisions that may be unfavorable to us.

We have entered into defense contracts with United States prime defense contractors, which it in turns transact directly with the United States government.

United States government contracts typically involve long lead times for design and development and are subject to significant changes in contract scheduling. Congress generally appropriates funds on a fiscal year basis even though a program may continue for several years. Consequently, programs are often only partially funded initially, and additional funds are committed only as Congress makes further appropriations. The termination or reduction of funding for a government program would result in a loss of anticipated future revenue attributable to that program. In addition, United States government contracts generally contain provisions permitting termination, in whole or in part, at the government's convenience or for contractor default.

The actual receipt of revenue on future awards subcontracted to us may never occur or may change because a program schedule could change or the program could be cancelled, or a contract could be reduced, modified or terminated early.

While we had no outstanding United States government contracts (directly or indirectly) as of the date of this Prospectus, we are exposed to the above risk for future United States government related contracts.

We may not be able to comply with changes in government policies and legislation.

The manufacture, sale, purchase, possession and use of weapons, ammunitions, firearms, and explosives are subject to federal, provincial and foreign laws. If such regulation becomes more expansive in the future, it could have a material adverse effect on our business, operating results, financial condition, and cash flows. New legislation, regulations, or changes to or new interpretations of existing regulation could impact our ability to manufacture or sell our products and our projectiles, or limit their market, which could impact our cost of sales and demand for our products. Similarly changes in laws related to the domestic or international use of chemical irritants by civilians or law enforcement could impact both our cost of sales and the size of our reachable market.

We may be subject, both directly and indirectly, to the adverse impact of existing and potential future government regulation of our products, technology, operations, and markets. For example, the development, production, exportation, importation, and transfer of our products and technology is subject to Canadian and provincial laws. Further, as we plan to conduct business in the United States, we will also be subject to United States and foreign export control, sanctions, customs, import and anti-boycott laws and regulations, including the Export Administration Regulations (the "EAR") (collectively, "Trade Control Laws"). If one or more of our products or technology, or the parts and components we buy from others, is or become subject to the International Traffic in Arms Regulations (the "ITAR") or national security controls under the EAR, this could significantly impact our operations, for example by severely limiting our ability to sell, export, or otherwise transfer our products or technology, or to release controlled technology to foreign person employees or others in the United States or abroad. We may not be able to retain licenses and other authorizations required under the applicable Trade Control Laws. The failure to satisfy the requirements under the Trade Control Laws, including the failure or inability to obtain necessary licenses or qualify for license exceptions, could delay or prevent the development, production, export, import, and/or in-country transfer of our products and technology, which could adversely affect our revenues and profitability.

Failure by us, our employees, or others working on our behalf to comply with the applicable government policies and regulations could result in administrative, civil, or criminal liabilities, including fines, suspension, debarment from bidding for or performing government contracts, or suspension of our export privileges, which could have a material adverse effect on us.

The following risk relates specifically to our ARWEN and PARA OPS business line of non-lethal products:

We will be subject to regulation in the United States for our non-lethal systems.

While our PARA OPS devices are designed to be non-lethal (based on the kinetic energy of the projectiles), we have elected to self-classify these as a form of a firearm under the United States Bureau of Alcohol, Tobacco and Firearms ("ATF") rules and regulations because we use pyrotechnic based primers in our proprietary ammunition cartridges. We have also self-classified our .67 caliber PARA OPS device as not only a firearm, but also as a "destructive device" in accordance with the ATF regulations. We intend to maintain this self-classification under ATF regulations until such time as we have found an alternative for primers (i.e., a non-pyrotechnic gas generator) to launch our projectiles, and thereby avoid being subject to ATF regulations. We are currently reviewing an alternative to replace the primer with actuator technology that is in the developmental phase and accordingly, there is no assurance that we will succeed and consequently the replacement of the primer may adversely affect our future revenues and related results of operations, business, prospects, and financial condition.  Further, in the event we have implemented an alternative to replace the primer and then self-classify our PARA OPS devices as "non-firearm", there is no assurance that the ATF may not contest our self-classification, which could result in discontinuing sales to consumers with no firearm license where required by state law. Accordingly, this could also adversely affect our future revenues and related results of operations, business, prospects, and financial condition.

Because our business model relies on outsourced production, we have no plans of becoming a firearm manufacturer in the United States but rather to continue to partner with an FFL manufacturer for the production and distribution of our PARA OPS products. Accordingly, post commercialization in the United States the burden to comply with ATF rules and regulations applicable to the manufacturing and distribution process will be with our FFL business partners.  Our primary risk of governmental interruption of manufacturing and distribution therefore lies within the operations and attendant internal control environment of our FFL business partners.

Furthermore, with respect to transfers to end users (government, military, or consumer), the obligation to comply with ATF rules and regulations and any applicable state laws resides with the downstream FFL wholesaler/distributor/retailer and any penalties levied upon such parties do not flow up the distribution chain.

See Business Overview - Government Regulation - Non-Lethal for a summary of relevant regulation in the United States for our non-lethal business line.

The following risks apply to all business lines:

Rapid technological development could result in obsolescence or short product life cycles of our products.

The markets for our products are characterized by rapidly changing technology and evolving industry standards, which could result in product obsolescence or short product life cycles. Accordingly, our success is dependent upon our ability to anticipate technological changes in the industries we serve and to successfully identify, obtain, develop and market new products that satisfy evolving industry requirements. There can be no assurance that we will successfully develop new products or enhance and improve our existing products or that any new products and enhanced and improved existing products will achieve market acceptance. Further, there can be no assurance that competitors will not market products that have perceived advantages over our products, or which render the products currently sold by us obsolete or less marketable.

We must commit significant resources to developing, testing and demonstrating new products before knowing whether our investments will result in products the market will accept. To remain competitive, we may be required to invest significantly greater resources than currently anticipated in research and development and product enhancement efforts, and result in increased operating expenses.

Our industry is highly competitive.

The industry for military and security forces and personal defense is highly competitive and composed of many domestic and foreign companies. We have experienced and expect to continue to experience substantial competition from numerous competitors whom we expect to continue to improve their products and technologies. Competitors may announce and introduce new products, services or enhancements that better meet the needs of end-users or changing industry standards, or achieve greater market acceptance due to pricing, sales channels or other factors. With substantially greater financial resources and operating scale than we do currently, certain competitors may be able to respond more quickly than us to changes in end-user requirements and devote greater resources to the enhancement, promotion and sale of their products. Such competition could adversely affect our ability to win new contracts and sales.

Since we operate in evolving markets, our business and future prospects may be difficult to evaluate.

Our technological solutions are in new and rapidly evolving markets. The military, civilian public safety, professional and personal defense markets we target are in early stages of customer adoption. Accordingly, our business and future prospects may be difficult to evaluate. We cannot accurately predict the extent to which demand for our products and services will develop and/or increase, if at all. The challenges, risks and uncertainties frequently encountered by companies in rapidly evolving markets could impact our ability to do the following:

• generate sufficient revenue to obtain and/or maintain profitability;

• acquire and maintain market share;

• achieve or manage growth in operations;

• develop and renew contracts;

• attract and retain additional engineers and other highly-qualified personnel;

• successfully develop and commercially market products and services;

• adapt to new or changing policies and spending priorities of governments and government agencies; and

• access additional capital when required or on reasonable terms.

If we fail to address these and other challenges, risks and uncertainties successfully, our business, results of operations and financial condition would be materially harmed.

Uncertainty related to exportation could limit our operations in the future.

We must comply with Canadian federal and provincial laws regulating the export of our products. In some cases, explicit authorization from the Canadian government is needed to export certain products. The export regulations and the governing policies applicable to our business are subject to change. We cannot provide assurance that such export authorizations will be available for our products in the future. To date, compliance with these laws has not significantly limited our operations but could significantly limit them in the future. Noncompliance with applicable export regulations could potentially expose us to fines, penalties and sanctions. If we cannot obtain required government approvals under applicable regulations, we may not be able to sell our products in certain international jurisdictions, which could adversely affect our business, prospects, financial condition and results of operations.

Global economic turmoil and regional economic conditions in the United States could adversely affect our business.

Global economic turmoil may cause a general tightening in the credit markets, lower levels of liquidity, increases in the rates of default and bankruptcy, levels of intervention from the United States federal government and other foreign governments, decreased consumer confidence, overall slower economic activity, and extreme volatility in credit, equity, and fixed income markets. A decrease in economic activity in the United States or in other regions of the world in which we do business could adversely affect demand for our products, thus reducing our revenues and earnings. A decline in economic conditions could reduce sales of our products.

Risks Relating to Our Financial Condition

We face substantial capital requirements and financial risk.

To be successful, our business requires a substantial investment of capital. The production, acquisition, and distribution of proprietary technology for game-changing applications in the military and security forces and personal defense markets require substantial capital. A significant amount of time may elapse between our expenditure of funds and the receipt of revenues. This may require a significant portion of funds from equity, credit, and other financing sources to fund the business. There can be no assurance that these arrangements will continue to be successfully implemented or will not be subject to substantial financial risks relating to the production, acquisition, and distribution of proprietary technology for game-changing applications in the military and security forces and personal defense markets. In addition, if demand increases through internal growth or acquisition, there may be an increase to overhead and/or larger up-front payments for production and, consequently, these increases bear greater financial risks. Any of the foregoing could have a material adverse effect on our business, financial condition, operating results, liquidity, and prospects.

We may require additional capital which may result in dilution to existing shareholders.

We may need to engage in additional equity or debt financings to secure additional funds to fund our working capital requirement and business growth. If we raise additional funds through further issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences, and privileges superior to those of holders of the Common Shares. Any debt financing secured by us in the future could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters, which might make it more difficult for us to obtain additional capital and to pursue business opportunities.

We can provide no assurance that sufficient debt or equity financing will be available on reasonable terms or at all to support our business growth and to respond to business challenges and failure to obtain sufficient debt or equity financing when required could have a material adverse effect on our business, prospects, financial condition, results of operations, and cash flows.

Over the short-term, we expect to incur operating losses and generate negative cash flow until we can produce sufficient revenues to cover our costs. We may never become profitable. Even if we do achieve profitability, we may be unable to sustain or increase our profitability in the future. There are substantial uncertainties associated with our ability to achieve and sustaining profitability. We expect our current cash position will be reduced due to future operating losses and working capital requirements, and we cannot provide certainty as to how long our cash position will last or that we will be able to access additional capital if and when necessary.

Exercise of options or warrants or vesting of RSUs will have a dilutive effect on your percentage ownership and will result in a dilution of your voting power and an increase in the number of Common Shares eligible for future resale in the public market, which may negatively impact the trading price of our Common Shares.

We may need to divest assets if there is insufficient capital.

If sufficient capital is not available, we may be required to delay, reduce the scope of, eliminate or divest one or more of our assets or products, any of which could have a material adverse effect on our business, financial condition, prospects, or results of operations.

We have broad discretion over the use of net proceeds from future capital raises.

We will have broad discretion over the use of the net proceeds from any future capital raises. Because of the number and variability of factors that will determine our use of such proceeds, the ultimate use might vary substantially from the planned use. Investors may not agree with how we allocate or spend the proceeds from future capital raises. We may pursue collaborations that ultimately do not result in an increase in the market value of the Common Shares and that instead increase our losses.

Currency fluctuations may have a material effect on us.

Fluctuations in the exchange rate between the United States dollar, other currencies and the Canadian dollar may have a material effect on our results of operations. To date, we have not engaged in currency hedging activities. To the extent that we may seek to implement hedging techniques in the future with respect to our foreign currency transactions, there can be no assurance that we will be successful in such hedging activities.

Unavailability of adequate director and officer insurance could make it difficult for us to retain and attract qualified directors and could also impact our liquidity.

We have directors and officers liability ("D&O") insurance we believe to be adequate to cover risk exposure for us and our directors and officers, who we indemnify to the full extent permitted by law, there is no guaranty that such coverage will be adequate in the event of litigation.

Our coverage needs for D&O insurance may change or increase in the future for various reasons including changes in our market capitalization, changes in trading volume or changes in the listing rules of exchanges or marketplaces on which our securities may trade from time to time. There is no guaranty that such coverage will be available or available at reasonable rates or at all, or in amounts adequate to cover expenses and liability should litigation occur. Without adequate D&O insurance, the costs of litigation including amounts we would pay to indemnify our officers and directors should they be subject to legal action based on their service to us could have a material adverse effect on our financial condition, results of operations and liquidity. Further, if we are unable to obtain adequate D&O insurance in the future for any reason, we may have difficulty retaining and attracting talented and skilled directors and officers, which could adversely affect our business.

Our insurance policies may be inadequate to fully protect us from material judgments and expenses.

We require insurance coverage for a number of risks, including business interruption, environmental matters and contamination, personal injury and property damage as well as general aviation liability coverage. Although we maintain insurance policies, we cannot provide assurance that this insurance will be adequate to protect us from all material judgments and expenses related to potential future claims or that these levels of insurance will be available in the future at economical prices or at all. A successful product liability claim could result in substantial costs to us. If insurance coverage is unavailable or insufficient to cover any such claims, our financial resources, results of operations and prospects could be adversely affected.

Even if we are fully insured as it relates to a claim, the claim could nevertheless diminish our brand and divert management's attention and resources, which could have a negative impact on our business, prospects, financial condition and results of operations.

Risks Relating to the Ownership of our Securities

An investment in our securities involves significant risks.

Additional risks and uncertainties not presently known to us or that we currently consider immaterial may also impair our business and operations and cause the trading price of our securities to decline. If any of the following or other risks occur, our business, prospects, financial condition, results of operations and cash flows could be materially adversely impacted. In that event, the trading price of our securities could decline, and security holders could lose all or part of their investment. There is no assurance that risk management steps taken will avoid future loss due to the occurrence of the risks described below or other unforeseen risks.

Our Common Shares may experience extreme stock price volatility unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares.

Recently, there have been instances of extreme stock price run-ups followed by rapid price declines and strong stock price volatility with a number of recent initial public offerings, especially among companies with relatively smaller public floats. As a relatively small-capitalization company with relatively small public float, we may experience greater stock price volatility, extreme price run-ups, lower trading volume and less liquidity than large-capitalization companies. In particular, our Common Shares may be subject to rapid and substantial price volatility, low volumes of trades and large spreads in bid and ask prices. Such volatility, including any stock-run up, may be unrelated to our actual or expected operating performance, financial condition or prospects, making it difficult for prospective investors to assess the rapidly changing value of our Common Shares.

In addition, if the trading volumes of our Common Shares are low, persons buying or selling in relatively small quantities may easily influence prices of our Common Shares. This low volume of trades could also cause the price of our Common Shares to fluctuate greatly, with large percentage changes in price occurring in any trading day session. Holders of our Common Shares may also not be able to readily liquidate their investment or may be forced to sell at depressed prices due to low volume trading. If high spreads between the bid and ask prices of our Common Shares exist at the time of a purchase, the stock would have to appreciate substantially on a relative percentage basis for an investor to recoup their investment. Broad market fluctuations and general economic and political conditions may also adversely affect the market price of our Common Shares.

As a result of this volatility, investors may experience losses on their investment in our Common Shares. A volatile market price of our Common Shares also could adversely affect our ability to issue additional shares of Common Shares or other securities and our ability to obtain additional financing in the future.

The market price of our securities may be volatile.

The market price for our securities may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond our control, including, but not limited to, the following: (i) actual or anticipated fluctuations in our quarterly results of operations; (ii) recommendations by securities research analysts; (iii) changes in the economic performance or market valuations of other issuers that investors deem comparable to us; (iv) departure of executive officers or other key personnel; (v) issuances or anticipated issuances of additional Common Shares; (vi) significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving us or our competitors; and (vii) news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in our industry or target markets.

Financial markets have historically experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of public entities and that have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such entities. Accordingly, the market price of our securities may decline even if our operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue for a protracted period of time, the trading price of the Common Shares may be materially adversely affected.

There can be no assurance of an active market for our Common Shares.

Our Common Shares are listed for trading on the TSXV since September 22, 2020, Nasdaq since December 7, 2022, and the Frankfurt Stock Exchange since March 29, 2022. Additionally, the U.S. IPO Warrants (as defined below) are listed on Nasdaq (KWESW) and the Canadian Warrants are listed on TSXV (KWE.WT.U). There can be no assurance an active and liquid market for the Common Shares will be maintained.

If an active public market is not maintained, our shareholders may have difficulty selling the Common Shares.

We are selling a substantial number of Common Shares in this Offering, which could cause the price of our Common Shares to decline.

In this Offering, we will sell up to 6,105,006 Common Shares (assuming no exercise of the underwriters’ over-allotment option and no purchase of Pre-funded Warrants). The existence of the potential additional Common Shares in the public market, or the perception that such additional shares may be in the market, could adversely affect the price of our Common Shares. We cannot predict the effect, if any, that market sales of those Common Shares or the availability of those Common Shares for sale will have on the market price of our Common Shares.

There is no public market for the Pre-funded Warrants being sold in this Offering.

There is no established public trading market for the Pre-Funded Warrants being sold in this Offering. We will not list the Pre-funded Warrants on any securities exchange or nationally recognized trading system, including Nasdaq. Therefore, we do not expect a market to ever develop for the Pre-funded Warrants. Without an active market, the liquidity of the Pre-funded Warrants will be limited.

The Pre-funded Warrants are speculative in nature.

The Pre-funded Warrants do not confer any rights of Common Share ownership on their respective holders, such as voting rights or the right to receive dividends, but rather merely represent the right to acquire Common Shares at a fixed price. Commencing on the date of issuance, holders of the Pre-funded Warrants may exercise their right to acquire the Common Shares and pay the stated exercise price per share until exercised in full.

If we are unable to satisfy the requirements of Sarbanes-Oxley or our internal controls over financial reporting are not effective, the reliability of our financial statements may be questioned.

We are subject to the requirements of Section 404 which requires companies subject to the reporting requirements of United States securities laws to complete a comprehensive evaluation of their internal controls over financial reporting. To comply with this statute, we are required to document and test our internal control procedures and our management is required to assess and issue a report concerning our internal controls over financial reporting. Pursuant to the Jumpstart Our Business Startups Act of 2012, as amended, we are classified as an "emerging growth company." Under the JOBS Act, emerging growth companies are exempt from certain reporting requirements, including the independent auditor attestation requirements of Section 404(b) of Sarbanes-Oxley. Under this exemption, our independent auditor is not required to attest to and report on management's assessment of our internal controls over financial reporting during a five-year transition period, except in the event this is accelerated if we lose our status as an "emerging growth company". The continuous process of strengthening our internal controls and complying with Section 404 is complicated and time-consuming. Furthermore, we believe that our business will grow both domestically and internationally, organically and through acquisitions, in which case our internal controls will become more complex and will require significantly more resources and attention to ensure our internal controls remain effective overall. During the course of our testing, management may identify material weaknesses or significant deficiencies, which may not be remedied in a timely manner to meet the deadline imposed by Sarbanes-Oxley. If management cannot favorably assess the effectiveness of our internal controls over financial reporting, or our independent registered public accounting firm identifies material weaknesses in our internal controls, investor confidence in our financial results may weaken, and the market price of our securities may suffer.

We have identified material weaknesses in our internal controls over financial reporting, which, if not corrected, could affect the reliability of our financial statements and have other adverse consequences.

In connection with the audit of our consolidated financial statements as of and for the year ended September 30, 2023, the related consolidated statements of financial position, net loss and comprehensive loss, changes in shareholders’ equity and cash flows for the years ended September 30, 2023, we identified material weaknesses in our internal controls over financial reporting (“ICFR”), which we have begun to address and have a plan to further address. A material weakness is a deficiency, or a combination of deficiencies, in internal controls over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis

The material weaknesses identified relate to (i) an ineffective control environment - we did not have an effective control environment due to the lack of a sufficient complement of fully trained personnel in financial reporting, accounting and IT with assigned responsibility and accountability related to ICFR, (ii) spreadsheet controls - we did not implement and maintain effective controls surrounding certain spreadsheets because controls related to complex spreadsheets did not address all identified risks associated with manual data entry, review of inputs into management assumptions and estimates, completeness of data entry, and the accuracy of mathematical formulas, impacting complex spreadsheets used in revenue, inventory, impairment and financial closing processes, (iii) IT general controls - we had an aggregation of deficiencies within our IT general controls across multiple systems, including deficiencies related to segregation of duties, user access and change management and (iv) management review controls - we did not consistently have documented evidence of management review controls and did not always maintain segregation of duties between preparing and reviewing analyses and reconciliations with respect to revenue, inventory, purchasing, and financial closing.

We are an emerging growth company and rely on exemptions from certain disclosure requirements which may make our securities less attractive to investors.

We are an "emerging growth company" as defined in section 3(a) of the Exchange Act (as amended by the JOBS Act), and we will continue to qualify as an emerging growth company until the earliest to occur of: (a) the last day of the fiscal year during which we have total annual gross revenues of USD$1.235 billion (as such amount is indexed for inflation every five years by the SEC) or more; (b) the last day of our fiscal year following the fifth anniversary of the date of our first sale of common equity securities pursuant to an effective registration statement under the Securities Act; (c) the date on which we have, during the previous three year period, issued more than USD$1 billion in non-convertible debt; and (d) the date on which we are deemed to be a "large accelerated filer", as defined in Rule 12b-2 under the Exchange Act. We will qualify as a large accelerated filer (and would cease to be an emerging growth company) at such time when on the last business day of our second fiscal quarter of such year the aggregate worldwide market value of our common equity held by non-affiliates is USD$700 million or more.

For so long as we remain an emerging growth company, we are permitted to and intend to rely upon exemptions from certain disclosure requirements that are applicable to other public companies that are not emerging growth companies. These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of Sarbanes-Oxley. We cannot predict whether investors will find our securities less attractive because we rely upon certain of these exemptions. If some investors find our securities less attractive as a result, there may be a less active trading market for such securities and the price of our Common Shares and other outstanding securities may be more volatile. On the other hand, if we no longer qualify as an emerging growth company, we would be required to divert additional management time and attention from our development and other business activities and incur increased legal and financial costs to comply with the additional associated reporting requirements, which could negatively impact our business, financial condition and results of operations.

We may lose foreign private issuer status in the future, which could result in significant additional costs and expenses.

We are a "foreign private issuer", under applicable United States federal securities laws, and are, therefore, not subject to the same requirements that are imposed upon United States domestic issuers by the SEC. Under the Exchange Act, we are subject to reporting obligations that, in certain respects, are less detailed and less frequent than those of United States domestic reporting companies. As a result, we do not file the same reports that a United States domestic issuer would file with the SEC, although we are required to file with or furnish to the SEC the continuous disclosure documents that we are required to file in Canada under Canadian securities laws. In addition, our officers, directors, and principal shareholders are exempt from the reporting and short-swing profit recovery provisions of Section 16 of the Exchange Act. Therefore, our shareholders may not know on as timely a basis when our officers, directors and principal shareholders purchase or sell Common Shares, as the reporting periods under the corresponding Canadian insider reporting requirements are longer.

As a foreign private issuer, we are exempt from the rules and regulations under the Exchange Act related to the furnishing and content of proxy statements. We are also exempt from Regulation FD, which prohibits issuers from making selective disclosures of material non-public information. While we comply with the corresponding requirements relating to proxy statements and disclosure of material non-public information under Canadian securities laws, these requirements differ from those under the Exchange Act and Regulation FD and shareholders should not expect to receive the same information at the same time as such information is provided by United States domestic companies. In addition, we may not be required under the Exchange Act to file annual and quarterly reports with the SEC as promptly as U.S. domestic companies whose securities are registered under the Exchange Act.

In order to maintain our status as a foreign private issuer, a majority of the Common Shares must be either directly or indirectly owned by non-residents of the United States unless we satisfy one of the additional requirements necessary to preserve this status. We may in the future lose our foreign private issuer status if a majority of our Common Shares are held in the United States and if we fail to meet the additional requirements necessary to avoid loss of our foreign private issuer status. The regulatory and compliance costs under United States federal securities laws as a United States domestic issuer may be significantly more than the costs incurred as a Canadian foreign private issuer using the standard foreign form. If we are not a foreign private issuer, we would not be eligible to use the foreign issuer forms and would be required to file periodic and current reports and registration statements on United States domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer.

Our failure to meet the continued listing requirements Nasdaq could result in a delisting of our securities.

If we fail to satisfy the continued listing requirements of Nasdaq, such as minimum bid price requirements, Nasdaq may take steps to delist our Common Shares and/or U.S. IPO Warrants. Such a delisting would have a materially adverse effect on the price of our outstanding securities, impair the ability to sell or purchase our Common Shares or securities convertible or exercisable into Common Shares when persons wish to do so, and materially adversely affect our ability to raise capital or pursue strategic restructuring, refinancing or other transactions on acceptable terms, or at all. A delisting from Nasdaq could also have other negative results, including the potential loss of institutional investor interest and fewer business development opportunities, as well as a limited amount of news and analyst coverage. In the event of a delisting, we would attempt to take actions to restore our compliance with Nasdaq's listing requirements, but we can provide no assurance that any such action taken by us would allow our securities to become listed again, stabilize the market price or improve the liquidity of our securities, prevent our Common Shares from dropping below the Nasdaq minimum bid price requirement or prevent future non-compliance with Nasdaq's listing requirements.

If the Company were to constitute a "passive foreign investment company" or "PFIC", adverse U.S. federal income tax consequences may result for U.S. investors.

The Company believes that it was not a PFIC for its most recently completed tax year. Based on current business plans and financial expectations, the Company expects that it likely will not be a PFIC for its current tax year. The Company's PFIC classification for its current or future tax years may depend on, among other things, how quickly the Company may raise cash pursuant to this offering, the manner in which, and how quickly, the Company utilizes its cash on hand and the cash proceeds received from this offering, as well as on changes in the market value of its Common Shares. Whether the Company is a PFIC for any taxable year will also depend on the composition of its income and the composition, nature and value of its assets from time to time (including the value of its goodwill, which may be determined by reference to the value of the Common Shares, which could fluctuate).  Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. No opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or is currently planned to be requested.  PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually.  Consequently, there can be no assurance that the Company has never been, is not, and will not become a PFIC for any tax year during which U.S. Holders hold Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants. If the Company is a PFIC for any year during a U.S. taxpayer's holding period of Common Shares or Pre-funded Warrants, then such U.S. taxpayer generally will be required to treat any gain realized upon a disposition of its Common Shares or Pre-funded Warrants, as applicable, or any so-called "excess distribution" received on its Common Shares or Pre-funded Warrants, as applicable, as ordinary income, and to pay an interest charge on a portion of such gain or distribution. In certain circumstances, the sum of the tax and the interest charge may exceed the total amount of proceeds realized on the disposition, or the amount of excess distribution received, by the U.S. taxpayer. Subject to certain limitations, these tax consequences may be mitigated if a U.S. taxpayer makes a timely and effective QEF Election (as defined below) or a Mark-to-Market Election (as defined below). U.S. taxpayers should be aware that, for each tax year, if any, that the Company is a PFIC, the Company can provide no assurances that it will satisfy the record-keeping requirements of a PFIC, or that it will make available to U.S. Holders the information such U.S. Holders require to make a QEF Election with respect to the Company or any subsidiary that also is classified as a PFIC. Accordingly, prospective investors should assume that a QEF Election will not be available. A U.S. taxpayer that makes the Mark-to-Market Election with respect to the Common Shares generally must include as ordinary income each year the excess of the fair market value of the Common Shares over the taxpayer's basis therein. A Mark-to-Market Election will generally not be available with respect to the Pre-funded Warrants. This paragraph is qualified in its entirety by the discussion below under the heading "Certain U.S. Federal Income Tax Considerations - Passive Foreign Investment Company ("PFIC") Rules." Each potential investor who is a U.S. taxpayer should consult its own tax advisor regarding the tax consequences of the PFIC rules and the acquisition, ownership, and disposition of the Common Shares and Pre-funded Warrants.

Proposed legislation in the U.S. Congress, including changes in U.S. tax law, may adversely impact the Company and the value of the Common Shares and Pre-funded Warrants.

Changes to U.S. tax laws (which changes may have retroactive application) could adversely affect the Company or holders of Common Shares or Pre-funded Warrants. In recent years, many changes to U.S. federal income tax laws have been proposed and made, and additional changes to U.S. federal income tax laws are likely to continue to occur in the future.

The U.S. Congress is currently considering numerous items of legislation which may be enacted prospectively or with retroactive effect, which legislation could adversely impact the Company's financial performance and the value of the Common Shares or Pre-funded Warrants. Additionally, states in which the Company operates or owns assets may impose new or increased taxes. If enacted, most of the proposals would be effective for the current or later years. The proposed legislation remains subject to change, and its impact on the Company and purchasers of the Common Shares or Pre-funded Warrants is uncertain.

In addition, the Inflation Reduction Act of 2022 includes provisions that impact the U.S. federal income taxation of corporations. Among other items, this legislation includes provisions that impose a minimum tax on the book income of certain large corporations and an excise tax on certain corporate stock repurchases that would be imposed on the corporation repurchasing such stock. It remains unclear in certain respects how this legislation will be implemented by the U.S. Department of the Treasury and the Company cannot predict how this legislation or any future changes in tax laws might affect the Company or purchasers of the Common Shares or Pre-funded Warrants.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Prospectus contains "forward-looking statements" and "forward-looking information" within the meaning of United States and Canadian securities laws (collectively, "forward-looking statements"). Such forward-looking statements include, but are not limited to, information with respect to our objectives and our strategies to achieve these objectives, as well as statements with respect to our beliefs, plans, expectations, anticipations, estimates and intentions. These forward-looking statements may be identified by the use of terms and phrases such as "may", "would", "should", "could", "expect", "intend", "estimate", "anticipate", "plan", "foresee", "believe", or "continue", the negative of these terms and similar terminology, including references to assumptions, although not all forward-looking statements contain these terms and phrases. Forward-looking statements are provided for the purposes of assisting the reader in understanding us, our business, operations, prospects and risks at a point in time in the context of historical and possible future developments and therefore the reader is cautioned that such information may not be appropriate for other purposes.

Forward-looking statements relating to us include, among other things, statements relating to:

  our expectations regarding our business, financial condition, results of operations and future capital raises;
  the future state of the legislative and regulatory regimes, both domestic and foreign, in which we conduct business and may conduct business in the future;
  our expansion into domestic and international markets;
  our ability to attract customers and clients;
  our marketing and business plans and short-term objectives;
  our ability to obtain and retain the licenses and personnel we require to undertake our business;
  our ability to deliver under contracts with customers;
  anticipated revenue from professional service contracts with customers;
  our strategic relationships with third parties;
  our anticipated trends and challenges in the markets in which we operate;
  governance of us as a public company; and
  expectations regarding future developments of products and our ability to bring these products to market.

Forward-looking statements are based upon a number of assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control, which could cause actual results to differ materially from those that are disclosed in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, the following risk factors:

  limited operating history;
  failure to realize growth strategy;
  failure to complete transactions or realize anticipated benefits;
  reliance on key personnel;
  regulatory compliance;
  competition;
  changes in laws, regulations and guidelines;
  demand for our products;
  fluctuating prices of raw materials;
  pricing for products;
  ability to supply sufficient product;
  potential cancellation or loss of customer contracts if we are unable to meet contract performance requirements;
  expansion to other jurisdictions;
  damage to our reputation;
  operating risk and insurance coverage;
  negative operating cash flow;
  management of growth;
  product liability;
  product recalls;

  environmental regulations and risks;
  ownership and protection of intellectual property;
  constraints on marketing products;
  reliance on management;
  fraudulent or illegal activity by our employees, contractors and consultants;
  breaches of security at our facilities or in respect of electronic documents and data storage and risks related to breaches of applicable privacy laws;
  government regulations regarding public or employee health and safety regulations, including public health measures in the event of pandemics or epidemics;
  regulatory or agency proceedings, investigations and audits;
  additional capital requirements to support our operations and growth plans, leading to further dilution to shareholders;
  the terms of additional capital raises;
  conflicts of interest;
  litigation;
  risks related to United States' and other international activities, including regional conflicts that may impact our operations;
  risks related to security clearances;
  risks relating to the ownership of our securities, such as potential extreme volatility in the price of our securities;
  risks related to our foreign private issuer status;
  risks related to our emerging growth company status; and
  risks related to our failure to meet the continued listing requirements of Nasdaq.

Although the forward-looking statements contained in this Prospectus are based upon what we believe are reasonable assumptions, investors are cautioned against placing undue reliance on this information since actual results may vary from the forward-looking statements. Certain assumptions were made in preparing the forward-looking statements concerning availability of capital resources, business performance, market conditions and customer demand.

Consequently, all of the forward-looking statements contained in this Prospectus are qualified by the foregoing cautionary statements, and there can be no guarantee that the results or developments that we anticipate will be realized or, even if substantially realized, that they will have the expected consequences or effects on our business, financial condition or results of operation. Unless otherwise noted or the context otherwise indicates, the forward-looking statements contained in this Prospectus are provided as of the date hereof and we do not undertake to update or amend such forward-looking statements whether as a result of new information, future events or otherwise, except as may be required by applicable law.

CAPITALIZATION AND INDEBTEDNESS

The following table presents (i) our unaudited capitalization and indebtedness as of March 31, 2024, in accordance with IFRS, (ii) the as adjusted capitalization and indebtedness as of March 31, 2024 giving effect to the April 2024 Offering and (iii) the as adjusted capitalization and indebtedness as of March 31, 2024, reflecting the effect of  the April 2024 Offering and the sale by us of 6,105,006 Common Shares (assuming no sale of any Pre-funded Warrants) offered by us in this Prospectus (excluding the underwriters’ over-allotment option) at the assumed public offering price of USD$0.891 per Common Share, after deducting the estimated underwriting discounts and other offering expenses. You should read this table in conjunction with the sections of this Prospectus entitled Operating and Financial Review and Prospects, Financial Statements and the related notes and other financial information contained elsewhere in this Prospectus.

(CAD$ in thousands)	March 31, 2024 (Unaudited)	March 31, 2024 As adjusted for the April 2024 Offering (Unaudited)	March 31, 2024 As adjusted for the April 2024 Offering and this Offering (Unaudited)
Debt:
Lease obligations	$368	$368	$368
Warrant liabilities	2,202	2,202	2,202
Total debt	2,570	2,570	2,570

Equity:
Share capital	33,974	34,741	40,172
Warrants	1,042	1,042	1,042
Contributed surplus	4,895	4,895	4,895
Accumulated other comprehensive loss	(43)	(43)	(43)
Accumulated deficit	(39,155)	(39,155)	(39,155)
Total equity	712	1,479	6,910

TOTAL CAPITALIZATION	3,282	4,049	9,480

Each USD$0.10 increase (decrease) in the assumed public offering price would increase (decrease) shareholder’s equity after this Offering by approximately USD$0.6 million, assuming the number of Common Shares we sell, as set forth on the cover page of this Prospectus, remains the same, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, and further assuming no sale of any Pre-funded Warrants. Similarly, each increase (decrease) of 1,000,000 Common Shares offered by us would increase (decrease) our shareholder’s equity by USD$0.7 million, assuming the assumed public offering price remains the same and after deducting underwriting discounts and commissions.

The foregoing calculations as of May 9, 2024 and excludes as of such date (USD$ equivalent is based on a conversion rate of CAD$1.3692):

  8,935,239 warrants to purchase 5,583,808 Common Shares at a weighted average exercise price of $6.01 (USD$4.39) per share;

  743,832 pre-funded warrants to purchase 743,382 Common Shares at an exercise price of USD$0.001 per share;

  389,907 Common Shares issuable upon the exercise of outstanding but unexercised stock options to purchase Common Shares, under our LTIP at a weighted average exercise price of $2.80 (USD$2.04) per share;

  3,728 Common Shares issuable upon the conversion of 1,071 RSUs and 2,657 SARs, under our LTIP;

  Up to 6,105,006 Common Shares issuable upon the exercise of the Pre-funded Warrants; and

  Up to 351,037 Common Shares issuable upon the exercise of Underwriter Warrants.

USE OF PROCEEDS

We estimate that the net proceeds from this Offering will be approximately USD$4.0 million, assuming we sell only Common Shares in this Offering, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, based on as the assumed public offering price of USD$0.819 per Common Share. If the underwriters exercise their over-allotment option in full, we estimate that the net proceeds to us from this Offering will be approximately USD$4.7 million, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.

We expect to use the net proceeds from this Offering for working capital and other general corporate purposes. We may also use a portion of the net proceeds from this Offering for acquisitions or strategic investments in complementary businesses or technologies. We do not currently have any plans for any such acquisitions or investments.  We have not allocated specific amounts of net proceeds for any of these purposes.

Each USD$0.10 increase (decrease) in the assumed public offering price of USD$0.819 per Common Share would increase (decrease) net proceeds to us by approximately USD$0.6 million or USD$1.4 million including if the underwriters exercise their over-allotment option in full), assuming the number of Common Shares we sell, as set forth on the cover page of this Prospectus, remains the same, after deducting underwriting discounts and commissions and the estimated offering expenses payable by us, and further assuming no sale of any Pre-funded Warrants. Similarly, each increase (decrease) of 1,000,000 Common Shares offered by us would increase (decrease) the net proceeds to us by USD$0.7 million, assuming the assumed public offering price remains the same and after deducting underwriting discounts and commissions.

INFORMATION ON THE COMPANY

Business Overview

KWESST Micro Systems Inc. is an early-stage technology company that develops and commercializes next-generation tactical systems for military and security forces and public safety markets.

Our product development has focused on three niche market segments as follows:

Our core mission is to protect and save lives. At Fiscal 2023 year-end we began to group our offerings for commercialization purposes into Military and Public Safety missions.

KWESST's Military offerings are comprised of:

  Digitization: real-time data sharing at the tactical level, including integration with BMS including ATAK and TAK.

  Digitized firing platforms ("Digital Fires" or "Joint Fires").

  Battlefield Laser Detection Systems.

  Digitized Electro Magnetic Spectrum Operations.

KWESST's Public Safety offerings are comprised of:

  KWESST Lightning™:  leverages the Company's military digitization technology to provide responders to any type of incident with instant onboarding to the mission and TAK-enabled real-time SaaS. KWESST Lightning™ is not yet commercially available.

  Non-Lethal Munitions Systems

  PARA OPS, a next-generation non-lethal system just being introduced to market now.

  ARWEN 37mm system, plus a new 40mm munition

Strategy

Our strategy is to pursue and win large defense contracts for multi-year revenue visibility with prime defense contractors for next-generation situational awareness, with a particular focus on ATAK applications that can be leveraged to address similar requirements in the Public Safety Market complemented by our proprietary ARWEN and PARA OPSTM  non-lethal products, where it is possible to drive sales and where the sales cycle is typically shorter than the more programmatic defense market.

Principal Products and Services

The following is a summary of our main product and service categories for each business line:

Non-Lethal	Digitization	Counter-Threat

PARA OPS products:

Non-reciprocating devices:

  A single-shot device
  A five-shot device
  12-gauge shotgun (planning stage; not yet commercially available)

Reciprocating devices

  Replica pistol
  AR style rifle

Ammunition

  Blunt / training
  Inert marking powder
  Irritant powder

ARWEN products:

  Single shot 37mm launcher
  Multi-round 37mm launcher
  Baton blunt impact
	Products: TASCS IFM TASCS NORS New T-SAS Tactical Surveillance And Sniper system Services: ATAK Centre of Excellence Lightning SaaS CIMS (not yet commercially available)	Products: Battlefield Laser Defense System Phantom Electronic Warfare device

Non-Lethal Products

Non-reciprocating PARA OPS devices

We are in the low-rate initial production ("LRIP") phase for the .67 caliber single shot and multi-shot devices. We expect to complete our sales, marketing and distribution plan and will begin the higher volume production phase for these devices during Q3 Fiscal 2024. Both will be offered to the public safety market, including our proprietary projectiles for these devices.

(Single shot) (Pro 5 Magnum)

(Proprietary cartridge and projectile)

We plan to offer three types of payload for projectiles based on customer needs:

  solid slug for practice or pain compliance,
  inert colored powder for practice or realistic close quarters combat simulation, and incapacitating irritant pepper powder for operational use.

Reciprocating PARA OPS devices

We have a plan to prototype PARA OPS as a high-capacity automatic pistol and carbine (referred as reciprocating devices) for non-lethal operations and force-on-force training, along with a reciprocating PARA OPS cartridge in Q4 Fiscal 2024.

See below for further details of our projected product development cycle and estimated additional investment to reach full commercialization for our PARA OPS devices.

ARWEN launchers

As a result of the Police Ordinance Acquisition, we are currently selling the following ARWEN products and related ammunition to law enforcement agencies:

(Multi-shot launcher) (Single-shot launcher)

Digitization

For the Digitization business line, our products share the same core technology platforms and leverage our domain knowledge, proprietary sensor-software integration, algorithms and electronic circuity in order to develop and deliver integrated shared situational awareness solutions to our clients who operate in the primarily dismounted domain (i.e., away from supporting platforms such as vehicles, aircraft and armored vehicles):

  ATAK is a United States government owned situational awareness software application that is hosted on Android end user devices. Based on our observation, ATAK is becoming the de facto standard in the United States, Canada, and North Atlantic Treaty Organization ("NATO") for software based situational awareness and as a command and control battle management application in the dismounted domain. While the base software is United States Government owned and is available at no cost, being able to develop specific plug-ins and secure tactical networks is beyond the capacity of most user organizations. We have the experience and expertise to offer ATAK integration and networking services to prospective clients.

  After successfully developing digital technologies for tactical military applications which provide real-time exchange of situational awareness, navigation, imagery, and operational information for soldiers on the ground, we saw opportunities to apply these digitization solutions to the public safety market. These solutions solve critical challenges for law enforcement, fire, emergency response, search and rescue, and natural disaster management, all of whom require networked situational awareness in real time to understand, decide, and act faster and more effectively in response to a critical incident. When responders are facing a public emergency, they need information quickly. Whether it is a wildfire, active shooter scenario or a natural disaster, they need to know what they're walking into and where their resources are located. They also need to communicate and collaborate in real-time - across teams and information sources and often across departments.

  Based on experience gained from our work in the civilian public safety market with our CIMS concept for enhanced public safety, KWESST is working to bring its Lightning™ SaaS app announced in October 2023 to full market release late Calendar 2024. KWESST is currently working to contract with early adopters from a major Canadian police agency to refine the product as part of a pre-market release early adoption phase.

The following is a summary of our Digitization main products that are being commercialized in Fiscal 2024, subject to customer orders.

Counter Threats

We offer the following proprietary next-generation counter-threat solution to protect against hostile enemy lasers, electronic detection, and drones.

The following table provides an update of our current product development cycle by product line and estimated timeline by quarter (fiscal year ended September 30th) to reach production:

	Concept & Design	Prototype(1)	Market Testing(2)	LRIP Production(3)	Higher Volume Production(4)

PARA OPS– single shot device (5)	Completed	Completed	Q3 FY23 – Ongoing	Q4 FY23 – Q1 FY24	Q3-Q4 FY24

PARA OPS– Pro 5 Magnum (5)	Completed	Completed	Q3 FY23 – Ongoing	Q4 FY23 – Q2 FY24	Q3-Q4 FY24

PARA OPS – reciprocating devices	Q2 FY24	Q3 FY24	Q3FY24	Q4 FY24	Q1 FY25

BLDS	Completed	Ongoing	Ongoing	Ongoing	TBD per market demand
ARWEN 37mm Ammunition	Completed	Completed	Completed	Completed	Completed
ARWEN 40mm Ammunition	Completed	Completed	Completed	Ongoing	Q3 FY24

Notes:

(1) Prototype Version 1 (V1) and Version 2 (V2), integration, and testing have been completed. Next Generation BLDS prototyping is ongoing.

(2) Includes field testing and prototype V2.

(3) "Low Rate Initial Production". Includes final product development, LRIP, and sales demonstration units. A product is not ready for pre-production until it reaches Technology Readiness Level (TRL) of 5 to 6. Version 2 has been delivered to the customer for integration under this phase.

(4) Awaiting customer validation and follow-on orders.

(5) Includes the cartridges for the devices.

We consider a product to have reached the commercialization phase when we have begun LRIP and we have a sales, marketing, and distribution plan for the product.

Principal Markets

Our total revenues by category of activity and geographic market for each of the last three financial years and the six months ended March 31, 2024 were as follows:

	Six months ended March 31, 2024	Year ended September 30, 2023	Year ended September 30, 2022	Year ended September 30, 2021
Major products / service lines
Digitization	$373,486	$819,604	$354,620	$1,255,982
Non-Lethal	240,484	411,758	330,658	-
Training and services	-	-	34,590	-
Other	962	3,088	1,651	19,822
	$614,932	$1,234,450	$721,519	$1,275,804

Primary geographical markets
United States	$73,088	$819,604	$389,210	$1,238,063
Canada	541,844	414,846	332,309	37,741
	$614,932	$1,234,450	$721,519	$1,275,804

Market Opportunities

Non-Lethal

According to Fact.MR: Non-Lethal Weapons Market, April 2023, the global non-lethal weapons market was approximately USD$4.95 billion in 2023 and is projected to reach USD$7.6 billion in 2028 (a 4.3% compound annual growth rate). We plan to target the following two markets, with an initial focus in the United States:

  Professional market:

Our main focus in the short-term is the professional market in the United States and overseas as these represent a major opportunity for our non-lethal security products. According to the U.S. Bureau of Labor Statistics, in the United States there are nearly 917,000 police officers, detectives and criminal investigators. Cases involving police shootings and deaths related to the use of conductive energy devices and less-lethal shotgun ammunition have increased in the United States. According to The Washington Post, there have been over 6,300 shootings in the United States since 2017 involving police.

A Reuters report estimates that at least 1,000 people have died as a result of being stunned by conductive energy devices in the United States. In over 150 of those deaths, the conductive energy device was determined to be a cause or a contributing factor.

There are several other security-related occupations which we believe are potential customers for our non-lethal products. These include 800,000 private security guards, 346,000 corrections officers and 90,000 private detectives, according to the U.S. Bureau of Labor Statistics. We believe that our PARA OPS products could play a meaningful role in addressing the tragic increase in school shooting events. According to the Naval Postgraduate School's Center for Homeland Defense and Security, there have been approximately 460 shooting events in K-12 schools during the last five years. We believe our non-lethal security products offer school personnel important options to create a tactical advantage in school shootings without using lethal firearms.

According to the U.S. Department of Education, there are over 132,000 elementary and secondary schools and nearly 6,000 colleges and universities in the United States. We believe there is an opportunity to utilize our products to enhance school safety.

Other public spaces such as grocery stores, houses of worship, bars and nightclubs, concert venues, sporting arenas and public transportation centers are also confronted with increased security challenges. Each of these locations represents an opportunity for us as they could improve security without introducing lethal firearms into crowded civilian environments by equipping their employees and security personnel with our non-lethal products.

Other market opportunities that we intend to further explore include the international professional market, realistic force-on-force training for military and police, realistic high-action gaming and animal control, both in the United States and internationally.

The principal market for the ARWEN product line of non-lethal systems is law enforcement, primarily in Canada and United States.

  Consumer market:

According to Gallup and the United States Census Bureau, as at January 2022, there are approximately 82 million gun owners in the United States. We believe our PARA OPS devices will offer gun owners and members of their households a safer, personal defense option, without the risk of loss of human life.

In addition to personal defense, we believe we have an opportunity to disrupt the recreational market - specifically for paintball guns, which are air-based devices rather than cartridge-based (see Business Overview - Competitive Conditions). According to market research by Statista, the paintball gun market size in the United States was $1.3 billion in 2020.

Digitization

The principal market for our digitization business lines is primarily among military and public safety agencies in countries that are members of NATO, as well as Australia and New Zealand. As the largest purchaser and user of military and public safety products, the United States is our primary focus, followed by the other NATO member countries, and to a lesser extent, the Middle East and Asia.

In addition to increased military spending in the United States and other members of NATO, another important trend that we have observed is an increase in funding within the military for projects related to precision munitions for weapons already in use by the military (legacy weapons) to further enhance survivability of soldiers and their operational effectiveness. Our TASCS Integrated Fires Module (IFM) products are expected to benefit from these trends by transforming "dumb" legacy weapons into "smart" weapons (with better accuracy) and integration into military "Joint Fires" systems.

For our CIMS offering, our principal market is public safety agencies, primarily in Canada and United States. Public safety agencies across the United States are seeking to implement digital solutions that can improve responder safety and incident management. According to Accenture, digital transformation presents one of the biggest challenges for public safety agencies. Globally, the public safety and security market was USD$435 billion in 2021 and is expected to reach USD$868 billion by 2028, growing at a CAGR of 10.4%, according to Fortune Business Insights. We have evolved a CIMS system under a SaaS model, branded "KWESST Lightning" to appeal to public safety agencies who may find it attractive to adopt this as a service rather than purchase hardware and software.

The major factors fueling the public safety market include rising instances of mass shooting, natural disasters, terrorist activities and security breaches as well as increasing law enforcement requirements for public safety and investments in public safety measures for smart cities.

Counter Threat

Our BLDS product was developed expressly to address the health and safety threats from weaponized and/or targeting laser devices utilized by adversaries in the field and to aid in the prevention of friendly fire incidents.

Our Phantom product was developed to provide additional protection to friendly forces by confusing adversaries' Electronic Warfare operators, preventing them from targeting our forces.

We also continue to explore potential application of our technologies to the counter unmanned aircraft system ("C-UAS") market. The rapid proliferation of small hostile drones continues to be a growing worldwide problem for military forces, sensitive facilities, and public security agencies. Most counter-drone systems are electronic, designed to detect, identify, track and, if possible, disrupt the communications protocols of drones to prevent completion of their mission. Increasingly, however, drones are being developed by adversaries that are difficult or impossible to disrupt electronically.  Military and Homeland Security agencies are therefore seeking alternatives for stopping drones kinetically but without collateral damage.  We have been conferring with various C-UAS vendors regarding a system for the domestic market that can be made interoperable with our digitization offerings to provide public safety agency a full solution.

Competitive Conditions

Non-lethal

We expect our competition for non-lethal PARA OPS products will primarily be manufacturers of:

  handheld CO2-powered or air powered launchers of chemical irritant projectiles, including Byrna Technologies Inc. (which sells products under the Byrna® HD brand), United Tactical Systems, LLC (which sells products under the PepperBall brand), and FN Herstal;
  conductive energy devices, including Axon Enterprises, Inc. (which sells the TASER device); and
  remote restraint devices, including Wrap Technologies Inc.

Our competitive advantage is principally our proprietary system consisting of:

  a low energy cartridge system with a cartridge casing that generates spin to a projectile, a far more reliable platform than air-based launchers;
  inexpensive firing platforms in any design that fire only our PARA OPS cartridges;
  different payloads in the projectile for various applications;
  velocities and muzzle energy far below the "lethal" threshold;
  simple internal mechanisms with few components simplifying the manufacturing process; and
  a patented system whereby the cartridge casing generates spin to a projectile to stabilize it for accuracy over distance.

Our Executive Chairman was the inventor of PARA OPS. He was previously the founder of SimunitionTM, a manufacturer of non-lethal training ammunition, since sold to General Dynamics. Further, he was also the Chief Executive Officer and Executive Chairman of United Tactical Systems, LLC, a company offering public-safety products for law enforcement, military and personal defense under the PepperBallTM brand. Accordingly, he brings a wealth of market knowledge to us. Additionally, we have staff with many years of experience in firearms development and manufacturing. In August 2021, we also hired a senior Technical Manager with over 17 years of firearms manufacturing. He previously held senior roles at Colt Canada including most recently R&D Manager and Product Support Engineering. While we do not build lethal firearms, this experience is very relevant for building our PARA OPS business.

Many air-powered (CO2-powered) devices are complex and less reliable, specifically:

  ambient temperature causes performance to vary, especially in colder weather;
  synthetic seals and "O" rings dry out and can cause catastrophic failures; and
  such devices entail long logistics tails (for example, heavy air tanks, compressors and spare parts).

Our patent application with the U.S. Patent and Trademark Office ("USPO") for our proprietary cartridge-based firing system was approved and the patent issued effective October 31, 2023.

For the ARWEN's product line, our primary competitors are the following:

  DEFTEC / Safariland's 40 mm LTM launchers; and
  ALS (a Pacem Defense Company)'s single shot 37mm and 40mm launchers and 40mm multi-shot launchers.

A further market advantage is the access to the law enforcement market through our ownership of ARWEN, and the strength of its brand, which has been selling non-lethal systems to law enforcement agencies internationally for over 30 years. As a result of our acquisition of Police Ordnance, we believe there are synergies between our PARA OPS and ARWEN products such as access to law enforcement market for PARA OPS, providing a low-energy cartridge for ARWEN launchers and combining facilities and engineering.

We have developed a 40mm ARWEN baton cartridge which we believe has the superior performance of the 37 mm cartridge and is designed to work in most third-party 40mm launchers. We are currently in the process of introducing this to selected law enforcement tactical teams for test and evaluation, with plans for volume production and roll-out to the market in Fiscal Q3 of 2024.

Digitization and Counter-Threat

Our competition for digitization and counter threat business lines is primarily:

  R&D labs funded by the U.S. Department of Defense for developing systems like TASCS;
  Fabrique Nationale Herstal S.A. for their remote weapon stations (although these do not offer high angular resolution like TASCS); and
  known developers of electronic decoy systems including Motorola (Tactical TV Decoys), Synchopated Engineering (Mockingbird RF Signal Emulator), and CACI Systemware (MAGPIE).

We are currently not aware of any major direct competitors for our BLDS technology apart from legacy detection systems that provide very basic detection.

Our competitive advantage is the significant experience that our team of engineers and technicians have in soldier systems (which we consider to be any device that a soldier carries onto the battlefield, ranging from a communications device to a sensor), weapons, and sensor fields. Our expertise in the field of networked weapons has been recognized by the United States military who requested that we participate in the NATO working group tasked with developing standards and requirements for these types of networked weapons.

We are also not aware of any major direct competitors for our CIMS "KWESST LightningTM as a service offering (SaaS).

Seasonality

We do not expect our non-lethal business line will be exposed to seasonality. While our Digitization and Counter-Threat business lines may be affected by national military budgetary cycles, as well as federal, state and local government spending, we expect the various customers having different spending cycles will mitigate our potential cyclicality exposure.

Manufacturing and Availability of Raw Materials

Non-lethal

We have currently outsourced the engineering work for the PARA OPS devices to a third party, with oversight by us. Additionally, we plan to rely upon strategic alliances with OEMs for the manufacturing and distribution of our PARA OPS products.

For the ARWEN launchers, components are outsourced to various suppliers and assembled by an outsourced manufacturer.

Today, we are not aware of material sourcing issues or pricing volatility of raw materials, except for price volatility for certain components to manufacture ARWEN ammunition that will be required for our non-lethal business line (see Risk Factors - We Are Dependent on Key Suppliers for our ARWEN Product Line).

Digitization and Counter-Threat

Today we have assembled a team of engineers, technicians and advisors that have significant experience in soldier systems (which we consider to be any device that a soldier carries onto the battlefield, ranging from a communications device to a sensor), weapons, and sensor fields. It is this combination of disparate knowledge sets that enables us to integrate and develop innovative solutions. We leverage from this same pool of talent to deploy our Lightning™ SaaS product for the public safety market.

All current product development is done at our facility in Ottawa (see Property, Plants and Equipment). For as long as market demand justifies a low rate of production quantities, we will internally produce these products. Once demand reaches quantities necessitating commercial-level production quantities, we will outsource our production to companies specifically suited to producing each particular product. We are not aware of any material regulatory approvals that are required for us to outsource production.

Marketing Plans and Strategies

Non-lethal

Initially we plan to sell our PARA OPS to the professional market which includes law enforcement agencies and then to the consumer market through an e-commerce store and a network of distributors. We plan to hire sales and marketing resources during 2H Fiscal 2024 for the commercialization of PARA OPS.

For the ARWEN launchers, we plan to continue direct sales to law enforcement agencies, with marketing via tradeshows and social media/web-based.

As part of our marketing efforts, we are planning to attend the following tradeshows to promote all KWESST products and services:

Tradeshow	Location	Date of Event
CANSEC	Ottawa, Ontario	May 2024
EUROSATORY	Paris, France	June 17-21, 2024
AUSA	Washington, D.C., USA	October 2024
International Association of Chiefs of Police	Boston, USA	October 2024
LAPD Demo	Los Angeles, USA	June 2024

Proprietary Protection

Public Safety

We have the following registered trademarks:

Trademark	Country	Application # / Registration #	Status / Registration Date
ARWEN	Canada	TMA657,575	January 31, 2006
ARWEN	Great Britain	UK00001247086	July 27, 1985
ARWEN	Singapore	T9105613J	June 8, 1991
ARWEN	United States	1,404,833	August 12, 1986

We have the following trademark and design mark pending applications:

Trademark	Country	File Date for Pending	Application # / Registration #	Status / Registration Date
PARA OPS	United States	February 2, 2022	97/248,319	Pending
EVERYONE GOES HOME ALIVE	Canada	August 10, 2022	2,203,009	Pending
EVERYONE GOES HOME ALIVE	United States	September 16, 2022	97/594,701	Pending
	Canada	November 5, 2021	2,145,500	Pending

We have the following patent pending or issued applications:

Product line	Country	File Date for Pending	Application # / Registration #	Status / Registration Date
LOW ENERGY CARTRIDGE (PARA OPS)	Canada	October 24, 2022	3,179,723	Pending
LOW ENERGY CARTRIDGE (PARA OPS)	Australia	October 27, 2022	2022259822	Pending
LOW ENERGY CARTRIDGE (PARA OPS)	United States	November 2, 2022	17/669,420	Issued October 31, 2023
Lightning™	United States	October 13, 2023	63/590,029	Pending

Digitization

While we rely significantly on trade secrets to protect our internally developed technologies, we currently have the following patent pending applications regarding our digitization business lines:

Product line	Country	Application #	File Date	Title	Status
TASCS IFM	International	PCT/CA2021/050993	Filed on July 19, 2021 which claims the benefit of 63/054,435	Methods and Systems for Digital Image-Referenced Indirect Target Aiming	Published as W02022/016260 Completed Applicant is KWESST Inc.
TASCS IFM	Canada	3,186,490	Filed on July 19, 2021	Methods and Systems for Digital Image-Referenced Indirect Target Aiming	Pending Applicant is KWESST Inc.
TASCS IFM	Australia	2021312552	Filed on July 19, 2021	Methods and Systems for Digital Image-Referenced Indirect Target Aiming	Pending Applicant is KWESST Inc.
TASCS IFM	Europe	21845180.5	Filed on July 19, 2021	Methods and Systems for Digital Image-Referenced Indirect Target Aiming	Pending Applicant is KWESST Inc.
TASCS IFM	Israel	300031	Filed on July 19, 2021	Methods and Systems for Digital Image-Referenced Indirect Target Aiming	Pending Applicant is KWESST Inc.
TASCS IFM	India	202327004493	Filed on July 19, 2021	Methods and Systems for Digital Image-Referenced Indirect Target Aiming	Pending Applicant is KWESST Inc.

TASCS IFM	Jordan	PCT/JO/2023/14	Filed on July 19, 2021	Methods and Systems for Digital Image-Referenced Indirect Target Aiming	Abandoned Applicant is KWESST Inc.
TASCS IFM	Japan	2023-504725	Filed on July 19, 2021	Methods and Systems for Digital Image-Referenced Indirect Target Aiming	Pending Applicant is KWESST Inc.
TASCS IFM	South Korea	10-2023-7005420	Filed on July 19, 2021	Methods and Systems for Digital Image-Referenced Indirect Target Aiming	Pending Applicant is KWESST Inc.
TASCS IFM	New Zealand	NZ796573	Filed on July 19, 2021	Methods and Systems for Digital Image-Referenced Indirect Target Aiming	Pending Applicant is KWESST Inc.
TASCS IFM	Saudi Arabia	523442231	Filed on July 19, 2021	Methods and Systems for Digital Image-Referenced Indirect Target Aiming	Pending Applicant is KWESST Inc.
TASCS IFM	Singapore	11202300411W	Filed on July 19, 2021	Methods and Systems for Digital Image-Referenced Indirect Target Aiming	Pending Applicant is KWESST Inc.
TASCS IFM	United States	18/006,055	Filed on July 19, 2021	Methods and Systems for Digital Image-Referenced Indirect Target Aiming	Pending Applicant is KWESST Inc.
TASCS IFM	South Africa	2023/00978	Filed on July 19, 2021	Methods and Systems for Digital Image-Referenced Indirect Target Aiming	Pending Applicant is KWESST Inc.

Counter Threat

While we rely significantly on trade secrets to protect our internally developed technologies, we currently have the following patent and pending patent applications regarding our counter-threat business lines:

Product line	Country	Application #	File Date	Title	Status
Phantom	United States	16/686,095	Filed on November 15, 2019 which claims the benefit of 62/657,706	Programmable Multi-Waveform RF Generator for Use as Battlefield Decoy	Issued as Patent No. 10,969,467 (assigned to KWESST Inc.)
Phantom	United States	16/116,914	Filed on August 30, 2018 which claims the benefit of 62/657,706	Programmable Multi-Waveform RF Generator for Use as Battlefield Decoy	Issued as Patent No. 11,096,243 (assigned to KWESST Inc.)
Phantom	United States	17/163,546	Filed on January 31, 2021 which claims benefit of 16/116,914	Programmable Multi-Waveform RF Generator for Use as Battlefield Decoy	Abandoned
Phantom	United States	17/405,021	Filed on August 17, 2021 which claims the benefit of 16/116,914	Programmable Multi-Waveform RF Generator for Use as Battlefield Decoy	Pending
Phantom	United States	18/138,071	Filed on April 22, 2023 which claims the benefit of 17/163,546	Programmable Multi-Waveform RF Generator for Use as Battlefield Decoy	Pending (temporarily abandoned - reinstatement due January 9, 2026)
Phantom	International	PCT/CA2021/050038	Filed on January 15, 2021	Programmable Multi-Waveform RF Generator for Use as Battlefield Decoy	Published as W02022/150901 Completed Applicant is KWESST Inc.
Phantom	Canada	3,205,090	Filed on January 15, 2021	Programmable Multi-Waveform RF Generator for Use as Battlefield Decoy	Pending (assigned to KWESST Inc.)
Phantom	Australia	2021418936	Filed on January 15, 2021	Programmable Multi-Waveform RF Generator for Use as Battlefield Decoy	Pending (assigned to KWESST Inc.)
Phantom	Canada	3,106,716	Filed on January 21, 2021	Programmable Multi-Waveform RF Generator for Use as Battlefield Decoy	Issued as Patent No. 3,106,716 (assigned to KWESST Inc.)

Phantom	Australia	2021200556	Filed on January 29, 2021	Programmable Multi-Waveform RF Generator for Use as Battlefield Decoy	Pending (assigned to KWESST Inc.)
BLDS	United States	63/523,726	Filed on June 28, 2023	Battlefield Laser Detection Equipment Module and System Comprising the Same	Pending

We have the following pending trademark applications:

Trademark	Country	Application #	File Date	Status
Phantom	Canada	2,047,424	August 24, 2020	Pending
Phantom	United States	90/135,612	August 25, 2020	Pending

We also have the following corporate pending trademark applications:

Trademark	Country	Application #	File Date	Status
	Canada	2,063,763	November 12, 2020	Pending
	United States	90/518,212	February 8, 2021	Pending

Government Regulations

Non-lethal

United States

In February 2022, we retained the services of Orchid Advisors to assist us with the classification and ATF compliance for our PARA OPS devices.  Orchid Advisors is an FFL compliance solutions firm headquartered in Hartford, Connecticut.

Based on Orchid Advisor's interpretation of the ATF rules and regulations, we have self-classified the .67 caliber version of the PARA OPS devices as a "destructive device," providing us with the ability to go to market much sooner than waiting for ATF classification ruling. Under the ATF rules, a manufacturer must determine whether the device is a firearm and therefore be subject to ATF regulation and if it is a firearm whether it is subject to National Firearms Act of 1934 ("NFA") regulations.

To be considered a regulated firearm in the United States, the device must be: (i) a weapon that (ii) will or is designed to expel a projectile (iii) by the action of an explosive. Although primers in ammunition cartridges are exempt from control under the explosives regulations as administered by ATF, they are still considered an "explosive" for the purposes of the firearm definition.  Because we use primers in the ammunition cartridges for our PARA OPS devices, we have decided to self-classify our PARA OPS devices as a form of firearm in the United States pending any different eventual classification by the ATF.

As the PARA OPS product line is identified as a firearm in the United States, it must be determined whether an additional level of control is imposed by the NFA. Under NFA regulations, there are only two possible types of NFA firearm that PARA OPS could be defined as: (1) a "any other weapon" ("AOW") or (2) a "destructive device".  Sale of either of these to consumers is permissible but requires a lengthy approval process conducted by the ATF (the background check process on the consumer); whereas sale to law enforcement agencies, military bodies, or government agencies is a more expedient approval process (usually less than 7 days). Further, the AOW classification requires only a $5 transfer tax to consumers whereas a destructive device classification results in a $200 transfer tax to consumers (such tax being borne by the consumer). While our PARA OPS is non-lethal (the kinetic energy of our projectile is well below lethal threshold), we have determined that the current version of our PARA OPS devices are "destructive devices" because the measurement of the bore of our device is currently in excess of the one-half inch in diameter, the maximum size for AOW. Therefore, until we produce a small caliber version for the consumer market we plan to focus sales on the market of law enforcement and other public safety agencies.

As a result, initial sales of our PARA OPS devices in the United States are expected to come primarily from law enforcement agencies until we reduce the bore diameter of our device to less than one-half inch in diameter for the consumer market. In July 2022, we entered into a consulting agreement with an FFL engineering firm, Bachstein Consulting LLC, in the United States to finalize the prototype for the PARA OPS single and multi-shot devices, including LRIP during Q1 Fiscal 2023.  We plan to pursue development through Fiscal 2024 of a non-pyrotechnic energy actuator for PARA OPS in conjunction with a smaller diameter cartridge and projectile which, together, we expect would result in a next-generation version of PARA OPS products that would be considered non-firearms in most jurisdictions. The distribution of our PARA OPS in the United States will be done directly with FFL distributors/firearm dealers for civilian sales.  Today, all 50 states of the United States allow civilians to own a firearm subject to the firearm laws of the state (which vary by state). We expect the sales of our PARA OPS devices will position us well for significant recurring revenues through the sale of subsequent ammunition over the next 12 months (see Risk Factors - We have Significant Non-Recurring Revenue).

For the non-lethal ARWEN products, we maintain a firearm business license (the "Firearm Business License") issued by the Chief Firearms Office of the Ontario Ministry of the Solicitor General and we are also registered under the Controlled Goods Program in Canada. For further information, see Digitization and Counter Threat. Additionally, we maintain a Federal Explosives License/Permit for the manufacturing of explosives and an FFL for manufacturer and sale of destructive devices, both issued by the ATF in the United States. All sales of our ARWEN launchers are made directly to law enforcement agencies.

Rest of the World

As our current focus is commercializing PARA OPS in the United States, we have not begun analyzing the related government regulations for the rest of the world.

Digitization and Counter-Threat

Firearm Business License

In Canada, we maintain a Firearm Business License with the Chief Firearms Officer of the Ontario Ministry of Solicitor General for our following business activities:

  Manufacture, modification and assembly: prohibited weapons, ammunition, restricted firearms, prohibited devices, prohibited ammunition, prohibited handguns, non-restricted firearms, prohibited firearms;
  Retail sales (including consignment sales): restricted firearms and non-restricted firearms;
  Consignment sales: prohibited firearms including prohibited handguns;
  Gunsmithing: prohibited firearms, prohibited handguns, non-restricted firearms, restricted firearms;
  Transportation of inventory: prohibited firearms, ammunition, prohibited handguns, non-restricted firearms, prohibited ammunition, prohibited devices, restricted firearms, prohibited weapons;
  Storage of firearms: restricted firearms, non-restricted firearms, prohibited firearms, prohibited handguns.

  Export: ammunition, prohibited handguns, non-restricted firearms, prohibited ammunition, prohibited firearms, prohibited weapons, prohibited devices;
  Possession for the purpose of instruction: restricted firearms, ammunition, non-restricted firearms, prohibited handguns.
  Import: prohibited firearms, non-restricted firearms, prohibited devices, prohibited ammunition, ammunition, prohibited weapons, prohibited handguns and restricted firearms.

The Firearm Business License is for the purposes of: (i) the performance of a contract entered into by the Government of Canada, the government of a province, the government of a municipality acting on behalf of a police force, or a police force, or by a person acting on behalf of such a government or a police force; and (ii) the development, modification or testing of a prohibited firearm, prohibited weapon, prohibited device or prohibited ammunition, or any component or part thereof, for the purpose of training, or supplying goods or training materials used in the training of, a public officer as defined in subsection 117.07(2) of the Criminal Code (Canada), who is acting in the course of his or her duties or employment.

As of the date of this Prospectus, we believe to be fully compliant with all the conditions under which the Firearm Business License is delivered and maintained.

We have a Firearms Business License that covers any potential scenario that we may from time to time be involved in which such a license would be required. We are currently not in the retail or consignment sale of firearms and do not expect to be in this type of business.

For greater clarity, we use real firearms in the development and testing of our products as well as in training users on their use. Any device such as the TASCS IFM or TASCS NORS must be developed and tested on the weapon platforms for which it is designed. The Shot Counter is designed to work on automatic weapons in military and police inventories. These types of weapons are classified as prohibited and are solely utilized in the development and testing of the product. Replica systems are utilized for static demonstrations, trade shows and other non-firing events.

We procure ammunition such as those required for mortars, grenade launchers and others weapon types to conduct testing and evaluation. On occasion, we may need to export ammunition in support of demonstrations.

Controlled Goods Program

In Canada, an individual or organization must register in the Controlled Goods Program with the Public Services and Procurement Canada if they need to:

  examine, possess or transfer controlled goods (munitions);
  transfer controlled goods outside of Canada; or
  receive bid solicitation documents containing controlled goods or controlled technology.

We are registered in the Controlled Goods Program and believe we are in compliance as of the date of this Prospectus.

Economic Dependence

As an early-stage company, the revenue stream in Fiscal 2021 for the TASCS system was concentrated on one United States military customer. We recognized 98.3% of the total revenue (USD$0.8 million) for this United States military customer during Fiscal 2021 (see Operating and Financial Review and Prospects, Critical Accounting Estimates).  We have delivered the remaining milestone and recognized the remaining 2.7% of the total revenue during the first quarter of Fiscal 2022. While we expect follow-on orders for our TASCS IFM 81mm mortar system they are likely to be under multi-year "Joint Fires" programs throughout Fiscal 2024, and there is no assurance of such orders Fiscal 2024.

Since September 30, 2021, we have further diversified our revenue base as a result of the Police Ordnance Acquisition.  Additionally, on December 1, 2021, we entered into a master professional services agreement (the "MPSA") with General Dynamics Mission System ("GDMS") to support the development of digitization solutions for future Canadian land C41SR programs under Strong, Secure, Engaged: Canada's Defence Policy. This includes TAK integration and other digitization services over 12 months. The MPSA serves as the master agreement and governs the basic terms and conditions for all future statements of work ("SOW") but does not in itself give rise to financial rights or obligations for either GDMS or us nor does it ensure that a future SOW will be awarded. Accordingly, there are no material terms in the MPSA except for the termination provision. At its sole discretion, GDMS may terminate the MPSA and/or a SOW by written notice to us. Under such event, GDMS will be liable for work rendered or expenses incurred prior to the effective date of such termination for which payment has not been made to us.  GDMS may also terminate the MPSA immediately in the event of default (as defined in the GDMS). Concurrently with entering in the MPSA, we entered into a SOW with GDMS for the first phase of the project which was delivered by the end of Q3 Fiscal 2022 and fully collected.  GDMS accounted for 41% of our Fiscal 2022 consolidated revenue. During Q1 Fiscal 2023 we entered into another SOW with GDMS for USD$0.1 million, which we delivered by the end of the quarter. With the commercial launch of PARA OPS product line in Fiscal 2024 and continued product sales from the ARWEN launchers, we anticipate our total consolidated revenue will continue to diversify with various customers, resulting in less dependence on limited customers to drive positive cash flows and profitability.

Foreign Operations

We established office space in Stafford, Virginia to conduct United States business development activities and anticipated light assembly and distribution for our non-lethal, Digitization, and Counter-Threat business lines. We released this space in the summer of 2023 and rented alternative space in the premises of our outsourced PARA OPS devices manufacturer in North Carolina for greater economy and convenience.

History and Development of the Company

Corporate Overview

KWESST Micro Systems Inc. is a corporation domiciled in Canada and was incorporated under the BCBCA on November 28, 2017. We develop and commercialize next-generation tactical systems for military, security, and personal defense markets. Key market segments and solutions addressed by our proprietary solutions are:

(i) non-lethal products with broad application in the professional and personal defense market,

(ii) modernized digitization of tactical teams for shared real-time situational awareness in the military and public safety markets, and

(iii) counter-measures against threats such as drones, lasers and electronic detection for the military market.

Our business activities are carried on by our wholly-owned subsidiaries, see Organizational Structure.

Our registered office is located at 2900 - 550 Burrard Street, Vancouver, British Columbia V6C 0A3 and our principal place of business is located at 155 Terence Matthews Crescent, Unit #1, Ottawa, Ontario, Canada, K2M 2A8.

Our Common Shares are listed and posted for trading on Nasdaq under the symbol "KWE", the TSXV under the trading stock symbol "KWE.V" and the Frankfurt Stock Exchange under the stock symbol of "62U". Certain of our Warrants are listed and posted for trading on Nasdaq under the symbol "KWESW".

Following the closing of the Qualifying Transaction on September 17, 2020 (as defined below) pursuant to the policies of the TSXV, we changed our fiscal year end from December 31st to September 30th.

The SEC maintains an internet site at http://www.sec.gov/edgar that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our internet site is https://www.kwesst.com; our telephone number is (613)319-0537.

Intercorporate Relationships

The following chart illustrates our wholly-owned subsidiaries:

KWESST U.S. Holdings Inc.

On May 2, 2022, we incorporated a wholly-owned United States holding subsidiary in Delaware (United States).

KWESST Public Safety Systems U.S. Inc.

On May 2, 2022, we incorporated a wholly-owned United States subsidiary in Delaware (United States), for the PARA OPS product line in the United States (see Business Overview).

KWESST Defense Systems U.S. Inc. (formerly KWESST U.S., Inc.)

On January 28, 2021, we incorporated a wholly-owned United States subsidiary in Delaware (United States), named KWESST U.S., Inc., and established an office in Stafford, Virginia (United States) to further pursue Digitization and Counter-Threat business opportunities in the United States.  On June 3, 2022, we amended the certificate of incorporation of the subsidiary to change the name to KWESST Defense Systems U.S. Inc.

KWESST Public Safety Systems Canada Inc.

On April 6, 2022, we incorporated a wholly-owned subsidiary in Ontario (Canada), for the PARA OPS business line in Canada (see Business Overview).

2720178 Ontario Inc. and Police Ordnance Company Inc.

On December 15, 2021, we acquired 2720178 Ontario Inc., which owns all of the issued and outstanding shares of Police Ordnance, a company incorporated in Ontario (Canada) (see Principal Capital Expenditures and Divestitures).  These are wholly-owned subsidiaries of KWESST.

KWESST Inc.

On April 24, 2017, we incorporated a company in Ontario (Canada) named KWESST Inc. for the Digitization and Counter-Threat business lines.

On September 17, 2020, pursuant to the Qualifying Transaction (as defined below), KWESST Inc. amalgamated with 2751530 Ontario Ltd. ("Subco"), with the amalgamated company retaining the name of "KWESST Inc."

Events in the Development of the Business

Inception to 2019 Highlights

KWESST was formed in April 2017. KWESST was founded to pursue advanced projects within the defense and security fields. We opened our offices in Ottawa, Ontario in May of 2017 and began development of what would become our core technology, TASCS. Our TASCS consists of a sensor package mounted to a soldier weapon and a display running a user interface program typically known as the Battlefield Management System ("BMS").

Between May and September of 2017, we developed the first-generation prototype of the sensor package forming part of TASCS, combined with a basic BMS system. KWESST started to collaborate with a United States military drone supplier, AeroVironment, Inc. ("AeroVironment").

In March 2018, we successfully integrated AeroVironment's drone data feed into KWESST's TASCS.

From April 20, 2018 to December 14, 2018, KWESST completed several financings (collectively "KWESST 2018 Financing") in the amount of $940,255 by way of revenue sharing agreements, related party loans and 10% convertible debentures to fund our working capital requirements.

2019 Highlights

On April 12, 2019, we won our first contract with AeroVironment valued at USD$100,000. In August 2019, we were in discussions with AeroVironment for a further contract to integrate our TASCS IFM with AeroVironment's Augmented Weapon Sight technology for the preproduction development of 60mm and 81mm mortar and machine gun mounts. This was delayed to April 2020 due to COVID-19 restrictions.

On October 1, 2019, we entered into an executive service agreement with DEFSEC Corporation ("DEFSEC") in which its CEO, David Luxton, agreed to serve as our Executive Chairman (refer to Compensation for remuneration information).

On October 24, 2019, we completed a private placement of Common Shares for gross proceeds of $1,015,000 at a price of $14 per share, resulting in the issuance of 72,500 Common Shares (the "October 2019 Private Placement").

On October 24, 2019, the revenue sharing agreements and convertible debentures that we issued as part of the KWESST 2018 Financing were settled by the issuance of: (i) 44,350 Common Shares, and (ii) $234,515 in principal amount of convertible notes, bearing interest at a rate of 10% per annum (the "KWESST 2019 Convertible Notes").

On November 18, 2019, we entered into a non-exclusive licensing agreement (the "AerialX Licensing Agreement") with AerialX and licensed a technology required to manufacture, operate and use a drone whose principal function and purpose is to act as a projectile to intercept aerial threats using kinetic force (the "Licensed Technology").

During the quarter ended December 31, 2019, we started developing proprietary laser defense products to protect ground forces from a portable laser attack weapon developed and produced by a foreign adversary.

Fiscal 2020 Highlights

On January 30, 2020, we completed a private placement of 37,500 Common Shares at a price of $28 per Common Share for gross proceeds of $1,050,000.

On March 1, 2020, we entered into a consulting agreement with SageGuild, LLC ("SageGuild") to provide United States business development support to facilitate the integration of our solutions/services into the U.S. Department of Defense markets. The monthly consulting fee comprised of cash and 435 Common Shares at a price of $35 per share. In preparation for a go-public transaction, the Common Shares issuable in satisfaction of the consulting fee were amended to stock options starting from May 31, 2020, in which the exercise price was satisfied by services rendered by SageGuild.

On March 25, 2020, we completed a private placement of 12,082 Common Shares at a price of $35 per Common Shares for gross proceeds of $422,875.

On April 30, 2020, Foremost Ventures Corp. ("Foremost"), together with its wholly owned subsidiary, Subco, entered into an amalgamation agreement ("Amalgamation Agreement") with KWESST Inc. pursuant to which Subco and KWESST Inc. agreed to amalgamate (the "Amalgamation") to complete an arm's length qualifying transaction, in accordance with the policies of the TSXV (the "Qualifying Transaction" or "QT").

On April 25, 2020, AeroVironment issued an additional purchase order valued at USD$635,000 to provide increased capability to the AWS system. This generated approximately $530,000 of revenue in Fiscal 2020.

On May 8, 2020, we issued an aggregate amount of $1,115,034 in convertible notes comprised of (i) $1,081,504 in principal amount of convertible notes convertible at $31.50 per Common Share, bearing interest at a rate of 15% per annum ("KWESST May 2020 Private Placement Convertible Notes") and (ii) a convertible note with a principal amount of $33,530 issued to a third party for services rendered in connection with the private placement, all of which convertible notes (including accrued interest thereon) were automatically converted into 37,275 Common Shares upon closing of the Qualifying Transaction on September 17, 2020. Additionally, as an inducement, the note holders were entitled to receive 25% of the principal amount in the form of Common Shares based on a stock price of $31.50 per share, resulting in the issuance of 8,583 Common Shares concurrently with the above conversion event.

On June 12, 2020, we entered into a technology agreement (the "GhostStep Technology Purchase Agreement") with SageGuild pursuant to which KWESST acquired GhostStep technology. We have since rebranded it as Phantom. The total purchase consideration was valued at approximately $482,000. For further information, see Principal Capital Expenditures and Divestitures.

On July 9, 2020, KWESST issued 62,994 subscription receipts of KWESST at $49.01 per subscription receipt for aggregate gross proceeds of approximately $3,087,138, before share issuance costs. As part of the Qualifying Transaction, in September 2020, the 62,994 subscription receipts were converted into Common Shares of KWESST, which were subsequently cancelled, and Common Shares were issued in exchange therefor.

On July 20, 2020, we won a contract with a United States military customer valued at USD$405,000 to integrate our TASCS IFM with a mortar system.

On September 17, 2020, KWESST completed the Qualifying Transaction with Foremost. The Amalgamation was structured as a three-cornered amalgamation and, as a result, the amalgamated corporation, named "KWESST Inc.", became a wholly owned subsidiary of Foremost, which changed its name to "KWESST Micro Systems Inc.". Immediately following the completion of the Amalgamation, there were 589,516 Common Shares outstanding, and the former shareholders of KWESST Inc., along with the holders of the subscription receipts and convertible notes of KWESST Inc., owned approximately 97.8% of the issued and outstanding Common Shares. This constituted a reverse acquisition for accounting purposes under IFRS.

On September 22, 2020, the Common Shares began trading on the TSXV under the stock symbol "KWE".

Fiscal 2021 Highlights

On December 16, 2020, following successful trials, a United States military customer awarded a follow-on order of USD$799,000 with new hardware and software requirements coupled with additional military trials.

On January 14, 2021, we entered into a definitive technology purchase agreement (the "DEFSEC Purchase Agreement") to acquire the Low Energy Cartridge technology from DEFSEC, a proprietary non-lethal cartridge-based firing system (rebranded as the "PARA OPS" system) for a total purchase consideration of approximately $2.9 million, subject to closing conditions. For further information, see Principal Capital Expenditures and Divestitures.

On February 4, 2021, the Common Shares commenced quotation on the OTCQB under the stock symbol "KWEMF."

On April 5, 2021, KWESST and AerialX entered into an amended and restated license agreement in which we obtained exclusive rights to gain exclusive rights to manufacture, operate, and use its drone for the C-UAS (Counter Unmanned Aerial Systems) market, for the United States Department of Defense and Canada's Department of National Defense. For further information, see Principal Capital Expenditures and Divestitures.

On April 29, 2021, we completed a private placement of 51,087 units at a price of $87.50 per unit for gross proceeds of $4,470,071 (the "April 2021 Private Placement"), as amended in August 2021. Each unit consisted of one Common Share and seventy Common Share purchase warrants, exercisable to acquire 1/70 of a Common Share at a price of $1.75 each (70 warrants for one Common Share) for a period of 24 months. Following this closing, we also closed the acquisition of the PARA OPS system on the same day.

On July 9, 2021, we held our first live demonstration of the PARA OPS system in Whistler, British Columbia. Following this successful live demonstration, on July 12, 2021, we announced details of our commercialization road map for the PARA OPS system, including the unveiling our products at the 2022 SHOT Show® in Las Vegas, Nevada to be held on January 18-21, 2022.

On July 21, 2021, we announced that Brandon Tatum agreed to be our strategic advisor and advocate for the LEC System. Mr. Tatum is a former Tucson Police Officer and runs a successful You-Tube channel called "The Officer Tatum", with over 1.9 million subscribers, as well as other social media platforms and a nationally syndicated radio show on the Salem Radio Network.

On August 31, 2021, the Common Share purchase warrants issued in the April 2021 Private Placement were listed for trading on the TSXV under the stock symbol "KWE.WT."

On September 16, 2021, we completed a private placement of 10,714 units at a price of $140 per unit for gross proceeds of $1,500,000 (the "September 2021 Private Placement"). Each unit consisted of one Common Share and seventy Common Share purchase warrants, exercisable at a price of $2.35 for each 1/70 of a Common Share (70 warrants for one Common Share) for a period of 24 months.

On September 28, 2021, we announced our strategic partnership with Stryk Group USA for the commercialization of our PARA OPS system in the United States.

Fiscal 2022 Highlights

On October 4, 2021, we announced the introduction to market our Phantom electronic battlefield decoy, including advanced negotiation with a global defense contractor to provide Phantom units as part of the contractor tender for armored vehicles to a large NATO customer. There are only two bidders that have qualified for this opportunity.

On October 13, 2021, we announced that we are accelerating the readiness of deployable and man-wearable BLDS for first deliveries available by end of Q1 Fiscal 2022, following military interest from a number of NATO land and Special Operation Forces at the signature European defense show, DESI, which took place in London, UK, on September 13 to 18, 2021.  While no deliveries took place in Fiscal 2022, on November 2, 2022, we won our first customer order of USD$330,000 from Nordic Defence & Security AS of Oslo, Norway, a trading and consulting agency offering solutions for the army, navy, air force in addition to other professional users such as the police, fire departments and different security dependent organizations, for the provision of four BLDS to be delivered by May 2, 2023.  These BLDS units are to be mounted and integrated on the new combat patrol vehicles for Norwegian Special Operating Forces ("SOF") now in prototype build. Through this initial order, we are well positioned to supply a higher quantity of BLDS once the Norwegian SOF combat vehicle proceeds into full production in calendar year 2024.  There is no assurance on this timing or that we will receive additional orders for our BLDS from Norwegian SOF.

On November 12, 2021, we announced that General Dynamics Land Systems ("GDLS") selected KWESST's Phantom electronic battlefield decoy as part of its ongoing efforts to develop a next generation multi-million domain mobile capability at the tactical level. If GDLS wins the contract with their United States military customer, we have estimated the potential value for this contract to KWESST could be more than USD $40 million, depending on the number of Phantom units per military vehicle and final pricing based on volume. The United States military customer is expected to announce the winner of the tender for 400-500 next generation military vehicles in calendar 2023. Accordingly, there is no assurance that we will be awarded this contract or if we are, what the value of such contract will be to KWESST.

On November 15, 2021, we conducted live fire demonstration of our initial non-lethal cartridge-based single shot device for investors near Toronto, Ontario, including an opportunity for these investors to use the devices. Further, on January 14, 2022, we announced the unveiling of our non-lethal cartridge-based products under the brand PARA OPS at the 2022 SHOT Show® in Las Vegas held on January 18th to 21st 2022.

On November 23, 2021, in connection with an updated capital markets strategy, we submitted our initial application to list our Common Shares on Nasdaq. We believe that, if successful, a Nasdaq listing can broaden investor awareness for KWESST's Common Shares, with a view to supporting shareholder value.

On December 2, 2021, we announced that we engaged the New York-based public relations firm AMW Public Relations to lead our public relations, brand strategy, and media communication initiatives.

On December 8, 2021, our United States military customer accepted the delivery of the final milestone of the USD$0.8 million relating to the integration of our TASCS IFM with the 81 mortar system. Final payment was received in January 2022. While we expect follow-on customer orders for this solution during Fiscal 2023, there is no assurance of such orders.

On December 14 and 16, 2021, we announced that we signed a Master Services Agreement with GDMS - Canada to support the development of digitization solutions for future Canadian land C4ISR programs. We estimate the contract's value to KWESST to be up to $1.0 million over the next 12 months.

On December 15, 2021, we completed the non-cash acquisition of Police Ordnance Company Inc. - see Principal Capital Expenditures and Divestitures for further details. On January 10, 2022, we announced that Police Ordnance Company Inc. received orders from law enforcement agencies for approximately $0.4 million in ARWEN products, all have since been delivered as of the date of this Prospectus. However, as most of the shipments related to open customer orders at the acquisition date, these were not recorded as revenue during the quarter but rather as a reduction of intangible assets in accordance with IFRS.

At the 2022 SHOT Show® held in Las Vegas from January 18th to 21st 2022, we showcased our initial PARA OPS single shot device. Since this event, we have continued to make further improvements to this device based on positive feedback from the SHOT Show®. As of the date of this Prospectus, we have finalized the design of the single shot device and are in the process of producing small quantities for market testing prior to commercial launch this summer. We are also in the process of optimizing the design of our multi-shot device for market testing in June 2022 and commercial launch soon after. Our initial sales focus will be law enforcement agencies. (see Proprietary Protection - Government Regulations).

On February 11, 2022, we filed United States patent application No. 17/669,420 claiming priority to a provisional patent application serial 63/148,163 by the USPO for our PARA OPS system.

On March 11, 2022, we closed a non-secured and non-convertible loan financing transaction with a syndicate of lenders for aggregate loan proceeds of $1.8 million and an additional $0.2 million on March 15, 2022, for a gross total of $2.0 million (the "Unsecured Loans"). The Unsecured Loans bear interest at a rate of 9.0% per annum, compounded monthly and not in advance, and have a maturity of thirteen months, with KWESST having the option to repay the whole or any part of the Unsecured Loans, without penalty or premium, at any time prior to the close of business on the maturity date. The principal amount is due only at maturity.  As part of the terms of the Unsecured Loans, we issued an aggregate of 14,286 bonus Common Shares to the lenders. These Common Shares were issued pursuant to prospectus exemptions of applicable Canadian securities laws and therefore subject to a four-month plus one day trading restriction.

On March 29, 2022, the Common Shares commenced trading on the Frankfurt Stock Exchange under the stock symbol "62U." We believe this listing will provide us with the opportunity to further increase our investor base globally, improve our stock liquidity, and promote KWESST to the European financial markets.

We announced on April 4, 2022, with the war in Ukraine, that we are currently actioning a number of NATO and non-NATO country requests for quotations of our Phantom electronic decoy and laser detection products. While we are confident that this activity will generate sales orders before the end of Fiscal 2022, there is no assurance that we will be successful.

On April 22, 2022, we issued 875 Common Shares to the selling shareholders of Police Ordnance as a result of achieving the performance milestone as defined in the share purchase agreement.

On April 25, 2022, we announced that we engaged RedChip Companies ("RedChip") to lead our investor relations efforts in the United States, in advance of our pending Nasdaq listing. Headquartered in Orlando, Florida, RedChip provides investor relations, financial media, and research for microcap and small-cap stocks.

On July 6, 2022, we won our first CIMS related contract and entered into a three-year contract with Counter-Crisis Technology Inc. to design, develop, and implement a significant component of a national Ground Search and Rescue Incident Command System for Public Safety Canada, with the Ontario Provincial Police as technical advisory stakeholder for this project. The total contract value is approximately $0.7 million, net of in-kind contributions of $76,000, over three years of services commencing in late July 2022.  Either party may, at any time and for any reason, terminate the contract for convenience upon at least 30 business days' notice.  In the event of termination for convenience, we may recover only the actual cost of work completed to the date of termination in approved units of work or percentage of completion.

On July 14, 2022, we closed a non-brokered private placement, resulting in the issuance of 22,857 units of KWESST, at a price of $15.05 per unit, for aggregate gross proceeds of $0.34 million. Each unit consisted of one Common Share and seventy one-half Common Share purchase warrants, exercisable at a price of $0.285 each per share for a period of 24 months. Each Warrant converts into 0.01428571 Common Shares or 70 warrants for one Common Share. Certain of our directors and officers participated in the amount of $87,500.

On August 16, 2022, we announced that we publicly filed a registration statement on Form F-1 with the SEC relating to a proposed public offering in the United States of common units (the "U.S. IPO Common Units"), consisting of one Common Share and a warrant to purchase one Common Share ("U.S. IPO Warrants"), and pre-funded units, consisting of a pre-funded warrant to purchase one Common Share and a warrant to purchase one Common Share (the "U.S. IPO").

On August 29, 2022, we announced that we closed two non-secured loans in the amount of USD$200,000 per loan with a third party lender for an aggregate amount of USD$400,000.  The first non-secured loan of USD$200,000 bears interest of 6% per annum and will mature on August 31, 2023.  In connection with the first non-secured loan, we issued 4,239 bonus shares to the lender. The second non-secured loan of USD$200,000 (the "Second Loan") bears interest of 6% per annum and will mature on August 31, 2023. For both loans, the repayment will be 110% of its principal and both loans are senior to our other unsecured indebtedness. The Second Loan contains certain provisions allowing us to apply to the TSXV to repay the principal amount by issuing Common Shares in accordance with the rules and regulations of the TSXV.

On September 13, 2022, we announced the commencement of an underwritten public offering in Canada of units (the "Canadian Units") consisting of one Common Share and one Common Share purchase warrant for gross proceeds of approximately USD$3 million (the "Canadian Offering") following the filing of a preliminary short form base PREP prospectus with the securities regulatory authorities in each of the provinces of Canada, except Québec.

Fiscal 2023 Highlights

On October 28, 2022, in advance of the Nasdaq listing, we effected a one for forty (1-for-40) reverse stock split of our Common Shares to meet Nasdaq's initial listing requirements (the "Reverse Split").

On November 2, 2022, we won our first customer order from an overseas NATO country for our BLDS product (see Business Overview - Principal Products and Services). These BLDS are for Special Forces who will be battle-testing the system in operational conditions. Subject to successful testing, we expect follow-on requirements, though there is no assurance there will be any follow-on orders.

On December 6, 2022, our Common Shares and the U.S. IPO Warrants were approved for trading on Nasdaq under the symbols "KWE" and "KWESW", respectively, and commenced trading on December 7, 2022. The SEC declared our Form F-1 Registration Statement effective on December 6, 2022.

On December 9, 2022, we announced the closing of the U.S. IPO and Canadian Offering, for aggregate gross proceeds of USD$14.1 million. In the U.S. IPO, we sold 2,500,000 U.S. IPO Common Units at a public offering price of USD$4.13 per unit. Each Common Unit consisted of one Common Share and one U.S. IPO Warrant. The U.S. IPO Warrants have a per share exercise price of USD$5.00, can be exercised immediately, and expire five years from the date of issuance. The U.S. IPO Warrants are listed on Nasdaq under the symbol "KWESW". In connection with the closing of the U.S. IPO, the underwriter partially exercised its over-allotment option to purchase an additional 199,000 pre-funded common share purchase warrants (the "U.S. IPO Pre-funded Warrants") and 375,000 U.S. IPO Warrants (the "U.S. IPO Option Warrants"). In the Canadian Offering, we sold 726,392 Canadian Units at a price to the public of USD$4.13 per unit. The Canadian Warrants have a per Common Share exercise price of USD$5.00, are exercisable immediately and expire five years from the date of issuance. The Canadian Warrants are not listed on any exchange.

On January 30, 2023, we announced the highlights of the 2023 SHOT SHOW where the Company's new PARA OPS products and its ARWEN non-lethal launcher were showcased, in Las Vegas. The Company was invited to demonstrate and brief its ARWEN 37mm launcher system two symposiums in 2023 to highlight the effectiveness of the ARWEN platform for crowd control and for SWAT teams conducting high-risk arrests.

On February 14, 2023, we announced that the Company was showcasing its products at IDEX in Abu Dhabi, United Arab Emirates, and to exhibit and speak at Future Soldier 2023 Technology Conference in London, United Kingdom, as part of our international market development program.

On February 27, 2023, we announced the key business pursuits arising from IDEX in Abu Dhabi, United Arab Emirates including: (i) a digitization project to provide first responders with shared, real-time situational awareness in critical incident response; (ii)  a digitization project to feed video footage directly to shipborne and ground personnel from airborne platforms conducting maritime patrol operations in the Gulf; (iii) equipping police and security forces in the MENA region with the Company's new PARA OPS non-lethal system through distributors the Company met with; and (iv) potential co-ventures with UAE defense technology agencies and financial partners, arranged through the Company's investment bankers, Think Equity, New York.

On March 1, 2023, we announced that Steven Archambault stepped down as Chief Financial Officer ("CFO") of the Company to pursue a new opportunity overseas.

On March 17, 2023, we announced the prospect of new European opportunities with military and major defense industry suppliers arising from our presentation at the Future Soldier Technology conference and its subsequent meetings in the United Kingdom.

On March 24, 2023, we announced that a G7 capital police force had adopted the Company's new Overwatch Commander system for critical incident management.

On April 3, 2023, we announced that David Luxton assumed the role of Interim CFO in addition to his role as Executive Chairman.

On April 27, 2023, the TSXV approved the listing of the Canadian Warrants issued in the Canadian Offering in December 2022, commencing trading on May 1, 2023.

On May 2, 2023, we announced that the Company received notice of a contract award under a joint venture with two other defence industry partners, to perform software systems engineering work for the Canadian Department of National Defence ("DND") for approximately $20 million over a span of five years (the "Canadian Government Contract").

On May 29, 2023, we announced that at CANSEC 2023, the Company planned to feature its capability to rapidly integrate and exploit digital information for the dismounted and mounted soldier to more than thirty visiting countries, including TAK integration, Tactical Digital Fires System and Command and Control On The Move, all vital aspects of soldier modernization for survivability.

On May 30, 2023, we announced the appointment of Sean Homuth as CFO and Chief Compliance Officer, effective June 12, 2023.

On July 19, 2023, we announced that we had entered into definitive agreements with a group of accredited and institutional investors for the issuance and sale of Common Shares (or Common Share equivalents) on a brokered private placement basis, for aggregate gross proceeds of approximately USD$5.6 million.

On July 21, 2023, we announced the closing of the offering and the issuance and sale of 2,472,742 Common Shares (or Common Share equivalents), for aggregate gross proceeds of USD$5,588,396.92. As a part of the offering, the Company issued 1,542,194 Common Shares at a price of USD$2.26 per common share and 930,548 pre-funded warrants at a price of USD$2.259 per pre-funded warrant, with each common share and pre-funded warrant being bundled with one common share purchase warrant of the Company. As compensation for services rendered, the Company paid to ThinkEquity LLC ("ThinkEquity") a cash fee of $475,013.14 representing 8.5% of the aggregate gross proceeds of the offering and issued 123,637 warrants to purchase a number of Common Shares.

On July 25, 2023, we announced that we had filed a U.S. patent application for the core module of our next-generation Battlefield Laser Detection System branded "BlaDE", and that we will make the BlaDE module available as a plug-and-play offering to third-party OEMs for incorporation into their new and legacy electro-optical systems on armored vehicles.

Year-to-Date Fiscal 2024 Highlights

On October 18, 2023, we announced that we were developing a patent-pending SaaS product for public safety agencies to enable "lightning fast" real-time shared situational awareness among front-line responders during critical incidents.

On October 24, 2023, we announced that we received a Notice of Allowance for the Luxton Low Energy Cartridge (LEC) patent from the U.S. Patent Office, which supports our PARA OPS product line. The patent was subsequently issued on October 31, 2023.

On November 27, 2023, we announced that Sean Homuth was appointed as President and CEO.

On December 6, 2023, we announced that General (Retired) Rick Hillier joined our Board of Directors and became chair of our Strategic Planning Committee, following the retirement of Jeff McLeod.

On December 13, 2023, we announced that our non-lethal PARA OPS and ARWEN products would be available for law enforcement agencies to purchase on-line as of December 18, 2023.

From January 23-26, 2024, we attended the SHOT Show 2024 in Las Vegas, Nevada. On January 22, 2024 in advance of the SHOT Show 2024, we demonstrated our new ARWEN 40mm cartridge and PARA OPS non-lethal system, with live fire demonstrations.

On February 2, 2024, we announced that Dave Ibbetson, former General Manager of General Dynamics C4 Systems International, and General Dynamics Mission Systems International was engaged by us as a Strategic Defence Advisor.

On February 5, 2024, we announced highlights from the Company's attendance at SHOT Show 2024.  This included law enforcement agencies at the federal, state and local level, plus foreign distributors from Europe, Asia, Latin America and the Middle East.  The Company has started receiving initial small quantity orders for test and evaluation of its 40mm baton ammunition as well as requests from various agencies for live demonstrations of the PARA OPSTM products.

On February 12, 2024, we announced that we were invited to demonstrate and brief on our public safety products at an international gathering of special intervention units, which was held overseas in April, 2024. We have also been demonstrating and briefing on our new PARA OPS non-lethal system, our new 40mm ARWEN cartridge for riot control and tactical teams and our new Lighting and T-SAS systems for sharing situational awareness among responders and commanders to various police agencies in North America.

On February 28, 2024, we announced the signing of a binding letter of intent with O'Dell Engineering Ltd., in Southwestern Ontario, Canada, for the sale and distribution of PARA OPS products in Canada for the civilian market.

On March 8, 2024, we announced that we were awarded a contract by the Ontario Provincial Police to deliver training and certification to the force's lead Team Awareness users and trainers.

On March 12, 2024, we announced the demonstration of our PARA OPS and new ARWEN 40mm products to Southern California law enforcement agencies at their request following our demonstration at the SHOT Show 2024 in Las Vegas, Nevada. We also announced that we were invited by the Los Angeles Police Department ("LAPD") to its invitation-only Less Lethal Expo 2024 to be held June 6, 2024 at the LAPD Elysian Park Academy.

On April 9, 2024, we announced the closing of an underwritten public offering of 735,000 Common Shares and 803,500 pre-funded warrants with an exercise price of $0.001 at a public offering price of USD$0.65 per share and USD$0.649 per pre-funded warrant, less an underwriting discount (the "April 2024 Offering"). ThinkEquity acted as sole book-running manager for the offering. The gross proceeds from the offering, before deducting the underwriting discount of USD$0.04875 per common share (being an aggregate of USD$75,002 or 7.5% of the public offering price of the securities) and estimated offering expenses payable by the Company, were approximately USD$1,000,000. In addition, the Company issued to ThinkEquity as compensation for its services 76,925 common share purchase warrants with an exercise price of USD$0.8125 per share.

Principal Capital Expenditures and Divestitures

We made the following material capital expenditures over the last three financial years and year-to-date Fiscal 2024.

Year-to-date Fiscal 2024

  There have been no significant capital expenditures or divestitures in year-to-date Fiscal 2024.

Fiscal 2023

  There were no significant capital expenditures or divestitures in Fiscal 2023.

Fiscal 2022

  On December 15, 2021, we acquired 2720178 Ontario Inc., an Ontario (Canada) corporation, which owns all of the issued and outstanding shares of Police Ordnance (the "Police Ordnance Acquisition"). Located in Bowmanville, Ontario, with ancillary operations in Florida, Police Ordnance owns all intellectual properties to the ARWEN product line of non-lethal systems, and a proprietary line of 37 mm non-lethal cartridges designed for riot control and tactical teams.  Police Ordnance has law enforcement customers across Canada, the United States, and abroad. The Police Ordnance Acquisition provides us with a strategic opportunity to leverage its law enforcement customer base to accelerate growth within our specialty ordnance business (see Business Overview).
  On December 15, 2021, the closing date of the Police Ordnance Acquisition, the fair value of the purchase consideration was $0.6 million, which comprised of: (i) 3,965 Common Shares, (ii) 200,000 Common Share purchase warrants exercisable at a price of $1.72 per warrant (one warrant converts to 0.01428571 Common Share or 70 warrants for one Common Share) and expiring on December 15, 2024; and (ii) 875 Common Shares contingent on fulfilment of a financial milestone, which was met in April 2022 resulting in the issuance of these Common Shares. At this time the purchase price allocation remains preliminary as certain inventory and intangible asset valuation assessments are ongoing. We expect to finalize the allocation in Q4 2022. While this acquisition is expected to be accretive based on historical results, we do not expect it will have a material impact to our overall consolidated results of operations, financial condition, and/or cash flows over the next twelve months.

Fiscal 2021:

  On January 14, 2021, we entered into the DEFSEC Purchase Agreement. The transaction closed on April 29, 2021, following the April 2021 Private Placement. DEFSEC is an Ottawa-based based private company owned by David Luxton, our Executive Chairman. The purchase consideration was approximately $2.9 million comprising of 14,285 Common Shares, 500,000 Common Share purchase warrants, and the fair value of the minimum annual royalty payments over a ten-year period. Each Common Share purchase warrant entitles the holder to purchase one Common Share, at a price of $0.70 per 1/70 of a Common Share (70 warrants for one Common Share). These warrants will expire on April 29, 2026. Under the DEFSEC Purchase Agreement, we agreed to pay a 7% royalty on future annual sales of the PARA OPS products, subject to minimum annual royalty payments over a ten-year period. Refer to Note 4(a) of the audited financial statements for Fiscal 2021 for further details.
  On April 5, 2021, we entered into an amended and restated AerialX Licensing Agreement with AerialX in which we obtained exclusive rights to the Licensed Technology for the United States Department of Defense and Canada's Department of National Defense for a period of two years from the date upon which AerialX will meet certain technical milestones (the "Technical Milestones"). In consideration for the exclusivity, we issued 1,428 Common Shares to AerialX. We also agreed to issue an additional 1,429 Common Shares and 4,286 Common Shares upon AerialX achieving the Technical Milestones and certain financial milestones, respectively. Additionally, we agreed to pay a variable 8%-15% royalty. Refer to Note 26 of the audited financial statements of Fiscal 2021 for further details.

Advisers

Our United States legal counsel is Dorsey & Whitney LLP, with a business address at 161 Bay Street, Suite 4310, Toronto, Ontario, Canada M5J 2S1.

Our Canadian legal counsel is Fasken Martineau DuMoulin S.E.N.C.R.L., s.r.l, with a business address at 800 Victoria Square, Suite 3500, Montreal, Québec, Canada, H4Z 1E9.

Auditors

KPMG LLP, Chartered Professional Accountants, are currently and have been our independent auditors since March 31, 2021. KPMG LLP audited our consolidated financial statements for the year ended September 30, 2023, the year ended September 30, 2022, and the year ended September 30, 2021. The business address of KPMG LLP is 150 Elgin Street, Suite 1800, Ottawa, Ontario, K2P 2P8. KPMG LLP are registered with both the Canadian Public Accountability Board and the United States Public Company Accounting Oversight Board.

Organizational Structure

See History and Development of the Company - Intercorporate Relationships.

Property, Plants and Equipment

We do not own any real estate property. We operate from leased premises in three different locations, as detailed in the following table:

Location	Area (approx.)	Premise Use	Expiry Date
155 Terence Matthews, Unit#1, Ottawa, Ontario, Canada	7,200 sq. ft.	Corporate offices and administration, R&D	April 30, 2026 (renewal extension of 5 years)
557 Massey Road, Guelph, Ontario, Canada	5,500 sq. ft.	Storage, distribution, and training of non-lethal ARWEN products, Para Ops engineering and sales	July 30, 2026 (renewal extension of 2 years to 2028)
70 Mosswood BVLD, Suite 100 Youngsville, NC 27596	1,500 sq. ft	Address and US facility of ATF/Federal Firearms license for Para Ops, ARWEN and KWESST serialized products. Also used for product testing and sales demonstrations, product development and support.	June 2026

At September 30, 2023, the carrying value of our total tangible fixed assets was approximately $0.4 held in Ottawa, Ontario, Canada.

OPERATING AND FINANCIAL REVIEW AND PROSPECTS

The following Operating and Financial Review and Prospects section is intended to help the reader understand the factors that have affected the Company's financial condition and results of operations for the historical period covered by the financial statements and management's assessment of factors and trends which are anticipated to have a material effect on the Company's financial condition and results in future periods. This section is provided as a supplement to, and should be read in conjunction with, our consolidated financial statements and the other financial information contained elsewhere in this document. Our Consolidated Financial Statements have been prepared in accordance with IFRS as issued by the IASB. Our discussion contains forward-looking statements based on current expectations that involve risks and uncertainties, such as our plans, objectives and intentions. Our actual results may differ from those indicated in such forward-looking statements.

Operating Results

Overview

Since Fiscal 2023, we had some significant highlights to our operating results:

  On October 18, 2023, we announced that we were developing a patent-pending SaaS product for public safety agencies to enable "lightning fast" real-time shared situational awareness among front-line responders during critical incidents.

  On October 24, 2023, we announced that we received a Notice of Allowance for the Luxton Low Energy Cartridge (LEC) patent from the U.S. Patent Office, which supports our PARA OPS product line. The patent was subsequently issued on October 31, 2023.

  On February 28, 2024, we announced the signing of a binding letter of intent with O'Dell Engineering Ltd., in Southwestern Ontario, Canada, for the sale and distribution of PARA OPS products in Canada for the civilian market.

  On March 8, 2024, we announced that we were awarded a contract by the Ontario Provincial Police to deliver training and certification to the force's lead Team Awareness users and trainers.

  On April 9, 2024, we announced the closing of an underwritten public offering of 735,000 Common Shares and 803,500 pre-funded warrants with an exercise price of $0.001 at a public offering price of USD$0.65 per share and USD$0.649 per pre-funded warrant, less an underwriting discount. ThinkEquity acted as sole book-running manager for the offering. The gross proceeds from the offering, before deducting the underwriting discount of USD$0.04875 per common share (being an aggregate of USD$75,002 or 7.5% of the public offering price of the securities) and estimated offering expenses payable by the Company, were approximately USD$1,000,000. In addition, the Company issued to ThinkEquity as compensation for its services 76,925 common share purchase warrants with an exercise price of USD$0.8125 per share.

  As of the date of this filing, the DSEF program is now ramping up and KWESST has filled 4 of the 11 positions at the end of fiscal Q2 2024. The customer has issued three SOWs for three initial taskings to commence transition from the program incumbent. It was announced in Q2 that the Canadian Government contracts have suspended the acceptance of new submissions of employees, potentially delaying the onboard of three of the seven candidates already submitted and deferring acceptance of submissions for the remaining four candidates. KWESST is working with its JV partners and DND customer to address questions related to the recent announcement to assess and mitigate the impact this may have on short-term business outcomes. The Company does not yet know the impact to its overall potential revenue over the remaining life of the contract.

Results of Operations

The following selected financial data has been extracted from the unaudited Q2 Fiscal 2024 financial statements and the audited Fiscal 2023 financial statements.

	Three months ended March 31,		Six months ended March 31,		Change
	2024	2023	2024	2023	%

Revenue	$485,864	$161,403	$614,932	$478,736	28%
Cost of sales	(243,681)	(128,634)	(426,554)	(268,218)	59%
Gross profit	242,183	32,769	188,378	210,518	-11%
Gross margin %	49.8%	20.3%	30.6%	44.0%

Operating Expenses
General and administrative ("G&A")	2,044,489	1,665,971	3,377,489	2,644,458	28%
Selling and marketing ("S&M")	418,027	1,152,916	914,622	1,607,103	-43%
Research and development ("R&D")	724,485	306,680	1,349,325	569,509	137%

Total operating expenses	3,187,001	3,125,567	5,641,436	4,821,070	17%

Operating loss	(2,944,818)	(3,092,798)	(5,453,058)	(4,610,552)	18%

Other expenses
Share issuance costs	-	57,548	-	(1,309,545)	N/A
Net finance costs	(61,658)	(11,107)	(74,855)	(554,684)	-87%
Foreign exchange gain (loss)	(805)	(19,684)	90,905	(150,040)	-161%
Change in fair value of warrant liabilities	(532,922)	1,838,972	1,497,832	3,189,395	-53%
Total other expenses, net	(595,385)	1,865,729	1,513,882	1,175,126	29%

Net loss	$(3,540,203)	$(1,227,069)	$(3,939,176)	$(3,435,426)	15%
EBITDA loss (1)	$(3,158,891)	$(978,395)	$(3,223,246)	$(2,556,864)	26%
Adjusted EBITDA loss(1)	$(2,466,567)	$(2,703,250)	$(4,589,897)	$(4,009,627)	14%
Loss per share - basic and diluted	$(0.61)	$(0.29)	$(0.69)	$(1.17)	-41%
Weighted average common shares - basic	5,823,662	4,271,594	5,719,657	2,925,729	95%

				Change	Change
				2023 vs	2022 vs
				2022	2021
	2023	2022	2021	%	%

Revenue	$1,234,450	$721,519	$1,275,804	71%	-43%
Cost of sales	(1,425,828)	(536,735)	(798,888)	166%	-33%
Gross profit (loss)	(191,378)	184,784	476,916	-204%	-61%
Gross margin %	-15.5%	25.6%	37.4%

Operating Expenses
General and administrative	7,244,762	4,915,263	4,057,167	47%	21%
Selling and marketing	3,024,283	3,296,373	3,484,159	-8%	-5%
R&D	1,644,565	2,064,493	2,138,138	-20%	-3%
Total operating expenses	11,913,610	10,276,129	9,679,464	16%	6%

Operating loss	(12,104,988)	(10,091,345)	(9,202,548)	20%	10%

Other income (expenses)
Share issuance costs	(1,985,074)	-	-	N/A	N/A
Net finance costs	(668,034)	(506,002)	(107,751)	32%	370%
Foreign exchange gain (loss)	(98,275)	28,780	(3,742)	-441%	-869%
Change in fair value of warrant liabilities	5,841,192	-	-	N/A	N/A
Loss on disposals	(291,181)	(1,165)	(1,331)	N/A	N/A
Total other income (expenses), net	2,798,628	(478,387)	(112,824)	-685%	324%
Loss before income taxes	(9,306,360)	(10,569,732)	(9,315,372)	-12%	13%
Deferred tax recovery	-	49,442	-	N/A	N/A
Net loss	$(9,306,360)	$(10,520,290)	$(9,315,372)	-12%	13%
EBITDA loss	$(7,685,818)	$(9,737,239)	$(9,066,631)	-21%	7%
Adjusted EBITDA loss(1)	$(10,778,926)	$(7,304,670)	$(6,599,351)	48%	11%
Loss per share - basic and diluted	$(2.28)	$(14.41)	$(14.72)	-84%	-2%

Weighted average common shares - basic	4,082,275	730,302	632,721	459%	15%

(1) EBITDA and Adjusted EBITDA are non-IFRS measures. See "Non-IFRS Measures".

In the following table, we have reconciled the EBITDA and Adjusted EBITDA to the most comparable IFRS financial measure.

	Three months ended March 31,		Six months ended March 31,
	2024	2023	2024	2023

Net loss as reported under IFRS	$(3,540,203)	$(1,227,069)	$(3,939,176)	$(3,435,426)
Net finance costs	61,658	11,107	74,855	554,684
Depreciation and amortization	319,654	237,567	641,075	323,878
EBITDA loss	(3,158,891)	(978,395)	(3,223,246)	(2,556,864)
Other adjustments:
Share issuance costs	97,615	(57,548)	97,615	1,309,545
Stock-based compensation	60,982	151,981	124,471	277,047
Change in fair value of warrant liabilities	532,922	(1,838,972)	(1,497,832)	(3,189,395)
Foreign exchange loss (gain)	805	19,684	(90,905)	150,040
Adjusted EBITDA loss	$(2,466,567)	$(2,703,250)	$(4,589,897)	$(4,009,627)

	2023	2022	2021
Net loss as reported under IFRS	$(9,306,360)	$(10,520,290)	$(9,315,372)
Net finance costs	668,034	506,002	107,751
Depreciation and amortization	952,508	326,491	140,990
Deferred tax recovery	-	(49,442)	-
EBITDA loss	(7,685,818)	(9,737,239)	(9,066,631)
Other adjustments:
Stock-based compensation	373,554	1,960,072	2,462,207
Share issuance costs	1,985,074	-	-
Professional fees relating to financings	-	500,112	-
Fair value adjustment on derivatives	(5,841,192)	-	-
Foreign exchange loss (gain)	98,275	(28,780)	3,742
Loss on disposals	291,181	1,165	1,331
Adjusted EBITDA loss	$(10,778,926)	$(7,304,670)	$(6,599,351)

Current Quarter Variance Analysis (Q2 Fiscal 2024 vs. Q2 Fiscal 2023)

For Q2 and YTD Fiscal 2024, KWESST's net loss was $3.5 million and $3.9 million, respectively. Q2 and YTD Fiscal 2024 adjusted EBITDA loss was $2.5 million and $4.6 million, respectively, a decrease of 9% and increase of 14%, respectively over the comparable prior period mainly due to increased operating expenses driven by increased research and development costs, personnel costs, and professional fees, offset by an increase in revenue from our digitization contracts as well as a reduction in investor relations costs and marketing related travel and conference costs compared to the prior periods. The adjustments to EBITDA loss for Q2 and YTD Fiscal 2024 included the change in fair value of derivative liabilities. Due to the lower volume of stock-based grants in the last 12 months, compared to same prior period, this has resulted in a reduction in stock-based compensation expense in the current quarter and YTD compared to Q2 Fiscal 2023. The higher net finance costs and share issuance costs for Q2 2024 over the comparable prior period is due to increased lease obligations and the settlement of prior period related share issuance costs. The lower net finance costs and share issuance costs YTD Fiscal 2024 over the comparable prior period is mainly due to the U.S. IPO and Canadian Offering in Fiscal 2023 year-to-date.

Revenue

Total revenue increased by $0.3 million in the second quarter compared to Q2 Fiscal 2023, mainly due to an additional $0.2 million generated from our digitization business line and $0.1 million from our non-lethal business line (driven from the sale of ARWEN products). Sales of ARWEN products for Q2 Fiscal 2024 were $205K, just shy of the anticipated $226K sales previously announced in our March 21, 2024 press release, as we worked through the backlog of orders.

Total revenue increased by $0.1 million in YTD Fiscal 2024 compared to YTD Fiscal 2023, mainly due to an additional $0.1 million generated from our digitization business line. At the six-month period ended March 31, 2024, we had sales from our non-lethal business line (driven from the sale of ARWEN products) of $240K, an increase of $27K from the same prior period.

We expect revenue to increase with the launch of KWESST LightningTM. We also expect revenue to increase from expected demand/future orders for the new ARWEN 40mm ammunition and PARA OPS products. With respect to our DSEF contract, it was announced in Q2 that the Canadian Government contracts have suspended the acceptance of new submissions of employees, potentially delaying the onboard of three of the seven candidates already submitted and deferring acceptance of submissions for the remaining four candidates. KWESST is working with its JV partners and DND customer to address questions related to the recent announcement to assess and mitigate the impact this may have on short-term business outcomes. The Company does not yet know the impact to its overall potential revenue over the remaining life of the contract.

Gross Profit

In Q2 Fiscal 2024, the gross profit was a $0.2 million, compared to a negligible amount in the same period in 2023. For YTD Fiscal 2024, we earned $0.2 million or gross margin of 30%, compared to $0.2 million or gross margin of 44% in the same period in 2023.

In Fiscal 2024, indirect costs associated with the ramp up of the Canadian Government contracts in Q1 resulted in lower gross margin as compared to the same period in 2023. We expect gross profit / margin to continue to increase during Fiscal 2024 from the other product lines described above.

Operating Expenses ("OPEX")

Total OPEX remained consistent with the comparable prior period in the three months ended March 31, 2024, though increased G&A and research and development costs were offset by a decrease of sales and marketing costs in Q2 Fiscal 2024 as compared to the same period in 2023, primarily for the same reasons as noted below in the YTD 2024 comparison.

Total OPEX was $5.6 million for YTD Fiscal 2024 compared to $4.8 million in YTD Fiscal 2023, an increase of $ 0.8 million over the comparable prior year due to the following factors:

  G&A increased by $0.7 million, primarily due to the amortization of the LEC intangible in Fiscal 2024 ($0.5 million), an increase in senior management and directors compensation to be in line with market and additional personnel as compared to Fiscal 2023 ($0.1 million), as well as an increase in legal fees, offset by a decrease in audit fees for a net increase in professional fees as compared to Fiscal 2023 ($0.1 million).

  S&M decreased by $0.7 million, primarily due to a decrease in investor relations costs and related sales and marketing costs ($0.9 million), a decrease in business development costs ($0.3 million), offset by an increase in consulting fees ($0.3 million) and personnel costs ($0.2 million) in Fiscal 2024 as compared to Fiscal 2023.

  R&D increased by $0.8 million, primarily due to the fact that the LEC has reached commercial feasibility, and any associated costs are no longer being capitalized, while it was still in the development stage in Fiscal 2023 ($0.5 million), coupled with R&D costs related to the advancement of the BLDS project in Fiscal 2024, whereas it was in the development stage in Fiscal 2023 ($0.1 million), and increase in personnel costs in Fiscal 2024 compared to the same prior period ($0.1 million).

Other income (expenses), net

For Q2 Fiscal 2024, our total other expense was $0.6 million, compared to total other income of $1.9 million in Q2 Fiscal 2023. This change in other income (expenses) net is mainly due to the same reason noted below for YTD Fiscal 2024.

For YTD 2024, our total other income was $1.5 million, compared to total other income of $1.2 million for the same period 2023.  The change in other income (expenses) was driven mainly by:

  $1.3 million in Share Offering Costs related to the U.S. IPO and Canadian Offering in Fiscal 2023, whereas there were no such offerings in Fiscal 2024;

  $0.5 million decrease in net finance costs is primarily due to the Fiscal 2023 recognition of the remaining unamortized accretion costs and interest expense relating to the repayment of all outstanding loans, following the closing of the U.S. IPO and Canadian Offering;

  $0.2 million increase in foreign exchange gain due to appreciation in the U.S. currency during the period; offset by

  $1.7 million unfavorable change in fair value of warrant liabilities as a result of the remeasurement of the warrant liabilities at March 31, 2024, driven by a decrease in the underlying common share price on March 31, 2024. Under IFRS, we are required to remeasure the warrant liabilities at each reporting date until they are exercised or expired.

Prior Year Variance Analysis (2023 vs. 2022)

For Fiscal 2023, KWESST's net loss was $9.3 million. Fiscal 2023 adjusted EBITDA loss was $10.8 million, an increase of 48% compared to the prior year, mainly due to increased operating expenses driven by increased personnel costs, consulting costs, professional fees, insurance costs, regulatory and compliance costs, and tradeshows. The adjustments to EBITDA loss for Fiscal 2023 included share insurance costs relating to warrant liabilities, and the change in fair value of derivative liabilities, all of which are related to the warrants issued in the U.S. IPO and Canadian Offering and the July 2023 Private Placement (see Notes 15 and 16 of the Fiscal 2023 financial statements). There has been a lower volume of stock-based grants in the last 12 months resulting in a material reduction in stock-based compensation expense in the current year compared to Fiscal 2022.

Revenue

Total revenue increased by $0.5 million in the year compared to Fiscal 2022, mainly due to an additional $0.4 million generated from our digitization business line and $0.1 million from our non-lethal business line (driven from sale of ARWEN products).

We expect revenue to increase as we have formally received work tasks under the recently announced Canadian Government Contract and we have commenced hiring and staffing those requirements.  We continue to work towards a commercial launch of our PARA OPS, which we now expect to be in 2H Fiscal 2024.

Gross Profit

Our gross profit was a negative $0.2 million in the year compared to a positive gross profit of $0.2 million in Fiscal 2022. The decrease is due mainly to onerous contracts and consultant fees that have since been eliminated. As we are in the pre-revenue stage for most product lines, we expect continued fluctuation in gross profit / margin during Fiscal 2024 as we ramp up anticipated revenue in the year.

Operating Expenses ("OPEX")

Total OPEX was $11.9 million for YTD Fiscal 2023 compared to $10.3 million in YTD Fiscal 2022 for a total increase of $1.6M. Excluding share-based compensation, total OPEX was $11.5 million compared to $8.3 million, a 39% increase over the comparable prior year due to the following factors:

  G&A increased by $2.3 million, or 47%, primarily due to the impairment charge on the Phantom intangible asset, the retention bonus earned by our former CFO, an increase in salaries due to increase in corporate headcount and related compensation consistent with increased compliance requirements and associated risk from the Nasdaq listing, higher consulting fees and retention bonuses relating to key personnel in the non-lethal business line. Additionally, we incurred an increase in D&O insurance, professional fees, and compliance costs due to KWESST's Nasdaq listing in December 2022 and subsequent regulatory filing compliance.

  S&M decreased by $0.3 million, or 8%, primarily due to a $0.4 million decrease in share-based compensation expense, coupled with lower U.S. business development consulting costs in YTD Fiscal 2023.  This was partially offset by an increase in tradeshow spend to promote our products and consulting fees.

  R&D decreased by $0.4 million, or 20%, primarily due to $0.2 million decrease in share-based compensation expense in Fiscal 2023 in comparison to the prior year. R&D expenses further decreased due to reallocating most of our engineering resources to deliver on customer contracts. The related costs are reported as part of cost of sales (for delivered performance obligations to customers) and work-in-progress inventories.  These costs included an increase in payroll costs due to the strong local demand for skilled, experienced engineers.

Other income (expenses), net

For Fiscal 2023, our total other income was $2.8 million, compared to total other expenses of $0.5 million.  The change in other income (expenses), net was driven mainly by the $5.8 million favorable change in fair value of warrant liabilities as a result of the remeasurement of the warrant liabilities at September 30, 2023, driven by a decrease in the underlying common share price on September 30, 2023. Under IFRS, we are required to remeasure the warrant liabilities at each reporting date until they are exercised or expired.  This was partially offset by:

  $0.2 million increase in net finance costs is primarily due to the recognition of the remaining unamortized accretion costs and interest expense relating to the repayment of all outstanding loans, following the closing of the U.S. IPO and Canadian Offering;

  $2.0 million in Share Offering Costs relating to the U.S. IPO and Canadian Offering and the July 2023 Private Placement.  Under IFRS, we are required to allocate proportionately the total underwriting and share offering costs (collectively "Share Offering Costs") between equity and warrant liabilities resulting from the U.S. IPO and Canadian Offering and the July 2023 Private Placement. The portion of the Share Offering Costs allocated to warrant liabilities were expensed; and

  $0.1 million increase in foreign exchange loss due to appreciation in the U.S. currency during the year.

Selected Annual and Quarterly Information

The following selected financial information is taken from the unaudited financial statements for the period ended March 31, 2024.

	Six months ended	Six months ended
	March 31,	March 31,
	2024	2023
Statement of Operations data:
Revenue	$614,932	$478,736
Gross profit	188,378	210,518
Gross margin %	30.6%	44.0%
Operating loss	(5,453,058)	(4,610,552)
Net loss	(3,939,176)	(3,435,426)
Loss per share - basic and diluted	(0.69)	(1.17)

	March 31,	March 31,
	2024	2023
Financial Position data:
Cash	$5,407,009	$3,983,691
Total assets	11,758,832	12,836,487
Total non-current liabilities	1,439,577	1,372,338
Total shareholders' equity (deficit)	3,935,620	7,032,547

See Operating Results - Results of Operations for additional details and for the comparison discussion between the periods presented above.

The following selected financial information is taken from audited financial statements for the years ended September 30, 2023, 2022, and 2021.

	Year ended	Year ended	Nine months ended
	September 30,	September 30,	September 30,
	2023	2022	2021
Statement of Operations data:
Revenue	$1,234,450	$721,519	$1,275,804
Gross profit	(191,378)	184,785	476,916
Gross margin %	-15.5%	25.6%	37.4%
Operating loss	(12,104,988)	(10,091,345)	(9,202,548)
Net loss	(9,306,360)	(10,520,290)	(9,315,372)
Loss per share - basic and diluted	(2.28)	(14.41)	(14.72)

	September 30,	September 30,	September 30,
	2023	2022	2021
Financial Position data:
Cash	$5,407,009	$170,545	$2,688,105
Total assets	11,758,832	11,758,832	8,717,846
Total non-current liabilities	1,439,577	1,434,628	1,434,628
Total shareholders' equity (deficit)	3,935,620	6,123,728	6,123,728

See Operating Results - Results of Operations for additional details and for the comparison discussion between the periods presented above.

Summary of Quarterly Results

The following tables summarize selected results for the eight most recent completed quarters to March 31, 2024 (unaudited):

	2024		2023				2022
($ in thousands)	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3
Revenue	486	129	606	150	161	317	255	282
Net loss	(3,540)	(399)	(2,419)	(3,452)	(1,227)	(2,208)	(2,345)	(2,600)

Quarterly Results Trend Analysis

There is no material change to our quarterly results trend from our disclosure in our annual MD&A dated January 17, 2024, except that we expect further volatility with our quarterly revenue during Fiscal 2024 due to the suspension of new candidate submissions with our ongoing DSEF contract, as well as ramp up of new military contracts as we launch PARA OPS. Additionally, we expect further volatility with our quarterly net loss due to the remeasurement of warrant liabilities at each reporting period, with the change in fair value recorded through P&L.

Liquidity and Capital Resources

Financial Condition

The following table summarizes our financial position:

	March 31,	September 30,
	2024	2023

Assets
Current	$2,170,243	$6,842,074
Non-current	4,346,421	4,916,758
Total assets	$6,516,664	$11,758,832

Liabilities
Current	$4,348,793	$6,383,635
Non-current	1,455,492	1,439,577
Total liabilities	5,804,285	7,823,212
Net assets	$$712,379	$3,935,620

Working capital (1)	$(2,178,550)	$458,439

Our working capital was negative $2.2 million at March 31, 2024, a decrease of $2.7 million from September 30, 2023. The decrease was primarily due to the net operating loss for YTD Fiscal 2024. Current liabilities include warrant liabilities, a non-cash liability item (see Note 10 of the Q2 Fiscal 2024 financial statements). Excluding warrant liabilities, we would have positive working capital. These warrant liabilities will be extinguished when the warrants are exercised or expired. If exercised, the proceeds will provide us with additional capital to fund our future working capital requirements. There is no assurance that any warrants will be exercised.

Total assets decreased by $5.2 million from September 30, 2023, mainly due to a decrease in cash of $5.1 million and a decrease in the unamortized value of non-current assets of $0.5 million.

Total liabilities decreased by $2 million from September 30, 2023, mainly due a decrease in the warrant liabilities of $2.1 million, offset by an increase in trade payables and accrued liabilities of $0.1 million due to the timing of payments to suppliers.

Financial Condition - Fiscal 2023

	September 30,	September 30,	September 30,
	2023	2022	2021

Assets
Current	$6,842,074	$1,516,393	$4,055,697
Non-current	4,916,758	5,807,070	4,662,149
Total assets	$11,758,832	$7,323,463	$8,717,846

Liabilities
Current	$6,383,635	$6,925,880	$1,159,490
Non-current	1,439,577	1,400,474	1,434,628
Total liabilities	7,823,212	8,326,354	2,594,118
Net assets	3,935,620	(1,002,891)	6,123,728

Working capital (1)	458,439	(5,409,487)	2,896,207

 (1) Working capital is calculated as current assets less current liabilities.

Our working capital was positive $0.5 million at September 30, 2023, an increase of $5.9 million from September 30, 2022. The increase was primarily due to net proceeds from the U.S. IPO and Canadian Offering and the July 2023 Private Placement, offset partially by an increase to inventory and prepaid expenses, repayment of all outstanding loans, payments of overdue accounts payables and certain accrued liabilities, and net operating loss for Fiscal 2023. Current liabilities include warrant liabilities, a non-cash liability item (see Note 15 of Fiscal 2023 financial statements). Excluding warrant liabilities, working capital would be $6.8 million. These warrant liabilities will be extinguished when the warrants are exercised or expired.  If exercised, the proceeds will provide us with additional capital to fund our future working capital requirements.  There is no assurance that any warrants will be exercised.

Total assets increased by $4.4 million from September 30, 2022, mainly due to an increase of $5.3 million in currents assets made up mostly of net proceeds of the U.S. IPO and Canadian Offering and the July 2023 Private Placement, offset partially by inventory and prepaid expenses, repayment of all outstanding loans, payments of overdue accounts payables and certain accrued liabilities.

Total liabilities decreased by $0.5 million from September 30, 2022, to $7.8 million at September 30, 2023, mainly due to a reduction in current liabilities from having paid aged accounts payable subsequent to the closing of our NASDAQ IPO. While we have significantly paid the outstanding accounts payable and fully repaid all outstanding loans during the current year, these were offset by the recognition of warrant liabilities at fair value as noted above.  As at September 30, 2023, we had $4.3 million of warrant liabilities.

Available Liquidity

Our approach to managing liquidity is to ensure, to the extent possible, that we always have sufficient liquidity to meet our liabilities as they come due. We regularly perform cash flow forecasts to ensure that we have sufficient cash to meet our operational needs while maintaining sufficient liquidity. At this time, we do not use any derivative financial instruments to hedge our currency risk.

On July 21, 2023, we closed the Private Placement pursuant to which we received aggregate gross proceeds of USD$5.59 million (or CAD$7.4 million), before underwriting and offering costs (refer to the annual MD&A dated January 17, 2024 for further details including our expected use of proceeds). On December 9, 2022, we closed both the U.S. IPO and Canadian Offering pursuant to which we received aggregate gross proceeds of USD$14.1 million (or CAD$19.4 million), before underwriting and offering costs (refer to the annual MD&A dated January 17, 2024, for further details including our expected use of proceeds).

At March 31, 2024, our cash position was $0.2 million, a decrease of $5.1 million since September 30, 2023 primarily due to cash used in operations of $5 million.

As an early-stage company, we have not yet reached commercial production for most of our other products and have incurred significant losses and negative operating cash flows from inception that have primarily been funded from financing activities. Our ability to continue as a going concern and realize our assets and discharge our liabilities in the normal course of business is dependent upon closing timely additional sales orders, timely commercial launch of new products, and the ability to raise additional debt or equity financing, when required. There are various risks and uncertainties affecting our future financial position and our performance. However, we may require additional capital in the event we fail to implement our business plan, which could have a material adverse effect on our financial condition and/or financial performance. There is no assurance that we will be able to raise additional capital as they are required in the future. Potential sources of capital may include additional equity and/or debt financings. In our view, the availability of capital will be affected by, among other things, capital market conditions, the success of our PARA OPS system commercialization efforts, timing for winning new customer contracts, potential acquisitions, and other relevant considerations (see Risk Factors). In the event we raise additional funds by issuing equity securities, our existing shareholders will likely experience dilution, and any additional incurrence of indebtedness would result in increased debt service obligations and could require us to agree to operational and financial covenants that could further restrict our operations. Any failure to raise additional funds on terms favorable to us or at all may require us to significantly change or curtail our current or planned operations in order to conserve cash until such time, if ever, that sufficient proceeds from operations are generated, and could result in us not being in a position to advance our commercialization strategy or take advantage of business opportunities.

Consolidated Statements of Cash Flows

The following table summarizes our consolidated statements of cash flows for the respective periods:

\
	Six months ended March 31,
	2024	2023
Cash inflows (outflows) by activity:
Operting activities	$(4,979,109)	$(9,155,294)
Investing activities	(69,407)	(883,852)
Financing activities	(94,759)	13,852,292
Net cash inflows (outflows)	$(5,143,275)	$3,813,146
Cash, beginning of period	5,407,009	170,545
Cash, end of period	$263,734	$3,983,691

Cash used by operating activities

Cash flow used in operating activities decreased by $4.2 million to $5 million for the six months ended March 31, 2024 primarily due to payments on overdue payables as well as unpaid voluntary deferred wages, consulting fees, and bonuses in Fiscal 2023 after the close of the U.S. IPO and Canadian Offering in December 2022, coupled with significant prepaid expenses during the six months ended March 31, 2023 including retention bonus for our head of PARA OPS (refundable in the event he voluntarily terminates prior to a specified date as set by us), compared to regular operating activities in Fiscal 2024, with no significant transactions.

Cash used by investing activities

Cash flow used in investing activities was less than $0.1 million for the six months ended March 31, 2024, a decrease of $0.8 million mainly due to the Fiscal 2023 additional investment in the product development of our PARA OPS, coupled with additional low-rate initial production equipment for PARA OPS, whereas there were no significant investments in equipment in Fiscal 2024.

Cash provided by financing activities

Cash flow used by financing activities was less than $0.1 million for the six months ended March 31, 2024, compared to cash flow provided by financing activities of $13.7 million in Fiscal 2023 primarily due to net proceeds generated from the U.S. IPO and Canadian Offering, partially offset by repayment of all outstanding borrowings during the Fiscal 2023 period to date.

Consolidated Statements of Cash Flows - Fiscal 2023

The following table summarizes our consolidated statements of cash flows for the respective periods:

	September 30,	September 30,	September 30,
	2023	2022	2021
Total cash provided by (used in):
Operating activities	$(14,078,630)	$(4,256,596)	$(6,255,213)
Investing activities	(1,440,733)	(1,113,793)	(1,073,192)
Financing acitivities	20,755,827	2,852,829	6,942,750
Net cash outflows	$5,236,464	$(2,517,560)	$(385,655)
Cash, beginning of period	170,545	2,688,105	3,073,760
Cash, end of period	$5,407,009	$170,545	$2,688,105

Cash used by operating activities

Cash flow used in operating activities increased by $9.8 million to $14.1 million for the year ended September 30, 2023, primarily due to payments on overdue payables as well as unpaid voluntary deferred wages, consulting fees, and bonuses until we closed the U.S. IPO and Canadian Offering, coupled with significant prepaid expenses during the year ended September 30, 2023. Prepaid expenses increased by $0.4 million mainly due to the renewal of D&O and commercial insurance coverage, capital market advisory services, and retention bonus for our head of PARA OPS (refundable in the event he voluntarily terminates prior to a specified date as set by us).

Cash used by investing activities

Cash flow used in investing activities was $1.4 million for the year ended September 30, 2023, an increase of $0.3 million from the comparable period, mainly due to additional investment in the product development of our PARA OPS, coupled with additional low-rate initial production equipment for PARA OPS.

Cash provided by financing activities

Cash flow provided by financing activities was $20.8 million in Fiscal 2023 compared to $2.9 million in Fiscal 2022 primarily due to net proceeds generated from the U.S. IPO and Canadian Offering and the July Private Placement, partially offset by repayment of all outstanding borrowings during the year ended September 30, 2023.

Capital Resources

Our objective in managing our capital is to safeguard our ability to continue as a going concern and to sustain future development of the business. Our senior management is responsible for managing the capital through regular review of financial information to ensure sufficient resources are available to meet operating requirements and investments to support its growth strategy. Our Board is responsible for overseeing this process. From time to time, we could issue new Common Shares or debt to maintain or adjust our capital structure. We are not subject to any externally imposed capital requirements.

Our primary sources of capital to date have been borrowings, security offerings, exercise of stock options and warrants, and, to a lesser extent, pre-commercial revenue.  The following is a breakdown of our capital:

	March 31,	September 30,	September 30,	September 30,
	2024	2023	2022	2021
Debt:
Lease obligations	$368,427	$429,523	$275,621	$307,909
Borrowings	-	-	2,278,774	53,251
Warrant liabilities	2,202,211	4,335,673	-	-

Equity:	33,973,777
Share capital		33,379,110	19,496,640	17,215,068
Warrants	1,041,645	1,042,657	1,959,796	1,848,389
Contributed surplus	4,894,598	4,769,115	3,551,330	2,458,211
Accumulated other comprehensive loss	(42,866)	(39,663)	(101,418)	(8,991)
Accumulated deficit	(39,154,775)	(35,215,599)	(25,909,239)	(15,388,949)
Total capital	$3,283,017	$8,700,816	$1,551,504	$6,484,888

During Fiscal 2023, we fully repaid all outstanding loans following the closing of the U.S. IPO and Canadian Offering.

Contractual Obligations and Commitments

At March 31, 2024, our contractual obligations and commitments were as follows:

					5 years and
Payment due:	Total	Within 1 Year	1 to 3 years	3 to 5 years	beyond

Minimum royalty commitments	$2,350,000	$150,000	$400,000	$500,000	$1,300,000
Accounts payable and accrued liabilities	1,760,643	1,760,643	-	-	-
Lease obligations	461,114	203,849	257,265	-	-
Total contractual obligations	$4,571,757	$2,114,492	$657,265	$500,000	$1,300,000

Shares Outstanding

At March 31, 2024, our authorized capital consists of an unlimited number of Common Shares with no stated par value.

The following table shows the outstanding Common Shares and dilutive securities at March 31, 2024:

		Average
	March 31,	price	Proceeds if
	2024(1)	(CAD $)	Exercised
Common shares	6,049,204
Founders' warrants	106,000	14.00	1,484,000
Warrants	21,429	$0.61	$13,072
Pre-funded warrants	743,832	$0.01	$7,438
Warrant liabilities	4,824,727	$5.76	$27,790,428
Over-allotment warrants	375,000	$6.78	$2,542,500
U.S. Underwriter warrants	258,587	$5.26	$1,360,168
Stock options	389,907	$2.72	$1,060,480
Restricted stock units (RSUs)	1,071	$-	$-
Agents' compensation options:
Common shares	50,848	$5.60	$284,749
Warrants	50,848	$6.78	$344,749

Total common shares and dilutive securities	12,871,453		$34,887,584

(1) Represents the number of shares to be issued upon exercise.

U.S. IPO and Canadian Offering

On December 9, 2022, we closed the U.S. IPO and Canadian Offering. In the U.S. IPO, we sold 2.5 million U.S. Common Units at a public offering price of USD$4.13 per unit, consisting of one Common Share and one Warrant. The Warrants have a per share exercise price of USD$5.00, could be exercised immediately, and expire five years from the date of issuance. In connection with the closing of the U.S. IPO, the underwriter partially exercised its over-allotment option to purchase an additional 199,000 pre-funded common share purchase warrants and 375,000 warrants to purchase Common Shares. All these warrants will expire on December 8, 2027.

In the Canadian Offering, we sold 726,392 units, each consisting of one Common Share and one warrant to purchase one Common Share, at a price to the public of USD$4.13 per unit. The warrants will have a per Common Share exercise price of USD$5.00, are exercisable immediately and expire five years from the date of issuance.

The closing of the U.S. IPO and Canadian Offering resulted in aggregate gross proceeds of USD$14.1 million (CAD $19.4 million).  After underwriting discounts and offering expenses, the net proceeds were USD$11 million (CAD $15 million).  See Note 16(a) of Fiscal 2023 financial statements for further details.

Use of Proceeds

As of September 30, 2023, the Company has used all of the USD$11M of the net proceeds as outlined below:

	Expected Use	Expected Use of	Actual Expenditures
	of Proceeds In	Proceeds In	to Sep 30, 2023 In
Use of Net Proceeds from the US IPO (1)	U.S . Dollars	CAD Dollars	CAD Dollars (8)
Repayment of non-secured borrowings:
Issued in March 2022 (2)	$1,460,000	$2,000,200	$2,027,517
Issued in August 2022 (3)	$220,000	$301,400	$338,976
CEBA loans (4)	$51,000	$69,870	$70,000
Product development (5)	$529,000	$724,730	$683,450
Corporate, general & administration, and working capital:
General and administrative (6)	$2,469,000	$3,382,530	$4,128,985
Selling and marketing	$1,355,000	$1,856,350	$2,447,930
Research and development, net	$296,000	$405,520	$1,287,581
Negative working capital at September 30, 2022 (excluding above loans)	$2,286,226	$3,132,130	$3,132,130
Unallocated working capital (7)	$2,297,213	$3,147,182	$903,342
Total use of net proceeds	$10,963,439	$15,019,911	$15,019,911

(1) For Canadian dollars denominated expenses, the amounts were converted at a rate of $1.37 to US$1.00 on as reported by the Bank of Canada on December 16, 2022.

(2) The net proceeds were used to fund the Corporation's working capital.

(3) On December 13, 2022, one of the two non-secured loans issued in August 2022 was settled for KWESST Units (same terms as those Units offered in the Canadian Offering).

(4) This is net of $23,077 forgivable amount as we have repaid the CEBA loans due to the Canadian Government the repayment deadline for the forgivable amount.

(5) Estimate of Product development costs subsequent to IPO.

(6) Includes litigation settlement for two cases: $27,179 for an ex-employee & $141,123 for an ex-consultant. Excludes non-cash items such as depreciation, share-based costs & impairment costs.

(7) Remaining unallocated costs incurred relate to PP&E additions, inventory additions and FX.

(8) Use of proceeds calculated on a first in, first out basis.

Shares for Debt Settlement

On December 13, 2022, we issued 56,141 units, each consisting of one Common Share and one warrant to purchase one Common Share at an exercise price of USD$5.00 to settle $12,000 of the Unsecured Loans and USD$223,321 of the Secured Loan, including unpaid accrued interest and 10% premium at maturity.

On January 10, 2024, we issued 46,706 Common Shares to settle $97,615 in tail obligations for services rendered by a third-party consultant.

Private Placement

On July 21, 2023, we closed the July 2023 Private Placement, resulting in the issuance of 1,542,194 Common Shares, for aggregate gross proceeds of USD$5,588,397 (approximately CAD$7.4M).

As a part of the July 2023 Private Placement, the Company issued 1,542,194 common shares at a price of USD$2.26 (CAD$2.98) per Common Share and 930,548 pre-funded warrants at a price of USD$2.259 (CAD$2.979) per pre-funded warrant, with each common share and pre-funded warrant being bundled with one common share purchase warrant of the Company. See Note 16(a) of Fiscal 2023 financial statements for further details.

Use of Proceeds

As of September 30, 2023, the Company has used $0.9M of the $6.3M net proceeds from the July 2023 Private Placement for general working capital purposes. Use of proceeds is estimated on a first in, first out basis.

Use of Proceeds from Prior Financings

The following table provides an approximate breakdown on the initial allocation of the use of funds for the 2021 brokered private placement and the actual use of proceeds:

	2021 Financing
		Estimated and
		Unaudited Actual	Proceeds
	Expected	Use of Funds from	Unspent as at
	Allocation of Net	April 29, 2021 to	September 30,
Use of Proceeds (1)	Proceeds	September 30, 2022	2022
Products development: (2)
TASCS IFM (3)	$400,000	$314,087	$85,913
BLDS	200,000	305,788	(105,788)
Phantom	500,000	793,852	(293,852)
GreyGhost	200,000	15,840	184,160
ATAK	500,000	304,162	195,838
LEC	500,000	761,943	(261,943)
Total products development	2,300,000	2,495,672	(195,672)
Other specific allocations:
Repayment of CEO and employee loans	191,600	191,600	-
Repayment of unsecured borrowings	310,527	310,527	-
Prepaid royalties to DEFSEC (4)	150,000	150,000	-
Total allocated proceeds	2,952,127	3,147,799	(195,672)
Unallocated proceeds for working capital	2,516,366	2,320,694	195,672
Transferred from 2020 Financing	235,345	235,345	-

Total use of proceeds	$5,703,838	$5,703,838	$0

Notes:

(1) Excludes non-cash transactions settled in Common Shares.

(2) Includes concept & design, initial prototype, market testing, and pre-production including a few demo units. Costs includes internal labor costs, outsourced engineering costs, and materials (no overhead allocation).

(3) Net of customer funding of $1.0 million.

(4) In connection with the PARA OPS System acquisition.

Off-Balance Sheet Arrangements

We have no off-balance sheet arrangements that have or are reasonably likely to have, a current or future effect on our results of operations, financial condition, revenues or expenses, liquidity, capital expenditures or capital resources.

Research and Development, Patents and Licences, etc.

See Operating Results - Results of Operations for a description of our research and development activities during the last three fiscal years.

See Business Overview - Proprietary Protection for a listing of patents and product development in progress.

Trend Information

See Operating Results - Results of Operations and Liquidity and Capital Resources for trend information.

Critical Accounting Estimates

The following is a summary of critical accounting policies, requiring management to make significant estimates and assumptions:

Revenue

Revenue is recognized upon transfer of control of products or services to customers at an amount that reflects the transaction price we expect to receive in exchange for the products or services. Our contracts with customers may include the delivery of multiple products and services, which are generally capable of being distinct and accounted for as separate performance obligations. The accounting for a contract or contracts with a customer that contain multiple performance obligations requires us to allocate the contract or contracts transaction price to the identified distinct performance obligations.

Revenue from contracts with customers is recognized, for each performance obligation, either over a period of time or at a point in time, depending on which method reflects the transfer of control of the goods or services underlying the particular obligation to the customer.

For performance obligations satisfied over time, we recognize revenue over time using an input method, based on costs incurred to date relative to total estimated costs at completion, to measure progress toward satisfying such performance obligation (for non-recurring engineering services, the input method is based on hours). Under this method, costs that do not contribute to our performance in transferring control of goods or services to the customer are excluded from the measurement of progress toward satisfying the performance obligation. In certain other situations, we might recognize revenue at a point in time, when the criteria to recognize revenue over time are not met. In any event, when the total anticipated costs exceed the total anticipated revenues on a contract, such loss is recognized in its entirety in the period it becomes known. Refer to Note 18 of Fiscal 2023 financial statements for timing of revenue recognition.

We may enter into contractual arrangements with a customer to deliver services on one project with respect to more than one performance obligation, such as non-recurring engineering, procurement, and training. When entering into such arrangements, we allocate the transaction price by reference to the stand-alone selling price of each performance obligation. Accordingly, when such arrangements exist on the same project, the value of each performance obligation is based on its stand-alone price and recognized according to the respective revenue recognition methods described above. For example, for non-recurring engineering services rendered over a contract period the revenue is recognized using the percentage of completion method; whereas for training services the revenue is recognized after the training is delivered (i.e. point in time).

We account for a contract modification, which consists of a change in the scope or price (or both) of a contract, as a separate contract when the remaining goods or services to be delivered after the modification are distinct from those delivered prior to the modification and the price of the contract increases by an amount of consideration that reflects our stand-alone selling price of the additional promised goods or services. When the contract modification is not accounted for as a separate contract, we recognize an adjustment to revenue on a cumulative catch-up basis at the date of contract modification. There was no contract modification in the fiscal years ended September 30, 2023, 2022, and 2021.

The timing of revenue recognition often differs from performance payment schedules, resulting in revenue that has been earned but not billed. These amounts are included in unbilled receivables. At September 30, 2023, and 2022, we had an immaterial amount of unbilled receivable. Amounts billed in accordance with customer contracts, but not yet earned, are recorded and presented as part of contract liabilities. At September 30, 2023 there was $121 thousand of contract liabilities (2022 - $47 thousand).

When a contract includes a significant financing component, the value of such component is excluded from the transaction price and is recognized separately as finance income or expense, as applicable.

Accounting for acquisitions and contingent consideration

During Fiscal 2022, we acquired Police Ordnance and accounted for it pursuant to IFRS 3, Business Combinations. Areas of significant estimation in connection with the accounting of this transaction included:

  the estimated fair value of raw and work-in-progress inventories and intangible assets for the purchase price allocation; and
  the volatility assumption used in the Black Scholes option model to estimate the fair value of the warrants issued to the selling shareholders given our short history as a public company.

During Fiscal 2021, we acquired the PARA OPS system and accounted for it pursuant to IFRS 2, Share-Based Payment. Areas of significant estimation in connection with the acquisition of the PARA OPS system included:

  the determination of the discount rate for the present value of the minimum annual royalty payments to DEFSEC; and
  the volatility assumption used in the Black Scholes option model to estimate the fair value of the warrants issued to DEFSEC given our short history as a public company (see Critical Accounting Estimates - Accounting for share-based compensation).

For further details on the above acquisitions, refer to Note 4 of the Fiscal 2023 financial statements.

Impairment of long-lived assets

We review property and equipment for impairment whenever events or changes in circumstances indicate the carrying amount may not be recoverable. An impairment loss is recognized if the carrying value of an asset exceeds its recoverable amount. The recoverable amount is the higher of an asset's fair value less costs to sell and value in use. For the purpose of assessing impairment, assets are grouped at the lowest levels for which there are separately identifiable cash flows, referred to as the cash generating unit ("CGU").

In accordance with IFRS, if the sum of the undiscounted expected future cash flows from a long-lived asset is less than the carrying value of that asset, then we recognize an asset impairment charge. The impairment charge is determined based on the excess of the asset's carrying value over its fair value, which generally represents the discounted future cash flows from that asset.

Because we are an early-commercial stage technology company, management exercises significant judgment in establishing key assumptions and estimates to determine the recoverable amount of our CGU, including future cash flows based on historical and budgeting operating results, growth rates, tax rates, and appropriate after-tax discount rates. The actual results may vary and may cause significant adjustments in future periods.

Impairment of non-financial assets

We review non-financial assets for impairment whenever events or changes in circumstances indicate the carrying amount of the assets may be impaired. If the recoverable amount of the respective non-financial asset is less than our carrying amount, it is considered to be impaired. Management exercises significant judgement in estimating the recoverable amount for non-financial assets (see Critical Accounting Estimates - Impairment of long-lived assets).

Accounting for share-based compensation

We measure share-based compensation at fair value. Key inputs in the Black Scholes option model is the volatility assumption, forfeiture rate, and expected life of our Common Shares. Due to our limited trading history, management has established a relevant peer group of listed companies and selected the weighted average of their volatilities over a period of three to five years, where available. Starting in Fiscal 2021, we have commenced to incorporate a percentage of our stock volatility in the overall calculation of the volatility assumption. We rely on our stock volatility to estimate the fair value of share-based compensation as well as for warrants. As a result of our limited trading history, we have assumed a forfeiture rate of 0%, which will be reassessed annually. The expected life is estimated based on our trading history.

Accounting for Unsecured Loans

Due to the issuance of bonus Common Shares as part of the unsecured loans transactions during Fiscal 2022, we are required to allocate a percentage of the gross proceeds between the bonus Common Shares and the debt component based on their relative fair value.  To measure the fair value of the unsecured loans, we used the income approach and estimated a market discount rate ranging from 22% - 24% to discount the future cash flows of the unsecured loans.  Management selected a discount rate based on review of the debt cost for comparable public companies.

For further information on the unsecured loans, see Note 12 of the Fiscal 2022 financial statements.

Broker compensation options

As a result of the private placement in April 2021, we issued broker compensation options. To measure the fair value of the broker compensation options, we used the Monte Carlo valuation model and exercised judgment in estimating the life, risk free rate, and volatility.

For further information on the broker compensation options see Note 16(c) of the Fiscal 2023 financial statements.

DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

The following table sets forth the name of each of our directors and executive officers, as well as such individual's place of residence, position with us, principal business activities performed outside those with us and period of service as a director (if applicable).

Directors and Executive Officers

Name	Position With KWESST Micro	Age	Principal Business Activity Outside KWESST Micro	Director/Officer Since
David Luxton Ontario, Canada	Executive Chairman and Director	73	N/A	October 24, 2019(1)
Sean Homuth Ontario, Canada	President, CEO	45	N/A	June 12, 2023(2)
Paul Mangano (3) Maine, United States	Director	66	Director and Chairman of the Audit Committee, CEO of OnPoint Systems, Inc. since August 2022	September 17, 2020
Paul Fortin (3) Ontario, Canada	Director	55	Principal Fortin Consulting Group and Independent Advisor	September 17, 2020
John McCoach (3) British Columbia, Canada	Director	66	Director, Xybion Digital Inc., Vice Chairman, Royal Canadian Marine Search and Rescue	November 28, 2017(4)
Kris Denis Ontario, Canada	Interim Chief Financial Officer and Chief Compliance Officer	42	N/A	November 27, 2023(5)
Harry Webster Ontario, Canada	Chief Operating Officer	47	N/A	February 15, 2024(6)
Rick Hillier Ontario, Canada	Director	68	Consultant	December 6, 2023(7)

Notes:

(1) Date on which Mr. Luxton became a director of KWESST.

(2) Mr. Homuth became CEO of KWESST on November 27, 2023. From June 12, 2023, to November 26, 2023, Mr. McLeod served as President and CEO of KWESST.

(3) A member of the Audit Committee. Mr. Mangano is Chair of the Audit Committee.

(4) Date on which Mr. McCoach became a director of Foremost.

(5) Date on which Mr. Denis became interim Chief Financial Officer of KWESST.

(6) Date on which Mr. Webster became Chief Operating Officer.

(7) Mr. Hillier was appointed to the Board of December 6, 2023.

The following are brief biographies of our directors and executive officers.

David Luxton, Executive Chairman and Director

David Luxton is a former Canadian infantry officer, and former senior official with the Canadian and British governments. In 1990 he founded Simunition, a business that develops and sells simulated munitions for realistic close quarters combat training for military and law enforcement. Between 2003 and 2009, he led the expansion of Allen-Vanguard Corporation, a company in the IED countermeasures business, from approximately $3,000,000 to a run rate of approximately $300,000,000 in annual revenues, then served as Chairman from 2010 to October 2021. Between 2015 and 2018, he was the Executive Chairman of United Tactical Systems, LLC, a company offering non-lethal products for law enforcement, military and personal defense. From 2003 to the date of this Prospectus, he has been President & Owner of DEFSEC Corporation, a company that specializes in strategic transactions in the defense and security industry. Furthermore, from 2016 to 2020, he was a Senior Strategic Advisor to the University of Ottawa. Since 2019, he has been the Executive Chairman of KWESST. He is a graduate of the University of Oxford SMDP postgraduate program. He entered into a confidentiality and non-disclosure agreement through his consulting agreement with us on October 1, 2019.

Sean Homuth, President and Chief Executive Officer

Mr. Homuth is a senior financial executive with more than 20 years of experience working with both Canadian and U.S. public companies across a broad range of industries. He has experience with a variety of financing (equity, debt, royalty) and M&A transactions. Since 2008, he has spent the majority of his time in various senior executive roles with emerging companies. Mr. Homuth is a Chartered Professional Accountant (CPA, CA Ontario) and a Certified Public Accountant (Illinois).

Paul Mangano - Director

Prior to being invited to join our Board, Mr. Mangano founded and owned Surculus Advisors LLC since 2016, a boutique management consulting firm providing advice, leadership, specialized expertise and transaction consultation services to the industrial and high-tech sectors including aerospace, defense and security. Further, since August 2022, he is the CEO of Onpoint Systems, Inc. From August 2020 to April 2022, he was the General Manager of Steiner Optics Inc., a division of Beretta. Prior to forming Surculus Advisors LLC, from 2006 to 2015, he served as the President of L-3 Communication's Public Safety & Sporting business unit. Mr. Mangano graduated with a BA in Economics from Harvard University and an MBA in High Technology from Northeastern University.

Paul Fortin - Director

Prior to being invited to join our Board, Paul Fortin was the director of international business development at Borden Ladner Gervais LLP, a full-service law firm, from 2011 to 2019. Since March 2020, he has been the principal of the Fortin Consulting Group and is an independent advisor within the defense and security industry. Mr. Fortin graduated from Carleton University with a Bachelor's degree in Political Science and from Algonquin College with a specialization in Product Marketing Management.

John McCoach - Director

Prior to being invited to join our Board, John McCoach held multiple senior positions in various companies, including seven years as the President of the TSXV. John McCoach was a member of the Capital Markets Authority Implementation Organization Board of Directors from 2016 to 2021. Mr. McCoach is an independent director and the current Audit Committee Chairman of Xybion Digital Inc. since November 2021. He also served as Interim CEO and as a director of Foremost Ventures Corp., a position he held from 2018 until the Qualifying Transaction with KWESST Inc. Finally, Mr. McCoach is an active crew member, and Vice Chairman of, Royal Canadian Marine Search and Rescue.

Kris Denis - Interim Chief Financial Officer and Chief Compliance Officer

Mr. Denis brings more than 20 years of finance experience across a range of industries including manufacturing, aviation, mining, technology and defense, including 10 years with Canadian public companies  Most of his career has been in senior finance roles with early- stage growth companies, which entailed several large equity financings in the mining industry.  Mr. Denis is a Chartered Professional Accountant (CPA, CA Ontario).

Harry Webster - Chief Operating Officer

Mr. Webster is an experienced aerospace and defence leader. He most recently served as Director of Programs at DRS, overseeing all engineering development and manufacturing programs. With over 20 years of experience in roles spanning engineering development to executive leadership, his career has been built on leading organizations to achieve great business outcomes in the execution of complex engineering projects for platforms such as Canadarm3 at MDA and the Canadian CH-148 Maritime Helicopter Program at General Dynamics Mission Systems. he holds advanced degrees in Business Administration and Engineering, and licenses as Professional Engineer and Project Management Professional.

Rick Hillier - Director

General (Retired) Rick Hillier served over 35 years in the Canadian Armed Forces, culminating his career as the Chief of Defence Staff from 2005-2008. His leadership, geopolitical knowledge and experience on multinational operations, at the tactical, operational and strategic levels, prepares him to help position the Company for success and navigate the Company through its next stages of growth.

Compensation

Compensation for Fiscal 2023

The aggregate amount of compensation paid during the year ended September 30, 2023 (including accrued amount at September 30, 2023), directly and indirectly, including directors' fees, to our named executive officers and directors in their capacity as such, was $1.5 million (Fiscal 2022: $1.2 million).

This discussion describes our compensation program for each person who acted as President and CEO, CFO and the three most highly-compensated executive officers (or three most highly-compensated individuals acting in a similar capacity), other than the CEO and the CFO, whose total compensation was more than $150,000 in our last fiscal year and who was performing a policy-making function in respect of the Company (each a "NEO" and collectively the "NEOs"). This section addresses our philosophy and objectives and provides a review of the process that the Board follows in deciding how to compensate the NEOs. This section also provides discussion and analysis of the Board's specific decisions about the compensation of the NEOs for the fiscal year ended September 30, 2023. We had five (6) NEOs during the fiscal year ended September 30, 2023, namely: David Luxton, Executive Chairman and Director, Sean Homuth, CFO and CCO, Jeffery MacLeod, former President and CEO, Steven Archambault, former CFO, VP, Corporate Services & Compliance, and interim Corporate Secretary, Harry Webster, Genreal Manager and Richard Bowes, VP, Operations of Digitzation & Tactical Products.

Compensation Philosophy and Objectives

Our current executive compensation program is designed to provide short and long-term rewards to our executives that are consistent with individual and corporate performance and their contribution to our short and long-term objectives. Our objectives with respect to compensation of executive officers are to provide compensation levels necessary to attract and retain high quality executives, and to motivate key executives to contribute to our interests. These objectives are to be met by the principal components of our executive compensation program, which has been focused on a combination of base compensation, cash bonus remuneration, and long-term incentives in the form of stock options or other security-based compensation.

The executive compensation program adopted by us and applied to our executive officers is designed to:

(a) attract and retain qualified and experienced executives who will contribute to our growth and success;

(b) ensure that the compensation of our executive officers provides a competitive base compensation package and a strong link between corporate performance and compensation; and

(c) motivate executive officers to enhance long-term shareholder value, with current compensation being weighted toward at-risk long-term incentives in the form of options and other security-based incentives so as to foster alignment with the interests of our shareholders and stakeholders.

We do not believe that our compensation programs encourage excessive or inappropriate risk taking because: (i) our employees receive both fixed and variable compensation, and the fixed portion (salary) provides a steady income regardless of Common Share value, which allows employees to focus on our business; and (ii) our LTIP encourages a long-term perspective due to the vesting provisions, which is generally at least over two (2) years. We believe that our compensation program is appropriately structured and balanced to motivate our employees and reward the achievement of annual performance goals, as well as the achievement of long-term growth in shareholder value.

Compensation Governance and Process

We have relied on the experience of our Board in setting our executive compensation philosophy and appropriate levels of compensation for our NEOs.

Today, we do not have a separate Compensation Committee. Our Board assumes responsibility as a whole for the oversight over the compensation of directors and executives, including:

  review and approval our remuneration and compensation policies, including short and long-term incentive compensation plans and equity-based plans, bonus plans, pension plans (if any), our LTIP and grants, and benefit plans;
  sole authority to retain and terminate any compensation consultant to assist in the evaluation of director compensation, including sole authority to approve fees and other terms of the retention;
  review and approve at least annually all compensation arrangements for our senior executives;
  review and approve at least annually all compensation arrangements for our directors; and
  review the executive compensation sections disclosed in this Prospectus and our management information circular distributed to shareholders in respect of our annual, and any special, meetings of shareholders.

While David Luxton works with our Board in making recommendations regarding our overall compensation policies and plan as well as specific level of compensation for the other NEOs, they are recused from any Board deliberations and decisions in respect to their own personal compensation. Their respective current fixed compensation was set prior to going public in Canada.

For Fiscal 2023, we retained an independent consulting firm to conduct a peer review and recommend to the Board competitive compensation plans (short and long-term) for our NEOs and independent directors.  Accordingly, this may lead to significant changes to our compensation policies and practices.

Elements of Compensation

Our executive compensation program consists of three principal components: base salaries, annual incentive compensation and benefits, and long-term compensation.

Base Salaries

Base salaries are intended to reflect an executive officer's position within our corporate structure, his or her years of experience and level of responsibility, and salary norms in the sector and general marketplace We have not formally conducted benchmarking against our peer group.  Further, as an early-stage company, we believe we have set the base salaries for the NEOs below current market to conserve cash in return for higher stock-based compensation awards.  As previously noted, for Fiscal 2023 we retained an independent consultant firm to formalize this process. Accordingly, decisions with respect to base salary levels for executive officers are not based on objective identifiable performance measures but for the most part are determined by reference to competitive market information for similar roles and levels of responsibility, coupled with subjective performance factors such as leadership, commitment, accountability, industry experience, and contributions. Our view is that a competitive base salary is a necessary element for retaining qualified executive officers, as it creates a meaningful incentive for individuals to remain with us and not be unreasonably susceptible to recruiting efforts by our competitors.

In determining the base salary compensation of each NEO, the Board considers: (i) recruiting and retaining executives critical to our success and the enhancement of shareholder value; (ii) providing fair and competitive compensation; (iii) balancing the interests of management and our shareholders; and (iv) rewarding performance, both on an individual basis and with respect to operations in general.

Annual Incentive Compensation and Benefits

Our Board will consider whether it is appropriate and in our best interests to award discretionary cash bonus to the NEOs for the most recently completed fiscal year and, if so, the amount. Discretionary cash bonuses are awarded to recognize the achievement of annual corporate objectives and to recognize contributions that enhance our intrinsic value.

The following is a summary of the maximum annual incentive compensation as a percentage of base salary / annual consulting fee, for the NEOs based on their respective employment / consulting agreements, at the sole discretion of the Board:

Position	Maximum Annual Incentive Compensation (Percentage of Base Salary)
Executive Chairman	75%
President and CEO	75%
CFO, COO	40%

We have not established explicit goals / milestones for our NEOs for Fiscal 2024 for the annual cash incentive compensation.

Long-Term Compensation

The long-term component of compensation for our NEOs, consists of (i) stock options ("Options"), (ii) RSUs, (iii) deferred share units ("DSUs"), (iv) SARs and/or (v) PSUs (collectively the "Security-Based Compensation Awards"). This component of compensation is intended to reinforce management's commitment to long-term improvements in our performance.

Our Board believes that incentive compensation in the form of Security-Based Compensation Awards which vest over time, is and has been beneficial and necessary to attract and retain NEOs. Furthermore, the Board believes Security-Based Compensation Awards are an effective long-term incentive vehicle because they are directly tied to our share price over a longer period and therefore motivates NEOs to deliver sustained long-term performance and increase shareholder value and have a time horizon that aligns with long-term corporate goals. As such, our Board does not grant Security-Based Compensation Awards in excessively dilutive numbers or at exercise prices not reflective of the Company's underlying value.

In determining individual equity-based grants, the Board considers the experience, responsibilities and performance of each recipient of an award under the LTIP. Previous grants are also taken into consideration during the grant process.

Benefits Plans

The NEOs are entitled to life insurance, health and dental benefits.

We do not maintain a pension plan or retirement benefit plan for the NEOs.

External Compensation Consultants

For Fiscal 2023, we retained an independent consulting firm to conduct a peer review and recommend to the Board competitive compensation plans (short and long-term) for our NEOs and independent directors.  Accordingly, this may lead to significant changes to our compensation policies and practices.

Assessment of Risks Associated with Our Compensation Policies and Practices

Our Board has assessed the compensation plans and programs for our executive officers to ensure alignment with our business plan and to evaluate the potential risks associated with those plans and programs. Our Board has concluded that the compensation policies and practices do not create any risks that are reasonably likely to have a material adverse effect on the Company.

Our Board considers the risks associated with executive compensation and corporate incentive plans when designing and reviewing such plans and programs. We have not adopted a policy restricting our NEOs or directors from purchasing financial instruments that are designated to hedge or offset a decrease in market value of equity securities granted as compensation or held, directly or indirectly, by its NEOs or directors. To our knowledge, none of the NEOs or directors has purchased such financial instruments.

Performance Graph

The following graph illustrates the cumulative return to our shareholders based on a $100 investment in the Common Shares from September 22, 2020, the date we went public in Canada, to September 30, 2023, as compared to the cumulative total return on the Standard & Poor's / TSXV Composite Index for the same period, assuming the reinvestment of cash distributions and/or dividends:

The trend in the above performance graph does not correlate to the trend of the compensation paid to the NEOs.  As described under "Elements of Compensation", based salaries reflect each NEO's primary duties and responsibilities and are set at levels based on responsibility, experience and expertise as well as subjective factors such as leadership.  We believe that management must be compensated a minimum base salary for the value of the services provided, irrespective of our Common Share price performance.  Pursuant to our LTIP, we have granted Options, RSUs, and PSUs to our NEOs, each form a significant portion of compensation, and therefore the total compensation for the NEOs is directly affected by decreases or increases in the price of our Common Shares as the value of such Options, RSUs, and PSUs changes as our Common Share price changes.

Summary Compensation Table

The following table provides information concerning the total compensation paid to the NEOs for the years ended September 30, 2023, 2022, and 2021.

	Non-equity incentive plan compensation

	Fiscal	Fee /	Share-based	Option-based	Annual Incentive	Long-term	Pension	All Other	Total
Name	Year	Salary	Awards (1)	Awards (2)	Plans (3) (10)	Incentive Plans	Value (4)	Compensation	Compensation
David Luxton (5) Executive Chairman and Director	2023	$315,000	$-	$178,500	$-	$-	$-	$-	$493,500
	2022	$180,000	$-	$-	$308,408	$-	$-	$-	$488,408
	2021	$180,000	$237,300	$58,000	$-	$-	$-	$-	$475,300
Sean Homuth (6) CFO and CCO	2023	$92,308	$-	$140,250	$-	$-	$-	$2,000	$234,558
	2022	$-	$-	$-	$-	$-	$-	$-	$-
	2021	$-	$-	$-	$-	$-	$-	$-	$-
Jeffrey MacLeod (7) President & CEO and Director	2023	$160,000	$-	$25,500	$-	$-	$-	$-	$185,500
	2022	$160,000	$-	$-	$-	$-	$-	$-	$160,000
	2021	$160,000	$237,300	$58,000	$-	$-	$-	$-	$455,300
Steven Archambault (8) CFO and VP, Corporate Services & Compliance	2023	$111,462	$-	$-	$-	$-	$-	$127,930	$239,392
	2022	$155,000	$115,660	$12,334	$171,338	$-	$-	$-	$454,332
	2021	$192,733	$24,999	$301,000	$-	$-	$-	$-	$518,732
Harry Webster General Manager	2023	$23,077	$-	$-	$-	$-	$-	$-	$23,077
	2022	$-	$-	$-	$-	$-	$-	$-	$-
	2021	$-	$-	$-	$-	$-	$-	$-	$-
Richard Bowes (9) VP, Operations of Digitization & Tactical Products	2023	$206,471	$-	$-	$130,000	$-	$-	$-	$336,471
	2022	$155,000	$25,648	$12,334	$-	$-	$-	$-	$192,982
	2021	$78,419	$24,999	$301,000	$-	$-	$-	$-	$404,418

(1) Represents the grant value of RSU awards, based the closing price of the Common Shares on the TSXV on the grant date.

(2) Represents the grant value of the option awards, using the Black-Scholes option model. The Black-Scholes option model was selected by us as it is the most widely adopted and used option-valuation For the key inputs used in this valuation mode, refer to Note 16 (c) of the audited financial statements for Fiscal 2023.

(3) In December 2022, the Board awarded a cash bonus of USD$225,000 to David Luxton and USD$125,000 to Steven Archambault in respect to their performance during Fiscal 2022, paid only after the closing of the U.S. IPO and Canadian Offering. For the above table, these amounts were converted to CAD using the daily average exchange rate on September 30, 2022, as reported by the Bank of Canada for the conversion of USD into CAD was USD$1.00 equals CAD$1.3707.

(4) The Company does not have a retirement

(5) Effective October 1, 2019, we entered into a professional services agreement with DEFSEC Corporation, a private company owned by Mr. The compensation payable to Mr. Luxton is paid to his private company, DEFSEC Corporation.

(6) Homuth served as CFO of KWESST from June 12, 2023 to November 26, 2023. On November 27, 2023, Mr. Homuth was appointed as President and CEO of KWESST.

(7) MacLeod retired from his positions as President, CEO and Director of KWESST on October 31, 2023. As part of his departure, the Company is continuing to pay his base salary and provide benefits for a period of one year with no incentive pay. While this arrangement was verbally agreed to, it continues to be subject to formal agreement with Mr. Macleod.

(8) Archambault joined as our CFO on a part-time basis on October 1, 2020, and transitioned to full-time on April 1, 2021. He also took on the role of VP, Corporate Services and Compliance in October 2021 and Interim Corporate Secretary in May 2022. He resigned from his positions with KWESST on June 12, 2023.

(9) From January 25, 2021 to April 12, 2021, the Company entered into a consulting agreement with Mr. Bowes' private company, Cardinal Effectively April 12, 2022 Mr. Bowes joined KWESST as a full-time employee until February 28, 2023. From March 1, 2023 to November 15, 2023, the Company entered into a consulting agreement once again with Mr. Bowes' private company, Cardinal Defence.

(10) As part of his 2023 consulting agreement, Mr. Bowes was entitled to a $15K quarterly incentive bonus. He was also awarded a $100K contract awared bonus as part of the successful DSEF contract negotiations.

Employment and Consulting Agreements

The following summarizes the key salient terms of the employment agreements between us and our NEOs in force as of September 30, 2023.

David Luxton

On October 1, 2019, we entered into a professional services agreement with DEFSEC Corporation, a private holding company owned by Mr. Luxton, in which he agreed to serve as our Executive Chairman for an annual fee of $120,000 per year and raising to $150,000 per year upon a going public transaction. This agreement was amended effective August 1, 2020, whereby the annual fee was adjusted to $180,000 per year. Mr. Luxton is entitled to an annual incentive bonus up to 200% of his annual fee at the Board's sole discretion. This agreement expired on December 31, 2022. Subsequent to December 31, 2022, Mr. Luxton's compensation was amended to $360,000 per year with entitlement to an annual incentive bonus of up to 75% effective January 1, 2023.  We have the right to terminate his consulting agreement with twelve (12) month notice period, subject to termination benefits (see Potential Termination and Change of Control Benefits). The notice period increases to 18 months in the event of a change of control.

Jeffrey MacLeod

On October 1, 2019, we entered into an employment agreement with Mr. MacLeod to serve as our President and CEO with an initial base salary of $140,000 per year and raising to $160,000 upon a going public transaction. Because Mr. MacLeod’s principal residence is based in West Montrose, Ontario, his employment agreement includes a $1,000 per month housing allowance for accommodations in Ottawa, Ontario while working at our corporate office. For Fiscal 2019, Mr. MacLeod collected a lower base salary to help us conserve cash to fund our working capital requirements. Further, he did not receive any housing allowance in the last three financial years. Mr. MacLeod is entitled to an annual incentive bonus at the Board’s sole discretion and five weeks of vacation per year. Mr. MacLeod’s employment agreement was automatically renewed on September 30, 2022 in accordance with its terms for an additional two years. However, Mr. MacLeod retired on October 31, 2023.

Steven Archambault

On October 1, 2020, we entered into a part-time employment agreement with Mr. Archambault to serve as our part-time CFO for a monthly salary of $9,950 based on two business days per week, subject to adjustment for extra business days as defined in the agreement. On April 1, 2021, we amended his employment agreement to serve as our full-time CFO with an annual base salary of $180,000, of which $25,000 is to be in the form of RSUs and $155,000 in cash. These RSUs will be granted each year on April 1st, vesting over the next 12 months. Mr. Archambault is entitled to an annual incentive bonus up to 50% of his annual base salary at the Board's sole discretion and four weeks of vacation per year. Mr. Archambault also assumed the role of Vice President, Corporate Services and Compliance starting in October 2021. We have the right to terminate his employment agreement with 30 days' notice, subject to termination benefits (see Potential Termination and Change of Control Benefits). Mr. Archambault stepped down as CFO of the Company on March 1, 2023, to pursue a new opportunity overseas.

Sean Homuth

On July 31, 2023, we entered into an amended and restated employment agreement, with an effective date of June 12, 2023, for Mr. Homuth to serve as Chief Financial Officer and Chief Compliance Officer.  Mr. Homuth receives an annual base salary of CAD$300,000 with an annual incentive bonus of up to 50% of his annual base salary at the Board's sole discretion and four weeks of vacation per year.  Mr. Homuth will also receive an initial stock option grant with amount determined at the Board's discretion and vesting in accordance with the terms of the Company's LTIP plan. We may terminate Mr. Homuth's employment upon payment of a lump sum equal to 26 weeks' salary plus accrued bonus.  This lump sum is increased by one week per completed year of service following the first anniversary of his employment with the Company to a maximum of 38 weeks.  In the event of a change of control, the forgoing is changed from 26 weeks to 52 weeks with the maximum changing from 38 weeks to 64 weeks. On November 27, 2023, Mr. Homuth was appointed President and CEO and his employment agreement was amended and restated (the "Homuth Agreement"). Mr. Homuth's salary was increased to $360,000, the annual incentive bonus was increased up to 75% of his annual salary, his employment may be terminated upon payment of a lump sum equal to 52 weeks salary plus accrued bonus, this lump sum is increased by one week per completed year of service to a maximum of 78 weeks and in the event of a change in control, the foregoing is changed from 52 weeks to 78 weeks.

Harry Webster

On August 28, 2023, we entered into a full-time employment agreement with Mr. Webster to serve as our General Manager (the "Webster Agreement"). Mr. Webster receives an annual base salary of $240,000. Subsequent to September 30, 2023, the board approved a change in his entitlement annual incentive bonus to up to 40% of his annual base salary at the Board's sole discretion and four weeks of vacation per year. We may terminate Mr. Webster's employment upon payment of the greater of 12 weeks' salary or his minimum entitlements under the ESA.

Kristopher Denis

On November 27, 2023, Mr. Denis was appointed Interim CFO and Chief Compliance Officer of the Company and his employment agreement was amended and restated (the "Denis Agreement"). Mr. Denis' salary was increased to $175,000, an annual incentive bonus up to 40% of his annual salary, four weeks of vacation per year, his employment may be terminated upon payment of a lump sum equal to 26 weeks salary plus accrued bonus and all security-based compensation held become vested if terminated prior to the first anniversary from the November 27, 2023, contract date. This lump sum is increased by one week per completed year of service to a maximum of 38 weeks and in the event of a change in control, the foregoing is changed from 26 weeks to 52 weeks and the reference to 38 weeks is changed to 64 weeks.

Outstanding Equity Awards at September 30, 2023

The following table sets forth information concerning all the outstanding equity awards held by each NEO as at September 30, 2023.

	Option-based awards				Share-based awards
	Number of			Value of			Market or payout
	securities			unexercised	Number of	Market or payout	value of vested
	underlying	Option	Option	in the-	shares or units	value of share-based	share-based
	unexercised	exercise	expiration	money	of shares that	awards that have not	awards not paid
	options	price	date	options(1)	have not vested	vested (2)	out or distributed
David Luxton (3)	1,429	$87.50	2026-07-02	$-	$-	$-	$3,001
	70,000	$2.55	2026-08-16	$-	$-	$-	$-
Sean Homuth (4)	55,000	$2.55	2026-08-16	$-	$-	$-	$-
Jeff MacLeod (5)	1,429	$87.50	2026-07-02	$-	$3,000	$-	$9,301
	10,000	$2.55	2026-08-16	$-	$-	$-	$-
Steven Archambault (6)	1,429	$14.70	2027-07-24	$-	$-	$-	$$3,001
	2,857	$136.50	2026-08-25	$-	$-	$-	$6,000
	714	$49.00	2025-11-20	$-	$-	$-	$1,499
	3,571	$52.50	2025-10-01	$-	$-	$-	$7,499
Harry Webster	-	$-	n/a	$-	$-	$-	$-
Richard Bowes (7)	1,429	$14.70	2027-07-24	$-	$-	$-	$3,001
	1,428	$136.50	2026-08-25	$-	$-	$-	$2,999
	4,285	$90.30	2026-04-29	$-	$-	$-	$8,999
	1,428	$120.40	2021-01-25	$-	$-	$-	$$2,999
Total	154,999			$-	$3,000	$-	$48,298

(1) Based on the difference between the exercise price of the Option and $2.10, the closing price of the Common Shares on the TSXV on September 30, 2023.

(2) Based on $2.10, the closing price of the Common Shares on the TSXV on September 30, 2023.

(3) The grants were made to Mr. Luxton's private company, DEFSEC Corporation. His 2021 Option grant will vest over two (2) years and his RSU grant will vest over one (1) year.

(4) Mr. Homuth served as CFO of KWESST from June 12, 2023 to November 26, 2023. On November 27, 2023, Mr. Homuth was appointed as President and CEO of KWESST.

(5) Mr. MacLeod's 2021 Option grant will vest over two (2) years and his RSU grant will vest over one (1) year. Mr. MacLeod retired from his positions as President, CEO and Director of KWESST on October 31, 2023.

(6) Mr. Archambault joined as our CFO on a part-time basis on October 1, 2020, and transitioned to full-time on April 1, 2021. He also took on the role of VP, Corporate Services and Compliance in October 2021 and Interim Corporate Secretary in May 2022. He resigned from his positions with KWESST on June 12, 2023.

(7) From January 25, 2021 to April 12, 2021, the Company entered into a consulting agreement with Mr. Bowes' private company, Cardinal Defence. Effectively April 12, 2022, Mr. Bowes joined KWESST as a full-time employee until February 28, 2023. From March 1, 2023 to November 15, 2023, the Company entered into a consulting agreement once again with Mr. Bowes' private company, Cardinal Defence.

There was no exercise of stock options during Fiscal 2023.

Value Vested or Earned During the Year

The following table sets forth, for each NEO, the value of option-based awards and share-based awards which vested during the fiscal year ended September 30, 2023, and the value of non-equity incentive plan compensation earned during the fiscal year ended during the year ended September 30, 2023.

	Option-based	Share-based	Non-equity incentive
	awards - value	awards - value	plan compensation -
	vested during	vested during	value earned during
Name	Fiscal 2023 (1)	Fiscal 2023 (2)	Fiscal 2023
David Luxton	$2,631	$-	$-
Sean Homuth (3)	$-	$-	$-
Jeff MacLeod (4)	$2,631	$-	$-
Steven Archambault (5)	$10,260	$4,830	$-
Harry Webster	$-	$-	$-
Richard Bowes (6)	$14,883	$1,649	$130,000

(1) Amounts represent the difference between the exercise price of the Options and the closing price of the Common Shares on the TSXV on the vesting date.

(2) Amounts represent the number of vested Share Units (as defined below) multiplied by the closing price of the Common Shares on the TSXV on the vesting date.

(3) Mr. Homuth served as CFO of KWESST from June 12, 2023, to November 26, 2023. On November 27, 2023, Mr. Homuth was appointed as President and CEO of KWESST.

(4) Mr. MacLeod retired from his positions as President, CEO and Director of KWESST on October 31, 2023.

(5) Mr. Archambault joined as our CFO on a part-time basis on October 1, 2020, and transitioned to full-time on April 1, 2021. He also took on the role of VP, Corporate Services and Compliance in October 2021 and Interim Corporate Secretary in May 2022. He resigned from his positions with KWESST on June 12, 2023.

(6) From January 25, 2021 to April 12, 2021, the Company entered into a consulting agreement with Mr. Bowes' private company, Cardinal Defence. Effectively April 12, 2022, Mr. Bowes joined KWESST as a full-time employee until February 28, 2023. From March 1, 2023 to November 15, 2023, the Company entered into a consulting agreement once again with Mr. Bowes' private company, Cardinal Defence.

Potential Termination and Change of Control Benefits

All outstanding equity compensation is forfeited / cancelled if we terminate a NEO's employment / consulting agreement for cause. Further, in the event a NEO voluntarily resigns from his employment / consulting with us, any unpaid annual incentive and unvested equity compensation are forfeited in accordance with our LTIP.

We have agreements with the NEOs that set out the terms of their employment / consulting and what they are entitled to in connection with a termination of employment or change of control. These agreements include non-solicitation, confidentiality, and ownership of intellectual property provisions to protect our interests.

The table below sets out the amount that would have been payable to each NEO that was employed by the Company on September 30, 2023, if had there been a change of control of the Company resulting in termination on September 30, 2023:

			Termination
	Notice	Termination	Without Cause in
	Period	Without Cause (pre-	Connection with
	(months)	Change of Control)	Change of Control
David Luxton
Base fee	12	$630,000	$945,000
Value of unvested options		$-	$-
Value of unvested RSUs		$-	$-
Value of vested RSUs not yet issued		$3,001	$3,001
TOTAL		$633,001	$948,001
Sean Homuth				(1)
Base pay	12	$630,000	$945,000
Value of unvested options		$-	$-
Value of unvested RSUs		$-	$-
Value of vested RSUs not yet issued		$-	$-
TOTAL		$630,000	$945,000
Jeffrey MacLeod				(2)
Base pay	12	$160,000	$240,000
Value of unvested options		$-	$-
Value of unvested RSUs		$-	$-
Value of vested RSUs not yet issued		$9,301	$9,301
TOTAL		$169,301	$249,301
Harry Webster
Base pay	3	$84,000	$84,000
Value of unvested options		$-	$-
Value of unvested RSUs		$-	$-
Value of vested RSUs not yet issued		$-	$-
TOTAL		$84,000	$84,000

(1)    Mr. Homuth served as CFO of KWESST from June 12, 2023, to November 26, 2023. On November 27, 2023, Mr. Homuth was appointed as President and CEO of KWESST. Amounts represent his most recent employment agreement.

(2)    Mr. MacLeod retired from his positions as President, CEO and Director of KWESST on October 31, 2023.  As part of his departure, the Company is continuing to pay his base salary and provide benefits for a period of one year with no incentive pay.  While this arrangement was verbally agreed to, it continues to be subject to formal agreement with Mr. MacLeod.

A change of control is commonly defined in each of the respective agreements as:

a) the sale of all or substantially all of our outstanding Common Shares for cash or securities of an entity not managed by our management team and that are determined by our Board to be liquid for all of our shareholders ("Liquid Unrelated Issuer");

b) a merger, amalgamation, arrangement or other similar transaction involving us where the holders of our Common Shares receive cash or securities of a Liquid Unrelated Issuer, but do not immediately thereafter own securities of the successor corporation which entitle them to cash more than 50% of the votes attaching to all shares in the capital of the successor corporation;

c) the sale of all or substantially all of our assets followed by a liquidating distribution to the holders of our Common Shares of cash or securities of a Liquid Unrelated Issuer;

provided that our Board shall have the right, in its absolute discretion, to deem any transaction not enumerated above to be a change of control. For greater clarity, a sale or transfer of founders shares between related parties, and/or an initial going public transaction of any kind shall not constitute a change of control.

Compensation of Independent Directors

In July 2023, our Board approved the following cash compensation for the independent directors retroactive October 1, 2022:

  $10,000 per quarter; and
  $2,500 per quarter for the Chair of the Audit Committee.

Prior to December 2020, we made no cash compensation to the directors.

The following table sets out the total compensation for our independent directors who served at any time during the year ended September 30, 2023.

		Stock		Non-equity
	Fees	Awards	Option	Incentive Plan	Pension	All Other	Total
Name	Earned	(1)	Awards (2)	Compensation	Value (3)	Compensation	Compensation
John McCoach	$50,000	$-	$25,500	$-	$-	$-	$75,500
Paul Fortin	$40,000	$-	$25,500	$-	$-	$-	$65,500
Paul Mangano	$40,000	$-	$25,500	$-	$-	$-	$65,500

(1)    Represents the grant value of RSU awards, based on the closing price of the Common Shares on the TSXV on the grant date.

(2)    Represents the grant value of the option awards, using the Black-Scholes option model. The Black-Scholes option model was selected by the Company as it is the most widely adopted and used option-valuation method. For the key inputs used in this valuation mode, refer to Note 16 (c) of the Fiscal 2023 financial statements.

(3)    The Company does not have a pension plan.

Outstanding Equity Awards at September 30, 2023

In August 2023, there were 30,000 stock options granted to the independent directors.

The following table sets forth information concerning all the outstanding equity awards held by each of our independent director as at September 30, 2023.

	Option-based awards				Share-based awards
	Number of			Value of		Market or	Market or payout
	securities			unexercised	Number of	payout value of	value of vested
	underlying	Option	Option	in the-	shares or units	share-based	share-based
	unexercised	exercise	expiration	money	of shares that	awards that have	awards not paid
	options (1)	price	date	options(2)	have not vested	not vested (3)	out or distributed
John McCoach	3,571	$67.90	2025-12-15	$-	-	$-	$7,499
	306	$32.90	2023-06-15	$-	-	$-	$643
	10,000	$2.55	2026-08-16	$-	-	$-	$-
Paul Fortin	3,571	$67.90	2025-12-15	$-	-	$-	$7,499
	10,000	$2.55	2026-08-16	$-	-	$-	$-
Paul Mangano	3,571	$67.90	2025-12-15	$-	-	$-	$7,499
	10,000	$2.55	2026-08-16	$-	-	$-	$-

Total	41,019			$-	-	$-	$23,140

(1) The 2023 Option grants to the directors vest over two (2) years. The 2021 Option grants to the directors vest over two (2) years. The 2018 Option granted to Mr. McCoach has fully vested.

(2) Based on the difference between the exercise price of the Option and $2.10, the closing price of the Common Shares on the TSXV on September 30, 2023.

(3) Based on $2.10, the closing price of the Common Shares on the TSXV on September 30, 2023.

There was no exercise of options during Fiscal 2023.

Value Vested or Earned During the Year

The following table sets forth, for each independent director, the value of option-based awards and share-based awards which vested during the fiscal year ended September 30, 2023, and the value of non-equity incentive plan compensation earned during the fiscal year ended during the year ended September 30, 2023.  No share-based awards have been granted to our directors since inception.

	Option-based	Share-based	Non-equity incentive
	awards - value	awards - value	plan compensation -
	vested during	vested during	value earned during
Name	Fiscal 2023 (1)	Fiscal 2023 (2)	Fiscal 2023
John McCoach	$-	$-	$-
Paul Fortin	$-	$-	$-
Paul Mangano	$-	$-	$-

(1) Amounts represent the difference between the exercise price of the Options and the closing price of the Common Shares on the TSXV on the vesting date.

(2) Amounts represent the number of vested Share Units (as defined below) multiplied by the closing price of the Common Shares on the TSXV on the vesting date.

Equity Compensation Plans

On February 10, 2021, our Board adopted a new LTIP, which was approved by our shareholders on March 31, 2021, and on April 9, 2021 by the TSXV. Our LTIP was subsequently amended to conform with the new TSXV policy issued on November 24, 2021, in relation to security based compensation. Our shareholders approved this amended LTIP on March 31, 2022, which was subsequently approved by the TSXV on April 14, 2022.

The maximum number of Common Shares issuable under our LTIP for stock options is 10% of our issued and outstanding Common Shares, subject to adjustment or increase pursuant to the terms of the LTIP. Any stock options that have been cancelled, repurchased, expired, or exercised will again be available under the LTIP. At September 30, 2023, we had 389,907 outstanding stock options, leaving 171,771 stock options available for future grants.

Additionally, the maximum number of Common Shares issuable under our LTIP in respect of RSUs, DSUs, SARs, and PSUs (collectively "Share Units") is 407,274. At September 30, 2023, we had 401,060 Share Units available for future grants.

The following is a summary of the salient terms of the equity-based awards available under our amended LTIP. For a more fulsome disclosure of our LTIP, a copy of our amended LTIP is available on SEDAR+ website at www.sedarplus.ca.

Stock Options

Key Employees, Directors, Consultants and Persons performing Investor Relations Services (as such terms are defined in the LTIP) are eligible to receive grants of stock options to acquire Common Shares at the time of employment or contract, if applicable, and thereafter as determined by the Board.

Restricted Share Units

Key Employees, Directors and Consultants, are eligible to receive grants of RSUs, entitling the holder to receive one Common Share for each RSU, subject to restrictions as the Board may, in its sole discretion, establish in the applicable award agreement. The Board believes the granting of RSUs creates long-term incentive, a sense of ownership and an alignment of the recipients' interests with those of our shareholders and stakeholders. The granting of RSUs is intended to reward those executives who are responsible for our management and growth and to encourage such executives to develop a long-term vision for us to operate in a manner to maximize shareholder value. By using vesting periods for RSUs in addition to other restrictions, this compensation element is also designed to support long term retention of valuable Key Employees and Directors as well as provide an incentive for the achievement of specific milestones, if applicable.

Performance Share Units

Key Employees, Directors, and Consultants are eligible to receive grants of PSUs, entitling the holder to receive one Common Share for each PSU, subject to the achievement or attainment of specific performance criteria ("Performance Criteria") within a specific period ("Performance Cycle"). The number of PSUs and the Performance Criteria which must be satisfied in order for the PSUs to vest and the Performance Cycle in respect of such PSUs shall be specified in the applicable award agreement. The Board believes the granting of the PSUs incentivizes the attainment of specific goals which support our overall strategies and creates a sense of ownership and an alignment of the recipients' interests with those of our shareholders and stakeholders. The granting of PSUs is intended to reward those executives who are responsible for our management and growth and to encourage such executives to develop a long-term vision for us to operate in a manner to maximize shareholder value. By using vesting periods for PSUs in addition to other restrictions, this compensation element is also designed to support long-term retention of valuable employees as well as provide an incentive for the achievement of specific milestones, if applicable.

Deferred Share Units

Key Employees and Directors are eligible to receive grants of DSUs. Directors may elect to receive any part or all of their fees payable in respective of their position as a director as DSUs. Each holder of a DSU is entitled to receive one Common Share for each DSU. The Board believes the granting of DSUs creates long-term incentive, a sense of ownership and an alignment of the recipients' interests with those of our shareholders and Stakeholders. The granting of DSUs is intended to reward directors who are responsible for oversight of our management and growth and to encourage such directors to maintain a long-term vision for us to operate in a manner to maximize shareholder value.

Stock Appreciation Rights

Key Employees, Directors, and Consultants are eligible to receive grants of SARs, entitling the recipient to receive a payment in Common Shares equal to the current market price less the grant price of the SAR as determined by the Board at the time of the grant for each SAR. Notwithstanding the foregoing, the Board may, in its sole discretion, satisfy payment of the entitlement in cash rather than in Common Shares. The granting of SARs is intended to reward those executives who are responsible for our management and growth and to encourage such executives to develop a long-term vision for us to operate in a manner to maximize shareholder value. By using vesting periods for SARs, this compensation element is also designed to support long-term retention of valuable employees as well as provide an incentive for the achievement of specific milestones, if applicable.

Vesting Provision

No award issued under the LTIP, other than Options, may vest before the date that is one year following the date it is granted or issued. Notwithstanding this provision, vesting may be accelerated for a Participant who dies or who ceases to be an eligible Participant under the LTIP in connection with a change of control, takeover bid, RTO, or other similar transaction.

For Options grants to Investor Relations service providers, vesting must be over a period of not less than one year, with no more than 25% of such options vesting in any three months.

Modification of an Award

Any adjustment, other than as noted in section 4.3 Anti-Dilution of the LTIP, to award granted or issued under our LTIP must be subject to the prior acceptance of the TSXV, including adjustments related to an amalgamation, merger, arrangement, reorganization, spin-off, dividend, or recapitalization.

Further, any decrease in the exercise price of or extension to stock options granted to individuals that are Insiders at the time of the proposed amendment is subject to disinterested shareholder approval.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table sets forth the details as at September 30, 2023, the end of our most recently-completed fiscal year, with respect to compensation plans pursuant to which equity securities of the Company are authorized for issuance under our LTIP.

Equity Compensation Plans Information
Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under Equity Compensation Plans (excluding securities listed in column (a))
	(a)	(b)	(c)
Equity Compensation Plans approved by shareholders - LTIP	Share Units: 6,214	Share Units: $nil	Share Units: 401,060
	Options: 389,907	Options: $2.8	Options: 171,771
Equity Compensation Plans not approved by shareholders	n/a	n/a	n/a

Board Practices

Each of our directors will hold office until the next annual general meeting of our shareholders or until his or her office is earlier vacated, in accordance with our Articles of Incorporation (the "Articles") and the BCBCA. Each of our officers serves at the pleasure of our Board. Please also refer to Directors and Senior Management above for further details regarding the periods of service of each of our current directors and officers.

As of September 30, 2023, we did not have any service contracts with any of our independent directors.

Board Nomination

The identification of potential candidates for nomination as our directors is carried out by all directors, who are encouraged to participate in the identification and recruitment of new directors. Potential candidates are primarily identified through referrals and business contacts.

Cease Trade Orders, Bankruptcies, Penalties or Sanctions

Corporate Cease Trade Orders

As at the date of this document, no current director or executive officer of the Company is, or within the ten years prior to the date of this document has been, a director, chief executive officer or chief financial officer of any company (including the Company), that:

(a) was subject to a cease trade order (including any management cease trade order which applied to directors or executive officers of a company, whether or not the person is named in the order), an order similar to a cease trade order, or an order that denied the relevant company access to any exemption under securities legislation, that was in effect for a period of more than 30 consecutive days (an "Order") while that person was acting in that capacity; or

(b) was subject to an Order that was issued after the current director or executive officer ceased to be a director, chief executive officer or chief financial officer and which resulted from an event that occurred while that person was acting in the capacity as director, chief executive officer or chief financial officer except in the following cases:

Mr. Sean Homuth previously served as the Chief Financial Officer of North Bud Farms Inc. ("North Bud") from October 2019 to December 2019. Subsequently, Mr. Sean Homuth was appointed as the Chief Executive Officer of North Bud in January 2020. On March 31, 2020, a management cease trade order was issued by the Ontario Securities Commission against Mr. Homuth in respect of North Bud. On June 3, 2023, the Ontario Securities Commission issued a cease trade order in connection with North Bud's failure to file financial statements, management's discussion and analysis and officer's certifications. At of the date hereof, the cease trade order has not yet been revoked.

Furthermore, on January 2, 2024, a management cease trade order was issued by the Ontario Securities Commission against Mr. Homuth in connection with the Company's failure to file financial statements, annual information form, management's discussion and analysis and officer's certifications for the year ended September 30, 2023.

On January 2, 2024, a management cease trade order was issued by the Ontario Securities Commission against Mr. Kris Denis, the interim Chief Financial Officer of the Company, in connection with the Company's failure to file financial statements, annual information form, management's discussion and analysis and officer's certifications for the year ended September 30, 2023.

Bankruptcy

To the knowledge of the Company, as at the date of this document, no current director, executive officer, or shareholder holding a sufficient number of securities of the Company to affect materially the control of the Company is, or within the ten years prior to the date of this document has:

(a) been a director or executive officer of any company (including the Company) that, while that person was acting in that capacity, or within a year of that person ceasing to act in that capacity, became bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency or was subject to or instituted any proceedings, arrangement or compromise with creditors or had a receiver, receiver manager or trustee appointed to hold its assets; or

(b) become bankrupt, made a proposal under any legislation relating to bankruptcy or insolvency, or become subject to or instituted any proceedings, arrangement or compromise with creditors, or had a receiver manager or trustee appointed to hold the assets of the current or proposed director, executive officer or shareholder.

except in the following case:

John McCoach was formerly a director and interim CEO of Nautilus Minerals Inc., a Toronto Stock Exchange listed company. Nautilus Minerals Inc. was not able to secure the funding it needed to proceed with its projects. In 68 February 2019, Nautilus Minerals Inc. filed for creditor protection under the Companies' Creditors Arrangement Act (Canada).

Penalties and Sanctions

None of our current directors or executive officers has, within the past ten years, been subject to any penalties or sanctions imposed by a court or by a securities regulatory authority relating to securities legislation or has entered into a settlement agreement with a securities regulatory authority or has been subject to any other penalties or sanctions imposed by a court or regulatory body that would likely be considered important to a reasonable investor in making an investment decision, with the exception of the following:

On November 25, 2015, L-3, EOTECH, and Paul Mangano, who was then President of EOTECH, (collectively, the "Defendants") entered into a Settlement. The complaint alleged that EOTECH sold defective holographic weapon sights to the U.S. Department of Defense, the U.S. Department of Homeland Security, and the Federal Bureau of Investigation during the period from 2007 through 2014 and that the Defendants became aware that design defects in EOTECH's sights caused them to fail in cold temperature and humid environments. The Government of the United States alleged in its complaint that although EOTECH was contractually obligated to disclose these defects to the military, the Defendants nevertheless concealed them until they believed that EOTECH had product improvements that would correct the defects, and even then failed to disclose the nature and severity of the defects. Under the Settlement, the Defendants admitted, acknowledged and accepted responsibility for several claims. Mr. Mangano admitted, acknowledged and accepted responsibility.

L-3 paid the Settlement Amount of USD $25.6 million and the Government of the United States released the Defendants and all of their at-that-time and former officers, directors and employees from any civil or administrative monetary claims the United States has for the conduct covered in the complaint under the False Claims Act, the Civil Monetary Penalties Law, the Program Fraud Civil Remedies Act, the Financial Institutions Reform, Recovery and Enforcement Act, the Contract Disputes Act and the common law theories of breach of contract, payment by mistake, unjust enrichment and fraud. The Settlement does not contain any sanctions or penalties imposed on Mr. Mangano and Mr. Mangano did not pay any portion of the Settlement Amount.

Audit Committee Disclosure

The Audit Committee's Charter

Our directors have adopted a Charter for the Audit Committee, which sets out the Audit Committee's mandate, organization, powers, and responsibilities. The full text of our Audit Committee Charter is available on request from us.

Composition of the Audit Committee

The members of the Audit Committee are Paul Mangano (Chairman), Paul Fortin, and John McCoach. All members are independent (as determined under Exchange Act Rule 10A-3 and Rule 5605(a)(2) of The Nasdaq Stock Market Rules and as defined in National Instrument 52-110 - Audit Committees ("NI 52-110") adopted by the Canadian Securities Administrators), and all members are financially literate (as defined in NI 52-110). The Audit Committee meets regularly on at least a quarterly basis. The members of the Audit Committee do not have fixed terms and are appointed and replaced from time to time by resolution of the Board.

The Board has determined that Paul Mangano qualifies as a financial expert (as defined in Item 407(d)(5)(ii) of Regulation S-K under the Exchange Act) and Rule 5605(c)(2)(A) of The Nasdaq Stock Market Rules; and (ii) is independent (as determined under Exchange Act Rule 10A-3 and Rule 5605(a)(2) of The Nasdaq Stock Market Rules).

Relevant Education and Experience

All of the Audit Committee members are senior-level professionals with experience in financial matters; each has a broad understanding of accounting principles used to prepare financial statements and varied experience as to general application of such accounting principles. Further, John McCoach has served on other Audit Committees of reporting issuers and was previously the President of the TSXV.

For further relevant education and experience of Messrs. Mangano, Fortin, and McCoach, refer to their respective biographies in Directors, Senior Management and Employees.

Audit Committee Oversight

At no time during this past fiscal year have any recommendations by the Audit Committee respecting the appointment and/or compensation of our external auditors not been adopted by the Board.

Pre-Approval Policies and Procedures

Under its charter, the Audit Committee is required to pre-approve all non-audit services to be performed by the external auditors in relation to us, together with approval of the engagement letter for such non-audit services and estimated fees thereof. The pre-approval process for non-audit services will also involve a consideration of the potential impact of such services on the independence of the external auditors.

Employees

The following table sets forth the number of employees we had at the end of each fiscal period:

Year	Full Time	Part Time	Total
Fiscal 2021	17	0.6	17.6
Fiscal 2022	17	1.2	18.2
Fiscal 2023(1)	28	1.2	29.2

(1) Includes 5 full-time consultants at September 30, 2023.

None of our employees are members in a labor union.

Share Ownership

As of May 9, 2024, the NEOs named in this Prospectus as well as our current directors and executive officers, as a group, beneficially owned a total of 230,672 Common Shares, representing beneficial ownership of 3.0 % of the Common Shares.

The table below sets forth the number of Common Shares beneficially owned by the NEOs named in this Prospectus as well as our directors and executive officers as of May 9, 2024. The persons listed below are deemed to be the beneficial owners of Common Shares underlying options, RSUs, and warrants that are exercisable within 60 days from the above date, including “out-of-the money” options. The percentages shown below are based on 7,587,704 outstanding Common Shares as of May 9, 2024, plus 132,385 Common Shares underlying options, RSUs and warrants that are exercisable within 60 days for the indicated beneficial owner for an aggregate total of 363,057.

Shareholdings of Directors and Executive Officers

Shareholdings of Directors and Executive Officers

					Number of
					Common
					Shares	Percent of
	Common	Exercisable	Convertible	Exercisable	Beneficially	Outstanding
Name of Beneficial Owner	Shares held	Options	RSUs	Warrants	Owned	Common Shares
David Luxton (1)	76,080	18,929	-	39,005	134,014	0.96%
Sean Homuth	-	13,750	-	-	13,750	0.10%
Jeffrey MacLeod (2)	141,361	3,929	3,000	12,000	160,290	1.14%
John McCoach	1,566	6,071	-	201	7,838	0.06%
Paul Mangano	4,610	6,071	-	11	10,692	0.08%
Paul Fortin	100	6,071	-	11	6,182	0.04%
Steven Archambault	4,414	8,571	-	1,192	14,177	0.10%
Harry Webster	-	-	-	-	-	0.00%
Richard Bowes	941	8,573	-	-	9,514	0.07%
Rick Hillier	-	2,500	-	-	2,500	0.02%
Kris Denis	1,600	2,500	-	-	4,100	0.03%
Total	230,672	76,965	3,000	52,420	363,057	2.59%

(1) Includes 68,032 Common Shares, 1,429 exercisable options and 35,420 exercisable warrants held by Mr. Luxton's private company, DEFSEC Corporation.

(2) Includes 141,361 Common Shares held by Mr. MacLeod's private company, 2573685 Ontario Inc.

Refer to section titled, Compensation, for the details of the options held by our directors and executive officers as at September 30, 2023. We have since not granted any further options.

We do not have any other equity arrangements for involving employees in our capital, except for the grant of Security-Based Compensation Awards pursuant to our LTIP at the discretion of the Board.

MAJOR SHAREHOLDERS AND RELATED PARTY TRANSACTIONS

Major Shareholders

To our knowledge, the following are our only shareholders that beneficially own, directly or indirectly, or exercise control over, shares carrying more than 5% of the outstanding voting rights attached to our Common Shares as at May 9, 2024.

Name of Shareholder	Number of Common Shares	Percentage of Common Shares
AIGH Capital (1)	556,175	9.9%
3i, LP(2)	678,046	9.9%

Notes:

(1) Based on the Schedule 13G filed with the SEC on December 12, 2022, as amended on February 15, 2023 and February 7, 2024, respectively, this was jointly filed by AIGH Capital Management, LLC, AIGH Investment Partners, L.L.C., and Mr. Orin Hirschman (herein collectively referred as "AIGH Capital").

(2) Based on the Schedule 13G filed with the SEC on April 9, 2024, this was jointly filed by 3i, LP, 3i Management LLC, and Maier Joshua Tarlow.

Prior to the closing of our U.S. IPO and Canadian Offering in December 2022, the major changes in the last three years in the percentage ownership of persons who beneficially own 5% of the outstanding voting rights attached to our Common Shares were:

  Our Founder, President & CEO and director, through a holding company (2573685 Ontario Inc.), held 141,360 Common Shares or 18.2% of the total outstanding voting rights.
  DEFSEC Corporation increased its beneficial ownership to 68,579 Common Shares or 8.8% as a result of receiving 14,285 Common Shares (and warrants exercisable for 7,142 Common Shares) on April 29, 2021, for selling the PARA OPS technology to KWESST.
  On September 10, 2021, SOL Global Investments Corp. announced its equity ownership of our Common Shares for the first time, reporting 9.6% equity ownership and 10.3% on a partially diluted basis. On December 31, 2021, SOL Global Investments Corp held 77,142 Common Shares and warrants exercisable for an aggregate of 5,714 Common Shares. On March 9, 2022, SOL Global Investments announced that it had reduced their Common Share holdings in KWESST to less than 10% of our total outstanding Common Shares. Immediately prior to the closing of our U.S. IPO and Canadian Offering, SOL Global Investments Corp. held 119,250 Common Shares or 8.7%.

As a result of the U.S. IPO and Canadian Offering, all the above major shareholders now own less than 5% of the outstanding Common Shares.

Since the closing of the U.S. IPO and Canadian Offering, we now have two institutional shareholders (as noted in the above table) with more than 5% beneficial ownership of the outstanding Common Shares. The major shareholders do not have different voting rights from other shareholders. At May 9, 2024, there were a total of 54 record holders of our Common Shares, of which nine record holders were resident in the United States, holding a total of 5,647,578 Common Shares, based on available information. This number represents approximately 74.4% of our total issued and outstanding Common Shares at that date.

We are a publicly owned company, and our Common Shares are owned by Canadian residents, United States residents, and residents of other countries. To our knowledge, we are not directly owned or controlled by another corporation, any foreign government or any other natural or legal person(s), whether severally or jointly. We are not aware of any arrangement, the operation of which may result in a change of control of us.

Related Party Transactions

To our knowledge, none of our directors or executive officers, nor any of our subsidiaries or insiders, nor any of our shareholders owning more than 10% of our voting shares, and no person with ties to any of the aforementioned, nor any member of the same group, has had or expects to have an interest in any transactions concluded since the beginning of Fiscal 2021 that has had or could have a material impact on us, or in any projected transactions, except as described below.

DEFSEC Purchase Agreement

The entering into the DEFSEC Purchase Agreement by us was considered to be a "related-party transaction" for purposes of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101") and Policy 5.9 - Protection of Minority Security Holders in Special Transactions of the TSXV. We relied on exemptions from the formal valuation and minority shareholder approval requirements available under MI 61-101. We were exempt from the formal valuation requirement in section 5.4 of MI 61-101 in reliance on sections 5.5(a) and (b) of MI 61-101 as the fair market value of the transaction was not more than the 25% of our market capitalization, and no securities of ours were listed or quoted for trading on prescribed stock exchanges or stock markets. Additionally, we were exempt from minority shareholder approval requirement in section 5.6 of MI 61- 101 in reliance on section 5.7(a) as the fair market value of the transaction was not more than the 25% of our market capitalization. The transaction was reviewed and approved by our independent directors, and we obtained approval from over 51% of disinterested shareholders. Further, on February 19, 2021, the TSXV conditionally approved this asset acquisition. We closed the LEC Technology acquisition shortly after closing the April 2021 Private Placement.

Employment and Consulting Agreements

We have entered into a professional services agreement with DEFSEC to obtain Executive Chairman services from David Luxton and employment agreements with Sean Homuth and Harry Webster (see Compensation - Employment and Consulting Agreements).

Voting Agreement

On September 14, 2020, we entered into a voting agreement with Messrs. Luxton and MacLeod, pursuant to which Messrs. Luxton and MacLeod agreed to vote the voting securities of us they own and exercise voting control over to ensure that the following individuals are members of our Board: Mr. Luxton, Mr. MacLeod, one person nominated by Mr. Luxton who is from the capital markets industry, one independent person nominated by Mr. Luxton and one independent person nominated by Mr. MacLeod. Further, Messrs. Luxton and MacLeod irrevocably appointed our President as their proxy and granted our President power of attorney to vote their voting securities in a manner described in the voting agreement should either Mr. Luxton or Mr. MacLeod fail to vote or attempt to vote in a manner inconsistent with the voting agreement. This voting agreement expired on March 31, 2022.

Related Party Loans

All related party loans were repaid in December 2022. During Fiscal 2023, we did not enter into any related party loans.

Other Related Party Transactions

From January 28, 2021, to June 24, 2022, the CEO and sole shareholder of SageGuild agreed to serve as director for our United States subsidiary, KWESST Defense Systems U.S. Inc, and as a result SageGuild was a related party to KWESST for this period. We previously entered into a consulting agreement with SageGuild in March 2020 to provide business development services in the United States. This consulting agreement, including compensation, was not modified as a result of the above. At the time, SageGuild was not a related party, and the terms of this consulting agreement were negotiated at arm's length. From January 1, 2021, to September 30, 2021, the total compensation (cash and share-based) amounted to $339,309.  For the three and nine months ended June 30, 2022, the total compensation was $81,761 and $251,809 respectively.  Effective June 24, 2022, our Executive Chairman replaced SageGuild's CEO as the acting CEO and director for KWESST Defense Systems U.S. Inc. and therefore from this date SageGuild is no longer a related party.

For other immaterial related party transactions, refer to Note 11 of the audited consolidated financial statements for Fiscal 2023.

FINANCIAL INFORMATION

Consolidated Statements and Other Financial Information

Financial Statements

See section titled, Financial Statements.

Our unaudited condensed consolidated interim financial statements as at and for the three and six months ended March 31, 2024, as well as our audited consolidated financial statements as at and for the year ended September 30, 2023, the year ended September 30, 2022, and the year ended September 30, 2021, as required under this section, are attached hereto and found immediately following the text of this Prospectus. The audit reports of KPMG LLP are included therein immediately preceding the financial statements and schedules.

Legal Proceedings

We are not and have not been a party to any legal proceedings and are not aware of any such proceedings known to be contemplated, which could have a material impact to our financial condition and results of operations.

Dividend Policy

We have not, for any of the three most recently completed fiscal years or our current fiscal year, declared or paid any dividends on our Common Shares, and do not currently have a policy with respect to the payment of dividends. For the foreseeable future, we anticipate that we will not pay dividends but will retain future earnings and other cash resources for the operation and development of our business. The payment of dividends in the future will depend on our earnings, if any, our financial condition, and such other factors as our directors consider appropriate.

Significant Changes

Except as otherwise disclosed in this Prospectus, there have been no significant changes in our financial condition since the most recent unaudited consolidated financial statements for the three and six months ended March 31, 2024.

MARKET FOR OUR COMMON SHARES

Our Common Shares are listed for trading on Nasdaq under the stock symbol "KWE", listed for trading on the TSXV under the stock symbol "KWE.V", and listed for trading on the Frankfurt Stock Exchange under the stock symbol of "62U". Certain of our Warrants are listed for trading on Nasdaq under the trading symbol "KWESW" and certain of our Canadian warrants are listed for trading on TSXV under the trading symbol "KWE.WT.U".

There is no established trading market for the Pre-funded Warrants. We do not expect a market for such securities to develop. In addition, we do not intend to apply for the listing of the Pre-funded Warrants on any national securities exchange or other trading market. Without an active trading market, the liquidity of the Pre-funded Warrants will be limited.

As of May 9, 2024, our authorized capital consisted of an unlimited number of Common Shares and consisted of 7,587,704  Common Shares outstanding, and there were approximately 54 record holders of our Common Shares. Our Common Shares are issued in registered form and the transfer of our Common Shares is managed by our transfer agent, TSX Trust Company, 301 - 100 Adelaide St. W., Toronto, ON, M5H 4H1 (Tel: (416) 342-1091).

For additional details regarding our Common Shares see Share Capital.

DILUTION

If you invest in our Common Shares in this Offering, your interest will be diluted to the extent of the difference between the public offering price per Common Share (assuming no Pre-funded Warrants are sold in the Offering) and the as adjusted net tangible book value per Common Share immediately after the closing of this offering (assuming no Pre-funded Warrants are sold in the Offering). Net tangible book value per share represents our total tangible assets less our total liabilities, divided by the number of outstanding Common Shares. As of March 31, 2024, our unaudited net tangible book value was negative USD$0.5 million or negative USD$0.07 per share, using the exchange rate of USD$1.00 per CAD$1.355. After giving effect to the April 2024 Offering, our unaudited net tangible book value on March 31, 2024, was USD$0.02 million or USD$0.003 per share, using the exchange rate of USD$1.00 per CAD$1.355.

The net proceeds from our sale of 6,105,006 Common Shares in this Offering at the assumed public offering price of USD$0.819 per share, after deducting underwriting discounts and commissions and estimated offering expenses payable by us, our as adjusted net tangible book value as of March 31, 2024, after giving effect to the April 2024 Offering and this Offering would have been USD$4.0 million, or USD$0.26 per share, assuming no Pre-funded Warrants are sold in the Offering. This represents an immediate increase in as adjusted net tangible book value of USD$0.257 per share to our existing shareholders and an immediate dilution of USD$0.559 per share to investors purchasing Common Shares in this Offering.

We calculate dilution per share to new investors by subtracting the as adjusted net tangible book value per share from the public offering price paid by the new investor. The following table illustrates the dilution to new investors on a USD per share basis:

Assumed public offering price per share		USD$0.819
Historical negative net tangible book value per share as of March 31, 2024	USD$0.07
Historical net tangible book value per share as of March 31, 2024 after giving effect to the April 2024 Offering(1)	USD$0.003
Increase in as adjusted net tangible book value per share attributable to this Offering	USD$0.257
As adjusted net tangible book value per share after this Offering		USD$0.26
Dilution in as adjusted net tangible book value per share in this Offering		USD$0.559

The dilution information discussed above is illustrative only and will change based on the actual public offering price and other terms of this Offering determined at pricing. A USD$0.10 increase in the assumed public offering price of USD$0.819 per share (assuming no Pre-funded Warrants are sold in the Offering) would increase our as adjusted net tangible book value after giving effect to the April 2024 Offering and this Offering by USD$0.09 per share and would increase dilution to new investors by USD$0.01 per share. An increase of 1,000,000 in the number of shares we are offering would increase our as adjusted net tangible book value after the April 2024 Offering and this Offering by USD$0.10 per share and would decrease dilution to new investors by USD$0.09 per share, assuming the assumed public offering price per share remains the same (assuming no Pre-funded Warrants are sold in the Offering).

If the underwriters’ over-allotment option is exercised in full, the as adjusted net tangible book value per share after giving effect to the April 2024 Offering and this Offering, assuming the public offering price of USD$0.819, would be USD$0.29 per share, representing an immediate increase to existing shareholders of USD$0.36 per share, and immediate dilution to new investors in this Offering of USD$0.53 per share.

The foregoing calculations as of May 9, 2024, 2024 and excludes as of such date (USD$ equivalent is based on a conversion rate of CAD$1.3692):

  8,935,239 warrants to purchase 5,583,808 Common Shares at a weighted average exercise price of $6.01 (USD$4.39) per share;

  743,832 pre-funded warrants to purchase 743,382 Common Shares at an exercise price of USD$0.001 per share;

  389,907 Common Shares issuable upon the exercise of outstanding but unexercised stock options to purchase Common Shares, under our LTIP at a weighted average exercise price of $2.80 (USD$2.04) per share;

  3,728 Common Shares issuable upon the conversion of 1,071 RSUs and 2,657 SARs, under our LTIP;

  Up to 6,105,006 Common Shares issuable upon the exercise of the Pre-funded Warrants; and

  Up to 351,037 Common Shares issuable upon the exercise of Underwriter Warrants.

SHARES ELIGIBLE FOR FUTURE SALE

Future sales of substantial amounts of our Common Shares in the public market, or the perception that such sales may occur, could adversely affect market prices prevailing from time to time. The majority of the outstanding Common Shares have been outstanding for many years and will be available for sale at any time after this Offering. Therefore, there may be sales of substantial amounts of our Common Shares in the public market after the completion of this Offering, which may adversely affect the prevailing market price and our ability to raise equity capital in the future.

Upon completion of this Offering, 13,692,710 Common Shares will be outstanding, assuming that no Pre-funded Warrants are sold in the Offering. Of these securities, 13,687,541 Common Shares (or 14,603,291 Common Shares if the underwriters exercise in full their over-allotment option) will be freely transferable without restriction or further registration under the Securities Act, except for any Common Shares purchased by our “affiliates,” as that term is defined in Rule 144 under the Securities Act. Of the Common Shares that will be outstanding, approximately 5,169 Common Shares that are “restricted shares” as defined in Rule 144. Restricted Common Shares may be sold in the public market only if registered under the Securities Act or if they qualify for an exemption from registration under Rule 144. As a result of the 90-day lock-up period described below, the Common Shares subject to lock-up arrangements will be available for sale in the public market only after 90 days from the date of this Prospectus (generally subject to resale limitations).

Rule 144

In general, a person who has beneficially owned restricted Common Shares for at least six months would be entitled to sell such securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the 90 days preceding, the sale (ii) we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale (iii) we have filed all reports and other materials required by the Exchange Act during the preceding 12 months and (iv) one year has elapsed from the initial filing of this Prospectus with the SEC. Persons who have beneficially owned restricted shares of our Common Shares for at least six months but who are our affiliates at the time of, or any time during the 90 days preceding, the sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of the following:

  1% of the number of Common Shares then outstanding, which will equal approximately 136,927 Common Shares immediately after this Offering; or

  the average weekly trading volume of our Common Shares on Nasdaq during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale;

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least 90 days before the sale and that such sales must also comply with the manner of sale and notice provisions of Rule 144, to the extent applicable.

Rule 701

In general, under Rule 701 of the Securities Act as currently in effect, each of our employees, consultants or advisors who purchases Common Shares from us in connection with a compensatory stock plan or other written agreement executed prior to the completion of this Offering is eligible to resell those Common Shares in reliance on Rule 144, but without compliance with some of the restrictions, including the holding period, contained in Rule 144. However, the Rule 701 shares would remain subject to lock-up arrangements and would only become eligible for sale when the lock-up period expires.

Lock-up Agreements

The Company, and each of our directors and executive officers, have agreed not to or are otherwise restricted in their ability to offer, pledge, sell, contract to sell, grant any option to purchase, or otherwise dispose of our Common Shares or any securities convertible into or exchangeable or exercisable for Common Shares, or to enter into any hedge or other arrangement or any transaction that transfers, directly or indirectly, the economic consequence of ownership of the Common Shares, for a period of 90 days after the date of this Prospectus, without the prior written consent of the underwriter. Notwithstanding the foregoing, prior written consent is not required for the following transactions assuming certain criteria are met: securities purchased in open market transactions after the Offering; transfers of securities as bona fide gifts, by will or intestacy or to a family member or trust for the benefit of a family member; transfers of securities to a charity or educational institution; certain transfers made by corporations, partnerships, limited liability company or other business entity; transfers to a trustee or beneficiary of a trust, if the lock-up party is a trust; receipt of Common Shares in connection with an employment arrangement or upon vesting or exercise of a security issued under an incentive plan of the Company or transfer of securities to cover tax obligations in connection with cashless vesting or exercise of securities; establishment of a Rule 10b5-1 trading plan; the exercise, exchange or conversion of securities for Common Shares; transfers by operation of law; transfers pursuant to a change in control transaction where an offer is made to all holders of Common Shares. See Underwriting. The underwriters do not have any present intention or arrangement to release any Common Shares subject to lock-up arrangements prior to the expiration of the 90-day lock-up period.

UNDERWRITING

We have entered into an underwriting agreement, dated,  2024, with ThinkEquity, acting as representative of the underwriters. Subject to the terms and conditions of the underwriting agreement, the underwriters have agreed to purchase, and we have agreed to sell to it, the number of Common Shares and Pre-funded Warrants listed next to its name at the public offering price, less the underwriting discounts and commissions, as set forth on the cover page of this Prospectus and as indicated below:

Underwriters:	Number of Common Shares	Number of Pre-funded Warrants
ThinkEquity LLC

Total:

The underwriting agreement provides that the obligations of the underwriters to pay for and accept delivery of the Common Shares and Pre-funded Warrants offered by this Prospectus are subject to various conditions and representations and warranties, including the approval of certain legal matters by its counsel and other conditions specified in the underwriting agreement. The Common Shares and Pre-funded Warrants are offered by the underwriter, subject to prior sale, when, as and if issued to and accepted by the underwriter. The underwriters reserve the right to withdraw, cancel or modify the offer to the public and to reject orders in whole or in part. The underwriters are obligated to take and pay for all of the Common Shares and Pre-funded Warrants offered by this Prospectus if any such securities are taken.

We have agreed to indemnify the underwriters and certain of its affiliates and controlling persons (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), among others, against specified liabilities, including liabilities under the Securities Act, and to contribute to payments the underwriters may be required to make in respect thereof.

Discounts and Commissions

The underwriters propose to offer the Common Shares and Pre-funded Warrants directly to the public at the public offering prices set forth on the cover page of this Prospectus. After the offering to the public, the offering prices and other selling terms may be changed by the underwriters without changing the proceeds we will receive from the underwriters. Any Common Shares and Pre-funded Warrants sold by the underwriters to securities dealers will be sold at the public offering price less a selling concession not in excess of USD$    per Common Share and USD$     per Pre-funded Warrant.

The following table summarizes the public offering price, underwriting commissions and proceeds before expenses to us. The underwriting commissions are 7.5% of the public offering price. We have also agreed to pay a non-accountable expense allowance to the underwriters equal to 0.5% of the gross proceeds received at the closing of the offering.

	Per Common Share	Per Pre-funded Warrant	Total Without Over-Allotment Option	Total With Full Over- Allotment Option
Public offering price
Underwriting discount (7.5%)
Non-accountable expense allowance (0.5%)
Proceeds, before expenses, to us

We have also agreed to pay certain of the underwriter's expenses relating to the offering, including background check expenses on the Company's executive officers and directors not to exceed USD$2,500, the costs associated with bound volumes of the public offering materials as well as commemorative mementos and lucite tombstones, in an amount not to exceed USD$3,000; the fees and expenses of the underwriter's legal counsel not to exceed USD$125,000; the USD$29,500 cost associated with the use of Ipreo's book building, prospectus tracking and compliance software for the Offering; up to USD$5,000 for data services and communications expenses; up to USD$5,000 of underwriter's actual accountable "road show" expenses; and up to USD$30,000 of the underwriter's market making and trading, and clearing firm settlement expenses for the Offering. Notwithstanding the foregoing, the aggregate expenses reimbursable by the Company to the underwriters pursuant to this paragraph shall not to exceed USD$150,000 without the Company's prior written consent. Our total estimated expenses of the offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding underwriting discounts and commissions, are approximately USD$500,000.

Over-Allotment Option

We have granted a 45-day option to the underwriter, exercisable one or more times in whole or in part, to purchase up to an additional 915,750 Common Shares and/or up to 915,750 Pre-funded Warrants, representing 15% of the Common Shares and Pre-funded Warrants sold in the Offering, solely to cover over-allotments, if any.  The purchase price to be paid per additional Common Share or Pre-funded Warrant by the underwriters shall be equal to the public offering price of one Common Share or one Pre-funded Warrant, as applicable less underwriting discount.

Underwriter Warrants

Upon closing of this Offering, we have agreed to issue to the underwriter, or its designees, as compensation, Underwriter Warrants to purchase up to 351,037 Common Shares, which is equal to 5% of the aggregate number of Common Shares (or in lieu thereof the Pre-funded Warrants) sold in this Offering. The Underwriter Warrants will be exercisable at a per share exercise price equal to 125% of the public offering price Common Share in this Offering. The Underwriter Warrants are exercisable at any time and from time to time, in whole or in part, during the four and a half year period commencing 180 days from the effective date of the registration statement of which this Prospectus is a part.

The Underwriter Warrants have been deemed compensation by FINRA and are therefore subject to a 180-day lock-up pursuant to FINRA Rule 5110(e)(1). The underwriters (or permitted assignees under Rule 5110(e)(2)) will not sell, transfer, assign, pledge, or hypothecate these Warrants or the Common Shares underlying these Warrants, nor will they engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the Warrants or the underlying Common Shares for a period of 180 days from the effective date of the registration statement. In addition, the Underwriter Warrants provide for registration rights upon request, in certain cases. The one-time demand registration right provided will not be greater than five years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(C). The unlimited piggyback registration right provided will not be greater than seven years from the effective date of the registration statement in compliance with FINRA Rule 5110(g)(8)(D). We will bear all fees and expenses attendant to registering the Common Shares issuable on exercise of the Underwriter Warrants other than underwriting commissions incurred and payable by the holders. The exercise price and number of Common Shares issuable upon exercise of the Underwriter Warrants may be adjusted in certain circumstances including in the event of a stock dividend or our recapitalization, reorganization, merger or consolidation. However, the Underwriter Warrant exercise price or underlying Common Shares will not be adjusted for issuances of Common Shares at a price below the Underwriter Warrants' exercise price.

Discretionary Accounts

The underwriters do not intend to confirm sales of the securities offered hereby to any accounts over which they have discretionary authority.

Lock-Up Agreements

We and our executive officers and directors have agreed pursuant to "lock-up" agreements not to, or are subject to other restrictions so that they may not, without the prior written consent of the underwriter, directly or indirectly, offer to sell, sell, pledge or otherwise transfer or dispose of any Common Shares (or enter into any transaction or device that is designed to, or could be expected to, result in the transfer or disposition by any person at any time in the future of), enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of our Common Shares, make any demand for or exercise any right or cause to be filed a registration statement, including any amendments thereto, with respect to the registration of any Common Shares or securities convertible into or exercisable or exchangeable for Common Shares or any other of our securities or publicly disclose the intention to do any of the foregoing for a period of 90 days from the date of this Prospectus. Notwithstanding the foregoing, prior written consent is not required for the following transactions assuming certain criteria are met: securities purchased in open market transactions after the Offering; transfers of securities as bona fide gifts, by will or intestacy or to a family member or trust for the benefit of a family member; transfers of securities to a charity or educational institution; certain transfers made by corporations, partnerships, limited liability company or other business entity; transfers to a trustee or beneficiary of a trust, if the lock-up party is a trust; receipt of Common Shares in connection with an employment arrangement or upon vesting or exercise of a security issued under an incentive plan of the Company or transfer of securities to cover tax obligations in connection with cashless vesting or exercise of securities; establishment of a Rule 10b5-1 trading plan; the exercise, exchange or conversion of securities for Common Shares; transfers by operation of law; transfers pursuant to a change in control transaction where an offer is made to all holders of Common Shares.

Right of First Refusal

We have granted the representative a right of first refusal, for a period of twelve months from the closing of the offering, to act as sole investment banker, sole book-runner, and/or sole placement agent, at the representative's sole and exclusive discretion, for each and every future public and private equity offering, including all of our equity linked financings (each, a "Subject Transaction"), or any successor (or any of our subsidiaries), on terms and conditions customary to the representative for such Subject Transactions.

Price Stabilization, Short Positions and Penalty Bids

In order to facilitate the offering of our securities, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. In connection with the offering, the underwriters may purchase and sell our securities in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of securities than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional securities in the offering. The underwriters may close out any covered short position by either exercising the over-allotment option to purchase securities or purchasing securities in the open market. In determining the source of securities to close out the covered short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option to purchase securities. “Naked” short sales are sales in excess of the over-allotment option to purchase securities. The underwriters must close out any naked short position by purchasing securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our securities in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of securities made by the underwriters in the open market before the completion of the offering.

The underwriters make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our securities. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Securities

A prospectus in electronic format may be made available on the websites maintained by the underwriter. The underwriters may agree to allocate a number of securities for sale to online brokerage account holders. Other than the prospectus in electronic format, the information on the underwriter’s website and any information contained in any other website maintained by the underwriters is not part of this Prospectus or the registration statement of which this Prospectus forms a part.

Other Relationships

From time to time, the underwriters and/or their affiliates may provide in the future, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which it will receive customary fees and commissions. ThinkEquity acted as underwriter in our April 2024 public offering, for which it received compensation. However, except as disclosed in this Prospectus, we have no present arrangements with the underwriters or any of its affiliates for any further services.

Pricing of the Offering

The public offering price was determined by negotiations between us and the underwriter. Among the factors considered in determining the public offering price were our future prospects and those of our industry in general, our sales, earnings and certain other financial and operating information in recent periods, and the price-earnings ratios, price-sales ratios, market prices of securities, and certain financial and operating information of companies engaged in activities similar to ours. Neither we nor the underwriters can assure investors that an active trading market for the securities will develop or that, after the offering, the securities will trade in the public market at or above the public offering price.

Offer Restrictions Outside the United States

Other than in the United States, no action has been taken by us or the underwriters that would permit a public offering of the securities offered by this Prospectus in any jurisdiction where action for that purpose is required. The securities offered by this Prospectus may not be offered or sold, directly or indirectly, nor may this Prospectus or any other offering material or advertisements in connection with the offer and sale of any such securities be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Prospectus comes are advised to inform themselves about and to observe any restrictions relating to the offering and the distribution of this Prospectus. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities offered by this Prospectus in any jurisdiction in which such an offer or a solicitation is unlawful.

Australia

This prospectus is not a disclosure document under Chapter 6D of the Australian Corporations Act, has not been lodged with the Australian Securities and Investments Commission and does not purport to include the information required of a disclosure document under Chapter 6D of the Australian Corporations Act. Accordingly, (i) the offer of the securities under this Prospectus is only made to persons to whom it is lawful to offer the securities without disclosure under Chapter 6D of the Australian Corporations Act under one or more exemptions set out in section 708 of the Australian Corporations Act, (ii) this Prospectus is made available in Australia only to those persons as set forth in clause (i) above, and (iii) the offeree must be sent a notice stating in substance that by accepting this offer, the offeree represents that the offeree is such a person as set forth in clause (i) above, and, unless permitted under the Australian Corporations Act, agrees not to sell or offer for sale within Australia any of the securities sold to the offeree within 12 months after its transfer to the offeree under this Prospectus.

China

The information in this document does not constitute a public offer of the securities, whether by way of sale or subscription, in the People's Republic of China (excluding, for purposes of this paragraph, Hong Kong Special Administrative Region, Macau Special Administrative Region and Taiwan). The securities may not be offered or sold directly or indirectly in the PRC to legal or natural persons other than directly to "qualified domestic institutional investors."

European Economic Area-Belgium, Germany, Luxembourg and Netherlands

The information in this document has been prepared on the basis that all offers of securities will be made pursuant to an exemption under the Directive 2003/71/EC ("Prospectus Directive"), as implemented in Member States of the European Economic Area (each, a "Relevant Member State"), from the requirement to produce a prospectus for offers of securities.

An offer to the public of securities has not been made, and may not be made, in a Relevant Member State except pursuant to one of the following exemptions under the Prospectus Directive as implemented in that Relevant Member State:

● to legal entities that are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

● to any legal entity that has two or more of (i) an average of at least 250 employees during its last fiscal year; (ii) a total balance sheet of more than €43,000,000 (as shown on its last annual unconsolidated or consolidated financial statements) and (iii) an annual net turnover of more than €50,000,000 (as shown on its last annual unconsolidated or consolidated financial statements);

● to fewer than 100 natural or legal persons (other than qualified investors within the meaning of Article 2(1)(e) of the Prospectus Directive) subject to obtaining the prior consent of the Company or any underwriter for any such offer; or

● in any other circumstances falling within Article 3(2) of the Prospectus Directive, provided that no such offer of securities shall result in a requirement for the publication by the Company of a prospectus pursuant to Article 3 of the Prospectus Directive.

France

This document is not being distributed in the context of a public offering of financial securities (offre au public de titres financiers) in France within the meaning of Article L.411-1 of the French Monetary and Financial Code (Code Monétaire et Financier) and Articles 211-1 et seq. of the General Regulation of the French Autorité des marchés financiers ("AMF"). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France.

This document and any other offering material relating to the securities have not been, and will not be, submitted to the AMF for approval in France and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in France.

Such offers, sales and distributions have been and shall only be made in France to (i) qualified investors (investisseurs qualifiés) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-1 to D.411-3, D.744-1, D.754-1 ;and D.764-1 of the French Monetary and Financial Code and any implementing regulation and/or (ii) a restricted number of non-qualified investors (cercle restreint d'investisseurs) acting for their own account, as defined in and in accordance with Articles L.411-2-II-2° and D.411-4, D.744-1, D.754-1; and D.764-1 of the French Monetary and Financial Code and any implementing regulation.

Pursuant to Article 211-3 of the General Regulation of the AMF, investors in France are informed that the securities cannot be distributed (directly or indirectly) to the public by the investors otherwise than in accordance with Articles L.411-1, L.411-2, L.412-1 and L.621-8 to L.621-8-3 of the French Monetary and Financial Code.

Ireland

The information in this document does not constitute a prospectus under any Irish laws or regulations and this document has not been filed with or approved by any Irish regulatory authority as the information has not been prepared in the context of a public offering of securities in Ireland within the meaning of the Irish Prospectus (Directive 2003/71/EC) Regulations 2005 (the "Prospectus Regulations"). The securities have not been offered or sold, and will not be offered, sold or delivered directly or indirectly in Ireland by way of a public offering, except to (i) qualified investors as defined in Regulation 2(l) of the Prospectus Regulations and (ii) fewer than 100 natural or legal persons who are not qualified investors.

Israel

The securities offered by this Prospectus have not been approved or disapproved by the Israeli Securities Authority (the ISA), nor have such securities been registered for sale in Israel. The shares may not be offered or sold, directly or indirectly, to the public in Israel, absent the publication of a prospectus. The ISA has not issued permits, approvals or licenses in connection with the offering or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the securities being offered. Any resale in Israel, directly or indirectly, to the public of the securities offered by this Prospectus is subject to restrictions on transferability and must be affected only in compliance with the Israeli securities laws and regulations.

Italy

The offering of the securities in the Republic of Italy has not been authorized by the Italian Securities and Exchange Commission (Commissione Nazionale per le Società e la Borsa, or "CONSOB") pursuant to the Italian securities legislation and, accordingly, no offering material relating to the securities may be distributed in Italy and such securities may not be offered or sold in Italy in a public offer within the meaning of Article 1.1(t) of Legislative Decree No. 58 of 24 February 1998 ("Decree No. 58"), other than:

● to Italian qualified investors, as defined in Article 100 of Decree no.58 by reference to Article 34-ter of CONSOB Regulation no. 11971 of 14 May 1999 ("Regulation no. 1197l") as amended ("Qualified Investors"); and

● in other circumstances that are exempt from the rules on public offer pursuant to Article 100 of Decree No. 58 and Article 34-ter of Regulation No. 11971 as amended.

● Any offer, sale or delivery of the securities or distribution of any offer document relating to the securities in Italy (excluding placements where a Qualified Investor solicits an offer from the issuer) under the paragraphs above must be:

● made by investment firms, banks or financial intermediaries permitted to conduct such activities in Italy in accordance with Legislative Decree No. 385 of 1 September 1993 (as amended), Decree No. 58, CONSOB Regulation No. 16190 of 29 October 2007 and any other applicable laws; and

● in compliance with all relevant Italian securities, tax and exchange controls and any other applicable laws.

Any subsequent distribution of the securities in Italy must be made in compliance with the public offer and prospectus requirement rules provided under Decree No. 58 and the Regulation No. 11971 as amended, unless an exception from those rules applies. Failure to comply with such rules may result in the sale of such securities being declared null and void and in the liability of the entity transferring the securities for any damages suffered by the investors.

Japan

The securities have not been and will not be registered under Article 4, paragraph 1 of the Financial Instruments and Exchange Law of Japan (Law No. 25 of 1948), as amended (the "FIEL") pursuant to an exemption from the registration requirements applicable to a private placement of securities to Qualified Institutional Investors (as defined in and in accordance with Article 2, paragraph 3 of the FIEL and the regulations promulgated thereunder). Accordingly, the securities may not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan other than Qualified Institutional Investors. Any Qualified Institutional Investor who acquires securities may not resell them to any person in Japan that is not a Qualified Institutional Investor, and acquisition by any such person of securities is conditional upon the execution of an agreement to that effect.

Portugal

This document is not being distributed in the context of a public offer of financial securities (oferta pública de valores mobiliários) in Portugal, within the meaning of Article 109 of the Portuguese Securities Code (Código dos Valores Mobiliários). The securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in Portugal. This document and any other offering material relating to the securities have not been, and will not be, submitted to the Portuguese Securities Market Commission (Comiss&abreve;o do Mercado de Valores Mobiliários) for approval in Portugal and, accordingly, may not be distributed or caused to distributed, directly or indirectly, to the public in Portugal, other than under circumstances that are deemed not to qualify as a public offer under the Portuguese Securities Code. Such offers, sales and distributions of securities in Portugal are limited to persons who are "qualified investors" (as defined in the Portuguese Securities Code). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Sweden

This document has not been, and will not be, registered with or approved by Finansinspektionen (the Swedish Financial Supervisory Authority). Accordingly, this document may not be made available, nor may the securities be offered for sale in Sweden, other than under circumstances that are deemed not to require a prospectus under the Swedish Financial Instruments Trading Act (1991:980) (Sw. lag (1991:980) om handel med finansiella instrument). Any offering of securities in Sweden is limited to persons who are "qualified investors" (as defined in the Financial Instruments Trading Act). Only such investors may receive this document and they may not distribute it or the information contained in it to any other person.

Switzerland

The securities may not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange ("SIX") or on any other stock exchange or regulated trading facility in Switzerland. This document has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland. Neither this document nor any other offering material relating to the securities may be publicly distributed or otherwise made publicly available in Switzerland.

Neither this document nor any other offering material relating to the securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this document will not be filed with, and the offer of securities will not be supervised by, the Swiss Financial Market Supervisory Authority (FINMA).

This document is personal to the recipient only and not for general circulation in Switzerland.

United Kingdom

Neither the information in this document nor any other document relating to the offer has been delivered for approval to the Financial Services Authority in the United Kingdom and no prospectus (within the meaning of section 85 of the Financial Services and Markets Act 2000, as amended ("FSMA") has been published or is intended to be published in respect of the securities. This document is issued on a confidential basis to "qualified investors" (within the meaning of section 86(7) of FSMA) in the United Kingdom, and the securities may not be offered or sold in the United Kingdom by means of this document, any accompanying letter or any other document, except in circumstances which do not require the publication of a prospectus pursuant to section 86(1) FSMA. This document should not be distributed, published or reproduced, in whole or in part, nor may its contents be disclosed by recipients to any other person in the United Kingdom.

Any invitation or inducement to engage in investment activity (within the meaning of section 21 of FSMA) received in connection with the issue or sale of the securities has only been communicated or caused to be communicated and will only be communicated or caused to be communicated in the United Kingdom in circumstances in which section 21(1) of FSMA does not apply to the Company.

In the United Kingdom, this document is being distributed only to, and is directed at, persons (i) who have professional experience in matters relating to investments falling within Article 19(5) (investment professionals) of the Financial Services and Markets Act 2000 (Financial Promotions) Order 2005 ("FPO"), (ii) who fall within the categories of persons referred to in Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the FPO or (iii) to whom it may otherwise be lawfully communicated (together "relevant persons"). The investments to which this document relates are available only to, and any invitation, offer or agreement to purchase will be engaged in only with, relevant persons. Any person who is not a relevant person should not act or rely on this document or any of its contents.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts, or NI 33-105, the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this Offering.

DESCRIPTION OF SECURITIES

We are offering Common Shares and Pre-funded Warrants in this Offering.

Share Capital

Authorized Capital

We are authorized to issue an unlimited number of Common Shares, without par value. As of May 9, 2024, there were 7,587,704 Common Shares outstanding. Refer to Information on the Company - History and Development of the Company, for the equity offerings we have made over the last three financial years.

A reconciliation of the number of Common Shares outstanding at the beginning and end of Q3 Fiscal 2023 can be found in Note 13 of our unaudited condensed consolidated interim financial statements for Q3 Fiscal 2023.

We also have disclosed the rights, preferences and restrictions attached to our Common Shares under, Memorandum and Articles of Association.

Stock Options

As of March 31, 2024, there were options outstanding to purchase a total of 389,907 Common Shares, which have been issued to our directors, officers, employees, and consultants pursuant to the terms and conditions of our LTIP, which is described in detail under Compensation - Equity Compensation Plan. The number of options, expiry date and exercise prices of options granted to our directors and officers are presented in Share Ownership.

Pre-funded Warrants

The following summary of certain terms and provisions of the Pre-funded Warrants that are being offered hereby in lieu of a Common Share is not complete and is subject to, and qualified in its entirety by, the provisions of the Pre-funded Warrant, the form of which is filed as an exhibit to the registration statement of which this Prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of Pre-funded Warrant for a complete description of the terms and conditions of the Pre-funded Warrants.

Duration and Exercise Price. Each Pre-funded Warrant offered hereby will have an initial exercise price per share equal to USD$0.001. The Pre-funded Warrants will be immediately exercisable and may be exercised at any time until the Pre-funded Warrants are exercised in full or they expire. The exercise price and number of Common Shares issuable upon exercise is subject to appropriate adjustment in the event of stock dividends, stock splits, reorganizations or similar events affecting our Common Shares and the exercise price.

Exercisability. The Pre-funded Warrants will be exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of Common Shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). There is no expiration date for the Pre-funded Warrants. A holder (together with its affiliates) may not exercise any portion of the Pre-funded Warrant to the extent that the holder would own more than 4.99% (or at the election of the holder prior to the issuance of any Pre-funded Warrants, 9.99%) of the outstanding Common Shares immediately after exercise. Any holder may increase such percentage to any percentage not in excess of 9.99% upon at least 61 days' prior notice to us. No fractional Common Shares will be issued in connection with the exercise of a Pre-funded Warrant. In lieu of fractional Common Shares, we will pay the holder an amount in cash equal to the fractional amount multiplied by the exercise price of such Pre-funded Warrant or round up to the next whole share.

Cashless Exercise. In lieu of making the cash payment otherwise contemplated to be made to us upon such exercise in payment of the aggregate exercise price, the holder may elect instead to receive upon such exercise (either in whole or in part) the net number of Common Shares determined according to a formula set forth in the Pre-funded Warrants.

Fundamental Transaction. In the event of a fundamental transaction, as described in the Pre-funded Warrants and generally including any reorganization, recapitalization or reclassification of our Common Shares, the sale, transfer or other disposition of all or substantially all of our properties or assets, our consolidation or merger with or into another person, the acquisition of more than 50% of our outstanding Common Shares, or any person or group becoming the beneficial owner of 50% of the voting power represented by our outstanding Common Shares, the holders of the Pre-funded Warrants will be entitled to receive upon exercise of the Pre-funded Warrants the kind and amount of securities, cash or other property that the holders would have received had they exercised the Pre-funded Warrants immediately prior to such fundamental transaction.

Transferability. Subject to applicable laws, a Pre-funded Warrant may be transferred at the option of the holder upon surrender of the Pre-funded Warrant to us together with the appropriate instruments of transfer.

Exchange Listing. We do not intend to list the Pre-funded Warrants on any securities exchange or nationally recognized trading system.

Rights as a Shareholder. Except as otherwise provided in the Pre-funded Warrants or by virtue of such holder's ownership of Common Shares, the holders of the Pre-funded Warrants do not have the rights or privileges of holders of our Common Shares, including any voting rights, until they exercise their Pre-funded Warrants.

Exclusive Forum. The Form of Pre-funded Warrant Certificate provides that (i) legal proceedings concerning the interpretation, enforcement and defense of the Pre-funded Warrant will be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan and (ii) that the parties thereto irrevocably submit to such jurisdiction, which jurisdiction shall be the exclusive forum for any such action, proceeding or claim. Notwithstanding the foregoing, such exclusive forum provision will not apply to suits brought to enforce any liability or duty created by the Securities Act, Exchange Act or any other claim for which the federal district courts of the United States are the sole and exclusive forum. See Risk Factors - Risks Related to this Offering.

ADDITIONAL INFORMATION

Memorandum and Articles of Association

Incorporation

The Company was incorporated on November 28, 2017 pursuant to the provisions of the BCBCA under the name "Foremost Ventures Corp." On September 4, 2020, the Company changed its name to "KWESST Micro Systems Inc."

Our registered and records office address is located at Suite 1510 - 789 West Pender Street, Vancouver, British Columbia, V6C 1H2, Canada. Our head office is located at 155 Terence Matthews Crescent, Unit #1, Ottawa, Ontario, K2M 2A8, Canada.

Objects and Purposes

The Articles of the Company (the "Articles") do not contain a limitation on objects and purposes.

Directors

Article 17 of the Articles deals with a directors' disclosable interest (as defined in the BCBCA) in contracts or transactions into which the Company has entered or proposes to enter. Article 17.2 provides that a director who holds such a disclosable interest is not entitled to vote on any directors' resolution to approve such contract or transaction, unless all the directors have a disclosable interest in that contract or transaction, in which case any or all of those directors may vote on such resolution.

Pursuant to the BCBCA, a director holds a disclosable interest in a contract or transaction if (a) the contract or transaction is material to the Company, (b) the Company has entered, or proposes to enter, into the contract or transaction, and (c) the director has a material interest in the contract or transaction or the director is a director or senior officer of, or has a material interest in, a person who has a material interest in the contract or transaction. Pursuant to the BCBCA, a director does not have a disclosable interest in a number of prescribed situations, including without limitation in respect of a contract or transaction merely because the contract or transaction relates to the remuneration of the director in that person's capacity as a director of the Company.

The directors may act notwithstanding any vacancy in the board of directors, but if the Company has fewer directors in office than the number set pursuant to the Articles as the quorum of directors, the directors may only act for the purpose of appointing directors up to that number or of summoning a meeting of shareholders for the purpose of filling any vacancies on the board of directors or, subject to the BCBCA, for any other purpose. The quorum necessary for the transaction of the business of the directors may be set by the directors and, if not so set, is deemed to be set at two directors or, if the number of directors is set at one, is deemed to be set at one director, and that director may constitute a meeting.

Article 8 of the Articles deals with borrowing powers. The Company, if authorized by the directors, may: (i) borrow money in the manner and amount, on the security, from the sources and on the terms and conditions that they consider appropriate; (ii) issue bonds, debentures and other debt obligations either outright or as security for any liability or obligation of the Company or any other person and at such discounts or premiums and on such other terms as they consider appropriate; (iii) guarantee the repayment of money by any other person or the performance of any obligation of any other person; and (iv) mortgage, charge, whether by way of specific or floating charge, grant a security interest in, or give other security on, the whole or any part of the present and future assets and undertaking of the Company.

Qualifications of Directors

The Articles do not specify a retirement age for directors.

Directors are not required to own any Common Shares of the Company.

Section 124 of the BCBCA provides that an individual is not qualified to become or act as a director of a company if that individual is:

1. under the age of 18 years;

2. found by a court, in Canada or elsewhere, to be incapable of managing the individual's own affairs;

3. an undischarged bankrupt; or

4. convicted in or out of the Province of British Columbia of an offence in connection with the promotion, formation or management of a corporation or unincorporated business, or of an offence involving fraud, unless:

a. the court orders otherwise;

b. 5 years have elapsed since the last to occur of:

i. the expiration of the period set for suspension of the passing of sentence without a sentence having been passed;

ii. the imposition of a fine;

iii. the conclusion of the term of any imprisonment; and

iv. the conclusion of the term of any probation imposed; or

c. a pardon was granted or issued, or a record suspension ordered, under the Criminal Records Act (Canada) and the pardon or record suspension, as the case may be, has not been revoked or ceased to have effect.

A director who ceases to be qualified to act as a director of the Company must promptly resign.

Section 120 of the BCBCA provides that every company must have at least one director, and a public company must have at least three directors.

Rights, Preference and Restrictions

Holders of Common Shares are entitled to receive notice of any meeting of shareholders of the Company, to attend and to cast one vote per share at such meetings. Holders of Common Shares are also entitled to receive on a pro rata basis such dividends, if any, as and when declared by the Board at its discretion from funds legally available therefor and upon the liquidation, dissolution, or winding up of the Company are entitled to receive on a pro rata basis, the net assets of the Company after payment of debts and other liabilities, in each case subject to the rights, privileges, restrictions, and conditions attaching to any other series or class of shares ranking senior in priority. Common Shares do not carry any pre-emptive, subscription, redemption, conversion rights, sinking fund provisions, liability to further capital calls by the Company, or provisions discriminating against any existing or prospective holder of Common Shares as a result of such shareholder owning a substantial number of Common Shares.

The rights of shareholders of the Company may be altered only with the approval of the holders of two thirds or more of the Common Shares voted at a meeting of the Company's shareholders called and held in accordance with the Articles and applicable law.

Shareholder Meetings

The BCBCA provides that: (i) a general meeting of shareholders must be held in the Province of British Columbia, unless otherwise provided in the Company's Articles or as approved by ordinary resolution of shareholders; (ii) the Company must hold an annual general meeting of shareholders not later than 15 months after the last preceding annual general meeting and once in every calendar year; (iii) for the purpose of determining shareholders entitled to receive notice of or vote at a meeting of shareholders, the directors may set a date as the record date for that determination, provided that such date shall not precede by more than 2 months (or, in the case of a general meeting requisitioned by shareholders under the BCBCA, by more than 4 months) or be less than 21 days before the date on which the meeting is to be held; (iv) a quorum for the transaction of business at a meeting of shareholders of the Company is the quorum established by the Articles (Article 11.3 of the Articles provide that the quorum for the transaction of business at a meeting of shareholders is two persons who are, or who represent by proxy, shareholders who, in the aggregate, hold at least 5% of Common Shares entitled to vote at the meeting, are present in person; (v) the holders of not less than 5% of the issued shares entitled to vote at a meeting may requisition the directors to call a meeting of shareholders for the purpose of transacting any business that may be transacted at a general meeting; and (vi) the Court may, on its own motion or on the application of the Company, upon the application of a director or the application of a shareholder entitled to vote at the meeting: (a) order that a meeting of shareholders be called, held and conducted in a manner that the Court considers appropriate; and (b) give directions it considers necessary as to the call, holding and conduct of the meeting.

Limitations on Ownership of Securities

Except as provided in the Investment Canada Act, there are no limitations specific to the rights of non-Canadians to hold or vote the Common Shares under the laws of Canada or the Province of British Columbia or in the Company's constating documents.

Change in Control

There are no provisions in the Company's constating documents or under applicable corporate law that would have the effect of delaying, deferring or preventing a change in the control of the Company, or that would operate with respect to any proposed merger, acquisition or corporate restructuring involving the Company or any of its subsidiaries.

Ownership Threshold

There are no provisions in the Company's constating documents or under applicable corporate law requiring share ownership to be disclosed. Securities legislation in Canada requires that shareholder ownership (as well as ownership of an interest in, or right or obligation associated with, a related financial instrument of a security of the Company) must be disclosed once a person beneficially owns or has control or direction over, directly or indirectly, securities of a reporting issuer carrying more than 10% of the voting rights attached to all the reporting issuer's outstanding voting securities. This threshold is higher than the 5% threshold under United States securities legislation at which shareholders must report their share ownership.

Changes to Capital

There are no conditions imposed by the Articles governing changes in the capital where such conditions are more significant than is required by the corporate laws of the Province of British Columbia for as long as the Company is a public company. Otherwise, Section 26.3 of the Articles provides that no share or designated security may be sold, transferred or otherwise disposed of without the consent of the directors and the directors are not required to give any reason for refusing to consent to any such sale, transfer or other disposition.

Description of Capital Structure

Our authorized share structure consists of an unlimited number of Common Shares without par value, of which 7,587,704 Common Shares were issued and outstanding as of May 9, 2024. All of the issued Common Shares are fully paid and non-assessable Common Shares in the capital of the Company. The Company does not own any of its Common Shares.

Exchange Controls

Canada has no system of exchange controls. There are no Canadian governmental laws, decrees, or regulations relating to restrictions on the repatriation of capital or earnings of the Company to non-resident investors. There are no laws in Canada or exchange control restrictions affecting the remittance of dividends or other payments made by the Company in the ordinary course to non-resident holders of the Common Shares by virtue of their ownership of such Common Shares, except as discussed below under section Material United States Federal Income Tax Consequences and Material Canadian Federal Income Tax Considerations.

There are no limitations under the laws of Canada or in the organizing documents of the Company on the right of foreigners to hold or vote securities of the Company, except that the Investment Canada Act may require that a "non-Canadian" not acquire "control" of the Company without prior review and approval by the Minister of Innovation, Science and Economic Development , where applicable thresholds are exceeded. The acquisition of one-third or more of the voting shares of the Company would give rise a rebuttable presumption of an acquisition of control, and the acquisition of more than fifty percent of the voting shares of the Company would be deemed to be an acquisition of control. In addition, the Investment Canada Act provides the Canadian government with broad discretionary powers in relation to national security to review and potentially prohibit, condition or require the divestiture of, any investment in the Company by a non-Canadian, including non-control level investments. "Non-Canadian" generally means an individual who is neither a Canadian citizen nor a permanent resident of Canada within the meaning of the Immigration and Refugee Protection Act (Canada) who has been ordinarily resident in Canada for not more than one year after the time at which he or she first became eligible to apply for Canadian citizenship, or a corporation, partnership, trust or joint venture that is ultimately controlled by non-Canadians.

MATERIAL CONTRACTS

We are a party to the following contracts which management currently considers to be material to the Company and our assets and operations.

  DEFSEC Purchase Agreement
  GhostStep Technology Purchase Agreement
  GDMS MPSA
  CounterCrisis Technology Subcontractor Agreement between KWESST Micro Systems Inc. and CounterCrisis Technology, dated July 6, 2022
  Professional Services Agreement among KWESST Inc., DEFSEC Corporation and David Luxton, dated October 1, 2019 (the "Luxton Agreement")
  The Canadian Government Contract
  Placement Agency Agreement
  Securities Purchase Agreement
  Registration Rights Agreement
  Homuth Agreement

  Webster Agreement
  Denis Agreement
  Underwriting Agreement, by and between KWESST Micro Systems Inc. and ThinkEquity LLC, dated April 4, 2024 (the "April 2024 Underwriting Agreement")

The terms and conditions of these material contracts are described below.

DEFSEC Purchase Agreement

See Note 4(b) of the audited consolidated financial statements for Fiscal 2023.

GhostStep Technology Purchase Agreement

See Note 4(b) of the audited consolidated financial statements for Fiscal 2023.

GDMS MPSA

On December 1, 2021, we entered into a Master Professional Services Agreement with General Dynamic Mission Systems - Canada.

See Business Overview - Economic Dependence.

CounterCrisis Technology Subcontractor Agreement

On July 6, 2022, we entered into a three-year contract with CounterCrisis Technology to co-implement a national Ground Search and Rescue Incident Command System for Public Safety Canada, with the Ontario Provincial Police as technical advisory stakeholder for this project.

See History and Development of the Company - Events in the Development of the Business Fiscal 2022 Highlights.

Luxton Agreement

See Employment and Consulting Agreements - David Luxton.

Canadian Government Contract

On May 2, 2023, we announced that DND awarded a CAD$136 million dollar five-year defense contract to the JV Group (KWESST, Modis, and Thales). KWESSTs workshare under the joint venture agreement is up to 20% which would represent approximately CAD$27.2M (or an average of CAD$5.4M per year) of the contract. The contract is a professional services agreement whereby KWESST will provide qualified software and sustainment resources engineering (at rates agreed to in the contract) on a task-based (as-and-when requested basis) to develop specialized (Government of Canada owned) software applications for Land (Canadian Army) Command, Control, Communications, Computers Intelligence, Surveillance and Reconnaissance (LC4ISR) systems.

Placement Agency Agreement, Securities Purchase Agreement, and Registration Rights Agreement

See Operating Results - Overview and Outlook

Homuth Agreement

See Employment and Consulting Agreements - Sean Homuth.

Webster Agreement

See Employment and Consulting Agreements - Harry Webster.

Denis Agreement

See Employment and Consulting Agreements - Kris Denis.

2024 Underwriting Agreement

In connection with the April 2024 Offering, we entered into the April 2024 Underwriting Agreement with ThinkEquity, who acted as sole book-running manager. The gross proceeds from the April 2024 Offering, before deducting the underwriting discount of USD$0.04875 per common share (being an aggregate of USD$75,002 or 7.5% of the public offering price of the securities) and estimated offering expenses payable by the Company, were approximately USD$1,000,000. In addition, the Company issued to ThinkEquity as compensation for its services 76,925 common share purchase warrants with an exercise price of USD$0.8125 per share, pursuant to the April 2024 Underwriting Agreement.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations applicable to a U.S. Holder (as defined below) arising from and relating to the acquisition, ownership, and disposition of Common Shares, the acquisition, ownership and disposition of Pre-funded Warrants, and the acquisition, ownership and disposition of Common Shares received upon exercise of Pre-funded Warrants, all as acquired pursuant to this offering. This summary is for general information purposes only and does not purport to be a complete analysis or listing of all potential U.S. federal income tax considerations that may apply to a U.S. Holder arising from and relating to the acquisition, ownership, and disposition of Common Shares, Pre-funded Warrants or Common Shares received upon exercise of the Pre-funded Warrants pursuant to this offering. In addition, this summary does not take into account the individual facts and circumstances of any particular U.S. Holder that may affect the U.S. federal income tax consequences to such U.S. Holder, including without limitation specific tax consequences to a U.S. Holder under an applicable income tax treaty. Accordingly, this summary is not intended to be, and should not be construed as, legal or U.S. federal income tax advice with respect to any particular U.S. Holder. This summary does not address the U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences to U.S. Holders of the acquisition, ownership, and disposition of Common Shares, Pre-funded Warrants or Common Shares received upon exercise of the Pre-funded Warrants all as acquired pursuant to this offering. In addition, except as specifically set forth below, this summary does not discuss applicable tax reporting requirements. Each prospective U.S. Holder should consult its own tax advisor regarding the U.S. federal, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership, and disposition of Common Shares, Pre-funded Warrants or Common Shares received upon exercise of the Pre-funded Warrants all as acquired pursuant to this offering.

No ruling from the Internal Revenue Service (the "IRS") has been requested, or will be obtained, regarding the U.S. federal income tax consequences of the acquisition, ownership, and disposition of Common Shares, Pre-funded Warrants or Common Shares received upon exercise of the Pre-funded Warrants all as acquired pursuant to this offering. This summary is not binding on the IRS, and the IRS is not precluded from taking a position that is different from, and contrary to, the positions taken in this summary. In addition, because the authorities on which this summary is based are subject to various interpretations, the IRS and the U.S. courts could disagree with one or more of the conclusions described in this summary.

Scope of this Summary

Authorities

This summary is based on the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention, and U.S. court decisions that are applicable and, in each case, as in effect and available, as of the date of this document. Any of the authorities on which this summary is based could be changed in a material and adverse manner at any time, and any such change could be applied on a retroactive or prospective basis which could affect the U.S. federal income tax considerations described in this summary. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation that, if enacted, could be applied on a retroactive, current or prospective basis.

U.S. Holders

For purposes of this summary, the term "U.S. Holder" means a beneficial owner of Common Shares, Pre-funded Warrants or Common Shares received upon exercise of the Pre-funded Warrants all as acquired pursuant to this offering that is for U.S. federal income tax purposes:

  an individual who is a citizen or resident of the U.S.;
  a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized under the laws of the U.S., any state thereof or the District of Columbia;
  an estate whose income is subject to U.S. federal income taxation regardless of its source; or
  a trust that (i) is subject to the primary supervision of a court within the U.S. and the control of one or more U.S. persons for all substantial decisions or (ii) has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

Non-U.S. Holders

For purposes of this summary, a "non-U.S. Holder" is a beneficial owner of Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants acquired pursuant to this offering that is not a U.S. Holder or is a partnership. This summary does not address the U.S. federal income tax considerations to non-U.S. Holders arising from and relating to the acquisition, ownership and disposition of Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants acquired pursuant to this offering. Accordingly, a non-U.S. Holder should consult its own tax advisors regarding the U.S. federal, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local and non-U.S. tax consequences (including the potential application of, and operation of, any income tax treaties) relating to the acquisition, ownership and disposition of Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants acquired pursuant to this offering.

Transactions Not Addressed

This summary does not address the tax consequences of transactions effected prior or subsequent to, or concurrently with, any purchase of Common Shares or Pre-funded Warrants pursuant to this offering (whether or not any such transactions are undertaken in connection with the purchase of Common Shares or Pre-funded Warrants pursuant to this offering).

U.S. Holders Subject to Special U.S. Federal Income Tax Rules Not Addressed

This summary does not address the U.S. federal income tax considerations applicable to U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders that: (a) are tax-exempt organizations, qualified retirement plans, individual retirement accounts, or other tax-deferred accounts; (b) are financial institutions, underwriters, insurance companies, real estate investment trusts, or regulated investment companies; (c) are broker-dealers, dealers, or traders in securities or currencies that elect to apply a mark-to-market accounting method; (d) have a "functional currency" other than the U.S. dollar; (e) own Common Shares, Pre-funded Warrants or Common Shares received upon exercise of the Pre-funded Warrants as part of a straddle, hedging transaction, conversion transaction, constructive sale, or other integrated transaction; (f) acquired Common Shares, Pre-funded Warrants or Common Shares received upon exercise of the Pre-funded Warrants in connection with the exercise of employee stock options or otherwise as compensation for services; (g) hold Common Shares, Pre-funded Warrants or Common Shares received upon exercise of the Pre-funded Warrants other than as a capital asset within the meaning of Section 1221 of the Code (generally, property held for investment purposes); (h) are partnerships and other pass-through entities (and investors in such partnerships and entities); (i) are S corporations (and shareholders or investors in such S corporations); (j) own, have owned or will own (directly, indirectly, or by attribution) 10% or more of the total combined voting power or value of the outstanding shares of the Company; (k) U.S. expatriates or former long-term residents of the U.S., (l) hold Common Shares, Pre-funded Warrants or Common Shares received upon exercise of the Pre-funded Warrants in connection with a trade or business, permanent establishment, or fixed base outside the United States, (m) are subject to special tax accounting rules with respect to Common Shares, Pre-funded Warrants or Common Shares received upon exercise of the Pre-funded Warrants, or (n) are subject to the alternative minimum tax. U.S. Holders that are subject to special provisions under the Code, including, but not limited to, U.S. Holders described immediately above, should consult their own tax advisor regarding the U.S. federal, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences relating to the acquisition, ownership and disposition of Common Shares, Pre-funded Warrants or Common Shares received upon exercise of the Pre-funded Warrants.

If an entity or arrangement that is classified as a partnership (or other "pass-through" entity) for U.S. federal income tax purposes holds Common Shares, Pre-funded Warrants or Common Shares received upon exercise of the Pre-funded Warrants, the U.S. federal income tax consequences to such entity and the partners (or other owners) of such entity generally will depend on the activities of the entity and the status of such partners (or owners). This summary does not address the tax consequences to any such owner. Partners (or other owners) of entities or arrangements that are classified as partnerships or as "pass-through" entities for U.S. federal income tax purposes should consult their own tax advisors regarding the U.S. federal, U.S. federal net investment income, U.S. federal alternative minimum, U.S. federal estate and gift, U.S. state and local, and non-U.S. tax consequences arising from and relating to the acquisition, ownership, and disposition of Common Shares, Pre-funded Warrants or Common Shares received upon exercise of the Pre-funded Warrants.

Treatment of Pre-funded Warrants

Although it is not entirely free from doubt, the Company believes that a Pre-funded Warrant should be treated as a separate class of the Company's common shares for U.S. federal income tax purposes and a U.S. Holder of Pre-funded Warrants should generally be taxed in the same manner as a holder of Common Shares except as described below. Accordingly, no gain or loss should be recognized upon the exercise of a Pre-funded Warrant and, upon exercise, the holding period of a Pre-funded Warrant should carry over to the Common Shares received. Similarly, the tax basis of the Pre-funded Warrant should carry over to the Common Shares received upon exercise, increased by the exercise price of USD$0.001 per share. However, such characterization is not binding on the IRS, and the IRS may treat the Pre-funded Warrants as warrants to acquire Common Shares. If so, the amount and character of a U.S. Holder's gain with respect to an investment in Pre-funded Warrants could change, and a U.S. Holder may not be entitled to make the "QEF Election" or "Mark-to-Market Election" described below with respect to the Pre-funded Warrants to mitigate PFIC consequences in the event that the Company is classified as a PFIC. Accordingly, each U.S. Holder should consult its own tax advisor regarding the risks associated with the acquisition of a Pre-funded Warrant pursuant to this Offering (including potential alternative characterizations). The balance of this discussion generally assumes that the characterization described above is respected for U.S. federal income tax purposes.

Consequences of the Acquisition, Ownership and Disposition of Common Shares, Pre-funded Warrants and Common Shares received upon exercise of Pre-funded Warrants

The following discussion describes the general rule applicable to the ownership and disposition of the Common Shares, Pre-funded Warrants, and Common Shares received upon exercise of Pre-funded Warrants, but is subject in its entirety to the rules described below under the heading "Passive Foreign Investment Company Rules".

Taxation of Distributions

A U.S. Holder that receives a distribution, including a constructive distribution, with respect to a Common Share, Pre-funded Warrant, or Common Share received upon exercise of a Pre-funded Warrant will be required to include the amount of such distribution in gross income as a dividend (without reduction for any foreign income tax withheld from such distribution) to the extent of the current or accumulated "earnings and profits" of the Company, as computed for U.S. federal income tax purposes. A dividend generally will be taxed to a U.S. Holder at ordinary income tax rates if the Company is a PFIC for the tax year of such distribution or the preceding tax year. To the extent that a distribution exceeds the current and accumulated "earnings and profits" of the Company, such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder's tax basis in the Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants, as applicable, and thereafter as gain from the sale or exchange of such Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants, as applicable (see "Sale or Other Taxable Disposition of Common Shares, Pre-funded Warrants and/or Common Shares received upon exercise of Pre-funded Warrants" below). However, the Company may not maintain the calculations of its earnings and profits in accordance with U.S. federal income tax principles, and each U.S. Holder should therefore assume that any distribution by the Company with respect to the Common Shares, Pre-funded Warrants or Common Shares received upon exercise of the Pre-funded Warrants will constitute ordinary dividend income. Dividends received on Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants by corporate U.S. Holders generally will not be eligible for the "dividends received deduction". Subject to applicable limitations and provided the Company is eligible for the benefits of the Convention or the Common Shares are readily tradable on a United States securities market, dividends paid by the Company to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to long-term capital gains for dividends, provided certain holding period and other conditions are satisfied, including that the Company not be classified as a PFIC (as defined below) in the tax year of distribution or in the preceding tax year. The dividend rules are complex, and each U.S. Holder should consult its own tax advisor regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares, Pre-funded Warrants and/or Common Shares received upon exercise of Pre-funded Warrants

A U.S. Holder will generally recognize gain or loss on the sale or other taxable disposition of Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder's tax basis in such Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants sold or otherwise disposed of. Any such gain or loss recognized on such sale or other disposition generally will be capital gain or loss, which will be long-term capital gain or loss if, at the time of the sale or other disposition, such Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants, as applicable, are held for more than one year.

Preferential tax rates apply to long-term capital gains of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gains of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

Passive Foreign Investment Company ("PFIC") Rules

If the Company were to constitute a PFIC for any year during a U.S. Holder's holding period for its Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants, then certain potentially adverse rules would affect the U.S. federal income tax consequences to a U.S. Holder resulting from the acquisition, ownership and disposition of Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants. The Company believes that it was not a PFIC for its most recently completed tax year. Based on current business plans and financial expectations, the Company expects that it likely will not be a PFIC for its current tax year. The Company's PFIC classification for its current or future tax years may depend on, among other things, how quickly the Company may raise cash pursuant to this offering, the manner in which, and how quickly, the Company utilizes its cash on hand and the cash proceeds received from this offering, as well as on changes in the market value of its Common Shares. Whether the Company is a PFIC for any taxable year will also depend on the composition of its income and the composition, nature and value of its assets from time to time (including the value of its goodwill, which may be determined by reference to the value of the Common Shares, which could fluctuate).  Additionally, the analysis depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. No opinion of legal counsel or ruling from the IRS concerning the status of the Company as a PFIC has been obtained or is currently planned to be requested.  PFIC classification is fundamentally factual in nature, generally cannot be determined until the close of the tax year in question, and is determined annually.  Consequently, there can be no assurance that the Company has never been, is not, and will not become a PFIC for any tax year during which U.S. Holders hold Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants.

In addition, in any year in which the Company is classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. A failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

The Company generally will be a PFIC under Section 1297 of the Code if, after the application of certain "look-through" rules with respect to subsidiaries in which the Company holds at least 25% of the value of such subsidiary, for a tax year, (a) 75% or more of the gross income of the Company for such tax year is passive income (the "income test") or (b) 50% or more of the value of the Company's assets either produce passive income or are held for the production of passive income (the "asset test"), based on the quarterly average of the fair market value of such assets. "Gross income" generally includes all sales revenues less the cost of goods sold, plus income from investments and incidental or outside operations or sources, and "passive income" generally includes, for example, dividends, interest, certain rents and royalties, certain gains from the sale of stock and securities, and certain gains from commodities transactions.

If the Company were a PFIC in any tax year during which a U.S. Holder held Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants, such holder generally would be subject to special rules with respect to "excess distributions" made by the Company on the Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants, as applicable, and with respect to gain from the disposition of Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants, as applicable. An "excess distribution" generally is defined as the excess of distributions with respect to the Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants, as applicable, received by a U.S Holder in any tax year over 125% of the average annual distributions such U.S. Holder has received from the Company during the shorter of the three preceding tax years, or such U.S. Holder's holding period for the Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants, as applicable. Generally, a U.S. Holder would be required to allocate any excess distribution or gain from the disposition of the Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants ratably over its holding period for the Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants, as applicable. Such amounts allocated to the year of the disposition or excess distribution would be taxed as ordinary income, and amounts allocated to prior tax years would be taxed as ordinary income at the highest tax rate in effect for each such year and an interest charge at a rate applicable to underpayments of tax would apply.

While there are U.S. federal income tax elections that sometimes can be made to mitigate these adverse tax consequences (including the "QEF Election" under Section 1295 of the Code and the "Mark-to-Market Election" under Section 1296 of the Code), such elections are available in limited circumstances and must be made in a timely manner. A Mark-to-Market Election will generally not be available with respect to the Pre-funded Warrants

U.S. Holders should be aware that, for each tax year, if any, that the Company is a PFIC, the Company can provide no assurances that it will satisfy the record-keeping requirements of a PFIC, or that it will make available to U.S. Holders the information such U.S. Holders require to make a QEF Election with respect to the Company or any subsidiary that also is classified as a PFIC.

Certain additional adverse rules may apply with respect to a U.S. Holder if the Company is a PFIC, regardless of whether the U.S. Holder makes a QEF Election. These rules include special rules that apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to these special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. U.S. Holders should consult their own tax advisors regarding the potential application of the PFIC rules to the ownership and disposition of Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants, and the availability of certain U.S. tax elections under the PFIC rules.

Additional Considerations

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or payment received on the sale, exchange or other taxable disposition of Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants, generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method with respect to foreign currency received upon the sale, exchange or other taxable disposition of the Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants. Each U.S. Holder should consult its own tax advisor regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Dividends paid on the Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants will be treated as foreign-source income, and generally will be treated as "passive category income" or "general category income" for U.S. foreign tax credit purposes. Any gain or loss recognized on a sale or other disposition of Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants generally will be United States source gain or loss. Certain U.S. Holders that are eligible for the benefits of the Convention may elect to treat such gain or loss as Canadian source gain or loss for U.S. foreign tax credit purposes. The Code applies various complex limitations on the amount of foreign taxes that may be claimed as a credit by U.S. taxpayers. In addition, Treasury Regulations that apply to foreign taxes paid or accrued (the "Foreign Tax Credit Regulations") impose additional requirements for Canadian withholding taxes to be eligible for a foreign tax credit, and there can be no assurance that those requirements will be satisfied. The Treasury Department has recently released guidance temporarily pausing the application of certain of the Foreign Tax Credit Regulations.

Subject to the PFIC rules and the Foreign Tax Credit Regulations, each as discussed above, a U.S. Holder that pays (whether directly or through withholding) Canadian income tax with respect to dividends paid on the Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants generally will be entitled, at the election of such U.S. Holder, to receive either a deduction or a credit for such Canadian income tax. Generally, a credit will reduce a U.S. Holder's U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder's income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid or accrued (whether directly or through withholding) by a U.S. Holder during a year. The foreign tax credit rules are complex and involve the application of rules that depend on a U.S. Holder's particular circumstances. Accordingly, each U.S. Holder should consult its own tax advisor regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law and Treasury Regulations, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on U.S. Holders that hold certain specified foreign financial assets in excess of certain threshold amounts. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their Common Shares, Pre-funded Warrants or Common Shares received upon exercise of Pre-funded Warrants are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, Common Shares, Pre-funded Warrants, or Common Shares received upon exercise of Pre-funded Warrants generally may be subject to information reporting and backup withholding tax, currently at the rate of 24%, if a U.S. Holder (a) fails to furnish such U.S. Holder's correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons, such as U.S. Holders that are corporations, generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules generally will be allowed as a credit against a U.S. Holder's U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE ABOVE SUMMARY IS NOT INTENDED TO CONSTITUTE A COMPLETE ANALYSIS OF ALL TAX CONSIDERATIONS APPLICABLE TO U.S. HOLDERS WITH RESPECT TO THE ACQUISITION, OWNERSHIP, AND DISPOSITION OF COMMON SHARES, PRE-FUNDED WARRANTS AND COMMON SHARES RECEIVED UPON EXERCISE OF THE PRE-FUNDED WARRANTS. U.S. HOLDERS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE TAX CONSIDERATIONS APPLICABLE TO THEM IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.

MATERIAL CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary, as of the date hereof, of the principal Canadian federal income tax considerations generally applicable to the holding and disposition of Common Shares and Pre-funded Warrants (collectively, the "Securities"), as the case may be, acquired pursuant to this offering by a holder who, at all relevant times, (a) for the purposes of the Income Tax Act (Canada) (the "Tax Act"), (i) is not resident, or deemed to be resident, in Canada, (ii) deals at arm's length with, and is not affiliated with, the Company, (iii) beneficially owns  the Securities as capital property, (iv) does not use or hold the Securities in the course of carrying on, or otherwise in connection with, a business or a part of a business carried on or deemed to be carried on in Canada, and (v) is not a "registered non-resident insurer" or "authorized foreign bank" within the meaning of the Tax Act, or other holder of special status, and (b) for the purposes of the Canada-United States Income Tax Convention (1980), as amended (the "Convention"), is a resident of the U.S., has never been a resident of Canada, does not have and has not had, at any time, a permanent establishment or fixed base in Canada, and is a qualifying person or otherwise qualifies for the full benefits of the Convention. Securities will generally be considered to be capital property to a holder unless such Securities are held in the course of carrying on a business of buying or selling securities or an adventure or concern in the nature of trade. Holders who meet all the criteria in clauses (a) and (b) are referred to herein as a "U.S. Holder" or "U.S. Holders."

This summary does not deal with special situations, such as the particular circumstances of traders or dealers or holders who have entered or will enter into a "derivative forward agreement" (as defined in the Tax Act) in respect of any of the Securities. Such holders and other holders who do not meet the criteria in clauses (a) and (b) should consult their own tax advisors.

This summary is based upon the current provisions of the Tax Act and the regulations thereunder (the "Regulations") and counsel's understanding of the current administrative policies and assessing practices of the Canada Revenue Agency (the "CRA") made publicly available prior to the date hereof. It also takes into account all proposed amendments to the Tax Act and the Regulations publicly released by the Minister of Finance (Canada) (the "Tax Proposals") prior to the date hereof, and assumes that all such Tax Proposals will be enacted as currently proposed. No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account or anticipate any changes in law, whether by way of legislative, judicial or administrative action or interpretation, nor does it take into account tax laws of any province or territory of Canada or of any other jurisdiction outside Canada.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular U.S. Holder and no representation with respect to the federal income tax consequences to any particular U.S. Holder or prospective U.S. Holder is made. The tax consequences to a U.S. Holder will depend on the holder's particular circumstances. Accordingly, U.S. Holders should consult with their own tax advisors for advice with respect to their own particular circumstances.

Currency Conversion

In general, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of the Securities must be converted into Canadian dollars based on the applicable exchange rate quoted by the Bank of Canada for the relevant day or such other rate of exchange that is acceptable to the CRA.

Exercise or Expiry of Pre-funded Warrants

No gain or loss will be realized by a U.S. Holder of a Pre-Funded Warrant upon the exercise of such Pre-Funded Warrant for Common Shares. When a Pre-Funded Warrant is exercised, the U.S. Holder's cost of the Common Share acquired thereby will be equal to the adjusted cost base of the Pre-Funded Warrant to such U.S. Holder, plus the amount paid by such U.S. Holder on the exercise of the Pre-Funded Warrant. For the purpose of computing the adjusted cost base to a U.S. Holder of the Common Shares acquired on the exercise of a Pre-Funded Warrant, the cost of such Common Shares must be averaged with the adjusted cost base to such U.S. Holder of all other Common Shares (if any) held by the U.S. Holder as capital property immediately prior to the exercise of such Pre-funded Warrant.

Dividends

Amounts paid or credited or deemed to be paid or credited as, on account or in lieu of payment, or in satisfaction of, dividends on the Common Shares to a U.S. Holder will be subject to Canadian withholding tax. Under the Convention, the rate of Canadian withholding tax on dividends paid or credited by the Company to a U.S. Holder that beneficially owns such dividends is generally 15% unless the beneficial owner is a company that owns at least 10% of the Company's voting stock at that time, in which case the rate of Canadian withholding tax is reduced to 5%.

Dispositions

Upon the disposition of a Security (but not upon the exercise of a Pre-Funded Warrant), a U.S. Holder will realize a capital gain in the taxation year of the disposition equal to the amount by which the U.S. Holder's proceeds of disposition, net of any reasonable costs of disposition, exceed the adjusted cost base to the U.S. Holder of the particular Security immediately before the disposition or deemed disposition.

A U.S. Holder will not be subject to tax under the Tax Act in respect of any capital gain realized by such U.S. Holder on a disposition of Securities, unless such Securities constitute "taxable Canadian property" (as defined in the Tax Act) of the U.S. Holder at the time of disposition and the U.S. Holder is not entitled to relief under the Convention.

Provided that the Common Shares are listed on a designated stock exchange for purposes of the Tax Act (which currently includes the Nasdaq) at the time of the disposition, the Securities, will generally not constitute taxable Canadian property of a U.S. Holder, unless: (a) at any time during the 60-month period immediately preceding the disposition or deemed disposition of the Security (as applicable): (i) 25% or more of the issued shares of any class or series of the share capital of the Company were owned by, or belonged to, one or any combination of (x) the U.S. Holder, (y) persons with whom the U.S. Holder did not deal at arm's length (within the meaning of the Tax Act) and (z) partnerships in which the U.S. Holder or a person referred to in (y) holds a membership interest directly or indirectly through one or more partnerships; and (ii) more than 50% of the fair market value of the Common Shares was derived directly or indirectly from one or any combination of: (A) real or immovable property situated in Canada, (B) Canadian resource property (as defined in the Tax Act), (C) timber resource property (as defined in the Tax Act), and (D) options in respect of, or interests in, or for civil law rights in, property described in any of (A) through (C) above, whether or not such property exists; or (b) the Security (as applicable) is deemed under the Tax Act to be taxable Canadian property.

If a Security is taxable Canadian property to a U.S. Holder, any capital gain realized on the disposition or deemed disposition of such Security may not be subject to Canadian federal income tax pursuant to the terms of the Convention. U.S. Holders whose Securities may be taxable Canadian property should consult their own tax advisors.

LEGAL MATTERS

Dorsey & Whitney LLP, Toronto, Ontario, is acting as counsel to our Company regarding U.S. securities law and tax matters. Fasken Martineau DuMoulin LLP, Montreal, Québec, is acting as counsel to our Company regarding Canadian securities law matters and has provided an opinion on the validity of the securities being offered pursuant to this Prospectus. Dentons US LLP, New York, New York, is acting as counsel for the underwriters.

EXPERTS

KPMG LLP, our current independent accountant, has consented to the inclusion of its reports with respect to KWESST Micro Systems Inc.'s consolidated financial statements as at and for the year ended September 30, 2023 and the year ended September 30, 2022, in this Prospectus, in the form and context in which they are included, and has authorized the contents of that part of the Registration Statement. The audit reports covering the September 30, 2023 and 2022 consolidated financial statements contains an explanatory paragraph that states that the Company's significant losses and negative operating cash flows raise substantial doubt about the entity's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty. Further information regarding KPMG LLP is provided under the subheading titled Auditors.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

We are exposed to a number of financial risks arising through the normal course of business, including interest rate risk, foreign currency risk, credit risk, and liquidity risk. Refer to Note 23 of our audited consolidated financial statements for Fiscal 2023,Note 20 of our audited consolidated financial statements for Fiscal 2022, and Note 22 of our audited consolidated financial statements for Fiscal 2021. There were no material changes in these risks for the three and six months ended March 31, 2024.

FINANCIAL STATEMENTS

Our consolidated financial statements are stated in Canadian dollars and are prepared in accordance with IFRS, as issued by the IASB. The following financial statements are attached hereto and found immediately following the text of this Prospectus.

  Unaudited condensed consolidated interim financial statements as at and for the three and six months ended March 31, 2024.
  Audited consolidated statements of financial position of KWESST Micro Systems Inc. as at September 30, 2023, 2022 and 2021, and the consolidated statements of net loss and comprehensive loss, consolidated statements of changes in shareholder's equity and cash flows for the periods then ended, and notes to the consolidated financial statements, including a summary of significant accounting policies.
  Report of KPMG LLP, Independent Registered Public Accounting Firm, on the consolidated statements of financial position of KWESST Micro Systems Inc. as of September 30, 2023 and September 30, 2022 and the related consolidated statements of loss and comprehensive loss, changes in shareholders' equity, and cash flows for the year ended September 30, 2023 and September 30, 2022.

EXPENSES OF THIS OFFERING

The estimated expenses payable by us in connection with the offering described in this Prospectus (other than the underwriting discounts and commissions) will be as set forth in the table below, including the Canadian Offering. With the exception of the SEC registration fee, all amounts are estimates. All such expenses will be borne by us.

Item	Amount to be Paid
SEC registration fee	910
Printing and engraving expenses	10,000
Legal fees and expenses	275,000
Accounting fees and expenses	50,000
Miscellaneous expenses	10,000
Total	345,910

INTERESTS OF EXPERTS AND COUNSEL

None of the named experts or legal counsel was employed on a contingent basis, owns an amount of shares in our company which is material to that person, or has a material, direct or indirect economic interest in our company or that depends on the success of the offering.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

WHERE YOU CAN FIND MORE INFORMATION

This Prospectus and the related exhibits are available for viewing at the offices of KWESST Micro Systems Inc., 155 Terence Matthews Crescent, Unit #1, Ottawa, Ontario, Canada, K2M 2A8, telephone: (613) 241-1849.

Additional information relating to us may be found in our reports filed with, and other information furnished to, the SEC which is available from the SEC's Electronic Data Gathering and Retrieval System (EDGAR) at www.sec.gov/edgar. These reports and other information may be inspected without charge at the locations described below. As a foreign private issuer, we are exempt from the rules under the Exchange Act related to the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file annual, quarterly and current reports and financial statements with the SEC as frequently or as promptly as United States companies who are not foreign private issuers under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm, and will furnish to the SEC, under cover of a current report on Form 6-K, unaudited quarterly financial information.

We have filed with the SEC a registration statement on Form F-1 under the Securities Act with respect to the securities offered hereby. This Prospectus does not contain all of the information set forth in the registration statement and the exhibits thereto, to which reference is hereby made. With respect to each contract, agreement or other document filed as an exhibit to the registration statement, reference is made to such exhibit for a more complete description of the matter involved. The registration statement and the exhibits thereto filed by us with the SEC may be inspected at the public reference facility of the SEC listed above.

Condensed Consolidated Interim Financial Statements of

KWESST MICRO SYSTEMS INC.

Three and six months ended March 31, 2024, and 2023

(Unaudited - Expressed in Canadian dollars)

KWESST MICRO SYSTEMS INC.

Table of contents for the three and six months ended March 31, 2024, and 2023

KWESST MICRO SYSTEMS INC.
Condensed Consolidated Interim Statements of Financial Position
At March 31, 2024 and September 30, 2023
(Unaudited)

In Canadian dollars	Notes	March 31, 2024	September 30, 2023

ASSETS
Cash and cash equivalents		$263,734	$5,407,009
Restricted short-term investment		30,000	30,000
Trade and other receivables	4	562,240	300,269
Inventories	5	612,839	542,388
Prepaid expenses and other		680,586	562,408
Deferred share offering costs		20,844	-
Current assets		2,170,243	6,842,074

Property and equipment		374,233	417,296
Right-of-use assets		295,648	361,036
Deposit		27,407	26,076
Intangible assets	6	3,649,133	4,112,350
Non-current assets		4,346,421	4,916,758
Total Assets		$6,516,664	$11,758,832

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable and accrued liabilities	7 and 8	$1,760,643	$1,649,876
Accrued royalties liability		150,000	150,000
Lease obligations		140,036	127,116
Contract liabilities	9	95,903	120,970
Warrant liabilities	10 and 11(b)	2,202,211	4,335,673
Current liabilities		4,348,793	6,383,635

Accrued royalties liability		1,227,101	1,137,170
Lease obligations		228,391	302,407
Non-current liabilities		1,455,492	1,439,577
Total Liabilities		5,804,285	7,823,212

Shareholders' Equity (Deficit)
Share capital	11(a)	33,973,777	33,379,110
Warrants	11(b)	1,041,645	1,042,657
Contributed surplus	11(c)	4,894,598	4,769,115
Accumulated other comprehensive loss		(42,866)	(39,663)
Accumulated deficit		(39,154,775)	(35,215,599)
Total Shareholders' Equity (Deficit)		712,379	3,935,620

Total Liabilities and Shareholders' Equity (Deficit)		$6,516,664	$11,758,832

See Note 2(a) Going concern and Note 17 Commitments and contingencies.
See accompanying notes to the unaudited condensed consolidated interim financial statements.

On behalf of the Board of Directors:

(signed) Paul Mangano, Director	(signed) David Luxton , Director

KWESST MICRO SYSTEMS INC.
Condensed Consolidated Interim Statements of Net Loss and Comprehensive Loss
Three and six months ended March 31, 2024 and 2023
(Unaudited)

In Canadian dollars	Notes	Three Months Ended March 31, 2024	Three Months Ended March 31, 2023	Six Months Ended March 31, 2024	Six Months Ended March 31, 2023

Revenue	13	$485,864	$161,403	$614,932	$478,736
Cost of sales		(243,681)	(128,634)	(426,554)	(268,218)
Gross profit		242,183	32,769	188,378	210,518

Operating expenses
General and administrative		2,044,489	1,665,971	3,377,489	2,644,458
Selling and marketing		418,027	1,152,916	914,622	1,607,103
Research and development, net		724,485	306,680	1,349,325	569,509
Total operating expenses		3,187,001	3,125,567	5,641,436	4,821,070

Operating loss		(2,944,818)	(3,092,798)	(5,453,058)	(4,610,552)

Other income (expenses)
Share issuance costs	11(a)	-	57,548	-	(1,309,545)
Net finance costs	14	(61,658)	(11,107)	(74,855)	(554,684)
Foreign exchange gain (loss)		(805)	(19,684)	90,905	(150,040)
Change in fair value of warrant liabilities	10	(532,922)	1,838,972	1,497,832	3,189,395
Total other income (expenses), net		(595,385)	1,865,729	1,513,882	1,175,126

Net loss		$(3,540,203)	$(1,227,069)	$(3,939,176)	$(3,435,426)

Other comprehensive income:

Items that are or may be reclassified subsequently to profit or loss:
Foreign currency translation differences		(34,497)	3,442	(3,203)	21,424
Total comprehensive loss		$(3,574,700)	$(1,223,627)	$(3,942,379)	$(3,414,002)

Net loss per share
Basic and diluted	12	$(0.61)	$(0.29)	$(0.69)	$(1.17)

Weighted average number of shares outstanding
Basic and diluted	12	5,823,662	4,271,594	5,719,657	2,925,729

See accompanying notes to the unaudited condensed consolidated interim financial statements.

KWESST MICRO SYSTEMS INC.
Condensed Consolidated Interim Statements of Changes in Shareholders' Equity (Deficit)
Six months ended March 31, 2024 and 2023
(Unaudited)

In Canadian dollars							Total Shareholders' Equity (Deficit)
	Notes	Share capital	Warrants	Contributed surplus	Translation reserve	Deficit
Balance, September 30, 2022		$19,496,640	$1,959,796	$3,551,330	$(101,418)	$(25,909,239)	$(1,002,891)
Shares issued for public offering	11(a)	13,675,120	-	-	-	-	13,675,120
Share offering costs	11(a)	(3,050,278)	189,592	125,086	-	-	(2,735,600)
Shares issued for debt	11(a)	233,485	-	-	-	-	233,485
Warrants exercised		60,000	(60,000)	-	-	-	-
Share-based compensation	11(c)	-	-	277,047	-	-	277,047
Shares for vested RSUs and PSUs		528,207	-	(528,207)	-	-	-
Stock options exercised		-	-	(612)	-	-	(612)
Other comprehensive income		-	-	-	21,424	-	21,424
Net loss		-	-	-	-	(3,435,426)	(3,435,426)
Balance, March 31, 2023		$30,943,174	$2,089,388	$3,424,644	$(79,994)	$(29,344,665)	$7,032,547

Balance, September 30, 2023		$33,379,110	$1,042,657	$4,769,115	$(39,663)	$(35,215,599)	$3,935,620
Warrants exercised	11(b)	594,667	-	-	-	-	594,667
Warrants expired	11(b)	-	(1,012)	1,012	-	-	-
Share-based compensation	11(c)	-	-	124,471	-	-	124,471
Other comprehensive income		-	-	-	(3,203)	-	(3,203)
Net loss		-	-	-	-	(3,939,176)	(3,939,176)
Balance, March 31, 2024		$33,973,777	$1,041,645	$4,894,598	$(42,866)	$(39,154,775)	$712,379

See accompanying notes to the unaudited condensed consolidated interim financial statements.

KWESST MICRO SYSTEMS INC.
Condensed Consolidated Interim Statements of Cash Flows
Six months ended March 31, 2024 and 2023
(Unaudited)

In Canadian dollars	Notes	Six months ended March 31, 2024	Six months ended March 31, 2023

OPERATING ACTIVITIES
Net loss		$(3,939,176)	$(3,435,426)
Items not affecting cash:
Depreciation and amortization		641,075	323,878
Share-based compensation	11(c)	124,471	277,047
Change in fair value of warrant liabilities (including related foreign exchange gain)	10	(1,539,317)	(3,223,574)
Net finance costs	14	74,855	554,684
Changes in non-cash working capital items	16	(368,103)	(3,534,350)
Interest received (paid)		27,086	(117,553)
Cash used in operating activities		(4,979,109)	(9,155,294)

INVESTING ACTIVITIES
Additions of property and equipment		(64,370)	(136,917)
Investments in intangible assets	6	(5,037)	(598,525)
Deposit for advanced royalties		-	(148,410)
Cash flows used in investing activities		(69,407)	(883,852)

FINANCING ACTIVITIES
Repayments of lease obligations		(74,437)	(35,152)
Proceeds from U.S. IPO and Canadian Offering, net	11(a)	-	16,346,768
Payments of share offering costs	11(a)	-	(125,397)
Payments of deferred financing fees		(20,844)	-
Repayment of borrowings		-	(2,333,315)
Proceeds from exercise of warrants	11(b)	522	-
Repurchase of vested RSUs and PSUs for withholding taxes		-	(612)
Cash flows provided by financing activities		(94,759)	13,852,292

Net change in cash during the period		(5,143,275)	3,813,146
Cash, beginning of period		5,407,009	170,545
Cash, end of period		$263,734	$3,983,691

Cash and cash equivalents consist of the following:
Cash held in banks		263,734	953,741
Short-term guaranteed investment certificates		-	3,029,950
Cash and cash equivalents		263,734	3,983,691

See Note 16 Supplemental cash flow information.
See accompanying notes to the unaudited condensed consolidated interim financial statements.

KWESST MICRO SYSTEMS INC. Notes to Condensed Consolidated Interim Financial Statements Three and six months ended March 31, 2024, and 2023 (Expressed in Canadian dollars, except share amounts)

1. Corporate information

a) Corporate information

KWESST Micro Systems Inc. (the "Company", "KWESST", "we", "our", and "us") was incorporated on November 28, 2017, under the laws of the Province of British Columbia. Our registered office is located at 550 Burrard Street, Suite 2900, Vancouver, British Columbia, Canada and our corporate office is located at Unit 1, 155 Terrence Matthews Crescent, Ottawa, Ontario, Canada. We have representative offices in the following foreign locations: Washington DC (United States), London (United Kingdom), and Abu Dhabi (United Arab Emirates).

We develop and commercialize next-generation technology solutions that deliver a tactical advantage for military, public safety agencies and personal defense markets.  Our core mission is to protect and save lives.

KWESST's common stock is listed on the TSX-Venture Exchange ("TSX-V'') under the stock symbol of KWE, on the Nasdaq Capital Market ("Nasdaq") under the stock symbol of KWE and on the Frankfurt Stock Exchange under the stock symbol of 62U.  Additionally, warrants issued in the United States are also listed on the Nasdaq under the stock symbol of KWESW.  Effective May 1, 2023, the warrants issued in Canada are listed on the TSX-V under the stock symbol of KWE.WT.U.

b) Reverse Stock Split

In August 2022, we submitted a Form F-1 Registration Statement to the U.S. Securities and Exchange Commission and applied to have its common shares listed on Nasdaq. In connection with KWESST's listing application on Nasdaq, we effected a one for seventy (1-for-70) reverse stock split of its common stock on October 28, 2022 (the "Reverse Split").  Accordingly, all shareholders of record at the opening of business on October 28, 2022, received one issued and outstanding common share of KWESST in exchange for seventy outstanding common shares of KWESST.  No fractional shares were issued in connection with the Reverse Split.  All fractional shares created by the Reverse Split were rounded to the nearest whole number of common shares, with any fractional interest representing 0.5 or more common shares entitling holders thereof to receive one whole common share.

Effective on the date of the Reverse Split, the exercise price and number of common shares issuable upon the exercise of outstanding stock options were proportionately adjusted to reflect the Reverse Split. The restricted share units ("RSUs") and performance stock units ("PSUs") have also been adjusted for the Reverse Split.  While the number of warrants has not changed as a result of the Reverse Split; the conversion rate for each warrant was adjusted from one common share to 0.01428571 common share.  All information respecting outstanding common shares and other securities of KWESST, including net loss per share, in the current and comparative periods presented herein give effect to the Reverse Split.

2. Basis of preparation

(a) Going concern

These unaudited condensed consolidated interim financial statements have been prepared assuming we will continue as a going concern.

As an early-stage company, we have not yet reached commercial production for most of our products and have incurred significant losses and negative operating cash flows from inception that have primarily been funded from financing activities.  We have incurred a $3.9 million net loss and negative operating cash flows of $5.0 million for the six months ended March 31, 2024 (2023 - $3.4 million net loss and negative operating cash flows of $9.2 million). At March 31, 2024, we had negative $2.2 million in working capital (September 30, 2023 - $0.5 million).

KWESST MICRO SYSTEMS INC. Notes to Condensed Consolidated Interim Financial Statements Three and six months ended March 31, 2024, and 2023 (Expressed in Canadian dollars, except share amounts)

Our ability to continue as a going concern and realize our assets and discharge our liabilities in the normal course of business is dependent upon closing timely additional sales orders, timely commercial launch of new products, and the ability to raise additional debt or equity financing, when required. There are various risks and uncertainties affecting our future financial position and our performance including, but not limited to:

  The market acceptance and rate of commercialization of our product offerings;
  Ability to successfully execute our business plan;
  Ability to raise additional capital at acceptable terms;
  General local and global economic conditions, including the ongoing conflict in Gaza and the global disruption from Russia's invasion of Ukraine.

Our strategy to mitigate these material risks and uncertainties is to execute timely a business plan aimed at continued focus on revenue growth, product development and innovation, improving overall gross profit, managing operating expenses and working capital requirements, and securing additional capital, as needed.

Failure to implement our business plan could have a material adverse effect on our financial condition and/or financial performance. There is no assurance that we will be able to raise additional capital as they are required in the future. Accordingly, there are material risks and uncertainties that may cast substantial doubt about our ability to continue as a going concern.

These condensed consolidated interim financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities and reported expenses that may otherwise be required if the going concern basis was not appropriate.

(b) Statement of compliance

These unaudited condensed consolidated interim financial statements have been prepared in accordance with IAS 34, Interim Financial Reporting, ("IAS 34") as issued by the International Accounting Standards Board ("IASB").  They do not include all the information required for a complete set of financial statements prepared in accordance with International Financial Reporting Standards ("IFRS") and should be read in conjunction with our annual consolidated financial statements for the year ended September 30, 2023. However, selected explanatory notes are included to explain events and transactions that are significant to an understanding of the changes in our financial position and performance since the last annual consolidated financial statements as at and for the year ended September 30, 2023.

These unaudited condensed consolidated interim financial statements were authorized for issue by the Board of Directors on May 14, 2024.

(c) Basis of consolidation

These unaudited condensed consolidated interim financial statements incorporate the financial statements of KWESST and the entities it controls.

Control is achieved where we have the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities, are exposed to, or have rights to, variable returns from our involvement with the entity and have the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to us until the date on which control ceases. Profit or loss of subsidiaries acquired during the year are recognized from the date of acquisition or effective date of disposal as applicable. All intercompany transactions and balances have been eliminated.

KWESST MICRO SYSTEMS INC. Notes to Condensed Consolidated Interim Financial Statements Three and six months ended March 31, 2024, and 2023 (Expressed in Canadian dollars, except share amounts)

At March 31, 2024, we have the following wholly owned subsidiaries:

	Location	Equity %
KWESST Inc.	Ottawa, Canada	100%
2720178 Ontario Inc.	Guelph, Canada	100%
Police Ordnance Company Inc.	Guelph, Canada	100%
KWESST U.S. Holdings Inc.	Delaware, Canada	100%
KWESST Defense Systems U.S. Inc.	North Carolina, United States	100%
KWESST Public Safety Systems U.S. Inc.	North Carolina, United States	100%
KWESST Public Safety Systems Canada Inc.	Ottawa, Canada	100%

(d) Functional and presentation currency

These financial statements are presented in Canadian dollars ("CAD"), our functional currency and presentation currency.

(e) Basis of measurement

The consolidated financial statements have been prepared on a historical cost basis except for certain financial instruments measured at fair value. Historical cost is generally based on the fair value of the consideration given in exchange for assets.

(f) Use of estimates and judgments

The preparation of the unaudited condensed consolidated interim financial statements in accordance with IFRS requires management to make judgments, estimates, and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income, expenses, and disclosure of contingent liabilities.  Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

Judgments

Information about judgments made in applying accounting policies that have the most significant effects on the amounts recognized in these consolidated financial statements are the same as disclosed in Note 2(f) of the consolidated financial statements for the year ended September 30, 2023.

Estimates

Information about assumptions and estimation uncertainties at March 31, 2024, that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities in the next financial year are the same as disclosed in Note 2(f) of the audited consolidated financial statements for the year ended September 30, 2023.

3. Significant accounting policies

During the six months ended March 31, 2024, the accounting policies in these condensed consolidated interim financial statements are the same as those applied in KWESST's consolidated financial statements as at and for the year ended September 30, 2023.

KWESST MICRO SYSTEMS INC. Notes to Condensed Consolidated Interim Financial Statements Three and six months ended March 31, 2024, and 2023 (Expressed in Canadian dollars, except share amounts)

4. Trade and other receivables

The following table presents trade and other receivables for KWESST:

	March 31, 2024	September 30, 2023

Trade receivables	$448,155	$68,530
Unbilled revenue	5,211	5,211
Sales tax recoverable	108,874	226,528
Total	$562,240	$300,269

There was no impairment of trade and other receivables during the three and six months ended March 31, 2024 (2023 - $nil).

The following table presents changes in unbilled receivables:

	March 31, 2024	September 30, 2023

Balance, beginning of period	$5,211	$8,881
Revenue billed during the period	-	(3,670)
Balance, end of period	$5,211	$5,211
Current	$5,211	$5,211

5. Inventories

The following table presents a breakdown of inventories:

	March 31, 2024	September 30, 2023

Finished goods	$85,335	$62,730
Work-in-progress	58,444	116,435
Raw materials	469,060	363,223
Total	$612,839	$542,388

There was no impairment of inventories during the three and six months ended March 31, 2024 (2023 - $nil).

6. Intangible assets

The following table shows the movement in intangible assets since September 30, 2023:

Cost	PARA OPSTM System	PARA OPSTM Patent	ARWENTM Tradename	Customer Relationships	Purchase Orders	Total
Balance at September 30, 2023	$3,998,395	$40,295	$28,232	$41,041	$4,387	$4,112,350
Additions	-	5,037	-	-	-	5,037
Amortization	(461,354)	-	(4,400)	(2,500)	-	(468,254)
Balance at March 31, 2024	$3,537,041	$45,332	$23,832	$38,541	$4,387	$3,649,133

At March 31, 2024, management concluded there was no impairment on the intangible assets (2023 - $nil).

7. Accounts payable and accrued liabilities

KWESST MICRO SYSTEMS INC. Notes to Condensed Consolidated Interim Financial Statements Three and six months ended March 31, 2024, and 2023 (Expressed in Canadian dollars, except share amounts)

The following table presents a breakdown of our accounts payable and accrued liabilities:

	March 31, 2024	September 30, 2023

Trade payable	$1,152,988	$367,128
Accrued liabilities	444,358	1,189,678
Salary and vacation payable	163,297	93,070
Total	$1,760,643	$1,649,876

8.  Related party transactions

At March 31, 2024, there was $408,909 (September 30, 2023 - $216,730) outstanding amount in accounts payable and accrued liabilities due to our officers and directors for unpaid wages, bonuses, director fees, and expense reimbursements.

9. Contract liabilities

The following is a reconciliation of contract liabilities since September 30, 2023:

	March 31, 2024	September 30, 2023

Balance, beginning of period	$120,970	$47,271
Amounts invoiced and revenue deferred	95,903	120,970
Recognition of deferred revenue included in the balance at the beginning of period	(120,970)	(47,271)
Balance, end of period	$95,903	$120,970

10. Warrant liabilities

The following is a reconciliation of warrant liabilities since September 30, 2023:

	U.S. IPO and Canadian Offering			Private Placement		Debt Settlement
	2022 Warrants	Over-allotment Pre-Funded Warrants	Over-allotment Warrants	2023 Warrants	Pre-Funded Warrants	Warrants	Total
Balance, beginning of period	$1,042,538	$414,334	$121,173	$798,573	$1,940,914	$18,141	$4,335,673
Exercised	-	-	-	-	(594,145)	-	(594,145)
Gain on revaluation of financial instruments	(511,684)	(76,702)	(59,262)	(434,940)	(406,232)	(9,012)	(1,497,832)
Exchange gain on revaluation	(6,243)	(3,272)	(936)	(12,568)	(18,466)	-	(41,485)
Balance, end of period	$524,611	$334,360	$60,975	$351,065	$922,071	$9,129	$2,202,211
Number of outsanding securities as at March 31, 2024	3,226,392	199,000	375,000	1,542,194	544,832	56,141	5,943,559

U.S. IPO and Canadian Offering

On December 9, 2022, we closed an underwritten U.S. public offering (the "U.S. IPO") and an underwritten Canadian offering (the "Canadian Offering") for aggregate gross proceeds of CAD$19.4 million (US$14.1 million) (see Note 11(a)). As part of the U.S. IPO and Canadian Offering, we have issued 3,226,392 warrants (the "2022 Warrants") with an exercise price of US$5.00 per share.  Additionally, the U.S. underwriter exercised its over-allotment option to purchase:

  199,000 Pre-Funded Warrants with an exercise price of US$0.01 per share for $3.81024 per pre-funded warrant (net of underwriter discount);
  375,000 warrants with exercise price of US$5.00 per share for $0.0001 per warrant;

KWESST MICRO SYSTEMS INC. Notes to Condensed Consolidated Interim Financial Statements Three and six months ended March 31, 2024, and 2023 (Expressed in Canadian dollars, except share amounts)

Refer to Note 11(a) for further information on the U.S. IPO and Canadian Offering.

Under IFRS, the above securities are classified as financial liabilities (referred herein as "warrant liabilities") because the exercise price is denominated in U.S. dollars, which is different to our functional currency (Canadian dollars). Accordingly, the ultimate proceeds in Canadian dollars from the potential exercise of the above securities are not known at inception. These financial liabilities are classified and measured at FVTPL (see Note 3(c) of the audited consolidated financial statements for the year ended September 30, 2023). Gains on revaluation of the warrant liabilities are presented in Other income (expenses) on the unaudited condensed consolidated interim statements of net loss and comprehensive loss.

Warrant liabilities

While the warrants issued in the U.S. IPO were listed on Nasdaq and closed at US$0.90 per warrant on December 9, 2022, management concluded that this closing price was not reflective of an active market due to short trading window and therefore not representative of fair value. Accordingly, at inception, the 2022 Warrants were measured at fair value using the Black Scholes option pricing model (Level 2). We used the following assumptions:

	2022 Warrants	Over-allotment Pre-Funded Warrants (1)	Over-allotment Warrants (2)
Number of dilutive securities	3,282,533	199,000	375,000
Exercise price (in USD)	$5.00	$0.01
Share price (in USD)	$4.13	$3.08
Expected life	2.50
Dividend	$-
Volatility	75%
Risk free rate	4.20%
Exchange rate (USD/CAD)	$1.363
Fair value per warrant (CAD)	$1.43	$4.18	$1.43

(1) Fair value is measured at the underlying common share closing price on Nasdaq on December 9, 2022, less US$0.01 exercise price.

(2) Same fair value as calculated for Warrants.

The share price (in USD) for the over-allotment pre-funded warrants was based on the estimated fair value of the common shares issued on December 9, 2022, by deducting the fair value of the warrants of US$1.05 from the US$4.13 Unit price and the exercise price of US$0.01 (see Note 11(a)).

Based on the above fair value, the issuance of the over-allotment pre-funded warrants and warrants to the underwriter resulted in a non-cash charge of $251,877, which is included in the change in fair value of warrant liabilities in the condensed consolidated interim statements of net loss and comprehensive loss.

At March 31, 2024, we remeasured the fair value of these warrants using the following assumptions:

KWESST MICRO SYSTEMS INC. Notes to Condensed Consolidated Interim Financial Statements Three and six months ended March 31, 2024, and 2023 (Expressed in Canadian dollars, except share amounts)

	2022 Warrants (1)	Over-allotment Pre-Funded Warrants (2)	Over-allotment Warrants (1)
Number of securities	3,282,533	199,000	375,000
Nasdaq closing price (in USD)	$0.12	$1.24	$0.12
Exchange rate (USD/CAD)	$1.355	$1.355	$1.355
Fair value per warrant (CAD)	$0.16	$1.67	$0.16

(1) Fair value is based on the Nasdaq closing pricing on March 28, 2024, for the warrants.

(2) Fair value is measured at the Nasdaq closing price on March 28, 2024, for the underlying common stock less US$0.01 exercise price.

We recognized a loss of $1,044 and a gain of $647,648 in fair value of warrant liabilities during the three and six months ended March 31, 2024, respectively, which was reported in the condensed consolidated net loss and comprehensive loss.

December 2022 Debt Settlement

On December 13, 2022, we have entered into share for debt arrangements with existing lenders (see Note 11(a)), which resulted in issuing 56,141 Units, same terms as the Units as issued in the Canadian Offering except that the underlying securities are subject to a four-month hold period. Accordingly, this resulted in issuing 56,141 common shares and 56,141 warrant liabilities with an exercise price of US$5.00 per share and maturing on December 13, 2027. We initially recorded the fair value of the warrant liabilities using the Black Scholes option pricing model with an underlying stock price equivalent to the unit price of US$4.13.

At March 31, 2024, we remeasured the fair value of these warrant liabilities using the Nasdaq closing price on March 28, 2024, of US$0.12. The remeasurement resulted in a change in fair value of warrant liabilities of $1,252 and $9,012 for the three and six months ended March 31, 2024, respectively, which was reported in the condensed consolidated net loss and comprehensive loss.

Private Placement

On July 21, 2023, we closed an underwritten U.S. private placement for gross proceeds of CAD$7.4 million (US$5.59 million) (see Note 11(a)). As part of the private placement, we have issued 1,542,194 warrants (the "2023 Warrants") with an exercise price of US$2.66 per share. Additionally, 930,548 pre-funded Warrants with an exercise price of US$0.001 per share for US$2.259 per pre-funded warrant were issued.

Refer to Note 11(a) for further information on the private placement.

Under IFRS, the above securities are classified as financial liabilities (referred herein as "warrant liabilities") because the exercise price is denominated in U.S. dollars, which is different to our functional currency (Canadian dollars). Accordingly, the ultimate proceeds in Canadian dollars from the potential exercise of the above securities are not known at inception. These financial liabilities are classified and measured at FVTPL (see Note 3(c) of the audited consolidated financial statements for the year ended September 30, 2023). Gains on revaluation of the warrant liabilities are presented in other income (expenses) on the consolidated statements of net loss and comprehensive loss.

Warrant liabilities

The 2023 warrants issued in the private placement were not listed on Nasdaq and does not represent an active market Level 1 input. Accordingly, at inception, the 2023 Warrants were measured at fair value using the Black Scholes option pricing model (Level 2). We used the following assumptions:

KWESST MICRO SYSTEMS INC. Notes to Condensed Consolidated Interim Financial Statements Three and six months ended March 31, 2024, and 2023 (Expressed in Canadian dollars, except share amounts)

	2023 Warrants	Pre-Funded Warrants (1)
Number of dilutive securities	1,542,194	930,548
Exercise price (in USD)	$2.66	$0.001
Share price (in USD)	$2.08	$2.08
Expected life	2.50
Dividend	$-
Volatility	67%
Risk free rate	4.44%
Exchange rate (USD/CAD)	$1.321	$1.321

Fair value per warrant (CAD)	$0.99	$1.98

(1) Fair value is measured at the underlying common share closing price on Nasdaq on July 21, 2023, less US$0.001 exercise price.

The share price (in USD) for the pre-funded warrants was based on the estimated fair value of the common shares issued on July 21, 2023, by deducting the fair value of the warrants of US$0.75 from the US$2.26 Unit price and the exercise price of US$0.001 (see Note 11(a)).

At March 31, 2024, we remeasured the fair value of these warrants using the following assumptions:

	2023 Warrants (1)	Pre-Funded Warrants (2)
Number of securities	1,542,194	544,832
Nasdaq closing price (in USD)	$-	$1.25
Black Scholes fair value (in USD)	$0.17
Volatility	63%
Risk free rate	4.17%
Exchange rate (USD/CAD)	$1.355	$1.355

Fair value per warrant (CAD)	$0.23	$1.68

(1) Fair value is based on the Black Scholes model on March 31, 2024, for the warrants.

(2) Fair value is measured at the Nasdaq closing price on March 28, 2024, for the underlying common stock less US$0.001 exercise price.

We recognized a loss of $533,130 and a gain of $841,172 in fair value of warrant liabilities during the three and six months ended March 31, 2024, respectively, which was reported in the condensed consolidated net loss and comprehensive loss.

11. Share capital and Contributed Surplus

a) Share capital

Authorized

KWESST is authorized to issue an unlimited number of common shares.

Issued Common Shares

The following is a summary of changes in outstanding common shares since September 30, 2023:

KWESST MICRO SYSTEMS INC. Notes to Condensed Consolidated Interim Financial Statements Three and six months ended March 31, 2024, and 2023 (Expressed in Canadian dollars, except share amounts)

	Number	Amount
Balance at September 30, 2023	5,616,782	$33,379,110
Issued for debt settlements	46,706	97,615
Issued for warrant exercise	385,716	594,667
Less: share offering costs for the period	-	(97,615)
Balance at March 31, 2024	6,049,204	$33,973,777

U.S. IPO and Canadian Offering

On December 9, 2022, we closed the U.S. IPO and the Canadian Offering. In the U.S. IPO, we sold 2.5 million units at a public offering price of USD $4.13 per unit (the "Unit"), consisting of one share of common stock and one warrant to purchase one share of common stock ("Warrant"). The Warrants have a per share exercise price of USD $5.00 and can be exercised immediately. In connection with the closing of the U.S. IPO, the underwriter partially exercised its over-allotment option to purchase an additional 199,000 pre-funded common share purchase warrants ("Pre-Funded Warrants") at US$4.12 (before underwriter discount) and 375,000 option warrants to purchase common shares at US$0.0001 each. A Pre-Funded Warrant is a financial instrument that requires the holder to pay little consideration (exercise price of US$0.01) to receive the common share upon exercise of the Pre-Funded Warrant.  The holder of Pre-Funded Warrants has no voting rights. All these warrants expire on December 9, 2027.

In the Canadian Offering, we sold 726,392 units, each consisting of one common share and one warrant to purchase one common share, at a price to the public of USD $4.13 per unit. The warrants will have a per common share exercise price of USD $5.00, are exercisable immediately and expire in five years on December 9, 2027. Effective May 1, 2023, the warrants are listed on the TSX-V under the stock symbol of KWE.WT.U.

The closing of the U.S. IPO and Canadian Offering resulted in aggregate gross proceeds of CAD$19.4 million (USD $14.1 million), before deducting underwriting discounts and offering expenses.

The common shares of KWESST and the Warrants sold in the U.S. IPO began trading on the Nasdaq Capital Market under the symbols "KWE" and "KWESW", respectively, on December 7, 2022.

ThinkEquity acted as sole book-running manager for the U.S. IPO and PI Financial acted as sole book-running manager for the Canadian Offering.

Accounting Treatment

Refer to Note 10 for the accounting of the warrants issued in the U.S. IPO and Canadian Offering.

Brokers' Compensation and Share Offering Costs

As consideration for the services provided in connection with the U.S. IPO, ThinkEquity received: (a) a broker-dealer cash commission of US$835,000 (or CAD$1,138,105) equal to 7.5% of the gross offering proceeds of the U.S. Offering and (b) underwriter warrants (the "U.S. Underwriter Warrants") to purchase up to 134,950 common shares equal to 5% of the common shares and pre-funded common share purchase warrants issued under the U.S. Offering. Each U.S. Underwriter Warrant is exercisable to acquire one common share at a price of US$5.1625, exercisable as of June 4, 2023, and expiring on December 9, 2027.

As consideration for the services provided in connection with the Canadian Offering, PI Financial received: (a) a cash commission of approximately US$210,000 (or CAD$286,230); and (b) 50,848 compensation options (the "Canadian Compensation Options"). Each Canadian Compensation Option is exercisable to acquire one Canadian Unit at a price of US$4.13 and expiring on December 9, 2024.

KWESST MICRO SYSTEMS INC. Notes to Condensed Consolidated Interim Financial Statements Three and six months ended March 31, 2024, and 2023 (Expressed in Canadian dollars, except share amounts)

In addition to the above brokers' compensation, we also incurred US$2.1 million share offering costs (or CAD$2.8 million) for the U.S. IPO and Canadian Offering, of which CAD$628,262 was incurred and deferred at September 30, 2022.

The total brokers compensation (including fair value of U.S. Underwriter Warrants and Canadian Compensation Options) and share offering costs was US$3.2 million (or CAD$4.4 million). This total was allocated proportionately to the fair value of common shares and warrant liabilities. Accordingly, CAD$1.3 million allocated to warrant liabilities was reported in the condensed consolidated net loss and comprehensive loss.

 Shares for Debt Settlement

We have entered into share for debt arrangements with existing lenders, which closed on December 13, 2022, following TSXV's conditional approval.  This resulted in issuing 56,141 Units to settle $12,000 of the March 2022 Loans and USD$223,321 (or CAD$302,197) of the August 2022 Loans, including unpaid accrued interest and 10% premium at maturity (the "Debt Settlements"). The terms of the Units are the same as the Units issued in the Canadian Offering.

On January 10, 2024, we issued 46,709 common shares in a settlement of debt in an amount of approximately $97,615. The debt resulted in a trail obligation relating to services rendered by a third-party consultant, which the Company has elected to pay in common shares. The common shares issued pursuant to the Debt Settlement (signed October 31, 2023) are subject to a four-month hold period pursuant to applicable securities legislation and the policies of the TSX Venture Exchange.

Private Placement

On July 21, 2023, we closed a brokered private placement, resulting in the issuance of 1,542,194 common shares of KWESST, for aggregate gross proceeds of USD$5,588,397 (approximately CAD$7.4M) (the "July 2023 Offering").

As a part of the July 2023 Offering, the Company issued 1,542,194 common shares at a price of US$2.26 (CAD$2.98) per common share (each a "Common Share") and 930,548 pre-funded warrants at a price of US$2.259 (CAD$2.979) per pre-funded warrant (each a "Pre-funded Warrant"), with each Common Share and Pre-funded Warrant being bundled with one common share purchase warrant of the Company (each a "Common Warrant"). Each Pre-Funded Warrant entitles the holder to acquire one Common Share at an exercise price of US$0.001 per Common Share, and each Common Warrant is immediately exercisable and entitles the holder to acquire one Common Share at an exercise price of US$2.66 (CAD$3.50) per Common Share for a period of 60 months following the closing of the July 2023 Offering. Although the Common Shares and Pre-funded Warrants are each bundled with a Common Warrant, each security is issued separately.

Brokers' Compensation and Share Offering Costs

ThinkEquity acted as sole placement agent for the Offering. As compensation for services rendered, the Company paid to ThinkEquity a cash fee of $475,013.14 representing 8.5% of the aggregate gross proceeds of the Offering and issued 123,637 warrants to purchase a number of Common Shares (the "Placement Agent Warrants"), representing 5% of the Common Shares and Pre-Funded Warrants sold in the Offering. The Placement Agent Warrants will be exercisable, in whole or in part, immediately upon issuance and will expire 60 months after the closing date of the Offering at an initial exercise price of US$2.66 (CAD$3.50) per Common Share.

KWESST MICRO SYSTEMS INC. Notes to Condensed Consolidated Interim Financial Statements Three and six months ended March 31, 2024, and 2023 (Expressed in Canadian dollars, except share amounts)

b) Warrants

The following is a summary of changes in outstanding warrants since September 30, 2023:

	Number of warrants	Weighted average exercise price
Outstanding at September 30, 2023	15,507,862	$2.49
Exercised	(385,716)	-
Expired	(5,520,000)	(0.12)
Outstanding at March 31, 2024	9,602,146	$2.37

Exercisable at March 31, 2024	8,672,008	$2.50

The table below outlines the ratio upon which the above warrants are converted into common shares.

U.S. Underwriter Warrants

In the U.S. IPO, we issued 134,950 warrants ("U.S. Underwriter Warrants").  Each U.S. Underwriter Warrant is exercisable to acquire one common share at US$5.1625 for a period of 5 years (expiring on December 9, 2027). Management estimated the fair value of these warrants using the Black Scholes option model with the following inputs:

Number of dilutive securities	134,950
Exercise price (in USD)	$5.16
Share price (in USD)	$3.08
Expected life	2.50
Dividend	$-
Volatility	75%
Risk free rate	4.20%
Exchange rate (USD/CAD)	$1.363
Fair value per warrant (CAD)	$1.40

We recorded $189,592 as the fair value for the U.S. Underwriter Warrants at initial recognition in December 2022, with an equal offset to share offering costs (a non-cash transaction).

The following table provides additional information on the total outstanding warrants at March 31, 2024:

KWESST MICRO SYSTEMS INC. Notes to Condensed Consolidated Interim Financial Statements Three and six months ended March 31, 2024, and 2023 (Expressed in Canadian dollars, except share amounts)

	Number outstanding	Conversion ratio to Common Shares	Book value	Expiry Date
Classified as Equity

Founders' warrants:
Exercise price of $0.20	1,900,000	70 for 1	$18,866	June 14, 2024

LEC's warrants:
Exercise price of $0.70	500,000	70 for 1	$425,000	April 29, 2026

Acquisition of Police Ordnance:
Exercise price of $1.72	200,000	70 for 1	$132,000	December 15, 2024

July 2022 equity financing:
Exercise price of $0.285	800,000	70 for 1	$72,000	July 14, 2024

December 2022 U.S. Underwriter Warrants
Exercise price of US$5.1625	134,950	1 for 1	$189,592	December 6, 2024

July 2023 U.S. Underwriter Warrants
Exercise price of US$2.66	123,637	1 for 1	$204,187	December 6, 2024
	3,658,587		$1,041,645
Classified as liability

December 2022 public offerings:
Exercise price of US$5.00	3,226,392	1 for 1	$524,611	December 9, 2027

December 2022 Pre-Funded Warrants
Exercise price of US$0.01	199,000	1 for 1	$334,360	No expiry

December 2022 Option Warrants
Exercise price of US$5.1625	375,000	1 for 1	$60,975	December 9, 2024

December 2022 debt settlement
Exercise price of US$5.00	56,141	1 for 1	$9,129	December 9, 2027

July 2023 public offerings:
Exercise price of US$2.66	1,542,194	1 for 1	$351,065	July 21, 2028

July 2023 Pre-Funded Warrants
Exercise price of US$0.001	544,832	1 for 1	$922,071	No expiry
	5,943,559		2,202,211
Total outstanding warrants	9,602,146		$3,243,856

c) Contributed Surplus

Broker Compensation Options

In the Canadian Offering, we issued 50,848 Canadian Compensation Options. Each Canadian Compensation Option is exercisable to acquire one Unit, as defined in Note 11(a), at a price equal to US$4.13 for a period of two years (expiring on December 9, 2024).  Based on the structure of the Compensation Option, management estimated its fair value using the Monte Carlo method (Level 2).  We used the following key inputs in the Monte Carlo model (100,000 simulations):

KWESST MICRO SYSTEMS INC. Notes to Condensed Consolidated Interim Financial Statements Three and six months ended March 31, 2024, and 2023 (Expressed in Canadian dollars, except share amounts)

Initial Recognition
Number of securities	50,848
Exercise price - compensation option (in USD)	$4.13
1-Year CAD/USD Forward Exchange Rate	$1.3560
Exercise price - compensation warrant (in USD)	$5.00
2-Year CAD/USD Forward Exchange Rate	$1.3483
Share price (in CAD)	$4.20
Expected life - compensation option	1.00
Expected life - compensation warrant	2.50
Dividend	$-
Volatility - compensation option	90%
Volatility - compensation warrant	75%
Risk free rate - compensation option	4.38%
Risk free rate - compensation warrant	3.15%
Fair value per compensation option (CAD)	$2.46

We recorded $125,086 of Canadian Compensation Options in contributed at initial recognition in December 2022, with an equal offset to share offering costs (a non-cash transaction).

Share-based compensation

On March 31, 2023, KWESST shareholders approved the renewal of the Long-Term Incentive Plan (the "LTIP").  Additionally, the disinterested shareholders (shareholders that are not directors, officers, or other insiders of the Company) of KWESST approved an amendment to the LTIP to increase the number of RSUs, PSUs, DSUs, and SARs (collectively "Share Units") authorized for issuance pursuant to the LTIP from 60,682 to 407,274 Share Units. Accordingly, we have 17,367 Share Units available for future grants.

Further, the disinterested shareholders of KWESST approved to revise the exercise price of 50,981 stock options to $3.60, the closing price of KWESST common shares on the TSX-V on March 31, 2023. In accordance with IFRS 2, this resulted in an immediate fair value increase of $77,001 included in share-based compensation, with an offset to contributed surplus for the three and six months ended March 31, 2023.

We did not grant any stock options, RSUs, PSUs, and SARs, pursuant to our LTIP during the six months ended March 31, 2024. Accordingly, we had 389,907 outstanding stock options at March 31, 2024, we have 171,771 stock option units available for future grants.

For the three and six months ended March 31, 2024, we recorded share-based compensation of $60,981 and $124,471, respectively (2023 - $151,981 and $277,047).

12. Earnings (loss) per share

The following table summarizes the calculation of the weighted average basic number of basic and diluted common shares to calculate the earnings (loss) per share as reported in the unaudited condensed consolidated interim statements of net loss and comprehensive loss:

KWESST MICRO SYSTEMS INC. Notes to Condensed Consolidated Interim Financial Statements Three and six months ended March 31, 2024, and 2023 (Expressed in Canadian dollars, except share amounts)

	Three months ended March 31, 2024	Three months ended March 31, 2023	Six months ended March 31, 2024	Six months ended March 31, 2023
Issued common shares, beginning of period	5,616,782	4,265,984	5,616,782	773,225

Effect of shares issued from:

December 2022 U.S. IPO and Canadian Offering (Note 11(a))	-	-	-	1,985,472
Over-allotment Pre-Funded Warrants (Note 10)	-	-	-	122,462
Debt settlements	41,573	-	20,673	33,314
Conversion of stock units	-	5,610	-	9,490
Exercise of options	-	-	-	-
Exercise of warrants	165,307	-	82,202	1,766
Weighted average number of basic common shares	5,823,662	4,271,594	5,719,657	2,925,729

Dilutive securities:	-	-	-	-
Weighted average number of dilutive common shares	5,823,662	4,271,594	5,719,657	2,925,729

At March 31, 2024 and 2023, all dilutive securities were anti-dilutive because we incurred a net loss for the above periods.

13. Revenue

The following table, revenue from contracts with customers is disaggregated by primary geographical market, major products and service lines, and timing of revenue recognition.

	Three months ended March 31, 2024	Three months ended March 31, 2023	Six months ended March 31, 2024	Six months ended March 31, 2023

Major products / service lines
Digitization	$280,717	$68,788	$373,486	$264,004
Non-Lethal	204,972	92,615	240,484	213,492
Training and services	-	-	-	1,240
Other	175	-	962	-
	$485,864	$161,403	$614,932	$478,736

Primary geographical markets
United States	$73,088	$21,398	$73,088	$27,319
Canada	412,776	140,005	541,844	451,417
	$485,864	$161,403	$614,932	$478,736

Timing of revenue recognition
Products and services transferred over time	$280,717	$68,788	$373,486	$264,004
Products transferred at a point in time	205,147	92,615	241,446	214,732
	$485,864	$161,403	$614,932	$478,736

At March 31, 2024, KWESST's contracted not yet recognized revenue was $302,617 (2023 - $1,029,889), of which 100% of this amount is expected to be recognized over the next 12 months.

For the three months ended March 31, 2024, three customers accounted for 35.53%, 25.98% and 13.22% (2023 - two customers accounted for 31.84%, 13.45%) of revenue. For the six months ended March 31, 2024, three customers accounted for 31.19%, 20.53% and 20.45% (2023 - three customers accounted for 36.25%, 15.51%, and 10.56%) of revenue.

KWESST MICRO SYSTEMS INC. Notes to Condensed Consolidated Interim Financial Statements Three and six months ended March 31, 2024, and 2023 (Expressed in Canadian dollars, except share amounts)

14. Net finance costs

The following table presents a breakdown of net finance costs for the following periods:

	Three months ended March 31,	Three months ended March 31,	Six months ended March 31,	Six months ended March 31,
	2024	2023	2024	2023
Finance costs from:
Unsecured loans	$-	$-	$-	$453,983
Accretion cost - accrued royalties liability	45,483	42,626	89,931	86,315
Lease obligations	18,326	6,332	37,861	13,085
Other	341	-	694	63,204
Total financing costs	64,150	48,958	128,486	616,587
Interest income	(2,492)	(37,851)	(53,631)	(51,473)
Gain on debt settlement	-	-	-	(430)
Gain on government grant	-	-	-	(10,000)
Net finance costs	$61,658	$11,107	$74,855	$554,684

15. Financial instruments

For the three and six months ended March 31, 2024, there were no material changes to our financial risks as disclosed in Note 23 of the audited consolidated financial statements for the year ended September 30, 2023, except for the following:

Foreign currency risk

For the three and six months ended March 31, 2024, certain of our revenues were denominated in U.S. dollar and we also procure certain raw materials denominated in U.S. dollar for product development. Further, in Q1 Fiscal 2023, we raised gross proceeds of US$14.1 million in the U.S. IPO and Canadian Offering (see Note 11), including the issuance of warrants with exercise price denominated in U.S. dollar (see Note 10).  Accordingly, we are exposed to the U.S. dollar currency. Where a natural hedge cannot be achieved, a significant change in the U.S. dollar currency could have a significant effect on our financial performance, financial position and cash flows. Currently, we do not use derivative instruments to hedge its U.S. dollar exposure.

At March 31, 2024, we had the following net U.S. dollar exposure:

Total USD
Net liabilities in U.S. subsidiary	$-
US denominated from other:
Assets	$224,307
Liabilities	(1,949,380)
(1,725,073)
Total net US dollar exposure	$(1,725,073)
Impact to profit or loss if 5% movement in the US dollar	$(86,254)

During the three and six months ended March 31, 2024, we recorded a foreign exchange loss of $805 and gain of $90,905, respectively (2023 - loss of $19,684 and $150,040).

Liquidity risk

At March 31, 2024, our contractual obligations were as follows:

KWESST MICRO SYSTEMS INC. Notes to Condensed Consolidated Interim Financial Statements Three and six months ended March 31, 2024, and 2023 (Expressed in Canadian dollars, except share amounts)

Payment due:	Total	Within 1 Year	1 to 3 years	3 to 5 years	5 years and beyond

Minimum royalty commitments	$2,350,000	$150,000	$400,000	$500,000	$1,300,000
Accounts payable and accrued liabilities	1,760,643	1,760,643	-	-	-
Lease obligations	461,114	203,849	257,265	-	-
Total contractual obligations	$4,571,757	$2,114,492	$657,265	$500,000	$1,300,000

At March 31, 2024, we had $0.3 million in cash and negative $2.2 million in working capital (see Note 2(a)).

16.   Supplemental cash flow information

The following table presents changes in non-cash working capital:

	Six months ended March 31, 2024	Six months ended March 31, 2023

Trade and other receivables	$(261,971)	$(40,638)
Inventories	(70,451)	(478,982)
Prepaid expenses	(118,178)	(1,385,502)
Intangible assets	-	7,811
Accounts payable and accrued liabilities	107,564	(1,857,040)
Contract liabilities	(25,067)	220,001
	$(368,103)	$(3,534,350)

The following is a summary of non-cash items that were excluded from the Statements of Cash Flows for the six months ended March 31, 2024:

  46,706 shares issued for debt settlement. The debt resulted in a trail obligation relating to services rendered by a third-party consultant; and
  385,716 warrants exercised in connection with the July 2023 Prive Placement (see Note 11).

The following is a summary of non-cash items that were excluded from the Statements of Cash Flows for the six months ended March 31, 2023:

  $2,924,880 non-cash share offering costs and $453,102 accounts payables as part of the net proceeds settlement at the closing of the U.S. IPO and Canadian Offering;
  250,000 warrants exercised in connection with the GhostStepTM acquisition in June 2020; and
  $528,207 of shares issued for vested RSUs and PSUs.

17. Commitments and contingencies

There was no material change to the commitments and contingencies as disclosed in Note 27 of the audited consolidated financial statements for the year ended September 30, 2023.

18.   Segmented information

Our Executive Chairman has been identified as the chief operating decision maker. Our Executive Chairman evaluates the performance of KWESST and allocates resources based on the information provided by our internal management system at a consolidated level.  We have determined that we have only one operating segment.

KWESST MICRO SYSTEMS INC. Notes to Condensed Consolidated Interim Financial Statements Three and six months ended March 31, 2024, and 2023 (Expressed in Canadian dollars, except share amounts)

At March 31, 2024, we had one right-of-use asset ($64,782) and some inventory ($153,087) in the United States while all other property and equipment are located in Canada. At March 31, 2023, all of our property and equipment were located in Canada, including the right-of-use assets, with some inventory ($92,865) in the United States.

19.   Subsequent events

On April 9, 2024, we announced the closing of the Company's underwritten public offering of 735,000 common shares and 803,500 pre-funded warrants with an exercise price of $0.001 ("Pre-funded Warrants") at a public offering price of US$0.65 per share and US$0.649 per Pre-funded Warrant, less the underwriting discount. The gross proceeds from the offering, before deducting the underwriting discount of US$0.04875 per common share (being an aggregate of US$75,002 or 7.5% of the public offering price of the securities) and estimated offering expenses payable by the Company, were approximately US$1,000,000. In addition, the Company issued to the underwriter as compensation for its services 76,925 common share purchase warrants with an exercise price of US$0.8125 per share.

Consolidated Financial Statements of

KWESST MICRO SYSTEMS INC.

Years ended September 30, 2023, 2022, and 2021

(Expressed in Canadian Dollars)

KWESST MICRO SYSTEMS INC.

Table of contents for the years ended September 30, 2023, 2022, and 2021

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors KWESST Micro Systems Inc.:

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of financial position of KWESST Micro Systems Inc. (the Company) as of September 30, 2023 and 2022, the related consolidated statements of net loss and comprehensive loss, shareholders’ equity (deficit), and cash flows for each of the years in the two-year period ended September 30, 2023, and the related notes (collectively, the consolidated financial statements). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2023 and 2022, and its financial performances and its cash flows for each of the years in the two-year period ended September 30, 2023, in conformity with International Financial Reporting Standards as issued by the International Accounting Standard Board.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2(a) to the consolidated financial statements, the Company has incurred significant losses and negative cash flows from operations since inception that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2(a). The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

We have served as the Company's auditor since 2021.

Ottawa, ON

January 17, 2024

KWESST MICRO SYSTEMS INC.

Consolidated Statements of Financial Position

At September 30, 2023 and 2022

		September 30,	September 30,
In Canadian dollars	Notes	2023	2022

ASSETS
Cash and cash equivalents		$5,407,009	$170,545
Restricted short-term investment	12	30,000	30,000
Trade and other receivables	5	300,269	171,882
Inventories	6	542,388	393,538
Prepaid expenses and other		562,408	122,166
Deferred share offering costs		-	628,262
Current assets		6,842,074	1,516,393

Property and equipment	7	417,296	832,481
Right-of-use assets	8	361,036	208,131
Deposit	8	26,076	23,604
Intangible assets	9	4,112,350	4,742,854
Non-current assets		4,916,758	5,807,070
Total Assets		$11,758,832	$7,323,463

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Accounts payable and accrued liabilities	10	$1,649,876	$4,459,481
Accrued royalties liability	4(b)	150,000	150,000
Lease obligations	13	127,116	69,150
Borrowings	12	-	2,199,978
Contract liabilities	14	120,970	47,271
Warrant liabilities	15	4,335,673	-
Current liabilities		6,383,635	6,925,880

Accrued royalties liability	4(b)	1,137,170	1,115,207
Lease obligations	13	302,407	206,471
Borrowings	12	-	78,796
Non-current liabilities		1,439,577	1,400,474
Total Liabilities		7,823,212	8,326,354

Shareholders' Equity (Deficit)
Share capital	16(a)	33,379,110	19,496,640
Warrants	16(b)	1,042,657	1,959,796
Contributed surplus	16(c)	4,769,115	3,551,330
Accumulated other comprehensive loss		(39,663)	(101,418)
Accumulated deficit		(35,215,599)	(25,909,239)
Total Shareholders' Equity (Deficit)		3,935,620	(1,002,891)

Total Liabilities and Shareholders' Equity (Deficit)		$11,758,832	$7,323,463

See Note 2(a) Going concern and Note 27 Commitments and contingencies.

See accompanying notes to the consolidated financial statements.

On behalf of the Board of Directors:

(signed) Paul Mangano, Director	(signed) David Luxton , Director

KWESST MICRO SYSTEMS INC.
Consolidated Statements of Net Loss and Comprehensive Loss
Years ended September 30, 2023, 2022 and 2021

	September 30,	September 30,	September 30,
In Canadian dollars	2023	2022	2021

Revenue	$1,234,450	$721,519	$1,275,804
Cost of sales	(1,425,828)	(536,735)	(798,888)
Gross profit	(191,378)	184,784	476,916

Operating expenses
General and administrative	7,244,762	4,915,263	4,057,167
Selling and marketing	3,024,283	3,296,373	3,484,159
Research and development, net	1,644,565	2,064,493	2,138,138
Total operating expenses	11,913,610	10,276,129	9,679,464

Operating loss	(12,104,988)	(10,091,345)	(9,202,548)

Other income (expenses)
Share issuance costs	(1,985,074)	-	-
Net finance costs	(668,034)	(506,002)	(107,751)
Foreign exchange gain (loss)	(98,275)	28,780	(3,742)
Change in fair value of warrant liabilities	5,841,192	-	-
Loss on disposal of property and equipment	(291,181)	(1,165)	(1,331)
Total other income (expenses), net	2,798,628	(478,387)	(112,824)

Loss before income taxes	(9,306,360)	(10,569,732)	(9,315,372)

Income tax recovery
Deferred tax recovery	-	49,442	-
Net loss	$(9,306,360)	$(10,520,290)	$(9,315,372)

Other comprehensive income:

Items that are or may be reclassified subsequently to profit or loss:
Foreign currency translation differences	61,755	(92,427)	(8,991)
Total comprehensive loss	$(9,244,605)	$(10,612,717)	$(9,324,363)

Net loss per share
Basic and diluted	$(2.28)	$(14.41)	$(14.72)

Weighted average number of shares outstanding
Basic and diluted	4,082,275	730,302	632,721

See accompanying notes to the consolidated financial statements.

KWESST MICRO SYSTEMS INC.

Consolidated Statements of Changes in Shareholders' Equity (Deficit)

Years ended September 30, 2023, 2022 and 2021

In Canadian dollars								Total
			Contingent		Contributed	Translation		Shareholders'
	Notes	Share capital	shares	Warrants	surplus	reserve	Deficit	Equity (Deficit)
Balance, September 30, 2020		9,374,563	-	277,170	306,708	-	(6,073,577)	3,884,864
Shares issued for debt	16(a)	63,866	-	-	-	-	-	63,866
Warrants exercised	16(b)	815,307	-	(175,741)	-	-	-	639,566
Shares and warrants issued on asset acquisition	4(b)	1,290,000	-	425,000	-	-	-	1,715,000
Shares for amended license		137,000	-	-	-	-	-	137,000
Shares and warrants issued for cash	16(a),(b)	4,721,818	-	1,280,654	-	-	-	6,002,472
Stock options and warrants exercised	16(c)	1,639,695	-	41,306	(531,263)	-	-	1,149,738
Share-based compensation	16(c)	-	-	-	2,462,207	-	-	2,462,207
Restricted share units vested	16(c)	12,498	-	-	(12,498)	-	-	-
Share offering costs	16(a)	839,679	-	-	233,057	-	-	(606,622)
Other comprehensive loss		-	-	-	-	(8,991)	-	(8,991)
Net loss		-	-	-	-	-	(9,315,372)	(9,315,372)
Balance, September 30, 2021		$17,215,068	$-	$1,848,389	$2,458,211	$(8,991)	$(15,388,949)	$6,123,728
Shares issued for debt	16(a)	19,000	-	-	-	-	-	19,000
Shares and warrants issued on acquisition	4(a)	377,503	83,319	132,000	-	-	-	592,822
Shares and warrants issued for cash	16(a),(b)	272,000	-	72,000	-	-	-	344,000
Contingent shares converted to common shares	4(a)	83,319	(83,319)	-	-	-	-	-
Warrants exercised	16(b)	277,098	-	(61,173)	-	-	-	215,925
Warrants expired	16(b)	-	-	(31,420)	31,420	-	-	-
Share-based compensation	16(c)	-	-	-	1,960,072	-	-	1,960,072
Shares for vested RSUs and PSUs	16(c)	874,840	-	-	(874,840)	-	-	-
Vested RSUs and PSUs repurchased for	16(c)	-	-	-	(23,533)	-	-	(23,533)
Shares issued for unsecured loans	12	411,692	-	-	-	-	-	411,692
Share offering costs	16(a)	(33,880)	-	-	-	-	-	(33,880)
Other comprehensive loss		-	-	-	-	(92,427)	-	(92,427)
Net loss		-	-	-	-	-	(10,520,290)	(10,520,290)
Balance, September 30, 2022		$19,496,640	$-	$1,959,796	$3,551,330	$(101,418)	$(25,909,239)	$(1,002,891)
Shares issued for public offering	16(a)	16,725,436	-	-	-	-	-	16,725,436
Share offering costs	16(a)	(3,671,791)	-	393,911	125,086	-	-	(3,152,794)
Shares issued for debt	16(a)	233,485	-	-	-	-	-	233,485
Options exercised	16(c)	5,836	-	-	(1,789)	-	-	4,047
Warrants exercised	16(b)	60,000	-	(60,000)	-	-	-	-
Warrants expired	16(b)	-	-	(1,251,050)	1,251,050			-
Share-based compensation	16(c)	-	-	-	373,554	-	-	373,554
Shares for vested RSUs and PSUs	16(c)	529,504	-	-	(529,504)	-	-	-
Vested RSUs and PSUs repurchased for withholding taxes		-	-	-	612	-	-	612
Other comprehensive income		-	-	-	-	61,755	-	61,755
Net loss		-	-	-	-	-	(9,306,360)	(9,306,360)
Balance, September 30, 2023		$33,379,110	$-	$1,042,657	$4,769,115	$(39,663)	$(35,215,599)	$3,935,620

See accompanying notes to the consolidated financial statements.

KWESST MICRO SYSTEMS INC.

Consolidated Statements of Cash Flows

Years ended September 30, 2023, 2022 and 2021

		September 30,	September 30,	September 30,
In Canadian dollars	Notes	2023	2022	2021

OPERATING ACTIVITIES
Net loss		$(9,306,360)	$(10,520,290)	$(9,315,372)
Items not affecting cash:
Depreciation and amortization	7, 8, 9 and 20	952,508	326,491	140,990
Share-based compensation	16(c)	373,554	1,960,072	2,462,207
Change in fair value of warrant liabilities (including related
foreign exchange gain)	15	(5,786,593)	-	-
Net finance costs	21	668,033	506,002	107,751
Impairment of intangible assets	9	1,169,440	-	55,376
Loss on disposals		291,181	1,165	1,331
Shares for amended licence		-	-	137,000
Deferred tax recovery	22	-	(49,442)	-
Changes in non-cash working capital items	24	(2,310,266)	3,639,822	198,484
Interest paid		(130,126)	(120,416)	(42,980)
Cash used in operating activities		(14,078,629)	(4,256,596)	(6,255,213)

INVESTING ACTIVITIES
Additions of property and equipment	7	(176,949)	(187,478)	(809,964)
Investments in intangible assets	9	(1,123,186)	(1,176,664)	(83,228)
Deposit for advanced royalties	4(b)	(148,410)	-	(150,000)
Purchase of restricted short-term investment	12	-	-	(30,000)
Recognition of open orders from acquisition	9	7,811	87,802	-
Cash acquired on acquisition	4	-	162,547	-
Cash flows used in investing activities		(1,440,734)	(1,113,793)	(1,073,192)

FINANCING ACTIVITIES
Proceeds from U.S. IPO and Canadian Offering, net	16(a)	16,346,768	-	-
Proceeds from the issuance of common shares and warrants	16(a)	7,357,012	344,000	6,002,472
Payments of share offering costs	16(a)	(542,591)	(33,880)	(606,622)
Proceeds from borrowings	12	-	2,543,230	326,000
Payments of deferred financing fees	12	-	(150,409)	-
Repayment of borrowings	12	(2,333,315)	-	(306,000)
Repayments of lease obligations	13	(75,487)	(42,504)	(44,128)
Proceeds from related party advances	11	-	60,000	-
Repayments to related party advances	11	-	(60,000)	(218,276)
Proceeds from exercise of warrants	16(b)	-	215,925	680,872
Proceeds from exercise of stock options	16(c)	4,052	-	1,108,432
Repurchase of vested RSUs and PSUs for withholding taxes		(612)	(23,533)	-
Cash flows provided by financing activities		20,755,827	2,852,829	6,942,750

Net change in cash during the period		5,236,464	(2,517,560)	(385,655)
Cash, beginning of period		170,545	2,688,105	3,073,760

Cash, end of period		$5,407,009	$170,545	$2,688,105

Cash and cash equivalents consist of the following:
Cash held in banks		4,407,009	170,545	2,688,105
Short-term guaranteed investment certificates		1,000,000	-	-
Cash and cash equivalents, end of period		5,407,009	170,545	2,688,105

See Note 24 Supplemental cash flow information.

See accompanying notes to the consolidated financial statements.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

1. Corporate information

a) Corporate information

KWESST Micro Systems Inc. (the "Company", "KWESST", "we", "our", and "us") was incorporated on November 28, 2017, under the laws of the Province of British Columbia. Our registered office is located at 550 Burrard Street, Suite 2900, Vancouver, British Columbia, Canada, and our corporate office is located at Unit 1, 155 Terrence Matthews Crescent, Ottawa, Ontario, Canada. We have representative offices in the following foreign locations: Washington DC (United States), London (United Kingdom), and Abu Dhabi (United Arab Emirates).

We develop and commercialize next-generation technology solutions that deliver a tactical advantage for military, public safety agencies and personal defense markets. Our core mission is to protect and save lives.

KWESST's common stock is listed on the TSX-Venture Exchange ("TSX-V'') under the stock symbol of KWE, on the Nasdaq Capital Market ("Nasdaq") under the stock symbol of KWE and on the Frankfurt Stock Exchange under the stock symbol of 62U. Additionally, warrants issued in the United States are also listed on the Nasdaq under the stock symbol of KWESW. Effective May 1, 2023, the warrants issued in Canada are listed on the TSX-V under the stock symbol of KWE.WT.U.

b) Reverse Stock Split

In August 2022, we submitted a Form F-1 Registration Statement to the U.S. Securities and Exchange Commission and applied to have its common shares listed on the Nasdaq. In connection with KWESST's listing application on Nasdaq, we effected a one for seventy (1-for-70) reverse stock split of its common stock on October 28, 2022 (the "Reverse Split"). Accordingly, all shareholders of record at the opening of business on October 28, 2022, received one issued and outstanding common share of KWESST in exchange for seventy outstanding common shares of KWESST. No fractional shares were issued in connection with the Reverse Split. All fractional shares created by the Reverse Split were rounded to the nearest whole number of common shares, with any fractional interest representing 0.5 or more common shares entitling holders thereof to receive one whole common share.

Effective on the date of the Reverse Split, the exercise price and number of common shares issuable upon the exercise of outstanding stock options were proportionately adjusted to reflect the Reverse Split. The restricted share units ("RSUs") and performance stock units ("PSUs") have also been adjusted for the Reverse Split. While the number of warrants has not changed as a result of the Reverse Split, the conversion rate for each warrant was adjusted from one common share to 0.01428571 common share. All information respecting outstanding common shares and other securities of KWESST, including net loss per share, in the current and comparative periods presented herein give effect to the Reverse Split.

2. Basis of preparation

(a) Going concern

These consolidated financial statements have been prepared assuming we will continue as a going concern. The going concern basis of presentation assumes we will continue in operation for the foreseeable future and can realize our assets and discharge our liabilities and commitments in the normal course of business.

As an early-stage company, we have not yet reached commercial production for most of our products and have incurred significant losses and negative operating cash flows from inception that have primarily been funded from financing activities. We have incurred a $9.3 million net loss and negative operating cash flows of approximately $14.1 million for the year ended September 30, 2023 (2022 - $10.5 million net loss and negative operating cash flows of $4.3 million, 2021 - $9.3 million net loss and negative operating cash flows of $6.3 million). At September 30, 2023, we had $0.5 million in positive working capital (2022 - negative working capital of $5.4 million, 2021 - positive working capital of $2.9 million).

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

Our ability to continue as a going concern and realize our assets and discharge our liabilities in the normal course of business is dependent upon closing timely additional sales orders, timely commercial launch of new products, and the ability to raise additional debt or equity financing, when required. There are various risks and uncertainties affecting our future financial position and our performance including, but not limited to:

•	The market acceptance and rate of commercialization of our product offerings;
•	Ability to successfully execute our business plan;
•	Ability to raise additional capital at acceptable terms;
•	General local and global economic conditions, including the ongoing conflict in Gaza and the global disruption from Russia's invasion of Ukraine.

Our strategy to mitigate these material risks and uncertainties is to execute timely a business plan aimed at continued focus on revenue growth, product development and innovation, improving overall gross profit, managing operating expenses and working capital requirements, and securing additional capital, as needed.

Failure to implement our business plan could have a material adverse effect on our financial condition and/or financial performance. There is no assurance that we will be able to raise additional capital as they are required in the future. Accordingly, there are material risks and uncertainties that may cast significant doubt about our ability to continue as a going concern.

These consolidated financial statements do not include any adjustments to the carrying amounts and classification of assets, liabilities and reported expenses that may otherwise be required if the going concern basis was not appropriate.

(b) Statement of compliance

These consolidated financial statements have been prepared in accordance with International Financial Reporting Standards ("IFRS") as issued by the International Accounting Standards Board ("IASB") and interpretations of the IFRS Interpretations Committee ("IFRIC").

The consolidated financial statements were authorized for issue by the Board of Directors effective on January 17, 2024.

(c) Basis of consolidation

These consolidated financial statements incorporate the financial statements of KWESST and the entities it controls.

Control is achieved where we have the power to govern the financial and operating policies of an entity so as to obtain benefits from its activities, are exposed to, or have rights to, variable returns from our involvement with the entity and have the ability to affect those returns through its power over the entity. Subsidiaries are fully consolidated from the date on which control is transferred to us until the date on which control ceases. Profit or loss of subsidiaries acquired during the year are recognized from the date of acquisition or effective date of disposal as applicable. All intercompany transactions and balances have been eliminated.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

At September 30, 2023, we have the following wholly owned subsidiaries:

	Location	Equity %
KWESST Inc.	Ottawa, Canada	100%
2720178 Ontario Inc.	Guelph, Canada	100%
Police Ordnance Company Inc.	Guelph, Canada	100%
KWESST U.S. Holdings Inc.	Delaware, Canada	100%
KWESST Defense Systems U.S. Inc.	Virginia, United States	100%
KWESST Public Safety Systems U.S. Inc.	Virginia, United States	100%
KWESST Public Safety Systems Canada Inc.	Ottawa, Canada	100%

(d) Functional and presentation currency

The consolidated financial statements are presented in Canadian dollars ("CAD"), our functional and presentation currency.

(e) Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis except for certain financial instruments measured at fair value. Historical cost is generally based on the fair value of the consideration given in exchange for assets.

(f) Use of estimates and judgments

The preparation of the consolidated financial statements in accordance with IFRS requires management to make judgments, estimates, and assumptions that affect the application of accounting policies and the reported amounts of assets and liabilities, income, expenses, and disclosure of contingent liabilities. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively.

Judgments

Information about judgments made in applying accounting policies that have the most significant effects on the amounts recognized in these consolidated financial statements is included in the following notes:

•
Note 4(a) - acquisition of Police Ordnance: whether the consideration transferred, and purchase price allocation assumptions used as inputs in determining the fair value of net assets acquired is reasonable;

•

Note 4(b) - acquisition of PARA OPSTM System: whether the estimated discount rate used to discount the minimum royalty payments is reasonable, and the reasonability of the volatility assumption used in the Black Scholes option model to estimate the fair value of the warrants issued to DEFSEC;

•	Note 12 - unsecured loans: whether the estimated market discount rate used to estimate the fair value of the unsecured loans is reasonable;

•	Note 15 - warrant liabilities: whether the valuation and the volatility assumptions used in the Black Scholes calculations for the warrant liabilities are reasonable;

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)
•
Note 16(c) - share-based compensation: whether the determination of KWESST's stock volatility, forfeiture rate, and expected life are reasonable in light of its limited operating history, all significant inputs in the valuation model to fair value options granted; and

•

Note 16(c) - broker compensation options: whether the Monte Carlo valuation model and number of simulations, coupled with the volatility assumption, are reasonable to estimate the fair value of these options.

Estimates

Information about assumptions and estimation uncertainties at September 30, 2023, that have a significant risk of resulting in a material adjustment to the carrying amounts of assets and liabilities in the next financial year is included in the following notes:

•
Note 9 - impairment test of intangible assets: key assumptions underlying recoverable amounts, including current and future market conditions, timing of commercialization, revenue and costs as well as market value inputs; and

•	Note 18 - Revenue: key assumptions underlying the recognition of revenue based on percentage of completion, including remaining hours to complete.

3. Significant accounting policies

(a) Revenue recognition

Revenue is recognized upon transfer of control of products or services to customers at an amount that reflects the transaction price we expect to receive in exchange for the products or services. Our contracts with customers may include the delivery of multiple products and services, which are generally capable of being distinct and accounted for as separate performance obligations. The accounting for a contract or contracts with a customer that contain multiple performance obligations requires us to allocate the contract or contracts transaction price to the identified distinct performance obligations based on the stand-alone selling price of each performance obligation.

Revenue from contracts with customers is recognized, for each performance obligation, either over a period of time or at a point in time, depending on which method reflects the transfer of control of the goods or services underlying the particular obligation to the customer.

For performance obligations satisfied over time, we recognize revenue over time using an input method, based on costs incurred to date relative to total estimated costs at completion, to measure progress toward satisfying such performance obligation (for non-recurring engineering services, the input method is based on hours). Under this method, costs that do not contribute to the performance of KWESST in transferring control of goods or services to the customer are excluded from the measurement of progress toward satisfying the performance obligation. In certain other situations, we might recognize revenue at a point in time, when the criteria to recognize revenue over time are not met. In any event, when the total anticipated costs exceed the total anticipated revenues on a contract, such a loss is recognized in its entirety in the period it becomes known.

We may enter into contractual arrangements with a customer to deliver services on one project with respect to more than one performance obligation, such as non-recurring engineering, procurement, and training. When entering into such arrangements, we allocate the transaction price by reference to the stand-alone selling price of each performance obligation. Accordingly, when such arrangements exist on the same project, the value of each performance obligation is based on its stand-alone price and recognized according to the respective revenue recognition methods described above. For example, for non-recurring engineering services rendered over a contract period the revenue is recognized using the percentage of completion method; whereas for training services the revenue is recognized after the training is delivered (i.e. point in time).

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

We account for a contract modification, which consists of a change in the scope or price (or both) of a contract, as a separate contract when the remaining goods or services to be delivered after the modification are distinct from those delivered prior to the modification and the price of the contract increases by an amount of consideration to a price which reflects KWESST's stand-alone selling price of the additional promised goods or services. When the contract modification is not accounted for as a separate contract, we recognize an adjustment to revenue on a cumulative catch-up basis at the date of contract modification.

The timing of revenue recognition often differs from performance payment schedules, resulting in revenue that has been earned but not billed. These amounts are included in unbilled receivables. Amounts billed in accordance with customer contracts, but not yet earned, are recorded and presented as part of contract liabilities.

When a contract includes a significant financing component, the value of such component is excluded from the transaction price and is recognized separately as finance income or expense, as applicable.

(b) Business combinations

We account for business combinations using the acquisition method. Goodwill arising on acquisitions is measured as the fair value of the consideration transferred less the net recognized amount of the estimated fair value of identifiable assets acquired and liabilities assumed, all measured as of the acquisition date. Transaction costs that we incur in connection with a business combination are expensed as incurred. We use our best estimates and assumptions to reasonably value assets acquired and liabilities assumed at the acquisition date as well as contingent consideration, where applicable, and these estimates are inherently uncertain and subject to refinement. As a result, during the measurement period, which may be up to one year from the acquisition date, we may record adjustments to the assets acquired and liabilities assumed with a corresponding offset to goodwill. Upon conclusion of the measurement period or final determination of the values of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded in profit or loss.

Where the total purchase consideration is less than the fair value of identifiable net assets, we recognize a gain on acquisition.

Acquisitions that do not meet the definition of a business are accounted for as asset acquisitions in accordance with the relevant IFRS standards and applicable to the type of asset acquired.

(c) Financial instruments

We recognize a financial asset or a financial liability when it becomes a party to the contractual provisions of the instrument.

Trade and other receivables without a significant financing component are initially measured at the transaction price. All other financial assets and financial liabilities are initially recognized at fair value. Transaction costs that are directly attributable to the acquisition or issue of financial assets and financial liabilities (other than financial assets and financial liabilities at fair value through profit or loss ("FVTPL")) are added to or deducted from the fair value of the financial assets or financial liabilities, as appropriate, on initial recognition. Transaction costs directly attributable to the acquisition of financial assets or financial liabilities at fair value through profit or loss are recognized immediately in profit or loss.

Financial assets

All financial assets are recognized and de-recognized on trade date.

Financial assets are recognized at fair value and subsequently classified and measured at:

a) Amortized cost;

b) Fair value through other comprehensive income ("FVOCI"); or

c) Fair value though profit or loss ("FVTPL").

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

We determine the classification of our financial assets on the basis of both the business model for managing the financial assets and the contractual cash flows characteristics of the financial asset. Financial assets are not reclassified subsequent to their initial recognition unless we change our business model for managing financial assets.

A financial asset is measured at amortized cost if it is held within a business model whose objective is to hold assets to collect contractual cash flows, and its contractual terms give rise on specified dates to cash flows that are solely payments of principal and interest of the principal amount outstanding. Financial assets classified at amortized cost are measured using the effective interest method. At September 30, 2023, we classified the following as amortized cost:

  Cash and cash equivalents
  Restricted short-term investment
  Trade and other receivables
  Lease deposit (non-current other asset)

All financial assets not classified and measured at amortized cost or FVOCI are measured at FVTPL. At September 30, 2023, we did not have financial assets classified as FVOCI or FVTPL.

Expected credit losses

We measure a loss allowance based on the lifetime expected credit losses. Lifetime expected credit losses are estimated based on factors such as our past experience of collecting payments, the number of delayed payments in the portfolio past the average credit period, observable changes in national or local economic conditions that correlate with default on receivables, financial difficulty of the borrower, and it becoming probable that the borrower will enter bankruptcy or financial re-organization.

Financial assets are written off when there is no reasonable expectation of recovery.

Financial liabilities

Financial liabilities are recognized at fair value and subsequently classified and measured at amortized cost or fair value though profit or loss ("FVTPL").

We determine the classification of our financial liabilities at initial recognition. We have classified the following as amortized costs:

  Accounts payable and accrued liabilities
  Corporate tax payable
  Lease obligations
  Accrued royalties liability

The warrant liabilities are classified as FVTPL.

Financial liabilities at amortized cost are measured using the effective interest rate method.

De-recognition of financial liabilities

KWESST de-recognizes financial liabilities when its obligations are discharged, cancelled or they expire.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

(d) Cash and cash equivalents

Cash and cash equivalents include cash investments in interest-bearing accounts and term deposits which can readily be redeemed for cash without penalty or are issued for terms of three months or less from dated of acquisition.

(e) Inventories

KWESST's inventories may consist of raw materials, work-in-progress ("WIP") and finished goods. Inventories are measured at the lower of cost and net realizable value, with cost being determined using the weighted average cost method. The cost of WIP and finished goods includes the cost of raw materials, direct labour, and overhead. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs of completion and selling expenses. At each reporting period, management estimates the provision for obsolete and slow-moving inventory which may be reversed in subsequent periods, should the value subsequently be recovered.

(f) Property and equipment

Property and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost comprises the fair value of consideration given to acquire or construct an asset and includes the direct charges associated with bringing the asset to the location and condition necessary for putting it into use along with the future cost of dismantling and removing the asset. These assets are depreciated over their estimated useful lives using the straight-line method as this most closely reflects the expected pattern of consumption of the future economic benefits. Depreciation methods, useful lives and residual values are reviewed at each financial year end and adjusted prospectively, if appropriate.

The following table provides a summary of estimated useful lives for our property and equipment:

Rate
Computer equipment	3 years
Computer software	3 years
Office furniture and equipment	5 years
Low-rate initial production equipment	5 years
R&D equipment	5 years
Sales demo equipment	2 years
Leasehold improvements	Shorter of useful life or remaining term of lease

At the end of each reporting period, we review the carrying amounts of its property and equipment to determine whether there is any indication of impairment. If any such indication exists, the recoverable amount of the asset is estimated in order to determine the extent of the impairment loss (if any). The recoverable amount is the higher of fair value less costs to sell and value in use. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset. For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash flows of other assets or groups of assets (the "cash-generating unit, or CGU"). If the recoverable amount of an asset is estimated to be less than its carrying amount, the carrying amount of the asset is reduced to its recoverable amount. An impairment loss is recognized immediately in profit or loss.

Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(g) Leases

At inception of a contract, we assess whether a contract is, or contains, a lease based on whether the contract conveys the right to control the use of an identified asset for a period of time in exchange for consideration.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

We recognize a right-of-use asset and a lease liability at the lease commencement date. The lease obligation is measured at the present value of the lease payments that are not paid at the commencement date of the lease, discounted using its incremental borrowing rate at the inception of the lease. The right-of-use asset is initially measured based on the initial amount of the lease liability adjusted for any lease payments made at or before the commencement date, plus any initial direct costs incurred and an estimate of costs to dismantle and remove the underlying asset or to restore the underlying asset or the site on which it is located, less any lease incentives received. The assets are depreciated to the earlier of the end of the useful life of the right-of-use asset or the lease term using the straight-line method as this most closely reflects the expected pattern of consumption of the future economic benefits. The lease term includes periods covered by an option to extend if we are reasonably certain to exercise that option. In addition, the right-of-use asset is periodically reduced by impairment losses, if any, and adjusted for certain remeasurements of the lease liability.

The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, our incremental borrowing rate. Variable lease payments that do not depend on an index or rate are not included in the measurement of the lease liability.

The lease liability is measured at amortized cost using the effective interest method. It is remeasured when there is a change in future lease payments arising from a change in an index or rate, if there is a change in our estimate of the amount expected to be payable under a residual value guarantee, or if we change our assessment of whether it will exercise a purchase, extension, or termination option. When the lease liability is remeasured in this way, a corresponding adjustment is made to the carrying value of the right-of-use asset or, is recorded in profit or loss if the carrying amount of the right-of-use asset has been reduced to zero.

We have elected to apply the practical expedient not to recognize right-of-use assets and lease liabilities for short-term leases that have a lease term of 12 months or less and leases of low-value assets. The lease payments associated with these leases are recognized as an expense on a straight-line basis over the lease term.

(h) Intangible assets

(i) Research and development ("R&D") costs

Expenditure on research activities, undertaken with the prospect of gaining new scientific or technical knowledge and understanding, is recognized in profit or loss when incurred.

Development expenditure is capitalized only if development costs can be measured reliably, the product or process is technically and commercially feasible, future economic benefits are probable, and we have the intention and sufficient resources to complete the development and to use or sell the asset. The expenditure capitalized in respect of development activities includes the cost of materials, direct labor and overhead costs that are directly attributable to preparing the asset for its intended use, and capitalized borrowing costs. Other development expenditures are recognized in profit or loss when incurred.

(ii) Subsequent expenditure

Subsequent expenditure is capitalized only when it increases the future economic benefits embodied in the specific asset to which it relates. All other expenditures, including expenditure on internally generated goodwill and brands, is recognized in profit or loss as incurred.

(iii) Acquired intangible assets

Acquired intangible assets consist of open customer orders, tradenames, customer relationships, patents, and technology assets acquired either through an asset purchase or a business combination transaction. These intangible assets are recorded at their fair value at the acquisition date.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

After initial recognition, except for open customer orders, intangible assets are measured at cost less any accumulated amortization and impairment losses. For open customer orders, we reduce the amount when we have delivered under the customer contract, with an offset to accounts receivable (i.e. there is no revenue recognized for acquired open customer orders). Intangible assets with finite useful lives are amortized on a straight-line basis over their estimated useful lives. Amortization begins when the related acquired technology is commercialized. We anticipate the estimated useful life for the current technology assets to be five years once commercialized.

(iv) Amortization

Amortization is a systematic allocation of the amortizable amount of an intangible asset of its useful life. The amortizable amount is the cost of the asset less its estimated residual value. We recognize in profit or loss on a sales-based rate over the estimated useful lives of the intangible assets from the date they are available for use, since this method most closely reflects the expected pattern of consumption of the future economic benefits embodied in each asset. Where a sales-based rate could not be determined, the straight-line approach is used.

Internally generated intangible assets are not systematically amortized as long as they are not available for use i.e. they are not yet in working condition for their intended use. Accordingly, intangible assets such as development costs are assessed for impairment at least once a year, until such date as they are available for use.

(v) Impairment

All intangible assets are periodically reviewed for impairment. Management assesses intangible assets for triggers of impairment, including ability to produce future cash flows and the investments required to reach marketability. The estimated present value of future cash flows associated with the intangible asset is determined and an impairment loss is recognized for the difference between this amount and the carrying amount as follows: the carrying amount of the asset is reduced to estimated present value of the future cash flows associated with the asset, discounted at the financial asset's original effective interest rate, and the resulting loss is directly recognized in profit or loss for the period.

(i) Provisions

A provision is recognized if, as a result of a past event, we have a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risk specific to the liability. The accretion of the discount is recognized as a finance cost.

(j) Income taxes

Income tax expense comprises of current income tax expense and deferred income tax expense. Current and deferred income taxes are recognized as an expense and included in profit or loss for the period, except to the extent that the tax arises from a transaction which is recognized in other comprehensive income or directly in shareholder's deficiency.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

Current income tax

Current tax expense is the amount of income taxes payable (recoverable) in respect of the taxable income (tax loss) for a period. Current liabilities (assets) for the current and prior periods are measured at the amount expected to be paid to (recovered from) the taxation authorities, using the tax rates that have been enacted or substantively enacted by the end of the reporting period.

Deferred income tax

Deferred tax assets and liabilities are recognized for the temporary differences between transactions and carrying amounts of assets and liabilities that have been included in the consolidated financial statements and the amounts used for taxation purposes. Deferred income taxes are provided for using the liability method. Under the liability method, deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities and for certain carry-forward items. Deferred income tax assets are recognized only to the extent that it is probable that the deferred income tax assets will be realized. Deferred tax assets are reviewed at each reporting date and are reduced to the extent it is no longer probable that the related tax benefit will be realized.

Deferred tax assets and liabilities are measured at the tax rates that are expected to apply in the year when the asset is realized or the liability is settled, based on tax rates (and tax laws) that have been enacted or substantively enacted at the reporting period. Deferred income tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of the enactment or substantive enactment. Deferred tax assets and liabilities are offset when there is a legally enforceable right to set off current tax assets against current tax liabilities and when they relate to income taxes levied by the same taxation authority, and we intend to settle our current tax assets and liabilities on a net basis.

Investment tax credits

Investment tax credits relating to scientific research and experimental development expenditures are recorded in the fiscal period the qualifying expenditures are incurred based on management's interpretation of applicable legislation in the Income Tax Act of Canada. Credits are recorded provided there is reasonable assurance that the tax credit will be realized. Credits claimed are subject to review by the Canada Revenue Agency.

Credits claimed in connection with R&D activities are accounted for using the cost reduction method. Under this method, assistance and credits relating to the acquisition of equipment is deducted from the cost of the related assets, and those relating to current expenditures, which are primarily salaries and related benefits, are included in the determination of profit or loss as a reduction of the R&D expenses.

(k) Related party transactions

Parties are considered to be related if one party has the ability, directly or indirectly, to control the other party or exercise significant influence over the other party in making financial and operating decisions. Parties are also considered to be related if they are subject to common control or common significant influence. Related parties may be individuals or corporate entities. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related party transactions are in the normal course of business and have commercial substance.

(l) Share-based compensation

We have a Long-Term Incentive Plan ("LTIP") in which we may grant stock options, restricted share units ("RSUs"), performance stock units ("PSUs"), deferred stock units ("DSUs"), and stock appreciation rights ("SARs") to directors, employees, and consultants. We measure share-based compensation at fair value for all share-based awards granted under the LTIP.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

Equity-settled service award

The grant date fair value of equity-settled share-based awards is recognized as an expense on a straight-line basis over the requisite service period, with a corresponding increase in equity, over the vesting period of the awards. For stock options, the grant date fair value is determined using the Black-Scholes option model. For share units, the grant date fair value is based on KWESST's closing stock price. Each tranche of an award is considered a separate award with its own vesting period and grand date fair value. The amount recognized as an expense is adjusted for estimated forfeitures.

Equity-settled performance award

The accounting for equity-settled performance award is the same as above, except compensation expense is subject to periodic adjustment based on the achievement of establishment performance criteria.

Modified award

Where the terms of an equity-settled transaction award are modified, the minimum expense recognized is the expense as if the terms had not been modified and if the original terms of the award are met. An additional expense is recognized for any modification that increases the total fair value of the share-based payment transaction or is otherwise beneficial to the employees as measured at the date of acquisition.

(m) Foreign currency

Foreign currency transactions

The financial statements of KWESST and its Canadian wholly owned subsidiaries are measured using CAD as the functional currency. Transactions in currencies other than in CAD are translated at the exchange rates prevailing at the dates of the transactions. At the end of each reporting period, monetary items denominated in foreign currencies are translated to the functional currency at the rates prevailing at that date. Exchange differences on monetary items are recognized in profit or loss in the period in which they arise. Non-monetary items carried at fair value that are denominated in foreign currencies are translated to the functional currency at the rates prevailing at the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are translated using the rates at the date of the transaction and are not subsequently retranslated.

Foreign operations

The financial statements of KWESST's U.S. owned subsidiaries are measured using the United States dollar ("USD") as its functional currency. Assets and liabilities have been translated into USD using exchange rates prevailing at the end of each reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which cases the exchange rates at the dates of the transactions are used. Exchange differences arising, if any, are recognized in other comprehensive income and accumulated in shareholders' equity.

(n) Earnings (loss) per share

Basic earnings (loss) per share is computed using net earnings (loss) over the weighted average number of common shares outstanding during the period. We use the treasury stock method to compute the dilutive effect of options, warrants, and similar instruments. Under this method, the dilutive effect on earnings per share is calculated presuming the exercise of outstanding options, warrants, and similar instruments. It assumes that the proceeds of such exercise would be used to repurchase common shares at the average market price during the period.

However, the calculation of diluted loss per share excludes the effects of various conversions and exercises of convertible debt, options and warrants that would be anti-dilutive.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

4. Acquisitions

a) Police Ordnance

On December 15, 2021, we acquired 2720178 Ontario Inc., an Ontario (Canada) corporation, which owns all of the issued and outstanding shares of Police Ordnance Company Inc., an Ontario (Canada) corporation (together, "Police Ordnance"), herein referred as the "Police Ordnance Acquisition". Located in Bowmanville, Ontario, with ancillary operations in Florida, Police Ordnance owns all intellectual properties to the ARWENTM product line of launchers, and a proprietary line of 37 mm cartridges designed for riot control and tactical teams. Police Ordnance has law enforcement customers across Canada, the United States, and abroad. The Police Ordnance Acquisition provides us with a strategic opportunity to leverage its law enforcement customer base to accelerate growth within its specialty ordnance business.

We accounted for the acquisition of Police Ordinance pursuant to IFRS 3, Business Combinations.

Consideration Transferred:

The purchase consideration comprised of the following:

	Number	Fair Value
Common shares	3,965	$377,503
Warrants	200,000	$132,000
Contingent shares	875	$83,319
Total fair value purchase consideration		$592,822

The warrants are exercisable at $1.72 each and will expire on December 15, 2024. As a result of the Reverse Split (see Note 1(b)), each warrant converts into 0.01428571 common share or 70 warrants to receive one common share of KWE.

We issued the 875 contingent common shares to the sellers in April 2022 following the fulfillment of the financial milestone as defined in the share purchase agreement.

We have estimated the fair value as follows:

  Common shares: based on KWESST's closing stock price on December 15, 2021.
  Warrants: based on using the Black Scholes option model with the following key inputs: a) exercise price of $1.72, 1/70 of the underlying stock price of $1.36, risk free rate of 1.04%, expected life of three years, and expected volatility of 84.7%.
  Contingent shares: based on KWESST's closing stock price on December 15, 2021, and high probability of achieving the financial milestone as defined in the share purchase agreement.

The net cash inflow as at the closing of the acquisition was as follows:

Cash assumed on acquisition	$162,547
less: consideration paid in cash	-
Net cash inflow on acquisition	$162,547

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

Net Assets Acquired:

The purchase consideration was allocated to Police Ordnance's net assets as follows:

Total purchase consideration at fair value	$592,822

Police Ordnance's net assets:
Cash	162,547
Trade and other receivables	104,432
Inventories	352,685
Intangible assets:
Purchase orders	100,000
Customer relationships	50,000
ARWENTM tradename	44,000
Accounts payable and accrued liabilities	82,963
Corporate tax liability	32,338
Contract liabilities	29,861
Borrowings	26,238
Deferred tax liabilities	49,442
Net assets at fair value	$592,822

As a result of the above purchase price allocation, we have recorded no goodwill for the Police Ordnance Acquisition.

Impact on KWESST's Results of Operations:

The results of operations of Police Ordnance are included in these consolidated statements of net loss and comprehensive loss from December 16, 2021. For the year ended September 30, 2023, Police Ordnance contributed revenue of $375,758 and net loss of $505,733 to our consolidated results.

If the acquisition had occurred on October 1, 2021, management estimates that Police Ordnance would have contributed approximately $846,600 of revenue and approximately $31,000 of net profit to our operating results for the year ended September 30, 2022, respectively. In determining these amounts, we have assumed that the fair value adjustments that arose on the date of the acquisition would have been the same if the acquisition had occurred on October 1, 2021.

We incurred immaterial acquisition-related costs.

b) LEC System

On April 29, 2021, we acquired the Low Energy Cartridge technology from DEFSEC, a proprietary non-lethal cartridge-based firing system (subsequently branded as PARA OPSTM system). This technology acquisition includes all intellectual property rights for the PARA OPSTM system. With this acquisition, we will target the following four market segments that currently use a variety of dated "non-lethal" or "less-lethal" systems:

(i) public order (riots and control of dangerous subjects);

(ii) military and law enforcement training (realistic force-on-force training);

(iii) personal defence (home, car, boat, RV, camping, hiking); and

(iv) high-action gaming.

As DEFSEC is a private company owned by our Executive Chairman, this asset acquisition is a related party transaction. We relied on exemptions from the formal valuation and minority shareholder approval requirements available under Multilateral Instrument 61-101, Protection of Minority Security Holders in Special Transactions. However, we obtained approval from over 51% disinterested shareholders as well as from the TSX-V prior to closing the acquisition.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

We accounted for the acquisition of the PARA OPSTM pursuant to IFRS 2, Share-Based Payment.

The purchase consideration consisted of:

  14,286 common shares of KWESST; and
  500,000 warrants to purchase our common shares at $0.70 each per 1/70 of a common share (70 warrants for one common share); 25% vesting on the first anniversary of the closing of the acquisition and 25% per annum thereafter. These warrants will expire on April 29, 2026.

Additionally, we will pay 7% royalty on annual sales of the PARA OPSTM system to DEFSEC, net of taxes and duties, up to a maximum of $10 million, subject to minimum annual royalty payments starting in 2022. At the closing of the acquisition, we made an upfront payment of $150,000 as an advance on future royalty payments.

The minimum annual royalty payments are as follows:

Date	Amount
April 29 2023	$150,000
April 29 2024	$150,000
April 29 2025	$200,000
April 29 2026	$200,000
April 29 2027	$250,000
April 29 2028	$250,000
April 29 2029	$300,000
April 29 2030	$300,000
April 29 2031	$350,000
April 29 2032	$350,000
Total	$2,500,000

The royalty payment obligation of the Purchase Agreement ("Agreement") will expire in 20 years unless terminated earlier under the terms set out in the Agreement. At our sole discretion, we may terminate this Agreement for convenience, including if market conditions for sales of the PARA OPSTM system become unfavorable subject 60 day's prior written notice. Upon termination, we will be fully released and discharged by DEFSEC including the outstanding future royalties and any unvested warrants shall be immediately cancelled. In return, we will return all intellectual property rights relating to the PARA OPSTM system to DEFSEC.

The purchase price was determined as follows:

	Number	Fair Value
Common shares	14,286	$1,290,000
Warrants	500,000	$425,000
Minimum royalty payments		$1,191,219
Total		$2,906,219

Identifiable intangible assets
Technology asset		$2,906,219

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

We estimated the fair value as follows:

  Common shares: based on KWESST's closing stock price on April 29, 2021.
  Warrants: based on using the Black Scholes option model with the following key inputs:
    a) exercise price of $0.70, 1/70 of the underlying stock price of $1.29;
    b) risk free rate of 0.48%;
    c) expected life of three years; and
    d) expected volatility of 80%.
  Minimum royalty payments: based on the income approach, specifically discounted cash flows, using a discount rate of 13.7% per annum.

During the year ended September 30, 2023, we recorded $170,373 of accretion cost relating to the discounted minimum royalty payments, which is included in net finance costs in the consolidated statements of net loss and comprehensive loss (2022 - $159,451, 2021 - $64,537). As at September 30, 2023, $1,287,170 of accrued royalties liability was outstanding (2022 - $1,265,207, 2021 - $1,105,756).

5. Trade and other receivables

The following table presents a breakdown of our trade and other receivables:

	September 30,	September 30,
	2023	2022
Trade receivables	$68,530	$114,877
Unbilled revenue	5,211	8,881
Sales tax recoverable	226,528	48,124
Other receivable	-	-
Total	$300,269	$171,882

There was no impairment of trade and other receivables during the year ended September 30, 2023 (2022 - $nil).

The following table presents changes in unbilled receivables:

	September 30,	September 30,
	2023	2022
Balance, beginning of period	$8,881	$308,728
Revenue billed during the period	(3,670)	(308,728)
Revenue in excess of billings, net of amounts transferred to trade receivables	-	8,881
Balance, end of period	$5,211	$8,881
Current	$5,211	$8,881
Non-current	$-	$-

6. Inventories

The following table presents a breakdown of our inventories:

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)
	September 30,	September 30,
	2023	2022
Finished goods	$62,730	$49,643
Work-in-progress	116,435	21,350
Raw materials	363,223	322,545
Total	$542,388	$393,538

There was no impairment of inventories during the year ended September 30, 2023 (2022 - $nil, 2021 - $nil).

7. Property and equipment

 The following is summary of changes in our property and equipment:

			Office
			furniture	LRIP			Sales
	Computer	Computer	and		R&D	Leasehold	demo
Cost	equipment	software	equipment	equipment(1)	equipment	improvements	equipment	Total
Balance at September 30, 2021	$59,757	$-	$90,116	$-	$217,940	$117,237	548,626	$1,033,676
Additions	50,849	5,129	10,817	77,559	21,864	19,800	1,460	187,478
Disposals	(3,800)	-	-	-	-	-	-	(3,800)
Balance at September 30, 2022	$106,806	$5,129	$100,933	$77,559	$239,804	$137,037	550,086	$1,217,354
Additions	37,047	-	8,645	20,099	-	2,680	108,478	176,949
Disposals	-	-	-	-	-	(7,925)	(549,330)	(557,255)
Balance at September 30, 2023	$143,853	$5,129	$109,578	$97,658	$239,804	$131,792	$109,234	$837,048

			Office
			furniture				Sales
	Computer	Computer	and	Moulding	R&D	Leasehold	demo
Accumulated depreciation	equipment	software	equipment	equipment	equipments	improvement	equipment	Total
Balance at September 30, 2021	$18,398	$-	$40,364	$-	$38,287	$16,534	16,444	$130,027
Depreciation	26,762	1,254	19,067	7,002	46,219	27,915	129,262	257,481
Disposals	(2,635)	-	-	-	-	-	-	(2,635)
Balance at September 30, 2022	$42,525	$1,254	$59,431	$7,002	$84,506	$44,449	145,706	$384,873
Depreciation	34,937	1,710	20,753	18,749	50,618	21,141	153,045	300,953
Disposals	-	-	-	-	-	(7,925)	(258,149)	(266,074)
Balance at September 30, 2023	$77,462	$2,964	$80,184	$25,751	$135,124	$57,665	$40,602	$419,752

Carrying value at September 30, 2022	$64,281	$3,875	$41,502	$70,557	$155,298	$92,588	$404,380	$832,481
Carrying value at September 30, 2023	$66,391	$2,165	$29,394	$71,907	$104,680	$74,127	$68,632	$417,296

(1) Low-rate initial production equipment ("LRIP") includes moulds for developing PARA OPSTM device samples.

8. Right-of-use assets

The following table presents our right-of-use assets:

Offices
Balance at September 30, 2021	$266,214
Depreciation	(58,083)
Balance at September 30, 2022	$208,131
Additions	228,020
Depreciation	(75,115)
Balance at September 30, 2023	$361,036

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

In connection with our current lease, we made a total deposit of $33,726 to be released only at the end of this lease. This was initially recorded at fair value, discounted using the implied interest rate in the lease. At September 30, 2023, $26,076 (2022 - $23,604, 2021 - $21,367) was the carrying value and reported as non-current deposit in the consolidated statements of financial position.

9. Intangible assets

The following table shows a breakdown of our intangible assets:

	KWE Inc	KWE PSSC	KWE PSSC	POC	POC	POC
	PhantomTM	PARA OPSTM	PARA OPSTM	ARWENTM	Customer	Purchase
Cost	System	System	Patent	Tradename	Relationships	Orders	Total
Balance at September 30, 2021	$564,700	$2,906,219	$-	$-	$-	$-	$3,470,919
Additions	584,885	562,996	28,783	-	-	-	1,176,664
Acquisition	-	-	-	44,000	50,000	100,000	194,000
Amortization	-	-	-	(6,968)	(3,959)	-	(10,927)
Recognition of open orders	-	-	-	-	-	(87,802)	(87,802)
Balance at September 30, 2022	$1,149,585	$3,469,215	$28,783	$37,032	$46,041	$12,198	$4,742,854
Additions	19,855	1,091,819	11,512	-	-	-	1,123,186
Impairment charge	(1,169,440)	-	-	-	-	-	(1,169,440)
Amortization	-	(562,640)	-	(8,800)	(5,000)	-	(576,440)
Recognition of open orders	-	-	-	-	-	(7,811)	(7,811)
Balance at September 30, 2023	$-	$3,998,394	$40,295	$28,232	$41,041	$4,387	$4,112,350

The balance at September 30, 2023 for PARA OPSTM represents the acquired technology asset (i.e. intellectual properties), coupled with additional capitalized development costs. As it is available for its intended use, amortization charge was recorded for the year ended September 30, 2023 of $562,240 (2022 - $nil, 2021 - $nil).

ParaOps was tested for impairment at September 30, 2023. The key assumptions used in determining the recoverable amount were that commercialization would be reached by the second half of 2024 and that market penetration would be achieved at prices that would be accepted by the market place. If commercialization is not achieved or is not achieved on a timely basis or market acceptance and penetration is not inline with expectations then this would result in an impairment. The recoverable amount was determined based on value in use based on cash flows over a period of five years.

During the fourth quarter of 2023, the Company determined that the Phantom System was impaired and the asset was written off. The required investment to advance the system to commercialization is considered to be too high and the technology is no longer viable for the Company's operations. The carrying amount of the Phantom System at the beginning of the fiscal year was $1,149,585 and additions of $19,855 were made in the fiscal year. The entire carrying amount of $1,169,440 was written off as an impairment to intangible assets included in the general and administrative expenses in the Consolidated Statement of Net Loss and Comprehensive Loss. This has resulted in an expense in the consolidated statement of net loss.

In connection with Police Ordnance Acquisition (see Note 4(a)), we have recorded the following intangible assets at fair value: ARWENTM tradename, customer relationships and open purchase orders. During the year ended September 30, 2023, we have delivered on most open purchase orders resulting in a decrease of $7,811 (2022 - $87,802). Management has estimated the useful lives of tradename and customer relationships of five and ten years, respectively.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

10. Accounts payable and accrued liabilities

The following table presents a breakdown of our accounts payable and accrued liabilities:

	September 30,	September 30,
	2023	2022
Trade payable	$367,128	$2,292,954
Accrued liabilities	1,189,678	1,045,409
Salary and vacation payable	93,070	1,116,203
Interest payable	-	4,915
Total	$1,649,876	$4,459,481

11. Related party transactions

Key management personnel compensation

Key management personnel are those having authority and responsibility for planning, directing and controlling the activities of KWESST directly or indirectly, including any of our directors (executive and non-executive).

Key management personnel compensation comprised the following:

	Year ended	Year ended	Year ended
	September 30,	September 30,	September 30,
	2023	2022	2021
Wages and benefits	$505,026	$641,338	$427,252
Consulting fees	628,264	529,529	180,000
Directors compensation	130,000	70,000	85,000
Share-based compensation	167,027	860,400	988,716
Total	$1,430,317	$2,101,267	$1,680,968

The consulting fees relate to compensation to our Executive Chairman (via his private corporation, DEFSEC Corp), as well as compensation to our previous Vice President who was an employee prior to fiscal year 2023 and was included in wages and benefits for fiscal year 2022. Fiscal year 2022 also included a bonus to the Executive Chairman, which was approved by our Board of Directors and paid only after the U.S. IPO and Canadian Offering. Consulting fees also includes fees payable to an independent director for advisory services relating to PARA OPSTM.

Other related party transactions:

  In April 2021, two directors and the CFO of KWESST participated in the brokered private placement (see Note 15(a)); collectively, they purchased 1,029 Units for a total consideration of $90,000. This transaction was recorded at fair value.
  In March 2022, two directors, the Executive Chairman, and the CFO of KWESST participated in the March 2022 Loans for an aggregate amount of $74,000 and received a total of 529 bonus common shares (see Note 12).
  In July 2022, one director, the Executive Chairman, and the CFO of KWESST participated in the July 2022 Offering (see Note 15(a)); collectively, they purchased 5,813 Units for a total consideration of $87,500. This transaction was recorded at fair value.
  In August 2022, our Executive Chairman and CFO advanced a total of $60,000 to KWESST for employee payroll purposes. This advance was repaid on August 30, 2022.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

At September 30, 2023 there was $216,730 (2022 - $672,531) outstanding amount in accounts payable and accrued liabilities due to our officers and directors for unpaid wages, bonuses, director fees and expense reimbursements.

12. Borrowings

	CEBA Term	March 2022	August 2022	Total
	Loans	Loans	Loans	Borrowings
Balance, September 30, 2021	$53,251	$-	$-	$53,251
Assumed from acquisition (Note 4)	26,238	-	-	26,238
Issuance at fair value	-	1,634,283	475,591	2,109,874
Deferred financing fees	-	(74,055)	(76,354)	(150,409)
Net borrowings	79,489	1,560,228	399,237	2,038,954
Adjustment	(5,496)	-	-	(5,496)
Accrued interest and accretion expense	4,803	304,922	11,588	321,313
Foreign exchange loss	-	-	24,523	24,523
Interest paid	-	(100,520)	-	(100,520)
Balance, September 30, 2022	$78,796	$1,764,630	$435,348	$2,278,774
Accrued interest and accretion expense	11,204	274,887	179,096	465,187
Interest paid	-	(39,517)	(63,661)	(103,178)
Repayment of principal	(70,000)	(1,988,000)	(275,315)	(2,333,315)
Settled in equity (Notes 12 and 18)	-	(12,000)	(275,468)	(287,468)
Forgivable amount	(20,000)	-	-	(20,000)

Balance, September 30, 2023	$-	$-	$-	$-

August 2022 Loans

On August 25, 2022, we closed two unsecured loans in the amount of USD$200,000 per loan with a third-party lender ("Lender") for an aggregate amount of USD$400,000 (the "August 2022 Loans").

The August 2022 Loans bear interest at a rate of 6.0% per annum, compounded monthly and not in advance, and have a maturity of twelve months, with KWESST having the option to repay the whole or any part of the August 2022 Loans, without penalty or premium, at any time prior to the close of business on the maturity date. On repayment of the August 2022 Loans, we will pay 110% of the principal amount plus accrued interest on the August 2022 Loans. As part of the terms of one of the August 2022 Loans, we issued an aggregate of 4,239 common shares to the Lender (the "Bonus Shares"), being an amount equal to twenty percent (20%) of USD$200,000, converted to CAD$ at an exchange rate of $1.2983, divided by the market price of our common shares on the TSX-V at market close on August 24, 2022, being $12.25. The Bonus Shares were issued in accordance with applicable prospectus exemptions under Canadian securities laws.

As a result of issuing common shares and debt for the first loan of USD$200,000 (or $260,698), in Fiscal 2022 we allocated the gross proceeds to these two financial instruments based on their relative fair value. To measure the fair value of the loan, we used the income approach and estimated a market discount rate of 24% to discount the future cash flows of the loan resulting in an estimated fair value of $214,893. Accordingly, we allocated $214,893 of the $260,698 to the first loan and $45,804 to share capital for the bonus common shares issued (see Note 16(a)).

Concurrently with the closing of the August 2022 Loans, our Executive Chairman and President and Chief Executive Officer (the "KWESST Principals") entered into call option agreements with the Lender whereby the Lender will have the option, pursuant to the terms and conditions of the call option agreements, to purchase 10,591 common shares held by the KWESST Principals at a price of $12.25 for a period of five years. Additional free-trading common shares may be offered by the KWESST Principals to the Lender should we elect to proceed with a share-for-debt transaction in connection with one of the Loans. KWESST is not a party to the call option agreements.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

In connection with the August 2022 Loans, we paid a cash finder's fee to a third-party intermediary in the amount of USD$32,000.

March 2022 Loans

On March 11, 2022, we closed an unsecured loan financing with various lenders in an aggregate amount of $1,800,000 and an additional $200,000 on March 15, 2022, for a total of $2,000,000 (the "March 2022 Loans"). Certain directors and officers participated in this financing for an aggregate amount of $74,000. The March 2022 Loans bear interest at a rate of 9.0% per annum, compounded monthly and not in advance, and have a maturity of thirteen months, with KWESST having the option to repay the whole or any part of the March 2022 Loans, without penalty or premium, at any time prior to the close of business on the maturity date. The principal amount is due only at maturity. As part of the terms of the March 2022 Loans, we issued an aggregate of 14,286 bonus common shares to the lenders.

As a result of issuing common shares and debt for a total combined cash consideration of $2,000,000, we allocated the gross proceeds to these two financial instruments based on their relative fair value. To measure the fair value of the March 2022 Loans, we used the income approach and estimated a market discount rate of 22% to discount the future cash flows of the March 2022 Loans resulting in an estimated fair value of $1,634,112. Accordingly, we allocated $1,634,112 of the $2,000,000 to March 2022 Loans and $365,888 to share capital for the bonus common shares issued (see Note 12(a)).

The total offering costs were $90,636, $74,055 of which was allocated to deferred financing fees and $16,581 allocated to share offering costs. The deferred financing fees are recognized as a reduction of the gross borrowings to be accreted over the life of the March 2022 Loans as a financing cost and the share offering costs were recognized as a reduction to common shares.

CEBA Term Loans

In December 2020, the Canadian Federal Government amended the CEBA Term Loan program to increase the loan amount by $20,000 to $60,000. We borrowed $40,000 during the nine-month period ended September 30, 2020, and an additional $20,000 during the fiscal year ended September 30, 2021. As a result of the Police Ordnance Acquisition (see Note 4(a)), we assumed an additional CEBA Term Loan of $40,000 during fiscal year ended September 30, 2022.

The CEBA Term Loans are initially recorded at fair value, discounted based on our estimated incremental borrowing rate. This resulted in recording a gain on government grant of $3,514 for the year ended September 30, 2021 (2020 - $9,096).

Effective January 1, 2021, the CEBA Term Loans were automatically converted to a 2-year interest free term loan. This was further amended on January 12, 2022, where the government of Canada announced the repayment deadline for the CEBA Term Loans to qualify for partial loan forgiveness is being extended from December 31, 2022, to December 31, 2023, for all eligible borrowers in good standing. Repayment on or before the new deadline of December 31, 2023, will result in loan forgiveness of up to a third of the loans.

Loan Repayments

In December 2022, the Company repaid the remaining balance on the March 2022, August 2022, and CEBA Term Loans, including accrued unpaid interest, net of the total forgivable amount on the CEBA Term loan of $20,000 and a 10% premium on the August 2022 loan. The loans were repaid with a combination of cash and equity.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

RBC Credit Facility

We maintain corporate credit cards for our key employees with Royal Bank of Canada ("RBC"). To provide security, we entered into a cash collateral agreement for $30,000 and a general security agreement providing a first lien on all assets. The $30,000 was invested in a short-term guaranteed investment certificate.

13. Lease obligation

We have entered into a long-term office lease contracts which expire on April 30, 2026, May 31, 2026, and October 31, 2026. The office leases include the right to renew for an additional term following its expiry. Management has not included the renewal option because it was deemed too uncertain whether we would renew at September 30, 2023.

Under the current office lease agreements, we have benefited from the following lease inducements:

  Free rent from inception (March 1, 2020) to November 1, 2020;
  Free rent from November 1, 2021, to March 1, 2022; and
  Free rent from August 1, 2023, to October 31, 2023.

The following table presents the movement in our lease obligation for the respective periods:

		Current	Non-current
	Offices	Portion	portion
Balance at September 30, 2021	$307,909	$32,288	$275,621
Lease payments (including interest)	(62,400)	-	-
Interest expense	30,112	-	-
Balance at September 30, 2022	$275,621	$69,150	$206,471
Additions	228,020	-	-
Lease payments (including interest)	(111,903)	-	-
Interest expense	37,785	-	-
Balance at September 30, 2023	$429,523	$127,116	$302,407

The following table presents the contractual undiscounted cash flows for the lease obligations:

	September 30,	September 30,
	2023	2022
Less than one year	$197,367	$93,600
One to five years	361,388	234,000
Total	$558,755	$327,600

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

14. Contract Liabilities

The following table presents the changes in contract liabilities:

	September 30,	September 30,
	2023	2022
Balance, beginning of fiscal year	$47,271	$-
Acquired in acquisition of POC (see Note 4(a))	-	29,759
Amounts invoiced and revenue deferred	120,970	17,512
Recognition of deferred revenue included in the balance at the beginning of period	(47,271)	-
Balance, end of fiscal year	$120,970	$47,271

15. Warrant liabilities

The following is a reconciliation of warrant liabilities since September 30, 2022:

	U.S. IPO and Canadian Offering			Private Placement		Debt Settlement
		Over-allotment
	2022	Pre-Funded	Over-allotment	2023	Pre-Funded
	Warrants	Warrants	Warrants	Warrants	Warrants	Warrants		Total
Balance, beginning of period	$-	$-	$-	$-	$-	$-		$-
Initial recognition	4,617,451	832,698	536,681	1,528,160	2,778,534	80,617		10,374,141
(Gain) Loss on revaluation of financial instruments	(3,553,175)	(415,996)	(412,247)	(765,212)	(883,961)	(62,476)		(6,093,067)
Exchange gain on revaluation	(21,738)	(2,368)	(3,261)	35,625	46,341	-		54,599
Balance, end of period	$1,042,538	$414,334	$121,173	$798,573	$1,940,914	$18,141	$	$ 4,335,673
Number of outstanding securities as at September 30, 2023	3,226,392	199,000	375,000	1,542,194	930,548	56,141		6,329,275

U.S. IPO and Canadian Offering

On December 9, 2022, we closed the U.S. IPO and the Canadian Offering. In the U.S. IPO, we sold 2.5 million units, consisting of one share of common share and one warrant to purchase one common share. In connection with the closing of the U.S. IPO, the underwriter partially exercised its over-allotment option to purchase an additional 199,000 pre-funded common share purchase warrants and 375,000 option warrants. In the Canadian Offering, we sold 726,392 units, each consisting of one common share and one warrant to purchase one common share (see Note 16(a)). In summary, for the U.S. IPO and the Canadian Offering, we have issued 3,226,392 warrants (the "2022 Warrants") with an exercise price of US$5.00 per share. Additionally, the U.S. underwriter exercised its over-allotment option to purchase:

•	199,000 Pre-Funded Warrants with an exercise price of US$0.01 per share for $3.81024 per pre-funded warrant (net of underwriter discount); and
•	375,000 warrants with exercise price of US$5.00 per share for $0.0001 per warrant.

Refer to Note 16(a) for further information on the U.S. IPO and Canadian Offering.

Under IFRS, the above securities are classified as financial liabilities (referred herein as "warrant liabilities") because the exercise price is denominated in U.S. dollars, which is different to our functional currency (Canadian dollars). Accordingly, the ultimate proceeds in Canadian dollars from the potential exercise of the above securities are not known at inception. These financial liabilities are classified and measured at FVTPL (see Note 3(c)). Gains on revaluation of the warrant liabilities are presented in other income (expenses) on the consolidated statements of net loss and comprehensive loss.

Warrant liabilities

While the warrants issued in the U.S. IPO were listed on Nasdaq and closed at US$0.90 per warrant on December 9, 2022, management concluded that this closing price was not reflective of an active market due to short trading window and therefore not representative of fair value. Accordingly, at inception, the 2022 Warrants were measured at fair value using the Black Scholes option pricing model (Level 2). We used the following assumptions:

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)
		Over-allotment
	2022	Pre-Funded	Over-allotment
	Warrants (1)	Warrants (2)	Warrants (3)
Number of dilutive securities	3,282,533	199,000	375,000
Exercise price (in USD)	$5.00	$0.01
Share price (in USD)	$4.13	$3.08
Expected life	2.50
Dividend	$-
Volatility	75%
Risk free rate	4.20%
Exchange rate (USD/CAD)	$1.363
Fair value per warrant (CAD)	$1.43	$4.18	$1.43

(1) Includes debt settlement warrants

(2) Fair value is measured at the underlying common share closing price on Nasdaq on December 9, 2022, less US$0.01 exercise price.

(3) Same fair value as calculated for Warrants.

The share price (in USD) for the over-allotment pre-funded warrants was based on the estimated fair value of the common shares issued on December 9, 2022, by deducting the fair value of the warrants of US$1.05 from the US$4.13 Unit price and the exercise price of US$0.01 (see Note 16(a)).

Based on the above fair value, the issuance of the over-allotment pre-funded warrants and warrants to the underwriter resulted in a non-cash charge of $251,877, which is included in the change in fair value of warrant liabilities in the consolidated statements of net loss and comprehensive loss.

At September 30, 2023, we remeasured the fair value of these warrants using the following assumptions:

		Over-allotment
	2022	Pre-Funded	Over-allotment
	Warrants (1) (2)	Warrants (3)	Warrants (1)
Number of securities	3,282,533	199,000	375,000
Nasdaq closing price (in USD)	$0.24	$1.55	$0.24
Exchange rate (USD/CAD)	$1.352	$1.352	$1.352
Fair value per warrant (CAD)	$0.32	$2.08	$0.32

(1) Fair value is based on the Nasdaq closing pricing on September 30, 2023, for the warrants.

(2) Includes debt settlement warrants.

(3) Fair value is measured at the Nasdaq closing price on September 30, 2023, for the underlying common stock less US$0.01 exercise price.

December 2022 Debt Settlement

On December 13, 2022, we entered into share for debt arrangements with existing lenders (see Note 16(a)), which resulted in issuing 56,141 Units, same terms as the Units as issued in the Canadian Offering except that the underlying securities are subject to a four-month hold period. Accordingly, this resulted in issuing 56,141 common shares and 56,141 warrant liabilities with an exercise price of US$5.00 per share and maturing on December 13, 2027. We initially recorded the fair value of the warrant liabilities using the Black Scholes option pricing model with an underlying stock price equivalent to the unit price of US$4.13.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

At September 30, 2023, we remeasured the fair value of these warrant liabilities using the Nasdaq closing price on September 30, 2023, of US$0.24. The remeasurement resulted in a change in fair value of warrant liabilities $62,476 for the year ended September 30, 2023, which was reported in the consolidated statements of net loss and comprehensive loss.

Private Placement

On July 21, 2023, we closed an underwritten U.S. private placement for gross proceeds of CAD$7.4 million (US$5.59 million) (see Note 16(a)). As part of the private placement, we have issued 1,542,194 warrants (the "2023 Warrants") with an exercise price of US$2.66 per share. Additionally, 930,548 pre-funded Warrants with an exercise price of US$0.001 per share for US$2.259 per pre-funded warrant were issued.

Refer to Note 16(a) for further information on the private placement.

Under IFRS, the above securities are classified as financial liabilities (referred herein as "warrant liabilities") because the exercise price is denominated in U.S. dollars, which is different to our functional currency (Canadian dollars). Accordingly, the ultimate proceeds in Canadian dollars from the potential exercise of the above securities are not known at inception. These financial liabilities are classified and measured at FVTPL (see Note 3(c)). Gains on revaluation of the warrant liabilities are presented in Other income (expenses) on the consolidated statements of net loss and comprehensive loss.

Warrant liabilities

The 2023 warrants issued in the private placement were not listed on Nasdaq and does not represent an active market Level 1 input. Accordingly, at inception, the 2023 Warrants were measured at fair value using the Black Scholes option pricing model (Level 2). We used the following assumptions:

	2023	Pre-Funded
	Warrants	Warrants (1)
Number of dilutive securities	1,542,194	930,548
Exercise price (in USD)	$2.66	$0.001
Share price (in USD)	$2.08	$2.08
Expected life	2.50
Dividend	$-
Volatility	67%
Risk free rate	4.44%
Exchange rate (USD/CAD)	$1.321	$1.321
Fair value per warrant (CAD)	$0.99	$1.98

(1) Fair value is measured at the underlying common share closing price on Nasdaq on July 21, 2023, less US$0.001 exercise price.

The share price (in USD) for the pre-funded warrants was based on the estimated fair value of the common shares issued on July 21, 2023, by deducting the fair value of the warrants of US$0.75 from the US$2.26 Unit price and the exercise price of US$0.001 (see Note 16(a)).

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

At September 30, 2023, we remeasured the fair value of these warrants using the following assumptions:

	2023	Pre-Funded
	Warrants (1)	Warrants (2)
Number of securities	1,542,194	930,548
Nasdaq closing price (in USD)	$-	$1.55
Black Scholes fair value (in USD)	$0.38	$-
Exchange rate (USD/CAD)	$1.352	$1.352
Fair value per warrant (CAD)	$0.52	$2.08

(1) Fair value is based on the Black Scholes model on September 30, 2023, for the warrants.

(2) Fair value is measured at the Nasdaq closing price on September 30, 2023, for the underlying common stock less US$0.001 exercise price.

16. Share capital and Contributed Surplus

As disclosed in Note 1(b), the 1-for-70 Reverse Split effected on October 28, 2022, has been applied retrospectively herein.

a) Share capital

Authorized

KWESST is authorized to issue an unlimited number of common shares.

Issued Common Shares

	September 30, 2023		September 30, 2022		September 30, 2021
	Number	Amount	Number	Amount	Number	Amount
Balance, beginning of year	773,225	$19,496,640	699,511	$17,215,068	589,518	$9,374,563
Issued for U.S. IPO and Canadian Offering	3,226,392	$13,675,120	-	$-	-	$-
Issued in private placement	1,542,194	$3,050,316	22,857	$272,000	10,714	$1,110,000
Issued for debt settlements	56,141	$233,485	143	$19,000	1,305	$63,866
Issued for conversion of share units	14,134	$529,504	8,349	$874,840	138	$12,498
Issued for exercise of warrants	3,571	$60,000	19,000	$277,098	10,380	$815,307
Issued for exercise of stock options	1,125	$5,836	-	$-	18,195	$1,292,015
Issued for bonus shares relating to borrowings (Note 10)	-	$-	18,525	$411,692	-	$-
Issued for acquisition (Note 4(a))	-	$-	3,965	$377,503	-	$-
Issued for conversion of contingent shares (Note 4(a))	-	$-	875	$83,319	-	$-
Issued in brokered private placement	-	$-	-	$-	51,087	$3,611,818
Issued for asset acquisition (Note 4(b))	-	$-	-	$-	14,286	$1,290,000
Issued for exercise of broker compensation options	-	$-	-	$-	2,459	$347,680
Issued for amended license (Note 27)	-	$-	-	$-	1,429	$137,000
Less: share offering costs for the year	-	$(3,671,791)	-	$(33,880)	-	$(839,679)
Balance, end of year	5,616,782	$33,379,110	773,225	$19,496,640	699,511	$17,215,068

2023 Activities

Share Consolidation

On October 28, 2022, we finalized the consolidation of our common shares on the basis of one post-consolidation common share for every seventy pre-consolidation common shares issued and outstanding.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

U.S. IPO and Canadian Offering

On December 9, 2022, we closed the U.S. IPO and the Canadian Offering. In the U.S. IPO, we sold 2.5 million units at a public offering price of USD $4.13 per unit (the "Unit"), consisting of one share of common stock and one warrant to purchase one share of common stock ("Warrant"). The Warrants have a per share exercise price of USD $5.00 and can be exercised immediately. In connection with the closing of the U.S. IPO, the underwriter partially exercised its over-allotment option to purchase an additional 199,000 pre-funded common share purchase warrants ("Pre-Funded Warrants") at US$4.12 (before underwriter discount) and 375,000 option warrants to purchase common shares at US$0.0001 each. A Pre-Funded Warrant is a financial instrument that requires the holder to pay little consideration (exercise price of US$0.01) to receive the common share upon exercise of the Pre-Funded Warrant (see Note 15). The holder of Pre-Funded Warrants has no voting rights. All of these warrants expire on December 9, 2027.

In the Canadian Offering, we sold 726,392 units, each consisting of one common share and one warrant to purchase one common share, at a price to the public of USD $4.13 per unit. The warrants will have a per common share exercise price of USD $5.00, are exercisable immediately and expire in five years on December 9, 2027. Effective May 1, 2023, the warrants are listed on the TSX-V under the stock symbol of KWE.WT.U.

The closing of the U.S. IPO and Canadian Offering resulted in aggregate gross proceeds of CAD$19.4 million (USD $14.1 million), before deducting underwriting discounts and offering expenses.

The common shares of KWESST and the Warrants sold in the U.S. IPO began trading on the Nasdaq Capital Market under the symbols "KWE" and "KWESW", respectively, on December 7, 2022.

ThinkEquity acted as sole book-running manager for the U.S. IPO and PI Financial acted as sole book-running manager for the Canadian Offering.

Accounting Treatment

Refer to Note 15 for the accounting of the warrants issued in the U.S. IPO and Canadian Offering and the July Private Placement accounted for as warrant liabilities.

The U.S. underwriter warrants as well as the Canadian broker options from the U.S. IPO and Canadian Offering, 134,950 warrants and 50,848 warrants respectively, were accounted for as equity on initial recognition. The U.S. underwriter warrants from the July Private Placement, 123,637 warrants, was accounted for as equity on initial recognition.

Brokers' Compensation and Share Offering Costs

As consideration for the services provided in connection with the U.S. IPO, ThinkEquity received: (a) a broker-dealer cash commission of US$835,000 (or CAD$1,138,105) equal to 7.5% of the gross offering proceeds of the U.S. Offering; and (b) underwriter warrants (the "U.S. Underwriter Warrants") to purchase up to 134,950 common shares equal to 5% of the common shares and pre-funded common share purchase warrants issued under the U.S. Offering. Each U.S. Underwriter Warrant is exercisable to acquire one common share at a price of US$5.1625, exercisable as of June 4, 2023, and expiring on December 9, 2027.

As consideration for the services provided in connection with the Canadian Offering, PI Financial received: (a) a cash commission of approximately US$210,000 (or CAD$286,230); and (b) 50,848 compensation options (the "Canadian Compensation Options"). Each Canadian Compensation Option is exercisable to acquire one Canadian Unit at a price of US$4.13 and expiring on December 9, 2024.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

In addition to the above brokers' compensation, we also incurred US$2.1 million share offering costs (or CAD$2.8 million) for the U.S. IPO and Canadian Offering, of which CAD$628,262 was incurred and deferred at September 30, 2022.

The total brokers compensation (including fair value of U.S. Underwriter Warrants and Canadian Compensation Options) and share offering costs was US$3.2 million (or CAD$4.4 million). This total was allocated proportionately to the fair value of common shares and to share offering costs for the portion allocated to warrants accounted for as warrant liabilities.

Shares for Debt Settlement

We entered into share for debt arrangements with existing lenders, which closed on December 13, 2022, following TSXV's conditional approval. This resulted in issuing 56,141 Units to settle $12,000 of the March 2022 Loans and USD$223,321 (or CAD$302,197) of the August 2022 Loans, including unpaid accrued interest and 10% premium at maturity (the "Debt Settlements") (see Note 12). The terms of the Units are the same as the Units issued in the Canadian Offering.

Private Placement

On July 21, 2023, we closed a brokered private placement, resulting in the issuance of 1,542,194 common shares of KWESST, for aggregate gross proceeds of USD$5,588,397 (approximately CAD$7.4M) (the "July 2023 Offering").

As a part of the July 2023 Offering, the Company issued 1,542,194 common shares at a price of US$2.26 (CAD$2.98) per common share (each a "Common Share") and 930,548 pre-funded warrants at a price of US$2.259 (CAD$2.979) per pre-funded warrant (each a "Pre-funded Warrant"), with each Common Share and Pre-funded Warrant being bundled with one common share purchase warrant of the Company (each a "Common Warrant"). Each Pre-Funded Warrant entitles the holder to acquire one Common Share at an exercise price of US$0.001 per Common Share, and each Common Warrant is immediately exercisable and entitles the holder to acquire one Common Share at an exercise price of US$2.66 (CAD$3.50) per Common Share for a period of 60 months following the closing of the July 2023 Offering. Although the Common Shares and Pre-funded Warrants are each bundled with a Common Warrant, each security is issued separately.

Brokers' Compensation and Share Offering Costs

ThinkEquity acted as sole placement agent for the Offering. As compensation for services rendered, the Company paid to ThinkEquity a cash fee of $475,013.14 representing 8.5% of the aggregate gross proceeds of the Offering and issued 123,637 warrants to purchase a number of Common Shares (the "Placement Agent Warrants"), representing 5% of the Common Shares and Pre-Funded Warrants sold in the Offering. The Placement Agent Warrants will be exercisable, in whole or in part, immediately upon issuance and will expire 60 months after the closing date of the Offering at an initial exercise price of US$2.66 (CAD$3.50) per Common Share.

2022 Activities

Private Placement

On July 14, 2022, we closed a non-brokered private placement, resulting in the issuance of 22,857 units of KWESST ("July 2022 Units"), at a price of $15.05 per July 2022 Unit (the "Issue Price"), for aggregate gross proceeds of $344,000 (the "July 2022 Offering").

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

Each July 2022 Unit is comprised of one common share and seventy one-half common share purchase warrant (the "July 2022 Warrants"). Accordingly, we issued 800,000 Warrants exercisable at $0.285 each for a period of 24 months from the closing date. Each Warrant converts into 0.01428571 common shares or 70 warrants for one common share. There was no finder fee paid in this private placement.

Certain of our directors and officers (the "Insiders") purchased 5,814 Units for a total consideration of $87,500. The issuance of Units to the Insiders constitutes a related party transaction but is exempt from the formal valuation and minority approval requirements of Multilateral Instrument 61-101 - Protection of Minority Security Holders in Special Transactions ("MI 61-101") as KWESST's securities are not listed on any stock exchange identified in Section 5.5(b) of MI 61-101 and neither the fair market value of the units issued to the Insiders, nor the fair market value of the entire private placement, exceeds 25% of our market capitalization.

The securities were issued in accordance with applicable prospectus exemptions under Canadian securities laws.

Police Ordnance Acquisition

As disclosed in Note 4(a), we issued 3,965 common shares to the selling shareholders in December 2021 at the closing of the acquisition and an additional 875 common shares in April 2022 following the achievement of the financial milestone as defined in the share purchase agreement.

Debt for Equity Settlement

During the year ended September 30, 2022, we settled $19,000 of legal fees for 143 common shares.

2021 Activities

Brokered Private Placement

In April 2021, we closed our over-subscribed brokered private placement, resulting in the issuance of 51,087 units ("Units") of KWESST, at a price of $87.50 per Unit (the "Issue Price"), for aggregate gross proceeds of $4,470,071 (the "April 2021 Offering"), as amended in August 2021.

Under the April 2021 Offering, we sold a total of 51,087 units at a price of $87.50 per Unit. Each Unit is comprised of one common share of the Company and seventy common share purchase warrants ("April 2021 Warrant"). Each April 2021 Warrant is exercisable to acquire 1/70 of a common share at a price of $1.75 each (70 warrants for one common share) for a period of 24 months from the closing of the April 2021 Offering ("Closing Date"). If at any time after four (4) months and one (1) day following the Closing Date, the trading price of KWESST common stock on the TSX Venture Exchange is equal to or exceeds $210.00 for a period of 10 consecutive trading days, as evidenced by the price at the close of market, we will be entitled to notify the holders of the April 2021 Warrants of its intention to force the exercise of the April 2021 Warrants. Upon receipt of such notice, the holders of April 2021 Warrants shall have 30 days to exercise the April 2021 Warrants, failing which the April 2021 Warrants will automatically expire. Our directors and officers purchased 1,029 Units for a total consideration of $90,000.

In connection with this Offering, management has concluded the Unit qualified as an equity instrument under IAS 32, Financial Instruments: Presentation. Furthermore, management used the residual method to allocate the $87.50 consideration between common shares and the April 2021 Warrants. Because the April 2021 Warrants include an accelerator provision for expiration, management used the Barrier option model to estimate the fair value of these April 2021 Warrants at $0.24 each (70 warrants for one common share). As a result, $70.70 of the $87.50 consideration was allocated to common shares and is reflected in the above table of outstanding common shares.

The total cash and non-cash share offering costs were $630,680 for the Offering, including cash commission of $288,405 paid to the Agents and $233,057 of Compensation Options granted to the Agents (see part (c) Contributed Surplus).

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

Asset Acquisition

In April 2021, following the closing of the brokered private placement, KWESST closed on the acquisition of the PARA OPSTM System technology resulting in the issuance of 14,286 common shares and 500,000 warrants (see Note 4(a)). Management estimated a fair value of $0.85 per warrant, using the Black-Scholes option model (see below - Warrants).

Private Placement

In September 2021, we closed a non-brokered private placement, resulting in the issuance of 10,714 units ("September Units") of KWESST, at a price of $140.00 per September Unit (the "Issue Price"), for aggregate gross proceeds of $1,500,000 (the "September 2021 Offering").

Under the September 2021 Offering, each September Unit is comprised of one common share and seventy Warrant Shares at a price of $2.35 for each 1/70 of a common share (70 warrants for one common share) for a period of 24 months from September 16, 2021 ("September 2021 Warrants"). If at any time after four months and one day following September 16, 2021, the trading price of KWESST common stock on the TSX-V is equal to or exceeds $322.00 for a period of 3 consecutive trading days, as evidenced by the price at the close of market, we will be entitled to notify the holders of Warrants of its intention to force the exercise of the Warrants. Upon receipt of such notice, the holders of the Warrants shall have 30 days to exercise the Warrants, failing which the Warrants will automatically expire.

We paid cash commissions to Haywood Securities Inc. in the amount of $90,000 and granted 45,000 broker warrants ("September 2021 Broker Warrants"). Each September 2021 Broker Warrant is exercisable to acquire 1/70 of a common share at a price of $2.00 for a period of 24 months from the closing of the September 2021 Offering. Management estimated a fair value of $0.72 per warrant, using the Black-Scholes option model (see below - Warrants).

In connection with this private placement, management has concluded the September Unit qualified as an equity instrument under IAS 32, Financial Instruments: Presentation. Furthermore, management used the residual method to allocate the $140.00 consideration between the common share and the Warrant. Because the warrant includes an accelerator provision for expiration, management used the Barrier option model to estimate the fair value of these September 2021 Warrants at $0.52 each (70 warrants for one common share). As a result, $103.60 of the $140.00 consideration was allocated to common shares and is reflected in the above table of outstanding common shares at September 30, 2021.

The total cash and non-cash share offering costs were $130,730 for this private placement.

Amended License

In April 2021, we issued 1,429 common shares for the exclusivity with AerialX as disclosed in Note 27.

Debt for Equity Settlement

During the year ended September 30, 2021, we settled the following liabilities with our common shares:

  $47,000 of legal fees for 816 common shares; and
  $16,866 of online advertising services for 346 common shares.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

b) Warrants

The following reflects the warrant activities:

	September 30, 2023		September 30, 2022		September 30, 2021
		Weighted		Weighted		Weighted
	Number of	average	Number of	average	Number of	average
	warrants	exercise price	warrants	exercise price	warrants	exercise price
Outstanding, beginning of year	13,417,156	$0.78	13,901,640	$0.74	9,585,050	$0.24
Issued	6,587,862	$5.29	1,000,000	$0.57	5,043,165	$1.73
Exercised	(250,000)	$0.50	(1,330,000)	$0.26	(726,575)	$1.05
Expired	(4,247,156)	$1.86	(154,484)	$0.56	-	$-
Outstanding, end of year	15,507,862	$2.49	13,417,156	$0.78	13,901,640	$0.74
Exercisable, end of year	15,382,862	$2.50	12,792,156	$0.82	12,901,640	$0.75

The following table provides additional information on the total outstanding warrants at September 30, 2023:

	Number	Conversion ratio
	outstanding	to Common Shares	Book value	Expiry Date
Classified as Equity

Founders' warrants:
Exercise price of $0.20	5,520,000	70 for 1	$1,013	January 1, 2024
Exercise price of $0.20	1,900,000	70 for 1	$18,865	June 14, 2024

LEC's warrants:
Exercise price of $0.70	500,000	70 for 1	$425,000	April 29, 2026

Acquisition of Police Ordnance (Note 4):
Exercise price of $1.72	200,000	70 for 1	$132,000	December 15, 2024

July 2022 equity financing:
Exercise price of $0.285	800,000	70 for 1	$72,000	July 14, 2024

December 2022 U.S. Underwriter Warrants
Exercise price of US$5.1625	134,950	1 for 1	$189,592	December 6, 2024

July 2023 U.S. Underwriter Warrants
Exercise price of US$2.66	123,637	1 for 1	$204,187	December 6, 2024

Classified as liability	9,178,587		$1,042,657

December 2022 public offerings:
Exercise price of US$5.00	3,226,392	1 for 1	$1,042,538	December 9, 2027

December 2022 Pre-Funded Warrants
Exercise price of US$0.01	199,000	1 for 1	$414,334	No expiry

December 2022 Option Warrants
Exercise price of US$5.1625	375,000	1 for 1	$121,173	December 9, 2024

December 2022 debt settlement
Exercise price of US$5.00	56,141	1 for 1	$18,141	December 9, 2027

July 2023 public offerings:
Exercise price of US$2.66	1,542,194	1 for 1	$798,573	July 21, 2028

July 2023 Pre-Funded Warrants
Exercise price of US$0.001	930,548	1 for 1	$1,940,914	No expiry
	6,329,275		4,335,673
Total outstanding warrants	15,507,862		$5,378,330

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

The fair value for the warrants issued during the year ended September 30, 2023, was determined by the Black Scholes option pricing model using the following key inputs:

	2023	2022
	Warrants	Warrants
Exercise Price (in USD)	$2.66	$5.00
Stock price (in USD)	$2.08	$4.13
Volatility	67%	75%
Dividend Yield	Nil	Nil
Risk-free interest rate	4.44%	4.20%
Expected life	2.5	2.5

Weighted average fair value per warrant	$0.99	$1.43

The fair value for the warrants issued during the year ended September 30, 2022, was determined by the Black Scholes option pricing model using the following key inputs:

	Acquisition of	July 2022
	POC	Warrants
Exercise Price	$1.72	$0.285
1/70 of stock price	$1.36	$0.215
Volatility	84.7%	90.5%
Dividend Yield	Nil	Nil
Risk-free interest rate	1.04%	3.12%
Expected life	3	2

Weighted average fair value per warrant	$0.66	$0.09

The fair value for the warrants issued during the year ended September 30, 2021, was determined by the following valuation models and key inputs:

	Barrier Option Model		Black-Scholes Option Model
			September
		September	2021
	April 2021	2021	broker	LEC
	warrants	warrants	warrants	warrants
Exercise Price	$1.75	$2.35	$2.00	$0.70
1/70 of stock price	$1.01	$2.14	$2.14	$0.40
Volatility	80%	80%	80%	0%
Dividend Yield	Nil	Nil	Nil	Nil
Risk-free interest rate	0.31%	0.26%	0.26%	69.00%
Barrier (accelerator on life of warrants)	$3.00	$4.60	N/A	N/A
Rebate	$1.25	$2.00	N/A	N/A
Expected life	2	1	1	0.85

Weighted average fair value per warrant	$0.24	$0.52	$0.72	$0.85

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

c) Contributed Surplus

Contributed surplus consists of issued broker compensation options at fair value, the cumulative amortized fair value of share-based compensation grants since inception, less amounts transferred to share capital for exercises. If outstanding options expire or are forfeited, there is no reversal of contributed surplus.

Broker Compensation Options

In the Canadian Offering, we issued 50,848 Canadian Compensation Options. Each Canadian Compensation Option is exercisable to acquire one Unit, as defined in Note 16(a), at a price equal to US$4.13 for a period of two years (expiring on December 9, 2024). Based on the structure of the Compensation Option, management estimated its fair value using the Monte Carlo method (Level 2). We used the following key inputs in the Monte Carlo model (100,000 simulations):

Initial
Recognition
Number of securities	50,848
Exercise price - compensation option (in USD)	$4.13
1-Year CAD/USD Forward Exchange Rate	$1.3560
Exercise price - compensation warrant (in USD)	$5.00
2-Year CAD/USD Forward Exchange Rate	$1.3483
Share price (in CAD)	$4.20
Expected life - compensation option	1.00
Expected life - compensation warrant	2.50
Dividend	$-
Volatility - compensation option	90%
Volatility - compensation warrant	75%
Risk free rate - compensation option	4.38%
Risk free rate - compensation warrant	3.15%

Fair value per compensation option (CAD)	$2.46

We have recorded $125,086 of Canadian Compensation Options in contributed surplus, with an equal offset to share offering costs (a non-cash transaction).

The April 2021 Offering was completed by PI Financial Corp., the lead agent and sole bookrunner (the "Lead Agent"), and other dealers (the "Agents"). As consideration for the services provided by the Agents in connection with the April 2021 Offering, the Agents received: (a) a cash commission of $288,405; and (b) 3,296 compensation options (the "Compensation Options"). Each Compensation Option is exercisable to acquire one unit of KWESST (a "Compensation Option Unit") at a price equal to $87.50 for a period of two years after the closing of the Offering. Each Compensation Option Unit is comprised of one Common Share and seventy Common Share purchase warrants (a "Compensation Option Warrant"). Each Compensation Option Warrant is exercisable to acquire 1/70 of a Common Share (a "Compensation Option Warrant Share") at a price of $1.75 per Compensation Option Warrant Share (70 Compensation Option Warrant for one Compensation Option Warrant Share) for a period of 24 months from the closing of the Offering.

Based on the structure of the Compensation Option, management estimated its fair value using the Monte Carlo method. Management estimated a fair value of $77.00 per Compensation Option. The following were key inputs used in the Monte Carlo simulation: estimated life of 2 years, underlying stock price of $90.30, exercise price of Compensation Option of $87.50, exercise price of 70 Compensation Option Warrants of $87.50, estimated volatility of 80%, risk free rate of 0.31%, and discount for lack of marketability of 0%.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

Accordingly, we recorded $233,057 of Compensation Options in contributed surplus, with an equal offset to share offering costs (a non-cash transaction).

During the year ended September 30, 2021, the Agents have exercised 2,459 Compensation Option Units for total gross proceeds of $215,148. At September 30, 2022, the total outstanding Compensation Option Units was 837.

Share-based compensation

On March 31, 2023, KWESST shareholders approved the renewal of the Long-Term Incentive Plan (the "LTIP"). Additionally, the disinterested shareholders of KWESST approved an amendment to the LTIP to increase the number of RSUs, PSUs, DSUs, and SARs (collectively "Share Units") authorized for issuance pursuant to the LTIP from 60,682 to 407,274 Share Units. Accordingly, we have 11,153 Share Units available for future grants.

Further, the disinterested shareholders (shareholders that are not directors, officers, or other insiders of the Company) of KWESST approved to revise the exercise price of 50,981 stock options to $3.60, the closing price of KWESST common shares on the TSX-V on March 31, 2023. In accordance with IFRS 2, this resulted in an immediate fair value increase of $77,001 included in share-based compensation, with an offset to contributed surplus.

During the year ended September 30, 2023, we granted 340,000 stock options and did not grant any RSUs, PSUs, or SARs, pursuant to our LTIP during the year ended September 30, 2023. Accordingly, we had 389,907 outstanding stock options at September 30, 2023.

For the year ended September 30, 2023, we recorded share-based compensation of $373,554, (2022 - $1,960,072, 2021 - $2,462,207).

(i) Stock Options

The following is summary of changes in outstanding stock options for the respective periods:

		Weighted
	Number	average
	of options	exercise price

Outstanding at September 30, 2020	28,838	$45.50
Granted	52,988	$104.30
Exercised	(18,194)	$50.40
Cancelled	(4,096)	$48.30
Outstanding at September 30, 2021	59,536	$95.90
Granted	9,500	$69.59
Cancelled	(11,928)	$131.76
Outstanding at September 30, 2022	57,108	$83.87
Granted	340,000	$2.59
Exercised	(1,125)	$3.60
Cancelled	(6,076)	$70.65
Outstanding at September 30, 2023	389,907	$2.80
Options exercisable at September 30, 2023	49,496	$4.21

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

During the year ended September 30, 2023, we granted 340,000 (2022 - 9,500, 2021 - 52,988) options at a weighted average exercise price of $2.59 (2022 - $69.59, 2021 - $104.30). At September 30, 2023, the weighted average remaining vesting period was 1.87 years (2022 - 0.88 years, 2021 - 1.82 years).

For the options granted during the year ended September 30, 2023, the per share weighted-average fair value of stock options was $38.21 (2022 - $38.21, 2021 - $50.40), using the Black-Scholes option model with the following weighted-average assumptions:

	2023	2022	2021
Stock price	$2.55 to $4.00	$14.70 to $126.70	$49.00 to $159.60
Exercise price	$2.55 to $4.00	$14.70 to $126.70	$49.00 to $159.60
Volatility	96.37%	90.48%	76.46%
Dividend yield	Nil	Nil	Nil
Risk-free interest rate	4.65%	2.04%	0.35%
Expected life (years)	2.93	2.91	2.26

Weighted-average fair value per option	$1.42	$38.21	$50.40

The following table summarizes information about stock options outstanding at September 30, 2023:

		Weighted
		average	Weighted		Remaining	Weighted
		remaining	average		exercisable	average
Exercise	Number	contractual	outstanding		contractual	exercisable
price	outstanding	life	strike price	Exercisable	life	strike price
$2.55	330,000	2.88	2.55	-	-	-
$3.60	49,550	2.55	3.60	49,139	2.54	3.60
$4.06	10,000	4.62	4.06	-	-	-
$87.50	357	2.76	87.50	357	2.76	87.50
	389,907	2.88	2.80	49,496	2.54	4.21

Amendment to stock option grants

For the years ended September 30, 2023 and 2022, we had no amended stock option grants.

During the year ended September 30, 2021, our Board of Directors approved the acceleration of vesting for 5,507 options and the cancellation of 3,571 options. This contributed an additional stock-based compensation charge of $65,813 (included in the above total share-based compensation expenses).

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

(ii) Share Units

The following table shows the changes in Share Units:

	RSUs	PSUs	SARs	Total
Outstanding at September 30, 2020	-	-	-	-
Granted	16,412	2,857	2,143	21,412
Vested and converted	(139)	-	-	(139)
Outstanding at September 30, 2021	16,273	2,857	2,143	21,273
Granted	10,726	17,942	514	29,182
Vested and converted to common shares	(5,681)	(2,666)	-	(8,347)
Vested and repurchased for withholding taxes	(144)	(249)	-	(393)
Expired / cancelled	-	(17,714)	-	(17,714)
Outstanding at September 30, 2022	21,174	170	2,657	24,001
Granted	-	-	-	-
Vested and converted to common shares	(20,103)	(170)	-	(20,273)
Vested and repurchased for withholding taxes	-	-	-	-
Expired / cancelled	-	-	-	-
Outstanding at September 30, 2023	1,071	-	2,657	3,728

RSUs:

Each RSU entitles the holder to receive one common share in the future, based on continued service during the applicable period.

During the year ended September 30, 2023, we granted nil RSUs (2022 - 10,726, 2021 - 16,412), with a weighted-average grant date fair value of $nil per unit (2022 - $43.50, 2021 - $105.70). The weighted average vesting period for the outstanding RSUs was 0.1 years at September 30, 2023 (2022 - 0.18 years, 2021 - 0.69 years).

PSUs:

Each PSU entitles the holder to receive one common share in the future, based on the achievement of established performance criteria and continued service during the applicable performance period.

During the year ended September 30, 2023, we granted nil PSUs (2022 - 17,942, 2021 - 2,857), with a weighted-average grant date fair value of $nil per unit (2022 - $126.70, 2021 - $105.00). The outstanding PSUs were fully vested at September 30, 2023 (2022 - fully vested, 2021 - Weighted average vesting period was 0.40 years).

SARs:

Each SAR entitles the holder to receive cash or common share at our discretion in the future, based on continued service during the applicable period. The amount of the cash payment or the value of common shares is determined based on the increase of the share price of KWESST between the grant date and the exercise date. Because we intend to always settle in common shares, we account for SARs as equity-settled awards.

During the year ended September 30, 2023, we granted nil SARs (2022 - 514, 2021 - 2,143) at an exercise price of $nil (2022 - $126.70, 2021 - $115.50 each). The 2,657 SARs will expire on January 22, 2024.

(iii) Share-based Compensation

For the year ended September 30, 2023, we recorded share-based compensation of $373,554 (2022 - $1,960,072, 2021 - $2,462,207).

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

The following table presents a breakdown of total share-based compensation expense by function:

	Year ended	Year ended	Year ended
	September 30,	September 30,	September 30,
	2023	2022	2021
General and administrative	$246,436	$1,104,858	$1,425,111
Selling and marketing	53,800	552,627	754,167
Research and development, net	73,318	302,587	282,929
Total share-based compensation	$373,554	$1,960,072	$2,462,207

17. Earnings (loss) per share

The following table summarizes the calculation of the weighted average basic number of basic and diluted common shares to calculate the earnings (loss) per share as reported in the statements of net loss and comprehensive loss:

	Year ended	Year ended	Year ended
	September 30,	September 30,	September 30,
	2023	2022	2021
Issued common shares, beginning of year	773,225	699,511	589,518

Effect of shares issued from:

December 2022 U.S. IPO and Canadian Offering (Note 16)	2,607,632	-	-
Over-allotment Pre-Funded Warrants (Note 15)	160,836	-	-
July 2023 Private Placement (Note 16)	299,988	-	-
July 2023 Pre-Funded Warrants (Note 15)	181,011	-	-
Debt settlements	44,759	132	1,038
Conversion of stock units	11,817	3,703	31
Exercise of options	2,671	-	9,118
Exercise of warrants	336	10,593	4,383
Issuance of bonus shares (Note 12)	-	8,262	-
Private placements	-	4,571	21,810
Acquisition of Police Ordnance (Note 4(a))	-	3,144	-
Conversion of contingent shares (Note 4(a))	-	386	-
Asset acquisitions (Note 4(b))	-	-	6,027
Amended license agreement	-	-	626
Exercise of broker options	-	-	170
Weighted average number of basic common shares	4,082,275	730,302	632,721

Dilutive securities:
Stock options	-	-	-
Warrants	-	-	-
Weighted average number of dilutive common shares	4,082,275	730,302	632,721

At September 30, 2023, 2022 and 2021, all the stock options and warrants were anti-dilutive because we incurred a net loss for the periods.

As the $0.01 and $0.001 exercise price per Pre-Funded Warrant is non-substantive, the 199,000 Pre-Funded Warrants issued in the U.S. IPO and the 930,548 Pre-Funded Warrants issued in the July 2023 Private Placement are included in the basic net loss per share calculation.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

18. Revenue

a) Revenue streams

KWESST generates revenue from the sale of products to its customers.

b) Disaggregation of revenue from contracts with customers

In the following table, revenue from contacts with customers is disaggregated by primary geographical market, major products and service lines, and timing of revenue recognition.

	Year ended	Year ended	Year ended
	September 30,	September 30,	September 30,
	2023	2022	2021

Major products / service lines
Digitization	$819,604	$354,620	$1,255,982
Non-Lethal	411,758	330,658	-
Training and services	-	34,590	-
Other	3,088	1,651	19,822
	$1,234,450	$721,519	$1,275,804

Primary geographical markets
United States	42,780	389,210	1,238,063
Canada	743,200	332,309	37,741
Europe	448,470	-	-
	1,234,450	721,519	1,275,804

Timing of revenue recognition
Products and services transferred over time	$819,604	$389,210	$1,238,063
Products transferred at a point in time	414,846	332,309	37,741
	$1,234,450	$721,519	$1,275,804

Revenue allocated to remaining performance obligations represents contracted revenue that has not yet been recognized ("contracted not yet recognized") and includes unearned revenue and amounts that will be invoiced and recognized as revenue in future periods. At September 30, 2023, our contracted not yet recognized revenue was $496,199 (2022 - $625,177, 2021 - $16,545), of which 76% of this amount is expected to be recognized over the next 12 months with the remaining 25% expected to be recognized in 2 to 3 years.

For the year ended September 30, 2023, one customer accounted for 23% of revenue and one customer accounted for 18% of revenue (2022 - one customer accounted for 41%, 2021 - one customer accounted for 95%).

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

19. Expenses by nature

The following table presents a breakdown of expenses by nature for the following periods:

	Year ended	Year ended	Year ended
	September 30,	September 30,	September 30,
	2023	2022	2021

Employee benefits	$3,011,923	$4,883,062	$4,746,316
Advertising and promotion	19,090	1,352,750	1,914,630
Consulting fees	2,743,272	1,315,917	1,138,782
Professional fees	940,667	1,028,240	778,337
Travel and conferences	804,481	518,140	246,418
R&D consulting and material costs, net	556,013	420,378	482,348
Depreciation and amortization	952,508	326,491	140,990
Impairment of intangible assets	1,174,354	-	-
Other expenses	691,566	266,822	252,961
Insurance	716,931	236,150	154,931
Transfer agent and listing fees	120,690	94,885	110,769
Royalty and license costs	305,918	-	287,000
M&A costs	-	-	-
Total expenses	12,037,413	10,442,835	10,253,482
Allocation to cost of sales:
Employee benefits	(123,803)	(166,706)	(574,018)
Total operating expenses	$11,913,610	$10,276,129	$9,679,464

20. Depreciation and Amortization

The following table presents total depreciation and amortization expense of property and equipment, intangible assets, and right-of-use assets by function:

	2023	2022	2021
General and administrative	$833,029	$123,960	$95,310
Selling and marketing	77,804	129,265	16,443
Research and development	41,675	73,266	29,237
Total depreciation and amortization	$952,508	$326,491	$140,990

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

21. Net finance costs

The following table presents a breakdown of net finance costs for the following periods:

	Year ended	Year ended	Year ended
	September 30,	September 30,	September 30,
	2023	2022	2021
Interest expense from:
Unsecured loan	$503,251	$321,313	$4,527
Accretion cost - accrued royalties liability	170,373	159,451	64,537
Lease obligations	37,786	30,112	33,872
Related party loans	-	-	4,581
CEBA term loan	8,281	-	4,481
2019 convertible notes	-	-	-
Other	3,857	1,114	4,115

Total interest expense	723,548	511,990	116,113
Interest income	(55,514)	(5,988)	(4,848)
Gain on termination of lease obligations	-	-	-
Gain on government grant	-	-	(3,514)
Net finance costs	$668,034	$506,002	$107,751

22. Income taxes

a) Income tax recovery

Income tax recovery is made up of the following components:

	Year end ended	Year ended	Year ended
	September 30,	September 30,	September 30,
	2023	2022	2021
Current income tax recovery (expense):	-	-	-
Deferred income tax (recovery) expense:	-	(49,442)	-
	$-	$(49,442)	$-

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

b) Reconciliation of effective income tax rate

Our effective income tax rate differs from the statutory rate of 26.5% that would be obtained by applying the combined Canadian basic federal and provincial income tax rate to loss before income taxes. These differences result from the following:

	Year ended	Year ended	Year ended
	September 30,	September 30,	September 30,
	2023	2022	2021
Loss before income taxes	$(9,306,360)	(10,569,732)	(9,315,372)
Expected statutory tax rate	26.5%	26.5%	26.5%
Expected tax recovery resulting from loss	(2,466,185)	(2,800,979)	(2,468,574)

Increase (reduction) in income taxes resulting from:
Non-deductible expenses	149,270	563,842	654,956
Foreign operations subject to different tax rates	1,447	5,329	3,593
Fair value of warrant liabilities	(1,547,916)
Unrecognized temporary differences	3,863,384	2,182,366	1,826,279
Prior year differences	-	-	(16,254)
	$-	$(49,442)	$-

KWESST claims research and development deductions and related Investment Tax Credits ("ITC") for tax purposes based on management's interpretation of the applicable legislation in the Income Tax Act of Canada. These claims are subject to audit by the Canada Revenue Agency ("CRA") and any adjustments that results could affect ITCs recorded in the consolidated financial statements. The following table shows the breakdown of R&D expenses, net of ITCs:

	Year ended	Year ended	Year ended
	September 30,	September 30,	September 30,
	2023	2022	2021
R&D expenses	$1,644,565	$2,064,493	$2,369,145
Less:
Investment tax credits	-	-	(231,007)
R&D expenses, net	$1,644,565	$2,064,493	$2,138,138

c) Deferred tax balances

The following tables deferred tax assets (liabilities) have been recognized in the consolidated financial statements:

	Balance at	Arising on a		Balance at
	September 30,	business	Recognized in	September 30,
	2022	combination	profit or loss	2023

Deferred tax assets (liabilities):
Net operating loss carryforwards	26,459	-	(9,590)	16,869
Intangibles and development costs	(26,459)		9,590	(16,869)

	-	-	-	-

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)
	Balance at	Arising on a		Balance at
	September 30,	business	Recognized in	September 30,
	2021	combination	profit or loss	2022

Deferred tax assets (liabilities):
Net operating loss carryforwards	-	-	26,459	26,459
Intangibles and development costs	-	(49,442)	22,983	(26,459)
	-	(49,442)	49,442	-

	Balance at			Balance at
	September 30,	Recognized in	Recognized in	September 30,
	2020	profit or loss	Equity	2021

Deferred tax assets (liabilities):
Net operating loss carryforwards	48,045	(48,045)	-	-
Impairment provision	(48,045)	48,045	-	-
	-	-	-	-

d) Unrecognized net deferred tax assets

Deferred taxes reflect the impact of loss carryforwards and of temporary differences between amounts of assets and liabilities for financial reporting purposes and such amounts as measured by enacted tax laws. However, KWESST has not recorded net deferred tax assets at September 30, 2023 and 2022 on the following deductible temporary differences, due to the uncertainty involved in determining whether these deferred tax assets will be realized upon expiration due to KWESST's limited history and cumulative operating losses since its inception.

The following is a summary of KWESST's unrecognized deductible temporary differences:

	Balance at	Balance at	Balance at
	September 30,	September 30,	September 30,
	2023	2022	2021

Net operating loss carryforwards	$30,178,141	$18,589,894	$9,429,436
Share issuance costs	5,275,081	1,298,783	1,810,927
Intangibles and development costs	1,356,922	608,705	780,607
Scientific research and development expenditures	1,583,058	1,583,058	1,789,571
Other	1,467,509	46,300	104,793

	$39,860,711	$22,126,741	$13,915,334

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

e) Available net operating losses

At September 30, 2023, KWESST has the following net operating losses in Canada available to reduce future year's taxable income which expire as follows:

Year of Expiry	Amount

2036	$512,163
2037	744,022
2038	1,174,797
2039	1,732,039
2040	336,562
2041 and thereafter	25,678,558
$30,178,141

f) Available research and development investment tax credits

The Company has the following research and development investment tax credits available to reduce future years' income taxes payable which expire as follows:

Year of Expiry	Amount

2037	$13,361
2038	6,742
2039	-
2040	328,480
2041 and thereafter	-
$348,583

23. Financial instruments

Fair value of financial instruments

The fair values of our cash, restricted short-term investment, trade and other receivables, accounts payable and accrued liabilities, deposit (included in non-current other assets), warrant liabilities and related party loans approximate carrying value because of the short-term nature of these instruments.

Under IFRS, the levels of fair value hierarchy are as follows:

Level 1: Unadjusted quoted prices in active markets for identical assets or liabilities;

Level 2: Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

Level 3: inputs for the asset or liability that are not observable market data (unobservable inputs).

The lease deposit, lease obligations, accrued royalties liability, warrant liabilities and borrowings were recorded at fair value at initial recognition. The fair value measurement for these was Level 2. Subsequently, these were measured at amortized cost and accreted to their nominal value over their respective terms. At September 30, 2023, the fair value for accrued royalties liability determined using a discount rate of 24% (2022 - 24%, 2021 - 13.7%) would be $928,776 (2022 - $869,219, 2021 - $1,105,756). Using the same market discount rate, the fair value of the borrowings would be $nil at September 30, 2023 (2022 - $68,750, 2021 - $49,825).

Financial risk management

We are exposed to a number of financial risks arising through the normal course of business as well as through its financial instruments. Our overall business strategies, tolerance of risk and general risk management philosophy are determined by our Board of Directors in accordance with prevailing economic and operating conditions.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

(a) Interest rate risk

Interest rate risk is the risk that the fair value of cash flows of a financial instrument will fluctuate because of changes in market interest rates. At September 30, 2023, our loans were all repaid and therefore not subject to interest rate risk. At September 30, 2022, our borrowings were all subject to fixed interest rates and therefore these were not subject to interest rate risk. At September 30, 2021, our borrowing was interest free.

(b) Foreign currency risk

Foreign currency risk is the risk that the future cash flows or fair value of our financial instruments that are denominated in a currency that is not our functional currency will fluctuate due to a change in foreign exchange rates.

For the years ended September 30, 2023, 2022 and 2021, our revenue was substantially denominated in U.S. dollar driven by contracts with U.S. prime contractors in the defense sector. We also procure certain raw materials denominated in U.S. dollar for product development. Accordingly, we are exposed to the U.S. dollar currency. Where a natural hedge cannot be achieved, a significant change in the U.S. dollar currency could have a significant effect on our financial performance, financial position, and cash flows. Currently, we do not use derivative instruments to hedge its U.S. dollar exposure.

At September 30, 2023, we had the following net U.S. dollar exposure:

Total USD
Net assets in U.S. subsidiary	$-

US denominated:
Assets	$2,926,334
Liabilities	(59,552)

Net US dollar exposure	$2,866,782

Impact to profit or loss if 5% movement in the US dollar	$143,339

During the year ended September 30, 2023, we recorded foreign exchange loss of $98,275 (2022 - foreign exchange gain of $28,780, 2021 - foreign exchange loss of $3,742).

(c) Credit risk

Credit risk is the risk of financial loss to KWESST if a counterparty to a financial instrument fails to meet its contractual obligations. Our credit risk exposure is limited to cash, and trade and other receivables. Refer to Note 5 for the breakdown of our trade and other receivables. We enter into contracts with either large, financially sound global general contractors or law enforcement agencies, which mitigates the credit risk. At September 30, 2023, our trade receivable was $68,530 (2022 - $114,877, 2021 - $nil), of which $31,527 was overdue by more than 60 days from law enforcement agencies.

(d) Liquidity risk

Liquidity risk is the risk that we will be unable to meet our financial obligations as they become due. Our objective is to ensure that we have sufficient cash to meet our near-term obligations when they become due, under both normal and stressed condition, without incurring unacceptable losses or risking reputational damage to KWESST. A key risk in managing liquidity is the degree of uncertainty in our cash flows due to our early stage in operations and the need for additional capital to fund our business strategies (see Note 2(a)).

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

At September 30, 2023, our contractual obligations were as follows:

					5 years and
Payment due:	Total	Within 1 Year	1 to 3 years	3 to 5 years	beyond
Minimum royalty commitments	$2,350,000	$150,000	$400,000	$500,000	$1,300,000
Accounts payable and accrued liabilities	1,649,876	1,649,876	-	-	-
Lease obligations	558,755	197,367	355,430	5,958	-

Total contractual obligations	$4,558,631	$1,997,243	$755,430	$505,958	$1,300,000

At September 30, 2023, we had $5,407,009 in cash and $458,439 in positive working capital (current assets less current liabilities).

24. Supplemental cash flow information

The following table presents changes in non-cash working capital:

	Year ended	Year ended	Year ended
	September 30,	September 30,	September 30,
	2023	2022	2021

Trade and other receivables	$(128,387)	$631,801	$(218,334)
Inventories	(148,850)	49,446	17,555
Prepaid expenses and other	(440,242)	425,876	(106,205)
Accounts payable and accrued liabilities	(1,666,486)	2,515,289	(828,698)
Contract liabilities	73,699	17,410	(7,053)
Deposits	-	-	150,000
Accrued royalties liability	-	-	1,191,219
	$(2,310,266)	$3,639,822	$198,484

The following is a summary of non-cash items that were excluded from the Statements of Cash Flows for the year ended September 30, 2023:

  $2,924,880 non-cash share offering costs and $453,102 accounts payables as part of the net proceeds settlement at the closing of the U.S. IPO and Canadian Offering;
  250,000 warrants exercised in connection with the GhostStepTM acquisition in June 2020; and
  $529,504 of shares issued for vested RSUs and PSUs.

The following is a summary of non-cash items that were excluded from the consolidated statements of cash flows for the year ended September 30, 2022:

  $83,319 fair value of 875 contingent shares settled via common shares (see Note 4(a));
  $19,000 debt settlement via common shares;
  $61,173 fair value of warrants exercised and transferred to share capital from warrants; and
  $125,000 for 250,000 warrants exercised in connection with the GhostStepTM acquisition in June 2020.

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

The following is a summary of non-cash items that were excluded from the consolidated statements of cash flows for the year ended September 30, 2021:

  $63,866 debt settlement via common shares;
  $125,000 for 250,000 exercised warrants in connection with the GhostStepTM acquisition in June 2020;
  $102,991 fair value of warrants exercised and transferred to share capital;
  $203,516 fair value of options exercised and transferred to share capital from contributed surplus;
  $1,715,000 fair value of common shares and warrants issued for the acquisition of the LEC System (Note 4(b)),
  $137,000 fair value of common shares issued for the amended and restated license agreement with AerialX (Note 26);
  $169,832 share offering costs relating to the Broker Compensation Options (Note 15(a)); and
  $3,828 non-cash consideration for computer equipment acquired.

25. Segmented information

Our Executive Chairman has been identified as the chief operating decision maker. Our Executive Chairman evaluates the performance of KWESST and allocates resources based on the information provided by our internal management system at a consolidated level. We have determined that we have only one operating segment.

At September 30, 2023, we had one right-of-use asset ($79,867) and some inventory ($78,039) in the United States while all other property and equipment are located in Canada, at September 30, 2022, and 2021, all of our property and equipment were located in Canada, including the right-of-use assets.

26. Capital management

Our objective in managing our capital is to safeguard our ability to continue as a going concern and to sustain future development of the business. Our senior management is responsible for managing the capital through regular review of financial information to ensure sufficient resources are available to meet operating requirements and investments to support our growth strategy. Our Board of Directors is responsible for overseeing this process. From time to time, we could issue new common shares or debt to maintain or adjust our capital structure (see Note 27). KWESST is not subject to any externally imposed capital requirements.

KWESST's capital is composed of the following:

	September 30,	September 30,
	2023	2022
Debt:
Borrowings	$-	$2,278,774
Lease obligations	429,523	275,621

Equity:
Share capital	33,379,110	19,496,640
Warrants	1,042,657	1,959,796
Contributed surplus	4,769,115	3,551,330
Accumulated other comprehensive loss	(39,663)	(101,418)
Accumulated deficit	(35,215,599)	(25,909,239)

Total capital	$4,365,143	$1,551,504

27. Commitments and contingencies

AerialX Drone Solutions ("AerialX")

KWESST MICRO SYSTEMS INC. Notes to Consolidated Financial Statements Years ended September 30, 2023, 2022, 2021 (Expressed in Canadian dollars, except share amounts)

On April 5, 2021, we entered into an amended and restated licensing agreement with AerialX to gain exclusive rights to manufacture, operate, and use its drone for the C-UAS (Counter Unmanned Aerial Systems) market, specifically for the United States Department of Defense and Canada's Department of National Defence for a period of two years from the date upon which AerialX will meet certain technical milestones. In consideration for this exclusivity, we have issued 1,429 common shares to AerialX ("Exclusive License Shares"). Based on our closing stock price of $95.90 on April 23, 2021 (TSX-V approval date), the fair value for these shares was $137,000. We recorded the $137,000 fair value as a license cost for the year ended September 30, 2021, with an equal offset to our share capital.

In addition to the Exclusive License Shares, we also agreed to issue an additional 1,429 common shares upon AerialX achieving the technical milestones. For the years ended September 30, 2023, 2022 and 2021, AerialX has not delivered on the technical milestones and therefore no recognition was made.

Additionally, we also agreed to issue up to 4,286 common shares subject to achieving the following performance milestones:

# of Common Shares	Milestones
1,071	$3 million in sales
1,429	$9 million in sales
1,786	$18 million in sales

The amended and restated licensing agreement also changed the terms of the annual minimum royalty payment to AerialX. The initial minimum royalty payment is not due prior to the first anniversary year of the Prototype Date, which is defined under the agreement as the date upon which a functioning prototype is received by us.

Under this agreement, we will pay a royalty ranging from 8% to 15% of sales of AerialX technology, subject to the following minimum payments:

•	1st anniversary: $150,000
•	2nd anniversary: $200,000
•	3rd anniversary: $300,000
•	4th anniversary: $400,000
•	5th anniversary: $500,000

In accordance with the original agreement dated November 18, 2019, in the first quarter of Fiscal 2020 we made a payment of $150,000 as an advance for future royalty payments (the "Advance"). This Advance was recorded as a non-current deposit at December 31, 2019, and September 30, 2020. During the year ended September 30, 2021, management performed a recoverability review of all our financial assets, including this Advance. Management made the recoverability assessment on the Advance based on anticipated future sales of the licensed technology. Due to the lack of delivery of a functional prototype during the year ended September 30, 2021, management concluded the timing and volume of future sales of the licensed drone was too uncertain. Accordingly, we took a charge to net loss for the year ended September 30, 2021. This charge is included in general and administrative expenses in the consolidated statements of net loss and comprehensive loss. As at September 30, 2023, ArielX has not delivered a functional prototype and no further royalties have been paid.

Under the amended and restated licensing agreement, we will continue to have a non-exclusive worldwide license. This agreement will expire on April 30, 2026.

28. Subsequent Events

Announces Issuance of Shares in Payment of Certain Obligations

On October 31, 2023, the Company announced that it will issue 46,706 common shares at a deemed price per share of CAD$2.09 in settlement of an obligation in an amount of approximately CAD$97,615. The obligation resulted from a tail obligation relating to services rendered by a third-party consultant, which the Company has elected to pay for in common shares.

Up to 6,105,006 Common Shares

Up to 6,105,006 Pre-funded Warrants

KWESST Micro Systems Inc.

PRELIMINARY PROSPECTUS

ThinkEquity

    , 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Section 160 of the BCBCA authorizes companies to indemnify past and present directors, officers and certain other individuals for the liabilities incurred in connection with their services as such (including costs, expenses and settlement payments) in an eligible proceeding, unless such individual did not act honestly and in good faith with a view to the best interests of the company or, in the case of an eligible proceeding other than a civil proceeding, if such individual did not have reasonable grounds for believing his or her conduct in respect of which the proceeding was brought was lawful. In the case of a suit by or on behalf of the corporation or an associated corporation, a court must approve the indemnification.

Our Notice of Articles provide that we shall indemnify past and present directors against all eligible penalties to which such person is or may be liable, and we will, after the final disposition of an eligible proceeding, pay the expenses actually and reasonable incurred by such person in respect of that proceeding.

On February 25, 2022, we entered into agreements with our directors and certain officers (each an "Indemnitee" under such agreements) to indemnify the Indemnitee, to the fullest extent permitted by law and subject to certain limitations, against all liabilities, costs, charges and expenses reasonably incurred by an Indemnitee in an action or proceeding to which the Indemnitee was made a party by reason of the Indemnitee being an officer or director of (i) our company or (ii) an organization of which our company is a shareholder or creditor if the Indemnitee serves such organization at our request.

We maintain insurance policies relating to certain liabilities that our directors and officers may incur in such capacities.

Item 7. Recent sales of unregistered securities.

The following information relates to all securities issued or sold by us within the past three years and not registered under the Securities Act, adjusted for the Reverse Split. The issuances of securities described below were exempt from registration under the Securities Act in reliance on Regulation S promulgated under the Securities Act regarding sales by an issuer in offshore transactions, Regulation D under the Securities Act, Rule 701 under the Securities Act and/or pursuant to Section 4(a)(2) of the Securities Act regarding transactions not involving a public offering.

	Party	Principal Agent's Name	Principal Agent's Commission	Nature of Transaction	Security Type	Proceeds	Security or Exercise Price	Total Number of securities
Fiscal 2024
2024-01-10	Third Party Consultant	N/A	N/A	Non-cash tail obligation settlement	Common Shares	N/A	N/A	46,706
Fiscal 2023
2023-07-21	Investors	ThinkEquity LLC	USD$326,855	Private placement	Common Shares	USD $3,485,358	N/A	1,542,194
2023-07-21	Investors	ThinkEquity LLC	N/A	Private placement	Warrant	N/A	USD$2.66	2,472,742
2023-07-21	Investors	ThinkEquity LLC	USD$178,679	Private placement	Pre-funded Warrant	USD $2,103,038	USD$0.001	930,548

2023-07-21	Investors	ThinkEquity LLC	N/A	Private placement	Broker Warrants	N/A	USD$2.66	123,637
2022-12-09	Investors	PI Financial	USD$210,000	Canadian Offering	Broker Options	N/A	USD$4.13	50,848
2022-12-09	Investors	ThinkEquity LLC	N/A	U.S. IPO	U.S. IPO Option Warrants	N/A	USD$5.00	375,000
2022-12-09	Investors	ThinkEquity LLC	N/A	U.S. IPO	U.S. IPO Pre-funded Warrants	N/A	USD$0.01	199,000
2022-12-09	Investors	ThinkEquity LLC	USD$836,017	U.S. IPO	U.S. IPO Underwriter Warrants	N/A	USD$5.1625	124,950
2022-12-09	Investors	N/A	N/A	Non-cash debt settlement	Warrant	N/A	USD$5.00	56,141
2022-12-09	Investors	N/A	N/A	Non-cash debt settlement	Common	N/A	USD$5.00	56,141
Fiscal 2022
2022-08-25	Investors	ThinkEquity LLC	USD$ 32,000	Private placement	Common	$ 51,932	$ 12.25	4,239
2022-07-14	Investors	N/A	N/A	Private placement	Common	$ 344,000	$ 15.05	22,857
2022-07-14	Investors	N/A	N/A	Private placement	Warrant	N/A	$ 19.95	11,428
2022-04-22	Police Ordnance	N/A	N/A	Non-cash M&A: contingent consideration earned	Common	N/A	$ 95.20	875
2022-04-19	Investors	N/A	N/A	Exercise of warrants	Common	$ 40,000	$ 14.00	2,857
2022-03-30	Investors	N/A	N/A	Exercise of warrants	Common	$ 40,000	$ 14.00	2,857
2022-03-29	Investors	N/A	N/A	Exercise of warrants	Common	$ 8,000	$ 14.00	571
2022-03-28	Investors	N/A	N/A	Exercise of warrants	Common	$ 8,000	$ 14.00	571
2022-03-18	Investors	N/A	N/A	Exercise of warrants	Common	$ 95,000	$ 14.00	6,785
2022-03-15	Investors	N/A	N/A	Exercise of warrants	Common	$ 25,000	$ 14.00	1,785
2022-03-15	Investors	PI Financial	$ 7,020	Private placement	Common	$ 237,827	$ 25.61	9,285
2022-03-11	Investors	PI Financial	$ 3,780	Private placement	Common	$ 128,061	$ 25.61	5,000
2021-12-31	SageGuild	N/A	N/A	Exercise of warrants	Common	$ 125,000	$ 35.00	3,571
2021-12-15	Police Ordnance	N/A	N/A	Non-cash M&A	Common	N/A	$ 95.20	3,965
2021-12-15	Police Ordnance	N/A	N/A	Non-cash M&A	Warrant	N/A	$ 120.40	2,857

2021-10-25	Vendor	N/A	N/A	Non-cash debt settlement	Common	N/A	$ 133.00	142
Fiscal 2021
2021-09-22	Broker	N/A	N/A	Exercise of compensation options	Common	$ 43,261	$ 87.50	494
2021-09-22	Broker	N/A	N/A	Exercise of warrants	Common	$ 60,566	$ 122.50	494
2021-09-20	Investors	N/A	N/A	Exercise of warrants	Common	$ 151,200	$ 122.50	1,234
2021-09-17	Investors	N/A	N/A	Exercise of warrants	Common	$ 218,400	$ 122.50	1,782
2021-09-16	Investors	N/A	N/A	Exercise of warrants	Common	$ 87,850	$ 122.50	717
2021-09-16	Investors	Haywood Financial	$ 90,000	Private placement	Common	$ 1,500,000	$ 140.00	10,714
2021-09-16	Investors	Haywood Financial	N/A	Private placement	Warrant	N/A	$ 164.50	10,714
2021-09-16	Broker	Haywood Financial	N/A	Private placement	Warrant	N/A	$ 140.00	642
2021-09-08	Broker	N/A	N/A	Exercise of compensation options	Common	$ 19,964	$ 87.50	228
2021-08-31	Broker	N/A	N/A	Exercise of compensation options	Common	$ 29,339	$ 87.50	335
2021-08-30	Broker	N/A	N/A	Exercise of compensation options	Common	$ 122,571	$ 87.50	1,400
2021-08-25	Broker	N/A	N/A	Exercise of warrants	Common	$ 929	$ 49.01	18
2021-08-25	Investors	N/A	N/A	Private placement	Common	$ 50,000	$ 87.50	571
2021-08-25	Investors	N/A	N/A	Private placement	Warrant	N/A	$ 122.50	571
2021-08-17	Broker	N/A	N/A	Exercise of warrants	Common	$ 2,730	$ 49.00	55
2021-07-13	Broker	N/A	N/A	Exercise of warrants	Common	$ 1,008	$ 49.00	20

Additionally, we have also granted compensatory securities under our LTIP as follows:

  Fiscal 2024 year to date: No securities have been granted under our LTIP in Fiscal 2024.

  Fiscal year ended September 30, 2023: 340,000 stock options with a weighted average exercise price of $2.59 each; nil RSUs, nil PSUs, and nil SARs.

  Fiscal year ended September 30, 2022: 9,500 stock options with a weighted average exercise price of $69.59 each; 10,726 RSUs, 17,942 PSUs, and 514 SARs.

  Fiscal year ended September 30, 2021: 52,988 stock options with a weighted average exercise price of $104.30 each; 16,410 RSUs, 2,857 PSUs, and 2,142 SARs.

For further details, refer to Financial Statements section of this registration statement.

Item 8. Exhibits and Financial Statement Schedules.

(a) The following documents are filed as part of this registration statement:

Exhibit No.	Description
1.1*	Form of Underwriting Agreement
3.1	Articles of Amendment, as updated September 4, 2020 (incorporated by reference to Exhibit 3.2 to the Company's Form F-1 filed with the SEC on September 16, 2022)
4.1*	Form of Underwriter Warrant (included in Exhibit 1.1)
4.2*	Form of Pre-funded Warrant (included in Exhibit 1.1)
4.3	Form of Underwriter Warrant For U.S. IPO (incorporated by reference to Exhibit 4.1 to the Company's Form F-1 filed with the SEC on November 7, 2022)
4.4	Form of Warrant Agency Agreement for U.S. IPO Warrants (incorporated by reference to Exhibit 4.2 to the Company's Form F-1 filed with the SEC on November 7, 2022)
4.5	Form of U.S. IPO Warrant (incorporated by reference to Exhibit 4.3 to the Company's Form F-1 filed with the SEC on November 7, 2022)
4.6	Form of U.S. IPO Pre-funded Warrant (incorporated by reference to Exhibit 4.4 to the Company's Form F-1 filed with the SEC on November 7, 2022)
4.7	Form of Warrant Indenture for Canadian Warrants (incorporated by reference to Exhibit 4.5 to the Company's Form F-1 filed with the SEC on November 7, 2022)
4.8	Form of Warrant Certificate for Canadian Warrants (incorporated by reference to Exhibit 4.6 to the Company's Form F-1 filed with the SEC on November 7, 2022)
4.9	Form of Canadian Compensation Option Certificate (incorporated by reference to Exhibit 4.7 to the Company's Form F-1 filed with the SEC on November 7, 2022)
4.10	Common Share Purchase Warrant Indenture between KWESST Micro Systems Inc. and TSX Trust Company, dated April 29, 2021 (incorporated by reference to Exhibit 10.7 to the Company's Form F-1 filed with the SEC on September 16, 2022)
4.11	First Supplemental Warrant Indenture between KWESST Micro Systems Inc. and TSX Trust Company, dated August 25, 2021 (incorporated by reference to Exhibit 10.8 to the Company's Form F-1 filed with the SEC on September 16, 2022)
4.12	Form of Private Placement Warrant (included in Exhibit 10.14 hereto)
4.13	Form of Private Placement Pre-funded Warrant (included in Exhibit 10.14 hereto)
4.14	Form of Private Placement Agent's Warrant (included in Exhibit 10.14 hereto)
5.1*	Opinion of Fasken Martineau DuMoulin LLP

5.2*	Opinion of Dorsey & Whitney LLP
8.1*	Tax Opinion of Dorsey & Whitney LLP
9.1	Voting Agreement among KWESST Micro Systems Inc., David Luxton, and Jeff MacLeod, dated September 14, 2020 (incorporated by reference to Exhibit 9.1 to the Company's Form F-1 filed with the SEC on September 16, 2022)
10.1	Definitive Technology Purchase Agreement between KWESST Micro Systems Inc. and DEFSEC Corporation, dated January 15, 2021 (incorporated by reference to Exhibit 10.2 to the Company's Form F-1 filed with the SEC on September 16, 2022)
10.2	GhostStep Technology Purchase Agreement, between KWESST Micro Systems Inc. and SageGuild, LLC, dated June 12, 2020 (incorporated by reference to Exhibit 10.3 to the Company's Form F-1 filed with the SEC on September 16, 2022)
10.3	Long-Term Performance Incentive Plan, effective March 31, 2022 (incorporated by reference to Exhibit 10.9 to the Company's Form F-1 filed with the SEC on September 16, 2022) - need to include latest version as it was amended to increase Share Units
10.4	Professional Services Agreement among KWESST Inc., DEFSEC Corporation and David Luxton, dated October 1, 2019 (incorporated by reference to Exhibit 10.11 to the Company's Form F-1 filed with the SEC on September 16, 2022)
10.5†	Master Professional Services Agreement between KWESST Inc. and General Dynamics Land Systems - Canada Corporation doing business as General Dynamics Mission Systems - Canada, dated December 1, 2021 (incorporated by reference to Exhibit 10.15 to the Company's Form F-1 filed with the SEC on September 16, 2022)
10.6	Subcontractor Agreement between KWESST Micro Systems Inc. and CounterCrisis Tech, dated July 6, 2022 (incorporated by reference to Exhibit 10.17 to the Company's Form F-1 filed with the SEC on September 16, 2022)
10.7†	Canadian Government Contract amongst Modis Canada Inc., Thales Canada Inc., KWESST Inc. and the Canadian Department of National Defence, dated May 1, 2023 (incorporated by reference to Exhibit 10.11 to the Company's Form F-1 filed with the SEC on August 2, 2023)
10.8	Amended and Restated Employment Contract between KWESST Inc. and Sean Homuth, dated November 27, 2023 (incorporated by reference to Exhibit 4.9 to the Company's Annual Report on Form 20-F filed with the SEC on January 22, 2024)
10.9	Form of Placement Agency Agreement between KWESST Micro Systems Inc. and ThinkEquity LLC, dated July 18, 2023 (incorporated by reference to Exhibit 10.13 to the Company's Form F-1 filed with the SEC on August 2, 2023)
10.10†	Form of Securities Purchase Agreement dated July 18, 2023 between KWESST Micro Systems Inc. and the Purchasers (incorporated by reference to Exhibit 10.14 to the Company's Form F-1 filed with the SEC on August 2, 2023)
10.11	Form of Registration Rights Agreement dated July 18, 2023 (incorporated by reference to Exhibit 10.15 to the Company's Form F-1 filed with the SEC on August 2, 2023)
10.12	Employment Contract between KWESST Inc. and Harry Webster, dated August 28, 2023 (incorporated by reference to Exhibit 4.13 to the Company's Annual Report on Form 20-F filed with the SEC on January 22, 2024)

10.13	Employment Contract between KWESST Inc. and Kris Denis, dated November 23, 2023 (incorporated by reference to Exhibit 4.14 to the Company's Annual Report on Form 20-F filed with the SEC on January 22, 2024)
10.14	Underwriting Agreement by and between KWESST Micro Systems Inc. and ThinkEquity LLC, dated April 4, 2024 (incorporated by reference to Exhibit 10.1 to the Company's Form 6-K furnished with the SEC on April 8, 2024)
21.1	List of Subsidiaries of KWESST Micro Systems Inc. (incorporated by reference to Exhibit 21.1 to the Company's Form F-1 filed with the SEC on September 16, 2022)
23.1	Consent of KPMG LLP
23.2*	Consent of Fasken Martineau DuMoulin LLP (included in Exhibit 5.1)
23.3*	Consent of Dorsey & Whitney LLP (included in Exhibit 5.2)
24.1	Power of Attorney (included on signature page of this registration statement)
107	Filing Fee Table

* To be filed by amendment.

† Portions of this exhibit have been omitted in accordance with the rules of the SEC. KWESST Micro Systems Inc. agrees to furnish a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 9. Undertakings.

The undersigned registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 6, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding)is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii. To reflect in the prospectus any facts or events arising after the effective date of the registration statement(or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

iii. To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4) To file a post-effective amendment to the registration statement to include any financial statements required by "Item 8.A.of Form 20-F (17 CFR 249.220f)" at the start of any delayed offering or throughout a continuous offering.

(5) That, for the purpose of determining liability under the Securities Act to any purchaser: if the registrant is subject to Rule 430C (§230.430C of this chapter), each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A (§230.430A of this chapter), shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use

(6) For the purposes of determining liability under the Securities Act of 1933 to any purchaser in the initial distributions of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i. Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

ii. Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

iii. The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

iv. Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(7) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Ottawa, Province of Ontario, Canada, on this 14th day of May, 2024.

KWESST MICRO SYSTEMS INC.

By:	/s/ Sean Homuth
Sean Homuth
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Luxton and Sean Homuth as his true and lawful attorneys-in-fact, with full power of substitution and re-substitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this registration statement and to sign a registration statement pursuant to Section 462(b) of the Securities Act of 1933, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Sean Homuth	Chief Executive Officer (Principal Executive Officer)	May 14, 2024
Sean Homuth

/s/ Kris Denis	Interim Chief Financial Officer (Principal Financial and Accounting Officer)	May 14, 2024
Kris Denis

/s/ David Luxton	Executive Chairman and Director	May 14, 2024
David Luxton

/s/ John McCoach	Director	May 14, 2024
John McCoach

/s/ Paul Fortin	Director	May 14, 2024
Paul Fortin

/s/ Paul Mangano	Director	May 14, 2024
Paul Mangano

/s/ Rick Hillier	Director	May 14, 2024
Rick Hillier

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of KWESST Micro Systems Inc., has signed this registration statement on May 14, 2024.

Authorized United States Representative

/s/ Paul Mangano
Name:	Paul Mangano
Title:	Director